UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PLAYA HOTELS & RESORTS N.V.
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PLAYA HOTELS & RESORTS N.V.

NOTICE OF AND AGENDA FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2025

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

March 21, 2025

Dear Shareholder:

You are invited to attend an Extraordinary General Meeting (the “Extraordinary General Meeting”) of Playa Hotels & Resorts N.V. (“Playa”, the “Company” or “we”), to be held on April 17, 2025 at the Company’s offices at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, at 11:00 a.m., local time.

HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Buyer”), and a wholly-owned indirect subsidiary of Hyatt Hotels Corporation, a Delaware corporation (“Hyatt”), has made an offer to purchase all of the outstanding ordinary shares, par value €0.10 per share, of Playa (the “Shares”) at a purchase price of $13.50 per Share payable in cash (the “Offer Consideration”), less applicable withholding taxes and without interest, to the holders thereof, as contemplated by the Purchase Agreement, dated February 9, 2025 (as it may be amended from time to time, the “Purchase Agreement”), by and among Playa, Buyer and Hyatt, upon the terms and subject to the conditions set forth in an Offer to Purchase, dated February 24, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Our Extraordinary General Meeting will be held for the following purposes and with the following agenda:

1.	Opening

2.	Explanation of the Offer (for discussion)

3.	Appointment of directors (voting items)

a.	Conditional appointment of Felicity Black-Roberts as executive director of the Company

b.	Conditional appointment of Noah Hoppe as non-executive director of the Company

c.	Conditional appointment of James Francque as non-executive director of the Company

4.	Discharge of directors (voting item)

Conditional granting of full and final discharge to each member of Playa’s Board of Directors (the “Playa Board” or “Board”) for his or her acts of management or supervision, as applicable, up to and including the date of the Extraordinary General Meeting.

5.	Entering into of a triangular merger and approval of cancellation (voting items)

a.

Conditional resolution to enter into a statutory triangular merger (juridische driehoeksfusie) of Playa (as disappearing company) with and into Playa Hotels & Resorts Merger Sub B.V. (as acquiring company), with Playa Hotels & Resorts New TopCo B.V. (“New TopCo”) allotting class A shares of New TopCo to Playa’s shareholders (other than Buyer) and class B shares of New TopCo to Buyer in accordance with Sections 2:309 et seq. and 2:333a of the Dutch Civil Code as contemplated by and in accordance with the terms of the merger proposal and accompanying explanatory notes filed with the Dutch trade registry (the “Triangular Merger”).

b.

Conditional resolution to approve, to the extent required under applicable law, also within the meaning of Section 2:107a of the Dutch Civil Code, the cancellation of all outstanding class A shares of New TopCo following the effective time of the Triangular Merger.

6.	Non-binding advisory vote on transaction-related executive compensation arrangement (for non-binding resolution)

No business will be voted on at the Extraordinary General Meeting except for the items which are indicated above as being “voting items.” Those voting items have been proposed to the Extraordinary General Meeting by the Playa Board.

After careful consideration, the Playa Board, among other things, has (a) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer, and the other transactions contemplated by the Purchase Agreement (including the Back-End Transactions, as defined below) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders; (b) approved the terms and conditions of the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement and the execution, delivery and performance of Playa’s obligations under the Purchase Agreement; and (c) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by Playa’s shareholders and to recommend that the Company’s shareholders vote “FOR” the voting items which have been put on the agenda of this Extraordinary General Meeting.

Please refer to the accompanying proxy statement for further information with respect to the aforementioned agenda items. The record date under Dutch law (registratiedatum) for the Extraordinary General Meeting is March 20, 2025 (the “Record Date”). The Playa Board has determined that the Company’s shareholders’ register and the register maintained for Shares by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to Shares on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the Extraordinary General Meeting and, if relevant, vote at the Extraordinary General Meeting in person or by proxy, even if you have previously tendered your Shares in the Offer. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

Shareholders who wish to attend and, if relevant, vote at the Extraordinary General Meeting must notify the Company in writing of their identity and intention to attend the Extraordinary General Meeting. The Playa Board has determined that the Company’s shareholders should register no later than 5:59 a.m., local time, on April 16, 2025 (the “Cut-Off Time”). Such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s General Counsel. In addition, proper identification, such as a driver’s license or passport, must be presented at the Extraordinary General Meeting.

The enclosed proxy statement provides detailed information about the Extraordinary General Meeting, the Offer, the other transactions contemplated by the Purchase Agreement and the various items that will be discussed or that will be voted on at the Extraordinary General Meeting. The proxy statement attached to this notice contains a number of annexes, including the Purchase Agreement, which is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Playa Board in connection with its evaluation of the Offer, the Purchase Agreement and the transactions contemplated thereby. We encourage you to read the proxy statement attached to this notice and its annexes, including the Purchase Agreement, carefully and in their entirety. You may also obtain more information about Playa from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time. You may also obtain more information about the Offer from documents Hyatt, Buyer or Playa files with the SEC from time to time. For additional information regarding the Offer, you may refer to the Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Hyatt and Buyer and by Playa, respectively, on February 24, 2025.

Attendance at the Extraordinary General Meeting is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. local time and the Extraordinary General Meeting will begin at 11:00 a.m. local time on April 17, 2025. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the Extraordinary General Meeting.

Your vote is very important, regardless of the number of Shares that you own. If you fail to return your proxy card, to grant your proxy electronically over the Internet prior to the Cut-Off Time or to vote in person at the Extraordinary General Meeting, your Shares will not be considered present or represented for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your Shares.

If you have any questions or need assistance voting your Shares, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (800) 207-3158 toll free.

On behalf of the Playa Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Bruce D. Wardinski

Chairman and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, passed upon the merits or fairness of the transactions described in this document, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 21, 2025 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Playa on or about March 21, 2025.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET OR (2) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Cut-off Time. If your Shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Shares in your account. Your broker, bank or other nominee cannot vote on any of the resolutions included in the agenda for this Extraordinary General Meeting without your instructions.

If you fail to return your proxy card, to grant your proxy electronically over the Internet or to attend the Extraordinary General Meeting, your Shares will not be considered present or represented for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record, voting in person at the Extraordinary General Meeting will revoke any proxy that you previously submitted. If you hold your Shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the Extraordinary General Meeting.

Please take note of the requirements for admittance set forth in this proxy statement. Failure to provide the requested documents at the door or failure to comply with the procedures for the Extraordinary General Meeting may prevent shareholders from being admitted to the meeting.

We encourage you to read this proxy statement, including all documents incorporated by reference into this proxy statement, and annexes to this proxy statement, carefully and in their entirety. If you have any questions concerning the Offer, the Back-End Transactions (as defined below), the proposals to be voted on at the Extraordinary General Meeting, the Extraordinary General Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall St, 22nd Floor

New York, NY 10005

Toll-Free: (800) 207-3158

Email: PLYA@dfking.com

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SUMMARY

This summary highlights selected information from this proxy statement related to (i) the previously announced offer made by HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Buyer”), and a wholly-owned indirect subsidiary of Hyatt Hotels Corporation., a Delaware corporation (“Hyatt”), to purchase all of the outstanding ordinary shares, par value €0.10 per share of Playa (the “Shares”) at a purchase price of $13.50 per Share payable in cash (the “Offer Consideration”), less any applicable withholding taxes and without interest, to the holders thereof, pursuant to a purchase agreement, dated February 9, 2025, (as amended from time to time, the “Purchase Agreement”) by and among Playa, Buyer and Hyatt, upon the terms and subject to the conditions set forth in an Offer to Purchase, dated February 24, 2025 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), (ii) the Extraordinary General Meeting Proposals (as defined below) and (iii) the Purchase Agreement. This summary may not contain all of the information that is important to you. To understand the Offer, the Purchase Agreement and the Extraordinary General Meeting Proposals more fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 161. The Purchase Agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Playa,” the “Company” or “we,” “our,” “us” and similar words in this proxy statement refer to Playa Hotels & Resorts N.V., including, in certain cases, its subsidiaries.

Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 31)

Playa Hotels & Resorts N.V.

Playa is incorporated under the laws of the Netherlands as a Dutch public limited liability company (naamloze vennootschap). Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa owns and/or manages a portfolio of 22 resorts located in Mexico, the Dominican Republic and Jamaica. Playa’s registered office and principal executive offices are located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, telephone number +31 20 240 9000. The Shares are traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PLYA.”

HI Holdings Playa B.V.

Buyer is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands. Buyer was originally formed for the purpose of holding Shares indirectly owned by Hyatt. Buyer is a wholly-owned indirect subsidiary of Hyatt.

Hyatt Hotels Corporation

Hyatt is a publicly traded Delaware corporation. Hyatt is a global hospitality company with widely recognized, industry-leading brands and a tradition of innovation developed over its more than 65-year history. Hyatt’s portfolio of properties consists of full service hotels and resorts, select service hotels, all-inclusive resorts, and other properties, including timeshare, fractional, and other forms of residential and vacation units. Hyatt also offers distribution and destination management services through ALG Vacations and distribution services through Mr & Mrs Smith, a boutique and luxury global travel platform. Hyatt’s Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “H.”

The Extraordinary General Meeting (page 25)

The Extraordinary General Meeting will be held on April 17, 2025 at the Company’s offices at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, at 11:00 a.m., local time. Please see the section of this proxy statement entitled “Record Date and Shareholders Entitled to Vote; Vote Required to Approve Each Proposal” for additional information on the record date for the Extraordinary General Meeting and how to vote your Shares.

Record Date and Shareholders Entitled to Vote; Vote Required to Approve Each Proposal (page 25)

The record date under Dutch law (registratiedatum) for the Extraordinary General Meeting is March 20, 2025 (the “Record Date”). The Playa Board has determined that the Company’s shareholders’ register and the register maintained for Shares by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to Shares on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the Extraordinary General Meeting and, if relevant, vote at the Extraordinary General Meeting in person or by proxy, even if you have previously tendered your Shares in the Offer. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence. Shareholders who wish to attend and, if relevant, vote at the Extraordinary General Meeting must notify the Company in writing of their identity and intention to attend the Extraordinary General Meeting. The Playa Board has determined that the Company’s shareholders should register no later than 5:59 a.m., local time, on April 16, 2025 (the “Cut-Off Time”). Such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s General Counsel. In addition, proper identification, such as a driver’s license or passport, must be presented at the Extraordinary General Meeting.

Attendance at the Extraordinary General Meeting is limited to shareholders, Company management and Company advisors. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. An example of proof of share ownership includes voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the Extraordinary General Meeting.

Consistent with the Company’s articles of association, executive directors and non-executive directors are appointed at the Extraordinary General Meeting from a binding nomination proposed by the Playa Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the Extraordinary General Meeting, unless the nomination is overruled at the Extraordinary General Meeting by a resolution rendering the nomination non-binding adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Playa Board.

Furthermore, consistent with Dutch law and the Company’s articles of association, the resolution to enter into a statutory triangular merger (juridische driehoeksfusie) of Playa (as disappearing company) with and into Playa Hotels & Resorts Merger Sub B.V. (as acquiring company) (“New Merger Sub”), with Playa Hotels & Resorts New TopCo B.V. (“New TopCo”) allotting class A shares of New TopCo (“New TopCo A Shares”) to Playa’s shareholders (other than Buyer) and class B shares of New TopCo to Buyer in accordance with Sections 2:309 et seq. and 2:333a of the Dutch Civil Code (the “Triangular Merger”) shall require a majority of two-thirds of the votes cast if less than half (but more than one-third) of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting (and shall require a simple majority of votes cast if at least half of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting).

Other than for the proposed appointment of directors and, if less than half of the issued and outstanding Shares is represented at the Extraordinary General Meeting, the proposal to enter into the Triangular Merger, each of the other Extraordinary General Meeting Proposals requires the affirmative vote of a simple majority of the valid votes cast at the Extraordinary General Meeting. A quorum of at least one-third of the issued and outstanding Shares is separately required for the adoption of each Extraordinary General Meeting Proposal. If a quorum of at least one-third of the issued and outstanding Shares is not represented in person or by proxy with respect to any such proposal, such proposal cannot be validly adopted at the Extraordinary General Meeting. References to Shares being “outstanding” are to Shares that form part of the Company’s issued share capital which are not held by the Company itself or by a subsidiary of the Company.

Dutch law and the Company’s articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the Extraordinary General Meeting, but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the Extraordinary General Meeting or for the purpose of determining the number of votes cast with respect to those matters.

Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 31)

As previously announced, on February 24, 2025, Buyer commenced the Offer. Unless the Offer is earlier terminated or extended, the Offer will expire at 5:00 p.m., New York City time, on April 25, 2025 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Buyer, will expire).

If the conditions to the consummation of the Offer are satisfied, after the Expiration Time, Buyer will commence the Subsequent Offering Period (as defined below) for a period of five business days to purchase additional Shares. Pursuant to the Subsequent Offering Period, Buyer will offer to purchase such additional Shares at the Offer Consideration, less any applicable withholding taxes and without interest. The Subsequent Offering Period will commence on the first business day following the Expiration Time.

Beginning on the final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for (the “Subsequent Closing Date”), subject to the fulfilment of certain conditions, Hyatt and Buyer are required to effectuate, or cause to be effectuated, and Playa and its subsidiaries will effectuate, if permissible under applicable law, the following transactions (together, the “Back-End Transactions”):

•

prior to the Triangular Merger becoming effective, the Company will, in its capacity as sole shareholder of New TopCo, resolve to effectuate the cancellation of all outstanding New TopCo A Shares following the effective time of the Triangular Merger (the “Cancellation”);

•	the Company, New TopCo and New Merger Sub will execute the notarial deed effecting the Triangular Merger no later than 23:59, local time, on the Subsequent Closing Date;

•

promptly after the Triangular Merger becomes effective but prior to the Cancellation becoming effective, Buyer will grant a loan to New TopCo for an amount in cash made available to New TopCo as immediately available funds equal to the product of (A) the number of New TopCo A Shares that will be issued and outstanding at the effective time of the Cancellation and (B) the Offer Consideration (such product being the amount needed for New TopCo to make the repayment and distribution to the holders of New TopCo A Shares as part of the Cancellation) (the “Loan”);

•

after the granting of the Loan but prior to the effective time of the Cancellation, the management board of New TopCo will resolve on approving the Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time does not know nor reasonably foresee that following the Cancellation New TopCo cannot continue to pay its due and payable debts; and

•	subject to the foregoing steps having been completed, the Cancellation will become effective at 00:30 local time on the date that the Triangular Merger becomes effective.

For more information on the Offer and the Back-End Transactions please see the section of this proxy statement captioned “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 31.

The Extraordinary General Meeting is being called in connection with the Offer and the Back-End Transactions in order to provide information regarding the Offer and for Playa shareholders to vote on the following:

•

resolutions for the conditional appointment of Felicity Black-Roberts as executive director on the Playa Board and each of Noah Hoppe and James Francque as non-executive directors on the Playa Board, each of whom has been designated by Buyer in accordance with the Purchase Agreement and has been nominated pursuant to a binding nomination by the Playa Board (the “Director Resolutions”);

•

a resolution conditionally granting full and final discharge to each member of the Playa Board for his or her acts of management or supervision, as applicable, up to and including the date of the Extraordinary General Meeting (the “Discharge Resolution”);

•	conditional resolutions to enter into the Triangular Merger and approve the Cancellation (collectively, the “Back-End Resolutions”);

•

a resolution to approve, by means of a non-binding advisory vote, compensation that will or may become payable by Playa to its named executive officers in connection with the completion of the Offer (the “Non-Binding Vote on Executive Compensation Proposal” and, collectively with the Director Resolutions, the Discharge Resolution and the Back-End Resolutions, the “Extraordinary General Meeting Proposals”).

Each of the Extraordinary General Meeting Proposals, as well as the conditions to the effectiveness of each of the Extraordinary General Meeting Proposals, is more fully described in the “Explanatory Notes to the Agenda of the Extraordinary General Meeting,” beginning on page 27.

Effect on Playa if the Offer is Not Completed

If the Offer is not completed, Playa shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Playa would remain an independent public company, your Shares would continue to be listed and traded on the Nasdaq and registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Playa would continue to file periodic and current reports with the United States Securities and Exchange Commission (the “SEC”).

Under specified circumstances, Playa will be required to pay Hyatt a fixed termination compensation in an amount equal to approximately $56.3 million upon the termination of the Purchase Agreement and reimburse Hyatt for the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Hyatt or Buyer, up to $8 million, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Termination of the Purchase Agreement—Termination Payments,” beginning on page 85.

Offer Consideration

If you tender your Shares in the Offer, upon completion of the Offer, you will be entitled to receive the Offer Consideration, less any applicable withholding taxes and without interest, payable in cash, upon the terms and subject to the conditions contemplated by the Purchase Agreement and set forth in the Offer to Purchase. For example, if you own 100 Shares, you will receive $1,350 in cash in exchange for your Shares, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions contemplated by the Purchase Agreement and set forth in the Offer to Purchase. If you are the record owner of your Shares and you tender your Shares directly to Computershare Trust Company, N.A. (the “Depositary”), you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

If you do not tender your Shares in the Offer or during the Subsequent Offering Period, and the Back-End Transactions are consummated, you will receive the same consideration as shareholders that tender their Shares in the Offer (the “Cancellation Consideration”), which, as is the case with the Offer Consideration, will be less any applicable withholding taxes and without interest. No Dutch dividend withholding tax is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder of New TopCo A Shares. According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares. Unless any holder of New TopCo A Shares prior to the Cancellation demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New TopCo A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. See “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions-Certain Dutch Tax Consequences,” beginning on page 98 of this proxy statement.

Recommendation of the Playa Board and Reasons for the Offer and the Other Transactions Contemplated by the Purchase Agreement (page 47)

After careful consideration, the Playa Board, among other things, has (a) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement (including the Back-End Transactions) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders; (b) approved the terms and conditions of the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement and the execution, delivery and performance of Playa’s obligations under the Purchase Agreement; and (c) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by Playa’s shareholders and to recommend that the Company’s shareholders vote “FOR” the voting items which have been put on the agenda of this Extraordinary General Meeting.

Opinion of PJT Partners (page 55)

PJT Partners LP (“PJT Partners”) was retained by Playa to act as its financial advisor in connection with the transactions contemplated by the Purchase Agreement and, upon Playa’s request, to render its fairness opinion to the Playa Board in connection therewith. Playa selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of Playa’s industry and its knowledge and understanding of Playa’s business and affairs. At a meeting of the Playa Board on February 9, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated February 9, 2025, to the Playa Board that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Offer Consideration to be received by the holders of the Shares (other than Hyatt and its affiliates) in the transactions contemplated by the Purchase Agreement was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Playa Board, dated February 9, 2025, is attached as Annex B and incorporated into this recommendation statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Playa Board and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Playa Board, in its capacity as such, in connection with and for purposes of its evaluation of the transactions contemplated by the Purchase Agreement only. PJT Partners’ opinion does not constitute a recommendation as to any action the Playa Board should take with respect to the transactions contemplated by the Purchase Agreement or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Shares as to whether to tender such shares in the Offer or as to how any holder of the Shares should vote or otherwise act with respect to the transactions contemplated by the Purchase Agreement or any other matter. This summary of the PJT Partners opinion contained in this recommendation statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion. For a description of the opinion that the Playa Board received from PJT Partners, see the section of this proxy statement captioned “Opinion of PJT Partners,” beginning on page 55.

No Solicitation (page 74)

Playa has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers, employees with the title of senior vice president or above, financial advisors and investment bankers not to, and will instruct its and its subsidiaries’ other representatives not to, and will not authorize and will use its reasonable best efforts to cause such other representatives not to publicly announce any intention to, directly or indirectly:

•

solicit, initiate, or knowingly facilitate or encourage (including by providing or making available personnel, non-public information or cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Purchase Agreement—No Solicitation,” beginning on page 74);

•

other than directing persons to the non-solicitation covenant contained in the Purchase Agreement, enter into, continue or otherwise participate or engage in any discussions or negotiations, or otherwise knowingly cooperate or knowingly facilitate in any way any effort by any third party regarding or in furtherance of any Alternative Acquisition Proposal; or

•

authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, purchase agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract (whether or not binding) with respect to an Alternative Acquisition Proposal.

Playa has also agreed that it will, and will cause each of its subsidiaries and its and their respective directors, officers, employees with the title of senior vice president or above, financial advisors and investment bankers to, and will direct its and its subsidiaries’ other representatives (and in any event use its reasonable best efforts to cause such other representatives) to, immediately cease and terminate any solicitations, discussions, negotiations or communications with any person conducted prior to the date of the Purchase Agreement with respect to any Alternative Acquisition Proposal.

Notwithstanding the restrictions described above, under certain circumstances, if prior to the Acceptance Time (as defined below), (i) Playa has received an unsolicited bona fide written Alternative Acquisition Proposal following the date of the Purchase Agreement that did not result or arise from a violation of Playa’s non-solicitation covenant under the Purchase Agreement and (ii) the Playa Board or a duly authorized committee thereof determines in good faith, after consultation with its outside legal counsel and financial advisors, that (a) such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and (b) the failure to take such action would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands, then Playa may engage in, enter into or otherwise participate in discussions or negotiations with, and furnish non-public information to, such person or group with respect to such Alternative Acquisition Proposal.

See the section entitled “The Offer and the Other Transactions Contemplated by the Purchase Agreement— No Solicitation” beginning on page 74 for more information.

Change of Recommendation (page 54)

The Playa Board has recommended that the holders of Shares vote “FOR” the Extraordinary General Meeting Proposals. The Purchase Agreement provides that, prior to the Expiration Time, the Playa Board may change its recommendation, only if all of the following conditions are met:

•

(i) an unsolicited bona fide written Alternative Acquisition Proposal (provided that Playa has not violated any of its obligations under the non-solicitation covenant under the Purchase Agreement in any material respect with respect to such Alternative Acquisition Proposal) is made to Playa following the date of the Purchase Agreement, and the Playa Board concludes in good faith (after consultation with its outside legal counsel and its financial advisors) that such Alternative Acquisition Proposal constitutes a Superior Proposal; or (ii) an Intervening Event (as defined below) has occurred; and in the case of either clause (i) or clause (ii), the Playa Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) that failure to take such action would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands;

•

at least four business days have elapsed since Playa has given written notice to Hyatt and Buyer advising Hyatt and Buyer that it intends to take such action, which notice (i) in the case of an Alternative Acquisition Proposal, states that Playa has received a Superior Proposal and describes the material terms and conditions of such proposal (including the consideration offered therein and the identity of the person or group making the Superior Proposal) and that the Playa Board has determined to effect an Adverse Recommendation Change and/or terminate the purchase agreement in accordance with its terms, and (ii) in the case of an Intervening Event, sets forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and states expressly that the Playa Board has determined to effect an Adverse Recommendation Change and the Playa Board has determined in good faith, after consultation with its outside legal counsel and financial advisors and taking into account any revised terms proposed by Hyatt and Buyer, the failure to effect an Adverse Recommendation Change in response to the Intervening Event would no longer be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands;

•

in the case of a Superior Proposal, during the notice period specified above, the Playa Board, unless otherwise requested in writing by Hyatt and Buyer, engaged in good faith negotiations with Hyatt during such notice period to amend the Purchase Agreement in such a way that the Alternative Acquisition Proposal ceases to constitute a Superior Proposal; and

•

the Playa Board, following the notice period specified above, has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, taking into account any revised terms proposed by Hyatt and Buyer, (i) in the case of an Alternative Acquisition Proposal, such proposal continues to constitute a Superior Proposal and that the failure to effect an adverse recommendation change and/or terminate the Purchase Agreement to enter into a definitive agreement in respect of such superior proposal would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands and (ii) in the case of an Intervening Event, that the failure to take such action would continue to be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands.

In the event that the Playa Board changes its recommendation, Hyatt has the right to terminate the Purchase Agreement. Playa has the right to terminate the Purchase Agreement, subject to payment of a fixed termination fee, in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal.

See the section entitled “The Offer and the Other Transactions Contemplated by the Purchase Agreement— No Solicitation” beginning on page 74 for more information.

Conditions to the Closing of the Offer (page 82)

The time at which all Shares validly tendered into the Offer and not properly withdrawn are accepted for payment by Buyer is referred to as the “Acceptance Time”, and the time at which such Shares are paid for by Buyer is referred to as the “Closing”.

The Closing is conditioned upon the satisfaction or waiver of certain customary conditions, including, among others, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition (as defined below) (as it may be reduced in accordance with its terms); (ii) the Government Impediment Condition (as defined below); (iii) Material Adverse Effect Condition (as defined below); (iv) the representations and warranties of Playa in the Purchase Agreement being, as of the Expiration Time, either, as applicable, (a) true and correct in all respects, (b) true and correct in all but de minimis respects, (c) true and correct in all material respects or (d) true and correct, except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect (as defined below)) would not have a Company Material Adverse Effect; (v) Playa having performed or complied with, in all material respects, each of the obligations, agreements and covenants it is required to comply with or perform under the Purchase Agreement at or prior to the Expiration Time; (vi) Playa having delivered to Buyer a certificate signed by an executive officer of Playa, dated as of the Expiration Time, certifying that the Offer Conditions specified in provisions (iii), (iv) and (v) of this paragraph above have been satisfied; and (vii) that at the Extraordinary General Meeting (or a subsequent general meeting of the Company), the Playa shareholders have adopted resolutions related to the Playa directors and certain transactions pursuant to the Purchase Agreement, each detailed in the section of this proxy statement under the caption “Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 31. The Offer is not subject to a financing condition.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time:

•	by mutual written consent of Playa and Hyatt;

•	by either Playa or Hyatt, if:

•

the Acceptance Time has not occurred on or before 11:59 p.m., New York City time, on October 9, 2025 (an “End Date Termination”) (as such date may be extended pursuant to the mutual written consent of Hyatt and Playa (the “End Date”)), provided that the End Date Termination will not be available to any party that is in breach of, or which has breached, the Purchase Agreement where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

•

the Legal Restraints Condition (as defined below) is not satisfied and the applicable law or order has become final, permanent and non-appealable (a “Restraints Termination”), provided that the party seeking to exercise the Restraints Termination must have complied in all material respects with its obligations under the Purchase Agreement summarized under “Regulatory Approvals; Efforts”; or

•

the Offer has expired in accordance with its terms, without all of the conditions to the Offer having been satisfied and has not been extended by Buyer (a “Condition Failure Termination”), provided that the Condition Failure Termination will not be available to any party if such party is in breach of, or has breached, the Purchase Agreement where such breach proximately caused the Offer to expire without all of the conditions to the Offer having been satisfied, and will not be available to Hyatt if Buyer has not extended the Offer in circumstances where Buyer was required to extend the Offer under the Purchase Agreement;

•	by Hyatt:

•

if, prior to the purchase of any Shares pursuant to the Offer, Playa breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement (other than a willful breach of any of Playa’s obligations contained in the non-solicitation covenant in the Purchase Agreement), which breach or failure, individually or in the aggregate, would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of (a) the second business day immediately prior to the End Date and (b) 30 days after receipt by Playa of written notice of such breach or failure (a “Playa Breach Termination”), provided that a Playa Breach Termination will not be available if Hyatt is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement;

•

following an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement— Change of Recommendation,” beginning on page 54) or a willful breach of any of Playa’s obligations under the non-solicitation covenant in the Purchase Agreement; or

•

if the Extraordinary General Meeting has been held and been concluded and the (i) Director Resolutions have not been adopted or (ii) the Back-End Resolutions have not been adopted, in each case at the Extraordinary General Meeting or a subsequent general meeting of the Company (or any adjournment or postponement thereof) at which a vote on such approval was taken (an “Extraordinary General Meeting Termination”), provided that Hyatt will not be entitled to terminate the Purchase Agreement pursuant to the Extraordinary General Meeting Termination if a subsequent general meeting has been held and concluded at which the Director Resolutions and the Back-End Resolutions (or whichever of such resolutions was not approved at the Extraordinary General Meeting) have been adopted;

•	by Playa:

•

in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal (as defined in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—No Solicitation,” beginning on page 74) subject to, and in accordance with, the terms and conditions of the non-solicitation covenant in the Purchase Agreement; provided, that (i) substantially concurrently with such termination, Playa pays the Termination Compensation (as defined in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Termination of the Purchase Agreement,” beginning on page 83) and (ii) Playa has not breached any of its obligations under the non-solicitation covenant in the Purchase Agreement in any material respect with respect to such Superior Proposal (a “Superior Proposal Termination”);

•

if Hyatt or Buyer breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure (A) would result in any of the conditions to the Offer not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by the earlier of the second business day immediately prior to the End Date and 30 days after receipt by Hyatt of written notice of such breach or failure (a “Buyer Breach Termination”), provided that a Buyer Breach Termination will not be available if Playa is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement; or

•

if (A) the Acceptance Time has occurred, (B) Hyatt and Buyer have failed to pay or cause to be paid (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (and excluding any Shares that may have been tendered as of such time during the Subsequent Offering Period) to the extent required under the Purchase Agreement, (C) Playa delivers written notice to Hyatt demanding that Hyatt or Buyer make (or cause to be made) such payment and (D) Hyatt or Buyer fail to make (or cause to be made) such payment within three business days of receiving such notice.

Expenses (page 85)

All fees, costs and expenses incurred in connection with the Purchase Agreement and the transactions contemplated by the Purchase Agreement will be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Purchase Agreement are consummated, other than in the case of termination of the Purchase Agreement in certain circumstances, in which case Playa will pay to Hyatt the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of Hyatt or Buyer up to $8 million.

Specific Performance (page 86)

The parties to the Purchase Agreement have agreed that money damages would be both incalculable and an insufficient remedy for any breach of the Purchase Agreement by such party and that any such breach would cause the other party irreparable harm. In addition, the parties to the Purchase Agreement agreed that in the event of a breach or threatened breach of the Purchase Agreement, each other party will be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other party at law or in equity.

Tender and Support Agreements (page 86)

Concurrently with the execution of the Purchase Agreement, in order to induce Playa, Hyatt and Buyer to enter into the Purchase Agreement, certain of Playa’s officers, consisting of Bruce D. Wardinski (Chairman and

Chief Executive Officer), Ryan Hymel (EVP and Chief Financial Officer), Greg Maliassas (EVP and Chief Operating Officer), Tracy M.J. Colden (EVP and General Counsel), Fernando Mulet (EVP and Chief Investment Officer) and Dayna Blank (EVP and Chief People Officer), and certain of Playa’s directors, consisting of Hal Stanley Jones, Elizabeth Lieberman, Jeanmarie Cooney, Maria M. Miller, Leticia Navarro and Karl I. Peterson (together, the “Support Shareholders”), entered into separate tender and support agreements with Playa in their respective capacities as Playa shareholders (collectively, the “Tender and Support Agreements”). Shares owned or controlled by the Support Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 9.8% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Support Shareholders have agreed, among other things, to tender their respective Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Playa shareholders in accordance with the Offer’s terms at the Extraordinary General Meeting or a subsequent general meeting of the Company. The Support Shareholders have also agreed (a) not to tender their Shares or vote in favor of an Alternative Acquisition Proposal and (b) not to solicit competing proposals or transfer any of their Shares without the prior written consent of Playa (subject to certain permitted exceptions). The Tender and Support Agreements will terminate upon the Closing or an earlier termination of the Purchase Agreement.

Interests of the Directors and Executive Officers of Playa in the Offer and the Transactions Contemplated by the Purchase Agreement (page 86)

When considering the recommendation of the Playa Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the Offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, your interests as a shareholder. The Playa Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Proposals be adopted by the shareholders of Playa. These interests may include the following:

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the Buyer.

•

Full accelerated vesting of outstanding Playa unvested restricted shares and Playa unvested restricted stock units held by any non-executive director of Playa and certain non-continuing employees (as determined by Hyatt) (each, a “Terminating Award”) and conversion into the right to receive an amount in cash equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of Shares subject to such Terminating Award as of immediately prior to the Closing, with each Terminating Award subject to vesting based on achievement of one or more performance goals being deemed to vest at either (a) target performance or (b) the greater of actual and target performance, in each case, in accordance with the applicable award agreement memorializing such Terminating Award consistent with the relevant provisions applicable in contexts in which the Terminating Award is not assumed and/or the Purchase Agreement. Notwithstanding the above, Terminating Awards granted in 2024 that are based on achievement of one or more performance goals will vest at the applicable maximum performance level.

•

Assumption of outstanding Playa unvested restricted shares and Playa unvested restricted stock units that are not Terminating Awards (each, a “Continuing Award”) by Hyatt and conversion into a corresponding award of restricted stock units covering a number of shares of Hyatt Class A common stock (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance-based Continuing Award, the number of shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award (consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed) by (ii) the quotient of (a) the average closing price per Share, as reported on the Nasdaq and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing, divided by (b) the average closing price per share for Hyatt Class A common stock, as reported on the New York Stock Exchange and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing (each resulting award covering Hyatt Class A common stock, an “Assumed Award”). Notwithstanding the above, Continuing Awards granted in 2024 that are based on achievement of one or more performance goals will vest at the applicable maximum performance level. Each Assumed Award will continue to be subject to the same terms and conditions as applied to the corresponding Continuing Award as of immediately prior to the Closing (including dividend or dividend equivalent rights, as applicable, but excluding any performance criteria), except that upon the termination of employment or service of an Assumed Award holder without “cause” or upon a termination of employment by the Assumed Award holder for “good reason,” either (i) within 12 months following the Closing for any such Assumed Award holder who is not a part of a group of certain identified Playa employees or (ii) within 24 months following the Closing for any such Assumed Award holder who is a part of a group of certain identified Playa employees, in either case, such holder’s Assumed Awards will, subject to his or her timely execution of an effective release and waiver, vest in full and any post-vesting or other contractual holding periods will lapse.

•

Payment of certain severance and change of control payments to executive officers upon a qualifying termination pursuant to individual employment agreements by and between Playa and such executive officer.

Financing of the Offer

Hyatt has obtained committed debt financing to support the Offer and the Offer is not subject to any financing condition.

Treatment of Equity and Equity-Based Awards

At the Closing, (A) each Terminating Award will become fully vested and will be automatically converted into the right to receive an amount in cash equal to the product of (i) the Offer Consideration multiplied by (ii) the total number of shares subject to such Terminating Award (with each Terminating Award that vests based on achievement of one or more performance goals vesting at either (i) target performance or (ii) the greater of actual and target performance, in each case, in accordance with the applicable award agreement memorializing such Terminating Award consistent with the relevant provisions applicable in contexts in which the Terminating Award is not assumed) and (B) each Continuing Award will be assumed by Hyatt and a corresponding award of restricted stock units covering a number of shares of Hyatt Class A common stock (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance-based Continuing Award, the number of shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award (consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed) by (ii) the quotient of (a) the average closing price per Share, as reported on the Nasdaq and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing, divided by (b) the average closing price per share for Hyatt Class A common stock, as reported on the New York Stock Exchange and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing. Notwithstanding the above, Terminating Awards and/or Continuing Awards granted in 2024 that are based on achievement of one or more performance goals will vest at the applicable maximum performance level. Each

Assumed Award will continue to be subject to the same terms and conditions as applied to the corresponding Continuing Award as of immediately prior to the Closing (including dividend or dividend equivalent rights, as applicable, but excluding any performance criteria), except that upon the termination of employment or service of an Assumed Award holder without “cause” or upon a termination of employment by the Assumed Award holder for “good reason,” either (i) within twelve months following the Closing for any such Assumed Award holder who is not a part of a group of certain identified Playa employees or (ii) within 24 months following the Closing for any such Assumed Award holder who is a part of a group of certain identified Playa employees, in either case, such holder’s Assumed Awards will, subject to his or her timely execution of an effective release and waiver, vest in full and any post-vesting or other contractual holding periods will lapse.

Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions (page 95)

Certain U.S. Federal Income Tax Considerations

The receipt of cash in exchange for Shares in the Offer, during the Subsequent Offering Period or in the Back-End Transactions will be a taxable transaction for U.S. federal income tax purposes. Moreover, the transactions described in this proxy statement may result in adverse consequences to Playa shareholders who do not tender their Shares in the Offer. You should consult your tax advisor to determine the tax consequences (including the application and effect of any U.S. federal, state, local or non-U.S. income or other tax laws) to you of participating in the Offer in light of your particular circumstances. See the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and the Back-End Transactions-Certain U.S. Federal Income Tax Considerations,” beginning on page 95.

You should also note that Dutch dividend withholding tax (dividendbelasting) may be withheld on payments to U.S. taxpayers in the Back-End Transactions (see below and the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions- Certain Dutch Tax Consequences,” beginning on page 98).

Certain Dutch Tax Consequences

The receipt of cash in exchange for Shares in the Offer, during the Subsequent Offering Period or the Back-End Transactions may result in a taxable transaction for Dutch tax purposes. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch income or other tax laws) to you of participating in the Offer in light of your particular circumstances.

You should also note that, if you do not tender your Shares in the Offer or during the Subsequent Offering Period, and the Back-End Transactions are consummated, you will receive the Cancellation Consideration, which, as is the case with the Offer Consideration, will be less applicable withholding taxes and without interest. No Dutch dividend withholding tax is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder of New TopCo A Shares. According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares. Unless any holder of New

TopCo A Shares prior to the Cancellation demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New TopCo A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch tax laws) to you of participating in the Offer in light of your particular circumstances.

For a discussion of certain material Dutch tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions, please see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions—Certain Dutch Tax Consequences,” beginning on page 98.

No Appraisal Rights (page 103)

Playa shareholders are not entitled under Dutch law or otherwise to appraisal or dissenter rights in connection with the Offer (or the Back-End Transactions).

Regulatory Approvals; Efforts (page 103)

Hyatt, Buyer and Playa have agreed to use their respective reasonable best efforts to promptly obtain all regulatory approvals required to consummate the Offer and the other transactions contemplated by the Purchase Agreement. These approvals include approvals required under the Ley Federal de Competencia Económica— Economic Competition Federal Law of Mexico and any other applicable antitrust laws.

Market Prices and Dividend Data (page 155)

The Offer Consideration represents a premium of approximately 40% over the reported closing price of $9.61 per Share on the Nasdaq on December 20, 2024, the last full trading day prior to the public announcement that Playa had agreed to negotiate exclusively with Hyatt regarding potential strategic options, including a sale of Playa. On February 21, 2025, the last full trading date before the commencement of the Offer, the reported closing price of the Shares on the Nasdaq was $13.31 per Share. Playa has not declared or paid any cash dividends on its share capital since its formation transactions, and intends to retain future earnings, if any, for use of the operation of its business, and does not currently intend to pay any cash dividends in the foreseeable future.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this document, passed upon the merits or fairness of the transactions described in this document, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is unlawful.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Offer, the Extraordinary General Meeting Proposals, the Purchase Agreement and the Extraordinary General Meeting. The questions and answers may not address all questions that may be important to you as a shareholder of Playa. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 161.

Q:	Why am I receiving these materials?

A:	The Playa Board is furnishing this proxy statement and form of proxy card to the holders of Shares, in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting.

Q:	When and where is the Extraordinary General Meeting?

A:	Playa’s extraordinary general meeting will be held on April 17, 2025 at the Company’s offices at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, at 11:00 a.m., local time.

Q:	Who is entitled to vote at the Extraordinary General Meeting?

A:

The record date under Dutch law (registratiedatum) for the Extraordinary General Meeting is March 20, 2025 (the “Record Date”). The Playa Board has determined that the Company’s shareholders’ register and the register maintained for Shares by the Company’s U.S. transfer agent are the relevant registers for determining who is entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to Shares on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the Extraordinary General Meeting and, if relevant, vote at the Extraordinary General Meeting in person or by proxy, even if they have tendered their Shares in the Offer. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence. Shareholders who wish to attend and, if relevant, vote at the Extraordinary General Meeting must notify the Company in writing of their identity and intention to attend the Extraordinary General Meeting. The Playa Board has determined that the Company’s shareholders should register no later than 5:59 a.m., local time, on April 16, 2025 (the “Cut-Off Time”). Such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s General Counsel. In addition, proper identification, such as a driver’s license or passport, must be presented at the Extraordinary General Meeting.

Attendance at the Extraordinary General Meeting is limited to shareholders, Company management and Company advisors. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the Extraordinary General Meeting.

Q:	May I attend the Extraordinary General Meeting and vote in person?

A:

You may vote your Shares at the Extraordinary General Meeting if you attend, and are eligible to attend (see above under “Who is entitled to vote at the Extraordinary General Meeting”), in person. Even if you plan to attend the Extraordinary General Meeting, we encourage you to vote your shares by proxy, by telephone or online.

Q:	Why is this Extraordinary General Meeting being called?

A:

As previously announced, Buyer has made an offer to purchase all of the outstanding Shares at a purchase price of $13.50 per share, less applicable withholding taxes and without interest, to the holders thereof, payable in cash pursuant to the Purchase Agreement, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal. The Extraordinary General Meeting is being called in order to provide information regarding the Offer and for Playa shareholders to vote on the Extraordinary General Meeting Proposals.

Q:	What am I being asked to vote on at the Extraordinary General Meeting?

A:	You are being asked to consider and vote on the following:

•

resolutions for the conditional appointment of Felicity Black-Roberts as executive director on the Playa Board and each of Noah Hoppe and James Francque as non-executive directors on the Playa Board, each of whom has been designated by Buyer in accordance with the Purchase Agreement and has been nominated pursuant to a binding nomination by the Playa Board (the “Director Resolutions”);

•

a resolution conditionally granting full and final discharge to each member of the Playa Board for his or her acts of management or supervision, as applicable, up to the and including date of the Extraordinary General Meeting (the “Discharge Resolution”);

•	conditional resolutions to enter into the Triangular Merger and approve the Cancellation (collectively, the “Back-End Resolutions”);

•

a resolution to approve, by means of a non-binding advisory vote, compensation that will or may become payable by Playa to its named executive officers in connection with the completion of the Offer (the “Non-Binding Vote on Executive Compensation Proposal” and, collectively with the Director Resolutions, the Discharge Resolution and the Back-End Resolutions, the “Extraordinary General Meeting Proposals”).

Each of the Extraordinary General Meeting Proposals, as well as the conditions to the effectiveness of each of the Extraordinary General Meeting Proposals, is more fully described in the “Explanatory Notes to the Agenda of the Extraordinary General Meeting,” beginning on page 27.

Q:	What will I receive if the Offer is completed?

A:

If you tender your Shares in the Offer, you will be entitled to receive the Offer Consideration, less applicable withholding taxes and without interest, at the Closing, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, bank or other nominee, and your broker, bank or other nominee tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply.

Q:	If I decide not to tender, how will the Offer affect my Shares and what will happen to Playa?

A:

If you decide not to tender, but the Offer is completed (which means that the Minimum Condition will have been satisfied), then the Subsequent Offering Period will begin. If you decide not to tender your Shares during the Subsequent Offering Period, then you will, upon consummation of the Triangular Merger, have received one New TopCo A Share for each Share held prior to consummation of the Triangular Merger, and Playa will cease to exist after being merged with and into New Merger Sub. Immediately thereafter, your New TopCo A Shares will be cancelled and you will receive an amount in cash equal to the Offer Consideration multiplied by the number of Shares held by you immediately prior to the Back-End Transactions, less any applicable withholding taxes and without interest.

If you do not tender your Shares in the Offer or during the Subsequent Offering Period, and the Back-End Transactions are consummated, you will receive the Cancellation Consideration, which, as is the case with the Offer Consideration, will be less any applicable withholding taxes and without interest. No Dutch dividend withholding tax is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder of New TopCo A Shares. According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares. Unless any holder of New TopCo A Shares prior to the Cancellation demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New TopCo A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch tax laws) to you of participating in the Offer in light of your particular circumstances.

See also the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and the Back-End Transactions” for additional information.

Q:	How does the per Share consideration compare to the market price of the Shares prior to the dates on which the public announcements of the offer were made?

A:

The Offer Consideration represents a premium of approximately 40% over the reported closing price of $9.61 per Share on the Nasdaq on December 20, 2024, the last full trading day prior to the public announcement that Playa had agreed to negotiate exclusively with Hyatt regarding potential strategic options, including a sale of Playa, an approximate 49% premium over the volume weighted average closing price per Share over the 90 trading days prior to and including December 20, 2024. The Offer Consideration represents a price per Share that is greater than any price at which the Shares have traded.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement, including the Purchase Agreement, and the documents we refer to in this proxy statement carefully and consider how the Extraordinary General Meeting Proposals affect you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet, so that your Shares can be voted at the Extraordinary General Meeting. If you hold your

Shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your Shares.

Q:	How does the Playa Board recommend that I vote?

A:

The Playa Board, after considering the various factors described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement— Recommendation of the Playa Board and Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement,” beginning on page 47, among other things, (a) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer, and the other transactions contemplated by the Purchase Agreement (including the Back-End Transactions, as defined below) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders; (b) approved the terms and conditions of the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement and the execution, delivery and performance of Playa’s obligations under the Purchase Agreement; and (c) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by Playa’s shareholders and to recommend that the Company’s shareholders vote “FOR” the voting items which have been put on the agenda of this Extraordinary General Meeting.

The Playa Board recommends that you vote (i) “FOR” the Director Resolutions, (ii) “FOR” the Discharge Resolution, (iii) “FOR” the Back-End Resolutions and (iv) “FOR” the Non-Binding Vote on Executive Compensation Proposal.

Q:	What happens if the Offer is not completed?

A:

If the Offer is not completed, Playa shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Playa would remain an independent public company, your Shares would continue to be listed and traded on the Nasdaq and registered under the Exchange Act and Playa would continue to file periodic and current reports with the SEC.

Under specified circumstances, Playa will be required to pay Hyatt a fixed termination fee in an amount equal to approximately $56.3 million upon the termination of the Purchase Agreement and reimburse Hyatt for the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Hyatt or Buyer, up to $8 million, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Purchase Agreement—Termination of the Purchase Agreement—Termination Payments,” beginning on page 85.

Q:

Do any of Playa’s directors or officers have interests in the Offer, the transactions contemplated by the Purchase Agreement and the Extraordinary General Meeting Proposals that may differ from those of Playa shareholders generally?

A:

When considering the recommendation of the Playa Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the Offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, your interests as a shareholder. The Playa Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Proposals be adopted by the shareholders of Playa. For a description of the interests of our directors and executive officers in the Offer, see the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Interests of the Directors and Executive Officers of Playa in the Offer and the Transactions contemplated by the Purchase Agreement,” beginning on page 86.

Q:	What vote is required to adopt the Extraordinary General Meeting Proposals?

A:

Consistent with the Company’s articles of association, the Director Resolutions will lead to the appointment of the proposed candidates provided that the requisite quorum is represented in person or by proxy at the Extraordinary General Meeting, unless the nomination is overruled at the Extraordinary General Meeting by a resolution rendering the nomination non-binding adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Playa Board.

Furthermore, consistent with Dutch law and the Company’s articles of association, the resolution to enter into the Triangular Merger will require a majority of two-thirds of the votes cast if less than half (but more than one-third) of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting (and will require a simple majority of votes cast if at least half of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting).

Other than for those resolutions, each of the other Extraordinary General Meeting Proposals requires the affirmative vote of a simple majority of the valid votes cast at the Extraordinary General Meeting.

Dutch law and the Company’s articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the Extraordinary General Meeting, but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the Extraordinary General Meeting or for the purpose of determining the number of votes cast with respect to those matters.

Q:	What constitutes a quorum?

A:

A quorum of at least one-third of the issued and outstanding Shares is separately required for the adoption of each Extraordinary General Meeting Proposal. If a quorum of at least one-third of the issued and outstanding Shares is not represented in person or by proxy with respect to any such proposal, such proposal cannot be validly adopted at the Extraordinary General Meeting. References to Shares being “outstanding” are to Shares that form part of the Company’s issued share capital which are not held by the Company itself or by a subsidiary of the Company.

Q:	What is the difference between holding Shares as a shareholder of record and as a beneficial owner?

A:

If your Shares are registered directly in your name in Playa’s shareholders’ register (or in the registers maintained for Shares kept by Playa’s transfer agent, Computershare Trust Company, N.A.), you are considered, with respect to those Shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Playa.

If your Shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those Shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Shares by following their instructions for voting as described below under “If my broker holds my Shares in “street name,” will my broker vote my Shares for me?”.

Q:	How may I vote?

A:	If you are a shareholder of record on the Record Date, there are three ways to vote:

•	By attending the Extraordinary General Meeting and voting in person or by proxy;

•	By visiting the Internet at the address on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your Shares, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet. Please be aware that, although there is no charge for voting your Shares, if you vote electronically over the Internet, you may incur costs such as Internet access charges for which you will be responsible.

Even if you plan to attend the Extraordinary General Meeting in person or by proxy, you are strongly encouraged to vote your Shares by proxy. If you are a shareholder of record or if you obtain a valid legal proxy to vote Shares which you beneficially own, you may still vote your Shares in person or by proxy at the Extraordinary General Meeting, even if you have previously voted by proxy. If you are present at the Extraordinary General Meeting and vote in person or by proxy, your previous vote by proxy will not be counted.

If you are a beneficial owner you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet through your broker, bank or other nominee if such a service is provided. To vote via the Internet through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

Given the time of the meeting in the Netherlands, in order for your mailed, telephonic or online vote to be counted, it must be received on or before the Cut-Off Time. The official electronic voting results will be those reported by our vote tabulator, Broadridge, in its final report to be provided promptly following the Cut-Off Time. Proxies delivered or votes received online or by telephone after the Cut-Off Time will be disregarded.

Q:	If my broker holds my Shares in “street name,” will my broker vote my Shares for me?

A:

Not without your direction. Your broker, bank or other nominee will only be permitted to vote your Shares on any Extraordinary General Meeting Proposal if you instruct your broker, bank or other nominee on how to vote.

“Broker non-votes” are Shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Extraordinary General Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such Shares (e.g., the “street name” holder) on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the Extraordinary General Meeting Proposals, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of these proposals, then those Shares will not be voted thereat and those Shares will not be counted for purposes of determining the presence of a quorum with respect to these proposals. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Shares.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time prior to the Cut-Off Time by:

•	Submitting a new proxy electronically over the Internet after the date of the earlier submitted proxy prior to the Cut-Off Time;

•	Delivering a written notice of revocation to our General Counsel prior to the Cut-Off Time;

•	Signing another proxy card with a later date and returning it to us prior to the Cut-Off Time; or

•	Attending the Extraordinary General Meeting and voting in person.

If you are you a beneficial owner, you should contact your broker, bank or other nominee for instructions regarding how to change your vote or contact our proxy solicitor, D.F. King & Co., Inc. at (800) 207-3158. You may also vote in person at the Extraordinary General Meeting if you obtain a valid legal proxy from your broker, bank or other nominee, and if you meet the requirements set out in this proxy statement.

Q:	What is a proxy?

A:

A proxy is your legal designation and authorization of another person, referred to as a “proxy,” to vote your Shares. The written document describing the matters to be considered and voted on at the Extraordinary General Meeting is called a “proxy statement.” The document used to designate and authorize a person designated by the Playa Board as a proxy to vote your Shares is called a “proxy card.” The Playa Board has designated each of Paul van der Bijl, independent civil law notary, and Daan Hagelstein, independent deputy civil law notary, working with NautaDutilh N.V., and each of them with full power of substitution, as proxies for the Extraordinary General Meeting.

Q:	If a shareholder gives a proxy, how are the Shares voted?

A:

The individuals named on the enclosed proxy card, or your proxies, will vote your Shares in the way that you indicate. When completing the Internet process or the proxy card, you may specify whether your Shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Extraordinary General Meeting. Dutch law and the Company’s articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the Extraordinary General Meeting but will not count for the purpose of determining the number of votes cast.

If you properly sign and return your proxy card but do not mark the boxes showing how your Shares should be voted on a matter (or if your instruction on your proxy card is otherwise unclear), the Shares represented by your properly signed proxy will be voted as recommended by the Playa Board with respect to such matter.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	All votes will be counted by our vote tabulator, Broadridge. The chairman of the Extraordinary General Meeting will determine whether resolutions are adopted.

Q:	Where can I find the voting results of the Extraordinary General Meeting?

A:

Playa intends to announce preliminary voting results at the Extraordinary General Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four (4) business days following the Extraordinary General Meeting. All reports that Playa files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 161.

Q:	Will I be subject to U.S. federal income tax if I tender my Shares in the Offer or during the Subsequent Offering Period, or receive consideration in the Back-End Transactions?

A:

The receipt of cash in exchange for Shares in the Offer, during the Subsequent Offering Period or in the Back-End Transactions will be a taxable transaction for U.S. federal income tax purposes. Moreover, the transactions described in this proxy statement may result in adverse consequences to Playa shareholders who do not tender their Shares in the Offer. You should consult your tax advisor to determine the tax consequences (including the application and effect of any U.S. federal, state, local or non U.S. income or other tax laws) to you of participating in the Offer in light of your particular circumstances. See the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and the Back-End Transactions—Certain U.S. Federal Income Tax Considerations,” beginning on page 95.

You should also note that Dutch dividend withholding tax (dividendbelasting) may be withheld on payments to U.S. taxpayers in the Back-End Transactions (see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions— Certain Dutch Tax Consequences,” beginning on page 98).

Q:	Will I be subject to Dutch income tax if I tender my Shares in the Offer or during the Subsequent Offering Period, or receive consideration in the Back-End Transactions?

A:

The receipt of cash in exchange for Shares in the Offer, during the Subsequent Offering Period or the Back-End Transactions may result in a taxable transaction for Dutch tax purposes. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch income or other tax laws) to you of participating in the Offer in light of your particular circumstances.

For a more detailed discussion of certain material Dutch tax consequences of the Offer please see the section of this proxy statement captioned “Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions—Certain Dutch Tax Consequences,” beginning on page 98.

Q:

Will I be subject to Dutch dividend withholding tax upon the exchange of Playa Share for cash pursuant to the Offer or during the Subsequent Offering Period, or receive consideration in the Back-End Transactions?

A:

No Dutch dividend withholding tax is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder of New TopCo A Shares. According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares. Unless any holder of New TopCo A Shares prior to the Cancellation demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New TopCo A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch tax laws) to you of participating in the Offer in light of your particular circumstances.

Q:	When do you expect the Closing to occur?

A:

While there is no assurance that the Closing will occur, we are working toward Closing as soon as possible following the expiration of the Offer (i.e., 5:00 p.m. New York City time on April 25, 2025, unless earlier terminated or extended in accordance with the Purchase Agreement). However, the exact timing of completion of the Offer cannot be predicted because the completion of the Offer is subject to conditions, including, among other things, the receipt of the required regulatory approvals.

Q:	Am I entitled to appraisal rights?

A:	Playa shareholders are not entitled under Dutch law or otherwise to appraisal or dissenter rights with respect to the Offer or the Back-End Transactions.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Offer, the Back-End Transactions, the Extraordinary General Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall St, 22nd Floor

New York, NY 10005

Toll-Free: (800) 207-3158

Email: PLYA@dfking.com

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “should,” “predicts,” “likely,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: The completion of the Offer on the anticipated terms and timing, or at all, including our ability to obtain the required shareholder approvals and our ability to satisfy the other conditions to the completion of the Offer; the effects that the announcement or pendency of the proposed transactions may have on us and our business and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; potential litigation relating to the Offer that could be instituted against us or our directors or officers, including the effects of any outcomes related thereto; our inability to obtain any necessary regulatory approvals; legislative, tax and economic developments; significant and unexpected costs, charges or expenses related to the proposed transactions; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global health crises; and the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement, including in circumstances requiring Playa to pay a fixed termination fee. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Hyatt’s Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the SEC and in any subsequent Quarterly Reports on Form 10-Q and other documents Hyatt files with the SEC, and in Playa’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any subsequent Quarterly Reports on Form 10-Q and other documents Playa files with the SEC. While Hyatt or Playa may elect to update forward-looking statements at some point in the future, Hyatt and Playa specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Hyatt’s or Playa’s views as of any date subsequent to today.

THE EXTRAORDINARY GENERAL MEETING

This proxy statement of Playa, which is first being mailed to holders of Shares on or about March 21, 2025, is furnished in connection with the solicitation of proxies on behalf of Playa, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Extraordinary General Meeting, for the purposes set forth in the foregoing notice and agenda and the following explanation to the agenda.

The record date under Dutch law (registratiedatum) for the Extraordinary General Meeting is March 20, 2025 (the “Record Date”). The Playa Board has determined that the Company’s shareholders’ register and the register maintained for Shares by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the Extraordinary General Meeting. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to Shares on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the Extraordinary General Meeting and, if relevant, vote at the Extraordinary General Meeting in person or by proxy, even if you have previously tendered your Shares in the Offer. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

Shareholders who wish to attend and, if relevant, vote at the Extraordinary General Meeting must notify the Company in writing of their identity and intention to attend the Extraordinary General Meeting. The Playa Board has determined that the Company’s shareholders should register no later than 5:59 a.m., local time, on April 16, 2025. Such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s General Counsel. In addition, proper identification, such as a driver’s license or passport, must be presented at the Extraordinary General Meeting

Our articles of association require a general quorum of at least one-third of the issued and outstanding Shares present or represented at our Extraordinary General Meeting. Different voting standards shall apply to adopt the respective resolutions on the agenda items listed as voting items in this proxy statement, as set out elsewhere in this proxy statement in further detail.

Concurrently with the execution and delivery of the Purchase Agreement by and among Playa, Hyatt, and Buyer, the Support Shareholders, entered into the Tender and Support Agreements. Shares owned or controlled by the Support Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 9.8% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Support Shareholders have agreed, among other things, to tender their respective Shares in the Offer, to cause their Shares to be counted as present at the Extraordinary General Meeting for purposes of calculating a quorum and to vote in favor of all resolutions proposed for adoption by Playa shareholders at the Extraordinary General Meeting.

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Dutch law and the Company’s articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the Extraordinary General Meeting, but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the Extraordinary General Meeting or for the purpose of determining the number of votes cast with respect to those matters.

“Broker non-votes” are Shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Extraordinary General Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such Shares (e.g., the “street name” holder) on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the Extraordinary General Meeting Proposals, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of these proposals, then those Shares will not be voted thereat and those Shares will not be counted for purposes of determining the presence of a quorum with respect to these proposals. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Shares.

Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. An example of proof of share ownership includes voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the Extraordinary General Meeting.

If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your Shares.

As of March 20, 2025, the latest practicable date prior to the date of this proxy statement, Playa directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 14,210,725 Shares, which represented approximately 11.1% of the outstanding Shares on such date. The directors and executive officers of Playa (except Mahmood Khimji) have informed Playa that they currently intend to vote all of their Shares “FOR” each of the proposals listed for resolution in this proxy statement. Playa does not know how Mr. Khimji intends to vote his Shares.

Playa will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. Playa may reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of Shares. Playa has retained D.F. King & Co., Inc., a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation of proxies in connection with the Extraordinary General Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf.

Shareholders and interested persons may communicate with the Playa Board or one or more directors by sending a letter addressed to the Playa Board or to any one or more directors in care of Tracy M.J. Colden, General Counsel, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323, United States of America.

EXPLANATORY NOTES TO THE AGENDA OF THE EXTRAORDINARY GENERAL MEETING

ITEM 1	OPENING

Welcome and announcements.

ITEM 2	EXPLANATION OF THE OFFER (for discussion)

Buyer, an indirect wholly-owned subsidiary of Hyatt, has made an offer to purchase all of the outstanding Shares for the Offer Consideration of $13.50 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

During the Extraordinary General Meeting, Playa will explain the terms of the Offer. For further information with respect to the material terms of the Offer, please see the information contained in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement”, as well as the Offer to Purchase and related documents prepared by Hyatt and/or Buyer and filed with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 and related documents prepared by Playa and filed with the SEC. Shareholders attending the Extraordinary General Meeting will be given the opportunity to provide their views on the Offer.

After careful consideration, the Playa Board, among other things, has (a) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer, and the other transactions contemplated by the Purchase Agreement (including the Back-End Transactions) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders; (b) approved the terms and conditions of the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement and the execution, delivery and performance of the Company’s obligations under the Purchase Agreement; and (c) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote “FOR” the voting items which have been put on the agenda of this Extraordinary General Meeting.

ITEM 3	APPOINTMENT OF DIRECTORS (voting items)

Hyatt, Buyer and Playa have agreed that, effective as of the time that all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time are accepted for payment and paid for by Buyer at the Closing, certain changes are to be made in the composition of the Playa Board.

Upon the Closing, subject to the approval of the below resolutions, the Playa Board will be comprised of five directors, (i) all of whom, other than those contemplated by the following clause (ii), have been designated in writing by Hyatt and Buyer and who shall initially be Felicity Black-Roberts, Noah Hoppe and James Francque (the “Buyer Directors”) and (ii) two of whom shall initially be Jeanmarie Cooney and Elizabeth Lieberman, who are current independent non-executive directors of the Company and who have been designated by the Company and Buyer by mutual written agreement (the “Independent Directors”). Each of Bruce D. Wardinski, Mahmood Khimji, Hal Stanley Jones, Karl Peterson, Leticia Navarro and Maria Miller will voluntarily step down as members of the Playa Board effective upon the Closing. The Independent Directors will, in accordance with Dutch practice, continue to serve the corporate interest of Playa and the interests of all relevant stakeholders of Playa, including the interests of any non-tendering shareholders of Playa, and will resign from the Playa Board upon the earliest of (i) such time, after the Acceptance Time, as Buyer and its affiliates, in the aggregate, own 100% of the issued and outstanding Shares and (ii) the Triangular Merger having become effective.

Consistent with the Company’s articles of association, executive directors and non-executive directors are appointed from a binding nomination proposed by the Playa Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the Extraordinary General Meeting, unless the nomination is overruled at the Extraordinary General Meeting by a resolution rendering the nomination non-binding adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Playa Board.

The Playa Board has made binding nominations (containing only one nominee for each seat to be filled) for the appointment of each Buyer Director, effective as of the Closing and for a term ending at the earlier of (i) the end of Playa’s annual general meeting held in 2026 or (ii) the Triangular Merger having become effective.

Adoption of each of the resolutions set forth in Items 3(a) up to and including 3(c) below (together the “Director Resolutions”) is a condition to each of Hyatt’s and Buyer’s obligation to accept for payment and pay for any Share validly tendered and not properly withdrawn pursuant to the Offer (an “Offer Condition”). If any one or more of the Director Resolutions are not adopted at the Extraordinary General Meeting (or any subsequent general meeting of the Company held for that purpose), the Closing may not occur.

Each resolution for appointment is subject to and conditioned upon the occurrence of, and effective as of, the Closing.

The Playa Board recommends that you vote “FOR” the conditional appointment of each of the Buyer Directors set forth in this Item 3.

a.	Conditional appointment of Felicity Black-Roberts as executive director of the Company

Felicity Black-Roberts, age 55, has served as Senior Vice President, Development – EAME for Hyatt Hotels Corporation since 2024, and previously as Vice President, Acquisitions and Development, Europe from 2016 to 2024. Ms. Black-Roberts leads Hyatt’s growth strategy across the Europe, Africa, and Middle East region, driving regional expansion through management contracts and franchises across Hyatt’s brand portfolio. With more than 30 years of experience in real estate and hospitality, including acquisitions, development and asset management, she brings a broad industry perspective. Before joining Hyatt, she led acquisitions and development for Starwood Hotels & Resorts in Western Europe from 2012 to 2016, and worked at investment fund Starman from 2005 to 2011 and at Le Méridien from 2001 to 2005. Ms. Black-Roberts is not the beneficial owner of any Shares.

b.	Conditional appointment of Noah Hoppe as non-executive director of the Company

Noah Hoppe, age 42, has served as Senior Vice President, Transactions and Portfolio Growth for Hyatt Hotels Corporation since 2023. Mr. Hoppe is responsible for overseeing strategic multi-property growth initiatives for the company. Mr. Hoppe previously served as Senior Vice President, Investor Relations and Financial Planning and Analysis from 2021 to 2023, and prior to that position, served as Vice President, Global Financial Planning & Analysis from 2018 to 2021. From 2007 to 2018, Mr. Hoppe held a series of increasingly responsible positions at Hyatt in areas of Asset Management, Operational Analytics, Corporate Finance and Development Finance. Mr. Hoppe is not the beneficial owner of any Shares.

c.	Conditional appointment of James Francque as non-executive director of the Company

James Francque, age 55, has served as Global Head of Transactions for Hyatt Hotels Corporation since 2018. Mr. Francque is responsible for implementing the company’s capital strategy globally – leading investments, mergers and acquisitions, and related transactional activity. Mr. Francque previously served as Senior Vice President, Capital Strategy & Head of Hyatt Residential, from 2014 to 2018, and Senior Vice President & Associate General Counsel from 2011 to 2014. Prior to joining Hyatt, Mr. Francque was a partner at international law firm Jones Day. Mr. Francque is not the beneficial owner of any Shares.

The Playa Board intends to designate James Francque as chairperson of the Playa Board, subject to the appointment of James Francque as a member of the Playa Board.

ITEM 4	DISCHARGE OF DIRECTORS (voting item)

It is proposed that, effective upon the Acceptance Time, each of the current members of the Playa Board will be granted full and final discharge in respect of his or her acts of management or supervision, as applicable, up to and including the date of the Extraordinary General Meeting, to the fullest extent permitted under applicable law.

Adoption of this resolution is not an Offer Condition. If this resolution is not adopted at the Extraordinary General Meeting, the Closing may still occur.

The affirmative vote of a simple majority of the valid votes cast at the Extraordinary General Meeting is required to grant the proposed discharge to the directors. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this resolution.

The Playa Board recommends that you vote “FOR” the proposal to grant discharge to each of the current members of the Playa Board as set forth in this Item 4.

ITEM 5 ENTERING INTO OF A TRIANGULAR MERGER AND APPROVAL OF CANCELLATION (voting items)

If (i) the resolutions proposed under this Item 5 are adopted, (ii) the Tender Threshold (as defined below) has been achieved, and (iii) the Subsequent Offering Period (as defined below) has expired, then beginning on the final date on which Shares tendered during the Subsequent Offering Period (as defined below) are accepted for payment and paid for, Hyatt and Buyer must effectuate, or cause to be effectuated, and the Company and its subsidiaries must effectuate, if permissible under applicable law, the Back-End Transactions.

Reference is made to the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 31 for a more detailed description of the Back-End Transactions, including the Triangular Merger and the Cancellation.

In this respect, it is proposed that, subject to (A) the Acceptance Time having occurred and the Subsequent Offering Period (as defined below) having expired and (B) the Tender Threshold having been achieved:

a.	Playa enters into the Triangular Merger in accordance with the terms of the merger proposal and accompanying explanatory notes as filed with the Dutch trade registry on March 12, 2025;

b.	to the extent required under applicable law, also within the meaning of Section 2:107a of the Dutch Civil Code, the Cancellation following the effective time of the Triangular Merger be approved.

The adoption of the Back-End Resolutions (these Items 5a and 5b) is a condition to the closing of the Offer. The resolution to enter into, on the conditions set forth above, the Triangular Merger as set forth in this Item 5 shall require a majority of two-thirds of the votes cast if less than half (but more than one-third) of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting (and shall require a simple majority of votes cast if at least half of the issued and outstanding Shares are present or represented at the Extraordinary General Meeting). The resolution to approve, on the conditions set forth above, the Cancellation as set forth in this Item 5 shall require a simple majority of the votes cast at the Extraordinary General Meeting. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of these resolutions.

The Playa Board recommends that you vote “FOR” the proposals, on the conditions set forth above, that Playa enter into the Triangular Merger and that the Cancellation be approved, in each case as set forth in this Item 5.

ITEM 6 NON-BINDING ADVISORY VOTE ON TRANSACTION-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (for non-binding resolution)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by Playa to its named executive officers in connection with the completion of the Offer, as disclosed in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement-Interests of the Directors and Executive Officers of Playa in the Offer and the Transactions Contemplated by the Purchase Agreement—Transaction-Related Compensation, beginning on page 93. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Playa’s overall compensation program for its named executive officers, and have been disclosed in this proxy statement, and also previously been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statement. The Compensation Committee of the Playa Board, which is composed solely of non-management directors, believes such compensatory arrangements to be reasonable.

The Playa Board encourages you to review carefully the named executive officer transaction-related compensation information disclosed in this proxy statement. The Playa Board recommends that you vote “FOR” the following resolution (the “Non-Binding Vote on Executive Compensation Proposal”):

“RESOLVED, that the shareholders of Playa Hotels & Resorts N.V. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Playa’s named executive officers that is based on or otherwise relates to the completion of the Offer as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Interests of the Directors and Executive Officers of Playa in the Offer and the Transactions Contemplated by the Purchase Agreement—Transaction-Related Compensation,” in Playa’s proxy statement for the Extraordinary General Meeting.”

Shareholders should note that adoption of the Non-Binding Vote on Executive Compensation Proposal is not an Offer Condition and, as an advisory vote, the result will not be binding on Playa, the Playa Board, Buyer or Hyatt. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Closing occurs our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the Offer and the transactions in accordance with the terms and conditions applicable to those payments.

Adoption of the Non-Binding Vote on Executive Compensation Proposal shall require a simple majority of the votes cast at the Extraordinary General Meeting. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of these resolutions.

The Playa Board recommends that you vote “FOR” the Non-Binding Vote on Executive Compensation Proposal as set forth in this Item 6.

THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED

BY THE PURCHASE AGREEMENT

This discussion of the terms and conditions of the Offer and the other transactions contemplated by the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached to this proxy statement as Annex A, and which is incorporated into this proxy statement by reference. You should read the entire Purchase Agreement carefully as it is the legal document that governs the transactions.

Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement

Playa Hotels & Resorts N.V.

Playa is incorporated under the laws of the Netherlands as a Dutch public limited liability company (naamloze vennootschap). Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa owns and/or manages a portfolio of 22 resorts located in Mexico, the Dominican Republic and Jamaica. Playa’s registered office and principal executive offices are located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, telephone number +31 20 240 9000. The Shares are traded on the Nasdaq under the symbol “PLYA.”

HI Holdings Playa B.V.

Buyer is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands. Buyer was originally formed for the purpose of holding Shares indirectly owned by Hyatt. Buyer is a wholly-owned indirect subsidiary of Hyatt. The business address and business telephone number of Buyer are as set forth below:

HI Holdings Playa B.V.

Herikerbergweg 238

1101 CM Amsterdam, the Netherlands

+31 20 575 5600

Hyatt Hotels Corporation

Hyatt is a publicly traded Delaware corporation. Hyatt is a global hospitality company with widely recognized, industry-leading brands and a tradition of innovation developed over its more than 65-year history. Hyatt’s portfolio of properties consists of full service hotels and resorts, select service hotels, all-inclusive resorts, and other properties, including timeshare, fractional, and other forms of residential and vacation units. Hyatt also offers distribution and destination management services through ALG Vacations and distribution services through Mr & Mrs Smith, a boutique and luxury global travel platform. Hyatt’s Class A common stock is traded on the NYSE under the symbol “H.” The business address and business telephone number of Hyatt are as set forth below.

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, IL 60606

(312) 750-1234

Certain Effects of the Offer and the Other Transactions Contemplated by the Purchase Agreement

The Offer was commenced on February 24, 2025, pursuant to the Offer to Purchase, upon the terms and subject to the conditions set forth in the Purchase Agreement. Unless the Offer is earlier terminated or extended, the Offer will expire at the Expiration Time of 5:00 p.m., New York City time, on April 25, 2025, unless the Offer is extended in accordance with the Purchase Agreement.

Buyer may extend the Offer to such other date and time as may be agreed in writing by Playa and Hyatt, and will extend the Offer for the minimum period required by applicable law, the SEC or the rules of the Nasdaq. Buyer will also extend the Offer on one or more occasions in consecutive periods of up to 10 business days each (or such other duration as Buyer and Playa may agree), in each case if, at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or in the case of certain such conditions, for up to 20 business days in case that such condition is not reasonably likely to be satisfied within such ten business-day extension period. However, if the Offer has already been extended on three or more occasions and the Minimum Condition has not yet been satisfied, but all other conditions to the Offer (subject to certain specified exceptions) are then-satisfied or waived, Buyer will not be required (but may choose) to extend the Offer again. Buyer is not required to extend the Offer beyond the End Date of October 9, 2025.

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Buyer will (and Hyatt will cause Buyer to) at or as promptly as practicable following the Expiration Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the “Closing”).

Following the Expiration Time in accordance with the Purchase Agreement, Buyer will (and Hyatt will cause Buyer to) provide for the Subsequent Offering Period of five business days in accordance with Rule 14d-11 promulgated under the Exchange Act.

If (i) the Back-End Resolutions are adopted, (ii) the Tender Threshold has been achieved, and (iii) the Subsequent Offering Period has expired, then beginning on the Subsequent Closing Date, Hyatt and Buyer are required to effectuate, or cause to be effectuated, and the Company and its subsidiaries will effectuate, if permissible under applicable law, the following Back-End Transactions:

•	prior to the Triangular Merger becoming effective, the Company will, in its capacity as sole shareholder of New TopCo, resolve to effectuate the Cancellation;

•	the Company, New TopCo and New Merger Sub will execute the notarial deed effecting the Triangular Merger no later than 23:59, local time, on the Subsequent Closing Date;

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promptly after the Triangular Merger becomes effective but prior to the Cancellation becoming effective, Buyer will grant the Loan to New TopCo for an amount in cash made available to New TopCo as immediately available funds equal to the product of (A) the number of New TopCo A Shares that will be issued and outstanding at the effective time of the Cancellation and (B) the Offer Consideration (such product being the amount needed for New TopCo to make the repayment and distribution to the holders of New TopCo A Shares as part of the Cancellation);

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after the granting of the Loan but prior to the effective time of the Cancellation, the management board of New TopCo will resolve on approving the Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time does not know nor reasonably foresee that following the Cancellation New TopCo cannot continue to pay its due and payable debts; and

•	subject to the foregoing steps having been completed, the Cancellation will become effective at 00:30 local time on the date that the Triangular Merger becomes effective.

The Triangular Merger and Cancellation are subject to the adoption of the Back-End Resolutions.

If you do not tender your Shares in the Offer or during the Subsequent Offering Period, and the Back-End Transactions are consummated, you will receive the same consideration as shareholders that tender their Shares in the Offer (the “Cancellation Consideration”), which, as is the case with the Offer Consideration, will be less any applicable withholding taxes and without interest. No Dutch dividend withholding tax is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder of New TopCo A Shares. According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares. Unless any holder of New TopCo A Shares prior to the Cancellation demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New TopCo A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom.

The applicable withholding taxes, including Dutch dividend withholding tax (dividendbelasting), and other taxes, if any, imposed on the consideration received by non-tendering holders of New TopCo A Shares in the Back-End Transactions may be different from, and in many cases greater than, the taxes imposed upon such holders had they tendered their Shares pursuant to the Offer or during the Subsequent Offering Period, depending on matters specific to such holder.

Upon the Closing, subject to the approval of the Director Resolutions, the Playa Board will be comprised of five directors, (i) all of whom, other than those contemplated by the following clause (ii), have been designated in writing by Hyatt and Buyer and who shall initially be the Buyer Directors: Felicity Black-Roberts, Noah Hoppe and James Francque, and (ii) two of whom shall initially be the Independent Directors: Jeanmarie Cooney and Elizabeth Lieberman, who are current independent non-executive directors of the Company and who have been designated by the Company and Buyer by mutual written agreement. Each of Bruce D. Wardinski, Mahmood Khimji, Hal Stanley Jones, Karl Peterson, Leticia Navarro and Maria Miller will voluntarily step down as members of the Playa Board effective upon the Closing. The Independent Directors will, in accordance with Dutch practice, continue to serve the corporate interest of Playa and the interests of all relevant stakeholders of Playa, including the interests of any non-tendering shareholders of Playa, and will resign from the Playa Board upon the earliest of (i) such time, after the Acceptance Time, as Buyer and its affiliates, in the aggregate, own 100% of the issued and outstanding Shares and (ii) the Triangular Merger having become effective.

The affirmative vote of the Independent Directors will be required for approving (a) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the non-tendering Playa shareholders, other than (i) pursuant to a rights issue by Playa or any other share issue where the non-tendering Playa shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in Playa (voorkeursrecht), or (ii) the Back-End Transactions and any transaction directed by Hyatt as agreed under certain specific terms of the Purchase Agreement, and (b) any other form of unequal treatment of non-tendering Playa shareholders (for the avoidance of doubt, excluding Hyatt, Buyer and their respective affiliates) relative to Hyatt, Buyer and their respective affiliates holding Shares that (i) prejudices or (ii) would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering Playa shareholders, but in any event not including the Back-End Transactions.

The Offer is conditioned upon, among other things, (a) the Purchase Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the Expiration Time: (i) the Minimum Condition (as its threshold may be lowered pursuant to the Purchase Agreement); (ii) the Government Impediment Condition; (iii) the Resolutions Condition; and (iv) the Material Adverse Effect Condition, each as defined below.

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The “Minimum Condition” requires that there have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Hyatt or its affiliates, represents at least eighty percent (80%) of Playa’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding for the avoidance of doubt, any Shares held by Playa in treasury, immediately prior to the Expiration Time; provided, that if the Minimum Condition is then-unsatisfied, but all other conditions to the Offer are then-satisfied or waived (other than certain other conditions specified in the Purchase Agreement), and Buyer has extended the Offer on three (or more) occasions in consecutive periods of ten business days in accordance with the Purchase Agreement, Buyer may in its sole discretion, by written notice to Playa, amend the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition shall for all purposes be deemed to be a reference to “seventy-five percent (75%)”.

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The “Antitrust Approvals Condition” requires the approvals relating to anti-competition filings under Ley Federal de Competencia Económica—Economic Competition Federal Law of Mexico and any other applicable laws relating to antitrust or competition regulation, or the expiration or termination of their respective waiting periods, including any extensions (and together with the Legal Restraints Condition (as defined below), the “Government Impediment Condition”).

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The “Legal Restraints Condition” requires that there is not in effect any applicable law or order (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, or enjoining the consummation of the Offer, the Back-End Transactions, or the transactions contemplated by the Purchase Agreement.

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The “Resolutions Condition” requires that, at the Extraordinary General Meeting (or a subsequent general meeting of the Company), Playa shareholders have adopted the Director Resolutions and the Back-End Resolutions.

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The “Material Adverse Effect Condition” requires that no effect, event, state of facts, change, development, circumstance, condition or occurrence has occurred following the date of the Purchase Agreement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).

•	The Offer is not subject to a financing condition but is subject to other conditions as described in the Offer to Purchase.

Whether the Minimum Condition is ultimately satisfied at 75% or 80% will not impact the Back-End Transactions, which will be implemented in the same fashion in either case (provided that the Closing occurs).

Effect on Playa If the Offer is Not Completed

If the Offer is not completed, Playa shareholders will not receive the Offer Consideration pursuant to the Offer and the Extraordinary General Meeting Proposals will have no effect. Instead, Playa would remain an independent public company, your Shares would continue to be listed and traded on the Nasdaq and registered under the Exchange Act and Playa would continue to file periodic and current reports with the SEC.

Under specified circumstances, Playa will be required to pay Hyatt a fixed termination compensation in an amount equal to approximately $56.3 million upon the termination of the Purchase Agreement and reimburse Hyatt for the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Hyatt or Buyer, up to $8 million, as described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Termination of the Purchase Agreement—Termination Payments,” beginning on page 85.

Offer Consideration

If you tender your Shares in the Offer or during the Subsequent Offering Period, upon completion of the Offer or settlement of the Subsequent Offering Period, as applicable, you will be entitled to receive the Offer Consideration, less applicable withholding taxes and without interest, payable in cash, upon the terms and subject to the conditions set forth in the Purchase Agreement and the Offer to Purchase. For example, if you own 100 Shares, you will receive $1,350 in cash in exchange for your Shares, less applicable withholding taxes and without interest, upon the terms and subject to the conditions contemplated by the Purchase Agreement and set forth in the Offer to Purchase. If you are the record owner of your Shares and you tender your Shares directly to Computershare Trust Company, N.A. (the “Depositary”), you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

Background of the Offer

The following chronology summarizes the key meetings and events that led to the signing of the Purchase Agreement. This chronology does not purport to catalogue every conversation of or among the Playa Board, the Transaction Committee (as defined below), Playa’s representatives, Hyatt’s representatives and/or other parties.

The Playa Board and Playa management team regularly review and evaluate our historical and potential future business and financial performance with the goal of maximizing shareholder value. As part of these ongoing evaluations, the Playa Board and Playa management team have, from time to time, considered various strategic options, including: (i) executing Playa’s existing strategy as a stand-alone public company; (ii) opportunistically selling some or all of Playa’s resorts; (iii) selling Playa’s management platform; (iv) selling Playa’s third-party management business; (v) selling Playa to a third party; and (vi) acquiring or combining with one or more third parties. In furtherance of these ongoing evaluations, in recent years the Playa Board had numerous regular discussions regarding Playa’s performance and potential strategic options. In addition, Playa management from time to time meets and communicates informally with representatives of other hospitality companies, including Hyatt, and investors regarding industry trends and considerations.

During the time that Playa has been a publicly traded company, Playa and Hyatt have had a strategic relationship, including through their resort franchise agreements. As a result, Playa management regularly engages with Hyatt management as part of its ordinary course business operations, similar to Playa’s engagement with its other third-party brand partners.

On May 16, 2024, at an executive session of a meeting of the Playa Board, Playa’s management team and the Playa Board discussed Playa’s strategic plan, its continuing strategy of buying back shares at prices the Playa Board believed were well below intrinsic value, and the relative merits of pursuing a strategic transaction in the near term. Following a discussion, the Playa Board agreed that Playa management would commence work on considering strategic options, and that Playa directors Mahmood Khimji and Karl Peterson would have a follow-up call with Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer, and Ryan Hymel, Playa’s Chief Financial Officer, to discuss process matters related to considering strategic options, and then report to the full Playa Board at the next Playa Board meeting.

On June 20, 2024, Messrs. Wardinski and Hymel had an in-person meeting at Playa’s offices with representatives of PJT Partners and discussed general matters related to a consideration of strategic options, including Playa’s position in the market and timing considerations.

On July 11, 2024, Messrs. Wardinski, Hymel, Khimji and Peterson, discussed via telephone Playa’s process for considering strategic options, including a sale of Playa’s third-party management business, a sale of the full management business or a sale of Playa. The participating directors agreed that Mr. Wardinski should begin to reach out to potential strategic partners to gauge the level of interest and then report back to the Playa Board.

On July 16, 2024, Mr. Wardinski contacted the President and Chief Executive Office of Hyatt, Mark Hoplamazian, and they discussed, among other things, whether Hyatt would be interested in a range of strategic transactions with Playa, including acquiring its full management business or all of Playa. On July 17, 2024, Playa provided a draft confidentiality and non-disclosure agreement to Hyatt relating to consideration of potential strategic transactions.

On July 18, 2024, certain members of Playa management and representatives of PJT Partners met to discuss matters related to a review of strategic options, including procedural matters, potential next steps with Hyatt, the broader buyer landscape, and key workstreams.

In July 2024, Playa management explored a sale of its third-party management business. Between July 19, 2024 and July 22, 2024, Playa entered into confidentiality and non-disclosure agreements with three parties, including an entity affiliated with Mr. Khimji. Playa provided due diligence information regarding its third-party management business to each of the parties. On August 26, 2024, Playa received non-binding letters of intent from two parties, including the entity affiliated with Mr. Khimji. Ultimately, Playa did not pursue either of the proposed transactions given its decision to focus on a broader review of strategic options.

On August 12, 2024, Mr. Hoplamazian contacted Mr. Wardinski via telephone and after discussion they agreed that to facilitate the parties determining whether future discussions of strategic transactions could be productive, Hyatt would need to conduct some initial diligence, and as such Hyatt and Playa should enter into a confidentiality and non-disclosure agreement. On August 22, 2024, Playa and Hyatt executed a confidentiality and non-disclosure agreement (the “Hyatt NDA”). The Hyatt NDA did not include an exclusivity provision that would prohibit Playa from discussing or negotiating a potential transaction with other potential counterparties.

On August 23, 2024 and August 29, 2024, representatives of BDT & MSD Partners, LLC (“BDT & MSD”), financial advisor to Hyatt, sent to representatives of Playa and representatives of PJT Partners an information request list. Commencing August 29, 2024, representatives of PJT Partners, on behalf of and at the direction of Playa, began providing responsive diligence materials to BDT & MSD and Hyatt. The diligence process thereafter included the sending of additional requests by Hyatt, receipt of responsive information from Playa, and the holding of various diligence meetings among the parties, and would continue from this time through February 9, 2025.

On September 12, 2024, the Playa Board held a Board meeting in the Netherlands. During an executive session of the meeting, the participating directors discussed the status of potential strategic options. Mr. Wardinski provided an update on Playa’s engagement with Hyatt, including his discussions with Mr. Hoplamazian and the entry into the Hyatt NDA. Mr. Wardinski also summarized the status of discussions with potential bidders for Playa’s third-party management business. The Playa Board discussed the relative merits of forming a transaction committee of the Playa Board to assist Mr. Wardinski in exploring strategic options. Mr. Wardinski also discussed with the Playa Board using PJT Partners and Hogan Lovells US LLP (“Hogan Lovells”), Playa’s corporate and securities counsel, as financial and legal advisors, respectively, with respect to Playa’s consideration of strategic options. The Playa Board also discussed having Playa management and PJT Partners conduct a thorough market check of potential strategic partners prior to entering into formal discussions with Hyatt. All Playa directors attended the executive session of the meeting, except Mr. Khimji who was recused from the portion of the executive session relating to consideration of strategic options given his stated interest in an affiliated investment fund (“Party A”) potentially participating as a bidder.

On September 17, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners contacted Mr. Khimji in his capacity as principal of Party A, to assess the interest of Party A in discussing strategic options with Playa, including a sale of the company. Mr. Khimji confirmed that Party A would be interested and requested that he be provided with a draft of a confidentiality and non-disclosure agreement.

On September 18, 2024, the Playa Board held a videoconference meeting to further discuss the company’s process for considering strategic options. All Playa directors attended the meeting. Representatives of PJT Partners and Hogan Lovells also attended and provided the Playa Board with, as applicable, an overview of general business, financial and legal considerations relating to a public company review of strategic options. A representative of Hogan Lovells discussed with the Playa Board the directors’ legal duties and certain other legal matters in the context of considering a potential sale of Playa. Representatives of PJT Partners provided a summary of the current market backdrop and recent lodging sector acquisition activity and reviewed certain timing considerations, as well as a list of potentially interested parties to contact. The Playa Board discussed the relative benefits of creating a transaction committee of the Playa Board to facilitate Playa’s process for overseeing the consideration of strategic options given (1) the potentially significant workload that could be involved in the evaluation of any strategic options, (2) the possibility that Playa management may need feedback and direction on relatively short notice in connection with a potential process of considering strategic options, (3) the benefits and convenience of having a subset of directors oversee a potential process of considering strategic options, and (4) the benefits of a transaction committee in addressing any potential or actual conflicts of interest with respect to any director or officer of Playa. The Playa Board discussed the directors who should serve on a transaction committee and the scope of the delegation of authority to a transaction committee. The Playa Board generally expressed support for the creation of a transaction committee. Mr. Wardinski advised that a formal proposal for the creation of a transaction committee would be sent via a unanimous written consent.

Pursuant to a unanimous written consent dated September 19, 2024, the Playa Board formally approved the formation of a transaction committee (the “Transaction Committee”) and agreed to delegate to the Transaction Committee the full power and authority of the Playa Board to, among other things: (1) oversee Playa management in conducting due diligence and negotiating the terms and conditions of a potential transaction on behalf of Playa, subject to final approval by the Playa Board; (2) make recommendations to the Playa Board concerning the potential approval of a potential transaction deemed by the Transaction Committee to be in the best interests of Playa and its business, having considered the impact of such potential transaction on Playa’s stakeholders; and (3) approve Playa’s retention of advisors to assist with the consideration of strategic options. Pursuant to the written consent, the Playa Board appointed Mr. Peterson, Jeanmarie Cooney, Hal Jones and Elizabeth Lieberman as the members of the Transaction Committee, with Mr. Peterson serving as chair.

On September 26, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners sent a draft confidentiality and non-disclosure agreement to Mr. Khimji in his capacity as a principal of Party A. From October 3, 2024, to October 29, 2024, representatives of Mr. Khimji and representatives of Hogan Lovells, on behalf of and at the direction of Playa management and the Transaction Committee, negotiated the terms of a draft confidentiality and non-disclosure agreement, including the scope of the confidentiality restrictions and the standstill provision. Ultimately, the parties did not reach an agreement on the terms and did not execute a confidentiality and non-disclosure agreement.

On October 1, 2024, PJT Partners provided to the Playa Board a customary relationship disclosure letter summarizing its material relationships with Playa and specified third parties.

On October 11, 2024, representatives of Hogan Lovells and Latham & Watkins LLP (“Latham”), legal counsel to Hyatt, spoke via videoconference about considerations related to Hyatt potentially engaging with Playa in considering strategic options. The Latham representatives raised the possibility of the parties entering into an exclusivity agreement as a pre-condition to Hyatt’s willingness to engage in any formal discussions aside from preliminary due diligence. The representatives agreed to consider the issue further with their respective clients.

From October 23 through October 25, 2024, representatives of PJT Partners conducted outreach efforts to specified hospitality industry participants and specified non-industry capital sources (other than Hyatt and Party A) as agreed to and directed by Playa management, the Transaction Committee and representatives of PJT Partners. Six of those parties executed confidentiality and non-disclosure agreements, as did two other parties that were added at the request of one of the counterparties to a confidentiality and non-disclosure agreement (such parties referred to below as Parties B-I). None of the executed confidentiality and non-disclosure agreements included an exclusivity provision that prohibited Playa from discussing or negotiating a potential transaction with other potential counterparties. The counterparties received access to the same virtual data room containing preliminary due diligence information that Hyatt had access to, and four of the counterparties participated in management calls with Playa leadership. Aside from Hyatt, two of the counterparties shared, collectively, approximately 110 diligence requests, and members of Playa management, with assistance from representatives of PJT Partners, responded to all such requests that were deemed appropriate at the time. One of the seven original parties contacted advised that it was not in a position to participate in the process.

On October 23, 2024, Party H advised representatives of PJT Partners that it was not in a position to pursue an acquisition of Playa. Following this, there were no further communications between Playa and Party H.

On October 27, 2024, Messrs. Wardinski and Hoplamazian discussed via telephone the real estate due diligence that Hyatt believed it would need to undertake prior to being in a position to advise on whether it was interested in engaging in discussions on a potential strategic transaction. Messrs. Wardinski and Hoplamazian agreed upon the parameters of such diligence. Mr. Hoplamazian also indicated to Mr. Wardinski that, even upon completing such diligence, Hyatt would require a period of exclusivity from Playa as a pre-condition to determining that it was interested in pursuing a potential strategic transaction with Playa.

On October 28, 2024, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated along with certain members of Playa management and representatives of Hogan Lovells. Mr. Wardinski provided the Transaction Committee an update on the status of the strategic review process generally. A representative of Hogan Lovells advised on the status of the negotiations with Mr. Khimji regarding a confidentiality and non-disclosure agreement and received feedback from the Transaction Committee on open issues.

On October 30, 2024, a representative of Hogan Lovells and a representative of Latham spoke via telephone about considerations related to Hyatt potentially engaging with Playa in considering strategic options. The Hogan Lovells representative advised that Playa would likely be unwilling to enter into an exclusivity agreement with Hyatt unless and until Hyatt completed its preliminary due diligence and shared with Playa Hyatt’s preliminary view on the value of Playa. On October 31, 2024, the Latham and Hogan Lovells representatives confirmed that Hyatt would complete its preliminary due diligence over the next few weeks and would then share with Playa Hyatt’s preliminary view on the value of Playa, and then the parties would decide whether or not to enter into a customary exclusivity agreement and engage in discussions on a strategic transaction.

On October 31, 2024, at the request of Party G, Playa agreed that Party E and Party G could work together with respect to equity financing on Party G’s potential bid to acquire Playa.

On November 5, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners sent a process letter to Parties A-F regarding the strategic process, including a deadline for submitting initial bids. On

November 6, 2024, Party D and Party G sent to representatives of PJT Partners an information request list. On November 8th, 11th and 14th, Playa management, with assistance from representatives of PJT Partners, provided business and financial presentations to Party D, Party G and Party B, respectively.

On November 12, 2024, at the request of Party G, Playa agreed that Party G and Party I could work together with respect to equity financing for Party G’s potential bid to acquire Playa.

On November 15, 2024, Party F advised representatives of PJT Partners that it would no longer participate in the process.

On November 18, 2024, Party D advised representatives of PJT Partners that it would no longer participate in the process.

On November 19, 2024, Party B advised representatives of PJT Partners that it would no longer participate in the process given that it did not believe it could offer the premium that a strategic hotel operating company could add.

On November 19, 2024, Party G submitted through representatives of PJT Partners a written initial proposal to acquire Playa for between $10.50-11.50 per share, subject to confirmatory diligence and negotiation of definitive agreements.

On November 21, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners communicated to Party G that the proposal would be evaluated by Playa and discussed with Party G the additional due diligence material that Party G would need in order to consider improving its proposal.

On November 22, 2024 and November 27, 2024, members of Playa management, members of Hyatt management, and representatives of each of PJT Partners and BDT & MSD discussed various business and financial due diligence issues via telephone.

On November 27, 2024, on behalf of and at the direction of Playa, a representative of PJT Partners informed members of Hyatt management via telephone that Playa was engaged in soliciting proposals from other third parties related to considering strategic options, including a sale of Playa.

On December 1, 2024, a representative of Latham advised a representative of Hogan Lovells via telephone that Hyatt was prepared to share its preliminary view on its valuation of Playa resulting from its diligence process, but that Hyatt’s intent to engage in further discussions regarding possible strategic options (including an acquisition of Playa) was pre-conditioned on entering into an exclusivity agreement with Playa. The Hogan Lovells and Latham representatives agreed that BDT & MSD would share specifics on these matters with PJT Partners later that day.

On December 1, 2024, representatives of each of BDT & MSD and PJT Partners participated in a telephone call during which BDT & MSD stated that Hyatt’s preliminary views on Playa’s value, based on the diligence it had conducted to date, were that Playa was worth about $13 per share, but that Hyatt’s intent to engage on further discussions regarding possible strategic options was pre-conditioned on entering into an exclusivity agreement with Playa.

On December 2, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners contacted Party G and advised that Party G’s proposed acquisition bid would need to be enhanced to remain competitive. Later that day, Party C advised representatives of PJT Partners that it remained interested in the acquisition of Playa’s management business and/or certain properties but was not interested in the acquisition of the entire company.

On December 3, 2024, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated, as did the non-conflicted directors on the Playa Board, representatives of each of PJT Partners and Hogan Lovells and certain members of Playa management. Representatives of PJT Partners provided an update on the process, including the proposal from Party G, the discussions with Hyatt and its advisors, and discussions with other parties contacted as part of the process. Representatives of PJT Partners reviewed certain preliminary financial information relating to the proposal from Party G. The members of the Transaction Committee and Mr. Wardinski discussed the process generally, including the importance of interested parties being treated fairly. The Transaction Committee also discussed the merits of and risks of entering into an exclusivity agreement with Hyatt. Following this discussion, members of Playa management other than Mr. Wardinski left the meeting and the Transaction Committee met in executive session with representatives of each of PJT Partners and Hogan Lovells and the other non-conflicted members of the Playa Board and discussed certain process and employee matters associated with a sale of Playa.

On December 9, 2024, Playa and Party G entered into a clean team confidentiality agreement to enable Playa to share with Party G certain competitively sensitive information.

On December 10, 2024, Party G submitted to representatives of PJT Partners a revised joint written proposal to acquire Playa for between $11.00-11.75 per share, subject to confirmatory diligence and negotiation of definitive agreements. Between December 10, 2024 and December 21, 2024, representatives of PJT Partners, on behalf of and at the direction of Playa, made available additional due diligence information to Party G, including its financial advisor.

On December 10, 2024, Mr. Khimji and Mr. Wardinski had a telephone call on which Mr. Khimji advised Mr. Wardinski that he would be submitting, on behalf of Party A, a proposal to acquire Playa. Mr. Wardinski advised Mr. Khimji to submit the proposal through PJT Partners as Playa’s financial advisor. Later that day, Mr. Khimji submitted in writing a non-binding preliminary proposal from Party A to acquire Playa for between $11.50-12.00 per share, subject to diligence, arranging financing commitments and negotiation of definitive agreements.

On December 11, 2024, on behalf of and at the direction of Playa, representatives of PJT Partners discussed the Party A proposal with Mr. Khimji. Mr. Khimji confirmed that Party A’s proposal was subject to due diligence and arranging financing commitments.

On December 11, 2024, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated, as did the non-conflicted directors on the Playa Board, representatives of each of PJT Partners and Hogan Lovells, and certain members of Playa management. Representatives of PJT Partners provided an update on the strategic review process, including a summary of the revised proposal submitted by Party G and the Party A proposal, and a summary of discussions with Hyatt and its advisors. Representatives of PJT Partners advised the Transaction Committee that Party G and Hyatt had each done due diligence, including of non-public information provided pursuant to their respective confidentiality and non-disclosure agreements, and that the proposal submitted by Party A was based on publicly available information. The Transaction Committee discussed the ongoing discussions with Hyatt as well as the preliminary proposals received from each of Party G and Party A, and weighed the merits of such preliminary proposals received relative to the prospects for a proposal from Hyatt in the event Playa agreed to enter into an exclusivity agreement. The Transaction Committee reached a preliminary view that $12 per share or less was not a sufficient price at which to agree to a sale of Playa. The Transaction Committee directed representatives of PJT Partners to explore with Party A and Party G whether their preliminary proposals could be enhanced. The Transaction Committee directed representatives of PJT Partners to communicate to Hyatt that the Transaction Committee believed that $14 per share was an appropriate preliminary valuation of Playa and that Playa did not think it would be constructive to enter into an exclusivity agreement with Hyatt if Hyatt’s preliminary valuation was $13 per share.

On December 12, 2024, representatives of each of PJT Partners and BDT & MSD discussed via telephone Playa’s feedback on the preliminary valuation and request for exclusivity previously communicated by BDT & MSD. Representatives of PJT Partners advised BDT & MSD that Playa believed that a preliminary valuation of $14 per share was an appropriate basis for entering into exclusivity.

On December 13, 2024, Mr. Peterson, the chair of the Transaction Committee, and Mr. Khimji spoke via telephone regarding the Transaction Committee’s role in overseeing Playa’s strategic review process and Mr. Khimji’s view on soliciting bids from potential real estate buyers, including Party A. Mr. Peterson advised Mr. Khimji that as chair of the Transaction Committee, he was comfortable that the process Playa was running was rigorous and customary for similarly situated public companies. Mr. Khimji reaffirmed his price of $11.50-$12.00 and indicated that he would need to engage with hotel brands in order to determine whether he could increase his price. Mr. Peterson and Mr. Khimji agreed that Mr. Khimji and representatives of PJT Partners should have another call to discuss Party A’s preliminary proposal.

Also on December 13, 2024, representatives of PJT Partners spoke to Mr. Khimji via telephone and discussed with him elements of Party A’s preliminary proposal and asked whether given the competitive dynamics of the process Party A could enhance its offer. Mr. Khimji advised that Party A likely could enhance the proposal if one or more of Playa’s hotel brand partners agreed to certain financial concessions. Party A did not submit an enhanced proposal.

On December 16, 2024, representatives of each of PJT Partners and BDT & MSD held a teleconference, on which BDT & MSD advised PJT Partners that Hyatt’s preliminary financial due diligence supported a preliminary valuation of $13.50 per share of Playa. After discussion, representatives of BDT & MSD advised representatives of PJT Partners that Hyatt’s analysis would not support a valuation above $13.50 per share of Playa, subject to completion of further due diligence. BDT & MSD also advised representatives of PJT Partners that Hyatt’s intent to engage on any discussions regarding possible strategic options was pre-conditioned on entering into an exclusivity agreement with Playa for a term of 45 days.

On December 17, 2024, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated, as did the non-conflicted directors on the Playa Board, representatives of each of PJT Partners and Hogan Lovells, and certain members of Playa management. A representative from Hogan Lovells reviewed the legal duties of directors applicable to deliberations related to the strategic process. Representatives of PJT Partners provided an update on the process, and reviewed the preliminary proposals received from bidders, as well as the communications with Hyatt. The Transaction Committee considered the merits of pursuing one of the preliminary proposals relative to entering into an exclusivity agreement with Hyatt, including the relative financial merits and deal execution risk. Following this discussion the Transaction Committee determined that pursuing negotiations relating to a possible strategic transaction with Hyatt by executing a 45-day exclusivity agreement was in the best interest of Playa’s shareholders based on, among other things, the superior preliminary valuation that Hyatt had determined from its preliminary due diligence investigation as compared to the valuations in the preliminary proposals that had been submitted by other parties, Hyatt’s relatively strong track record of executing acquisitions, Hyatt’s relative strength in being able to finance an acquisition, particularly its investment grade credit rating, and the possibility that the acquisition of Playa by certain other bidders could result in Playa having to pay certain amounts under its franchise agreements with Hyatt. The Transaction Committee determined that these advantages outweighed the risks of entering into an exclusivity agreement with Hyatt, including the risks associated with the parties having to publicly announce the exclusivity agreement and the risks associated with Hyatt having the ability to engage with potential real estate buyers during the exclusivity period. The Transaction Committee also discussed the potential benefits of a formal public announcement of Playa considering its strategic alternatives concurrent with entering into an exclusivity agreement with Hyatt. The Transaction Committee unanimously authorized Mr. Wardinski to enter into a 45-day exclusivity agreement with Hyatt.

On December 17, 2024, Hogan Lovells sent a draft exclusivity agreement to Latham. Between December 17, 2024, and December 20, 2024, representatives of each of Hogan Lovells and Latham, on behalf of Playa and Hyatt, respectively, engaged in negotiations regarding the terms of the exclusivity agreement. During this time, representatives of each of Hogan Lovells and Latham also negotiated an amendment to the Hyatt NDA to provide for, among other things, the ability of Hyatt to engage with certain specified potential real estate buyers and financing sources during and after the exclusivity period.

On December 20, 2024, Playa and Hyatt executed an exclusivity agreement, which provided for a 45-day term, as well as the aforementioned amendment to the Hyatt NDA.

On December 21, 2024, on behalf of and at the direction of Playa, a representative of PJT Partners advised a representative of Party G that Playa intended to enter into an exclusivity agreement with another party but that there could be opportunities for Party G to bid on real estate acquisitions in connection with any transaction with the other party.

Also on December 21, 2024, Mr. Peterson communicated to Mr. Khimji, in his capacity as a director of Playa, that pursuant to the Transaction Committee’s authorization, Playa had entered into an exclusivity agreement with Hyatt which would be publicly announced imminently. Mr. Peterson advised Mr. Khimji that the Transaction Committee had unanimously determined that doing so was in the best interests of Playa’s shareholders and represented the most attractive available option.

On December 23, 2024, Hyatt filed an amended Schedule 13D with the SEC regarding the entry into the exclusivity agreement, and Hyatt and Playa issued press releases announcing the exclusivity agreement and the parties’ intent to enter into negotiations regarding potential strategic options, including the acquisition of Playa.

On December 26, 2024, representatives of Hogan Lovells distributed a draft of the Purchase Agreement to representatives of Latham. The draft Purchase Agreement contemplated, among other things: (1) a U.S. style tender offer that must commence within 10 business days after signing; (2) an option for Hyatt to initiate a post- offer reorganization after closing of the tender offer; (3) the vesting of company equity awards (with performance-based company equity awards vesting in accordance with the award agreement) and automatic conversion into cash consideration; (4) a “fiduciary-out” provision that would permit Playa to respond to and accept an unsolicited superior offer and terminate the Purchase Agreement in certain circumstances, which termination would trigger a termination fee equal to 1.5% of Playa’s equity value if the proposal was received within 35 days of announcement of entry into agreement; (5) following the 35-day period referenced above, a termination fee equal to 2.5% of Playa’s equity value payable by Playa solely in the event that the Purchase Agreement was terminated to accept a superior offer; and (6) an 8-month end date, as such date might be extend pursuant to mutual consent of the parties to the Purchase Agreement.

From December 27, 2024 until February 9, 2025, Playa and its legal and financial advisors responded to legal, financial and operational due diligence inquiries from Hyatt and its legal and financial advisors and conducted various due diligence calls with Hyatt and its legal and financial representatives. In addition, during this period Hyatt engaged with (a) potential financing sources to negotiate the terms of certain debt commitment letters associated with a potential acquisition of Playa and (b) potential real estate buyers in connection with the potential acquisition of Playa’s owned real estate (with any such acquisition being conditioned on Hyatt consummating an acquisition of Playa). The discussions with potential real estate buyers involved the provision of due diligence information to such parties and discussion of high-level terms associated with a potential real estate sale.

On January 8, 2025, representatives of Hogan Lovells and Latham, as well as representatives of Loyens & Loeff N.V. (“Loyens”), Hyatt’s Dutch counsel, and NautaDutilh N.V. (“Nauta”), Playa’s Dutch counsel, discussed via videoconference the proposed structure of the acquisition of Playa by Hyatt as reflected in the draft Purchase Agreement and possible alternative transaction structures.

On January 12, 2025, representatives of Latham distributed a revised draft of the Purchase Agreement to representatives of Hogan Lovells. The revised draft proposed various changes, including: (1) a requirement that

Playa provide tender and support agreements from all directors and officers, as well as any shareholders who appoint directors; (2) revisions to the transaction structure and deal protection provisions; (3) expansion of the restrictions on Playa’s interim operations; (4) the addition of a termination right in the event of Playa’s material breach of the no-solicitation covenant (in which case the termination fee would apply); (5) the addition of a requirement that Playa pay Hyatt’s reasonable and documented out-of-pocket costs and expenses (uncapped) in the event that the Purchase Agreement terminates in certain circumstances (the “expense reimbursement provision”); (6) the deletion of the 35-day period giving rise to a two-tier termination fee structure; and (7) an increase of the termination fee to 3.75% of Playa’s equity value.

On January 13, 2025, Hogan Lovells delivered draft disclosure schedules to the Purchase Agreement to Latham. Also on January 13, 2025, Playa and Hyatt entered into a clean team confidentiality agreement to enable Playa to share with Hyatt certain competitively sensitive information. Between January 21, 2025 and February 9, 2025, Hogan Lovells and Latham negotiated the disclosure schedules.

On January 14, 2025, representatives of Hogan Lovells and Latham discussed via videoconference tax issues related to the originally proposed transaction structure and alternative structures that may address such issues.

On January 20, 2025, the 30th day of the exclusivity period, representatives of BDT & MSD contacted representatives of PJT Partners via telephone to discuss status of the transaction negotiations, including the per share purchase price that would be paid to Playa shareholders. Representatives of BDT & MSD stated that, based on additional due diligence conducted by Hyatt during the exclusivity period, Hyatt was willing to pay a purchase price of $13.50 per share of Playa (subject to resolution of other transaction terms).

On January 23, 2025, Hogan Lovells distributed a revised draft of the Purchase Agreement to Latham. The revised draft proposed various changes, including: (1) the narrowing of Playa’s obligation to deliver tender and support agreements to only certain directors and officers; (2) revisions to the transaction structure and deal protection provisions that were more favorable to Playa; (3) the narrowing of the restrictions on Playa’s interim operations; (4) the deletion of a termination right, subject to payment of the termination fee by Playa, in the event of Playa’s material breach of the no solicitation covenant; (5) the deletion of the expense reimbursement provision; and (6) the reinsertion of the 35-day period associated with the two-tier termination fee structure, with such termination fees equal 1.75% or 2.75% of Playa’s equity value, depending on whether the agreement was terminated during the initial 35-day period.

On January 23, 2025, Playa executives and Hyatt executives discussed via videoconference Playa’s plans for soliciting the support of its significant shareholders for any proposed transaction.

On January 24, 2025, representatives of Hogan Lovells and Latham negotiated via videoconference the terms of the Purchase Agreement. Also on January 24, 2025, representatives of Latham sent to representatives of Hogan Lovells an initial draft of the form of tender and support agreement.

On January 28, 2025 and January 29, 2025, representatives of Hyatt requested an extension of the exclusivity agreement.

On January 29, 2025, representatives of Latham distributed a revised draft of the Purchase Agreement to representatives of Hogan Lovells. The revised draft proposed various changes, including: (1) revisions to the transaction structure based on previous discussions between representatives of Hogan Lovells and Latham; (2) revisions to the deal protection provisions; (3) the expansion of the restrictions on Playa’s interim operations; (4) the reinsertion of a termination right in the event of Playa’s material breach of the no solicitation covenant (in which case the termination fee would apply); (5) the reinsertion of the expense reimbursement provision, subject to a cap at 1% of the equity value; (6) the deletion of the two-tier termination fee structure; (7) an increase of the termination fee to 3.5% of Playa’s equity value; and (8) changes to the treatment of unvested equity awards such that those equity awards would be converted into a corresponding award covering a number of shares of Hyatt Class A common stock rather than a cash payment.

On January 29, 2025, Playa and PJT Partners executed an engagement letter.

On January 29, 2025, a representative of Hyatt informed representatives of PJT Partners that it had received two binding indications of interest for the purchase of Playa’s owned real estate portfolio in the event Hyatt successfully consummated an acquisition of Playa. Such indications were preliminary in nature and subject to the potential buyers’ continued due diligence in all respects. A representative of Hyatt provided a high-level summary of terms of the non-binding indications of interest, which Hyatt later confirmed in writing to Playa on January 31, 2025.

On February 1, 2025, representatives of Hogan Lovells distributed a revised draft of the Purchase Agreement to representatives of Latham. The revised draft proposed various changes, including: (1) revisions to the transaction structure; (2) revisions to the deal protection provisions; (3) the narrowing of restrictions on Playa’s interim operations; (4) the deletion of a termination right in the event Playa’s material breach of the non-solicitation covenant; (5) the deletion of the expense reimbursement provision; (6) a decrease of the termination fee to 3.0% of Playa’s equity value; and (7) a reversion to the original construct with respect to the treatment of unvested equity awards such that all equity awards would be converted to a cash payment.

On February 2, 2025, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated along with all other non-conflicted directors, Mr. Wardinski and certain other members of Playa management and representatives of Hogan Lovells and Nauta. A representative of Nauta provided the directors a summary of their fiduciary duties under Dutch law. Representatives of PJT Partners reviewed the strategic process to date and reviewed certain preliminary financial information regarding the proposed transaction with Hyatt, including preliminary and illustrative financial information relating to the non-binding indications of interest Hyatt received related to the sale of Playa’s owned real estate portfolio in the event Hyatt acquired Playa. Taking into account this additional information and other factors, the Transaction Committee determined not to propose an increase in the proposed purchase price. Representatives of PJT Partners also confirmed that despite the public announcement on December 23, 2024 that Playa was considering strategic alternatives, PJT Partners had not received any inquiries from new potential bidders or enhanced bids from Party G or Party A. A representative of Hogan Lovells provided a summary of the Purchase Agreement and tender and support agreement negotiations and expressed the view that all remaining issues could be resolved relatively quickly given the progress to date. Mr. Wardinski provided a summary of the potential impact of the transaction on Playa’s stakeholders, other than its shareholders, including its employees, creditors and customers. At the meeting the Transaction Committee approved an extension of the exclusivity agreement for one week.

Later on February 2, 2025, representatives of Hogan Lovells and Latham negotiated via videoconference the terms of the Purchase Agreement, and Playa and Hyatt executed an amendment to the exclusivity agreement to extend the exclusivity period to February 10, 2025. On February 3, 2025, Hyatt filed an amended Schedule 13D with the SEC regarding the extension of the exclusivity agreement and Playa issued a press release regarding the same.

On February 4, 2025, representatives of Latham distributed a revised draft of the Purchase Agreement and the tender and support agreement to representatives of Hogan Lovells. The revised draft proposed various changes, including: (1) revisions to the deal protection terms; (2) the expansion of restrictions on Playa’s interim operations; (3) the reinsertion of a termination right in the event of Playa’s willful breach of the non-solicitation covenant (in which case the termination fee would apply); (4) the reinsertion of the expense reimbursement provision, subject to a cap at 1% of the equity value; (5) a reinsertion of a termination fee equal to 3.5% of Playa’s equity value; and (6) reinsertion of Hyatt’s proposed treatment of Playa unvested equity awards, which would be converted into a corresponding award covering a number of shares of Hyatt Class A common stock rather than a cash payment.

On February 4, 2025, Mr. Peterson met with Mr. Khimji, in his capacity as a Playa director, to discuss confidentially Playa’s strategic review process and discussions with Hyatt. Mr. Peterson discussed the process by which the Transaction Committee and the Playa Board would consider and approve any resulting transaction with Hyatt. Mr. Peterson advised that in the event of a transaction with Hyatt, each officer and director, including Mr. Khimji, would be asked to execute a tender and support agreement in favor of the transaction. Messrs. Peterson and Khimji discussed the process by which Mr. Khimji could evaluate whether he would vote on the transaction as a director or enter into a tender and support agreement in his capacity as a shareholder.

On February 5, 2025, Mr. Wardinski and Mr. Hoplamazian negotiated via telephone the remaining open material business terms of the Purchase Agreement, including agreeing that the amount of the termination fee would be 3.25% of Playa’s equity value, that it would be payable in the event of, among other things, a willful breach of the non-solicitation covenant by Playa, that Playa’s obligation to pay a portion of Hyatt’s expenses in certain circumstances (including in the event the minimum tender offer threshold was not satisfied or if certain resolutions were not passed at Playa’s shareholders meeting), would be capped at $8 million, and that unvested Playa equity awards at the closing of the transaction would be assumed by Hyatt and exchanged for corresponding Hyatt equity awards for Playa employees who would continue as Hyatt employees, and converted into cash for certain non-continuing employees.

On February 5, 2025, on behalf of and at the direction of Playa, representatives of PJT Partners discussed via telephone with Mr. Khimji, in his capacity as a director, information he would need in order to determine whether to support the transaction with Hyatt. After Mr. Khimji confirmed that neither he nor Party A was currently pursuing an acquisition of Playa, representatives of PJT Partners provided a summary of the strategic review process, the negotiation with Hyatt regarding price, and the negotiation of the Purchase Agreement. Mr. Khimji requested additional financial information regarding the proposed Hyatt transaction.

On February 6, 2025, representatives of Hogan Lovells distributed a revised draft of the Purchase Agreement to representatives of Latham, reflecting, among other changes, the agreed upon points from the conversations between Mr. Wardinski and Mr. Hoplamazian, as well changes to the scope of the interim operating covenants, deal protection provisions, and termination provisions.

On February 6, 2025, on behalf of and at the direction of Playa, representatives of PJT Partners provided via telephone additional financial information related to the proposed transaction with Hyatt to Mr. Khimji to assist him in evaluating whether he would support the transaction.

On February 6, 2025, Hyatt held a regularly-scheduled meeting of its Board of Directors (the “Hyatt Board”). Representatives from Hyatt management, BDT & MSD and Latham participated in the meeting. Members of Hyatt management described the status of negotiations with Playa and the key terms of the proposed transaction. A representative from BDT & MSD provided an overview of the financial aspects of the proposed transaction, and representatives from Latham answered questions regarding certain of the transaction terms. Following discussion of such matters, the Hyatt Board unanimously approved the execution by Hyatt of the Purchase Agreement on terms described to the Hyatt Board (and such other terms as may thereafter be negotiated by Hyatt management) and the performance by Hyatt of the transactions set forth therein.

On February 7, 2025, representatives of Latham distributed a revised draft of the Purchase Agreement to representatives of Hogan Lovells. The revised draft proposed various changes, including: (1) revisions to the treatment of equity awards provisions; (2) additional restrictions on capital expenditures of Playa during the pre-closing period; and (3) the addition of a covenant that Playa deliver certain real estate due diligence materials within a specified period of time after signing the Purchase Agreement. Thereafter and continuing until February 9, 2025, Playa, with the assistance of representatives of Hogan Lovells, and Hyatt, with the assistance of representatives of Latham, continued to negotiate the terms of the proposed Purchase Agreement and other transaction documents and exchanged and discussed various drafts of the documents.

On February 8, 2025, representatives of each of Playa and Hyatt discussed via telephone the remaining issues in the Purchase Agreement, including the treatment of employee equity awards, the provision of real estate due diligence information and capital expenditures during the pre-Closing period.

Also on February 8, 2025, Mr. Hymel provided via telephone additional financial information to Mr. Khimji related to the proposed transaction with Hyatt to assist him in evaluating whether to support the proposed transaction with Hyatt. Representatives of PJT Partners also joined the call. Later on February 8, 2025, Mr. Khimji advised Mr. Peterson that he intended to recuse himself from the Playa Board meeting scheduled for the next day and that while he generally supported the proposed transaction, he needed additional time and information to consider whether to support the proposed transaction.

On February 9, 2025, the Transaction Committee held a meeting by videoconference. All members of the Transaction Committee participated along with all other directors except Mr. Khimji. Also participating were Mr. Wardinski, certain other members of Playa management and representatives of each of PJT Partners, Hogan Lovells and Nauta. A representative of Hogan Lovells provided a summary of negotiated changes to the Purchase Agreement since the February 2, 2025 Transaction Committee meeting and confirmed there were no material open issues. Representatives of PJT Partners confirmed that PJT Partners was prepared to render an opinion to the Playa Board related to the consideration to be received by holders of ordinary shares in the proposed transaction. Following a discussion, the Transaction Committee unanimously approved recommending that the Playa Board (i) determine that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approve the execution of the Purchase Agreement by Playa and the performance by Playa of the transactions set forth therein, (iii) resolve, subject to the terms and conditions set forth in the Purchase Agreement, to support the Offer and the other transactions provided for in the Purchase Agreement and to recommend acceptance of the Offer by Playa’s shareholders and to recommend that Playa’s shareholders vote in favor of approval and adoption of the matters proposed for adoption at the Extraordinary General Meeting, and (iv) resolve that Playa shall pursue the transactions contemplated by the Purchase Agreement on the terms of and subject to the provisions of the Purchase Agreement.

Following the adjournment of the Transaction Committee meeting, the Playa Board held a meeting, at which members of Playa management and representatives of each of PJT Partners, Hogan Lovells and Nauta were present. A representative of Nauta provided the Playa Board with a summary of its fiduciary duties under Dutch law and provided an update analysis of the proposed transaction on various stakeholders. A representative of PJT Partners provided a summary of the process to date and provided an updated financial analysis of the proposed terms of the transaction. At the request of the Playa Board, representatives of PJT Partners reviewed its financial analyses in connection with the proposed transaction. At the request of the Playa Board, representatives of PJT Partners then rendered its oral opinion to the Playa Board (which was subsequently confirmed in writing) that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the proposed tender offer price of $13.50 per share, in cash and without interest, to be received by the tendering holders of ordinary shares (other than Hyatt and any of its affiliates or subsidiaries) in the proposed transaction was fair to such holders from a financial point of view. The full text of PJT Partners’ written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion, is attached as Annex B. The Playa Board, with the advice and assistance of its financial advisor and outside legal counsel and Playa’s management team, evaluated and discussed the material terms of the Purchase Agreement and the transactions contemplated thereby as well as the value and significant premium provided by the proposed tender price. Following these presentations and discussions, the Playa Board, by a vote of the directors in attendance (which directors constituted the entire Playa Board, other than Mr. Khimji), (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions provided for therein are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approved the execution of the Purchase Agreement by Playa and the performance by Playa of the transactions provided for therein, (iii) resolved, subject to the terms and conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and recommended acceptance of the Offer by Playa’s shareholders and recommended that Playa’s shareholders vote in favor of approval and adoption of the matters proposed for adoption at the Extraordinary General Meeting, (iv) resolved that Playa shall pursue the transactions provided for in the Purchase Agreement on the terms of and subject to the provisions of the Purchase Agreement, and (v) resolved that the officers and directors of Playa are authorized and directed to, among other things, finalize and execute the Purchase Agreement and related documentation and to take all actions necessary relating to the Extraordinary General Meeting.

On the evening of February 9, 2025, Playa and Hyatt executed and delivered the Purchase Agreement.

Also on February 9, 2025, the management teams of each of Playa and Hyatt, together with their respective legal and financial advisors, reviewed and discussed a communications plan to be implemented in connection with the execution of the Purchase Agreement.

On the morning of February 10, 2025, prior to the opening of trading of Playa’s ordinary shares and Hyatt’s Class A common stock, Playa and Hyatt each issued a press release publicly announcing the execution of the Purchase Agreement and the Offer. Also on February 10, 2025, Hyatt entered into exclusive negotiations with a potential real estate buyer for Playa’s owned real estate portfolio. Such negotiations remain ongoing, and there is no certainty that an agreement for a real estate sale transaction will be entered into with such party (or consummated), and the terms of any such transaction have not yet been finalized (and Hyatt does not expect to provide any further public statement thereon unless required by applicable law or regulation).

Recommendation of the Playa Board and Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement

Reasons for the Offer and the Transactions Contemplated by the Purchase Agreement

In evaluating the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer, the Playa Board consulted regularly with senior management of Playa, as well as with representatives of Hogan Lovells, Nauta and PJT Partners.

In the course of (i) determining that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer, and the other transactions contemplated by the Purchase Agreement (including the Back-End Transactions) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approving the terms and conditions of the Purchase Agreement, the Offer and the other transactions contemplated by the Purchase Agreement and the execution, delivery and performance of the Company’s obligations under the Purchase Agreement and (iii) resolving, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other transactions contemplated by the Purchase Agreement and recommend acceptance of the Offer by the shareholders of Playa and recommend that the Company’s shareholders vote “FOR” the Extraordinary General Meeting Proposals, the Playa Board considered numerous factors, including the factors listed below, which are listed in no particular order of importance, each of which, in the view of the Playa Board, supported such determinations, in addition to the factors mentioned above in the section of this proxy statement captioned “Background of the Offer,” beginning on page 35.

Offer Considerations

The Playa Board considered certain factors concerning the adequacy of the Offer Consideration, including, among other things:

•	Premium to Market Price. The Playa Board considered:

•

the relationship of the Offer Consideration to the historical market prices of the Shares, including that the Offer Consideration represents a premium of approximately 40% over the $9.61 closing price per Share on December 20, 2024, the last full trading day before the public announcement that Playa had agreed to negotiate exclusively with Hyatt regarding potential strategic options, including a sale of Playa, an approximately 49% premium over the volume weighted average closing price per Share over the 90 trading days prior to and including December 20, 2024. The Offer Consideration represents a price per Share that is greater than any price at which the Shares have traded;

•

the Playa Board’s belief (i) that based on its negotiations with Hyatt and Hyatt’s history of negotiations with prior acquisition targets, it had obtained Hyatt’s best offer and that, as of the date of the Purchase Agreement, the Offer Consideration represented the highest per Share consideration reasonably obtainable; and (ii) that there was substantial risk of losing Hyatt’s offer if the parties were not able to come to an agreement, and (iii) that based on its negotiations with and indications of interest from other potential counterparties and the lack on any external inquiries during the exclusivity period, Hyatt’s offer was the highest and best offer available; and

•

that the other parties that had solicited bids had advised PJT Partners, Playa’s financial advisor, that they were not willing to make an enhanced proposal absent third-party financial concessions outside of Playa’s control.

•

Cash Consideration. The Playa Board considered the fact that 100% of the consideration to be paid in the transaction will be payable in cash, which provides Playa shareholders with immediate liquidity and certainty of value, while eliminating long-term business and execution risk.

•

Discussions with Hyatt. The Playa Board considered the fact that Hyatt’s preliminary view on its valuation of Playa was $13.50 per Share when Hyatt and Playa executed an exclusivity agreement on December 20, 2024, an increase from Hyatt’s preliminary view on its valuation of Playa of $13.00 per Share on December 1, 2024, as described above in “—Background of the Offer.”

•

Playa’s Operating and Financial Conditions and Prospects. The Playa Board is familiar with the current and historical financial condition and the results of operations of Playa, as well as the prospects and strategic objectives of Playa. The Playa Board believes, on the basis of this familiarity, that the consideration to be received by Playa’s shareholders in the transaction fairly reflects Playa’s intrinsic value, including its potential for future growth and acquisition opportunities.

•

Potential Strategic Alternatives. The Playa Board had discussions, with the assistance of Playa’s management and financial advisors, regarding the limited number of third parties believed to have both the strategic and financial capacity to explore an acquisition of Playa at this time, the possibility that the acquisition of Playa by certain other bidders could result in Playa having to pay certain amounts under its franchise agreements with Hyatt, and the challenges Playa would face as a public company in attempting to execute a liquidation of Playa through asset sales.

•

PJT Partners’ Financial Analysis Fairness Opinion. The financial presentation of PJT Partners and its oral opinion rendered to the Playa Board on February 9, 2025, subsequently confirmed in its written opinion dated February 9, 2025, that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein), the Offer Consideration to be received by the holders of the Shares (other than Hyatt and its affiliates) was fair to such holders from a financial point of view, as more fully described in the section titled “Opinion of PJT Partners” beginning on page 55.

Business Considerations

The Playa Board considered certain business factors, including, among other things:

•

Business Outlook and Prospects of Playa. The Playa Board is familiar with the current and historical financial condition and results of operations of Playa, as well as the prospects and strategic objectives of Playa. The Playa Board also considered the prospective risks to Playa, as a stand-alone entity, including but not limited to, the financial condition and prospects of Playa and execution risk associated with management’s plan for Playa.

•

Reputation of Hyatt. The Playa Board considered that Hyatt is a global hospitality company with widely recognized, industry-leading brands and a tradition of innovation developed over a sixty-five year history.

Other Transactional Considerations

The Playa Board also considered a number of other factors, including, among other things:

Likelihood of Consummation. The Playa Board considered the nature of the closing conditions to the Offer included in the Purchase Agreement, as well as the likelihood of satisfaction of all conditions to the completion of the proposed transactions. The Playa Board considered that the Offer would likely be consummated, based on, among other things:

•	the Offer is not subject to any financing condition and that Hyatt had obtained a debt commitment letter prior to execution of the Purchase Agreement;

•	the size and scale of Hyatt relative to Playa and its history of successfully closing acquisitions;

•	the likelihood that the transactions would be approved by the requisite regulatory authorities; and

•	the expected ability of Playa to satisfy the conditions to the Offer.

Speed of Completion. The Playa Board considered the anticipated timing of the consummation of the transactions contemplated by the Purchase Agreement, and the structure of the transaction as a tender offer for shares, which, subject to the satisfaction or waiver of the applicable conditions to the Offer as set forth in the Purchase Agreement, should provide Playa shareholders with an opportunity to receive the consideration for their shares in a relatively short timeframe. Following the Closing, if (i) the Back-End Resolutions are adopted, (ii) the Tender Threshold has been achieved, and (iii) the Subsequent Offering Period has expired, then beginning on the final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for, Hyatt and Buyer shall be required to effectuate, or cause to be effectuated, and Playa and its subsidiaries shall effectuate, if permissible under applicable law, the Back-End Transactions.

Minimum Condition; Terms of the Offer. The Playa Board also considered the other terms of the Offer, including the fact that the Offer is conditioned on the Minimum Condition and the fact that Buyer may not, without the consent of Playa, (i) waive or change the Minimum Condition (except as provided in the Purchase Agreement), (ii) decrease the Offer Consideration, (iii) change the form of consideration to be paid in the Offer, (iv) decrease the number of shares sought to be purchased in the Offer, (v) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement), (vi) impose additional conditions to the Offer or (vii) otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Playa’s shareholders. The Playa Board also considered that: (i) if all conditions to the Offer have been satisfied or waived, as applicable, other than the Minimum Condition (or the Minimum Condition and certain other specified Offer Conditions), and (ii) Buyer has extended the offer on three or more occasions in consecutive periods of ten business days each, then Buyer may in its sole discretion reduce the threshold percentage for purposes of the Minimum Condition (the “Tender Threshold”) from 80% to 75% solely for purposes of consummating the Closing, which has the effect of increasing the certainty of completing the Offer.

Back-End Transactions. The Playa Board considered the terms of the Back-End Transactions, including that such transactions would enable Hyatt to acquire 100% of Playa’s business (through 100% ownership of New TopCo), in a manner that Hyatt indicated was necessary in order for Hyatt and its affiliates to obtain the operational, commercial and financial benefits Hyatt anticipated to receive as a result of the transaction. The Playa Board further considered the fact that Playa shareholders who do not tender their Shares pursuant to the Offer or during the Subsequent Offering Period will receive the same consideration for their New TopCo A Shares cancelled in the Back-End Transactions (but subject to applicable withholding taxes) as those Playa shareholders who tendered their Shares pursuant to the Offer or during the Subsequent Offering Period, without interest and subject to any required tax withholding. On balance, the Playa Board considered these proposed post-Closing transactions acceptable, because Hyatt indicated that it would not pursue an acquisition of Playa if it did not have the ability to acquire all of the outstanding Shares and, pursuant to such transactions (if effected), the holders of the Shares would not be required to hold a potentially illiquid, minority stake in Playa.

Tender and Support Agreements. The Playa Board considered the fact that the Supporting Shareholders had agreed to execute Tender and Support Agreements with Playa pursuant to which they (i) would be obligated to tender their Shares, representing, in the aggregate, approximately 9.8% of the outstanding Shares as of February 9, 2025, into the Offer, (ii) would commit to voting their respective Shares in favor of all resolutions proposed for adoption by Playa shareholders in accordance with the Offer’s terms at the Extraordinary General Meeting, (iii) would agree not to vote in favor of an alternative acquisition proposal from any third party and (iv) would agree not to solicit competing proposals or transfer any of their Shares without the prior written consent of Hyatt (subject to certain permitted exceptions).

Other Terms of the Purchase Agreement. The Playa Board considered the other terms and conditions of the Purchase Agreement, including, among other things, the parties’ representations, warranties and covenants, and the parties’ ability to terminate the Purchase Agreement. The Playa Board also considered certain provisions of the Purchase Agreement, including, among others:

•

the provisions in the Purchase Agreement that provide that the following, among other events, facts and conditions, are generally excluded from the determination of whether a “Company Material Adverse Effect” (as defined and more fully described in “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Purchase Agreement—Representations and Warranties” below) has occurred (subject to certain specified exceptions):

(i)

the execution and delivery of the Purchase Agreement or the announcement or pendency of the transactions contemplated by the Purchase Agreement, including any disruption in supplier, distributor, customer, partner, licensing or similar relationships or any loss of employees;

(ii)	actions expressly required to be taken pursuant to the Purchase Agreement or at the express written direction of Hyatt or Buyer;

(iii)

a downturn or other adverse development generally affecting the lodging industry (or segments therein in which Playa and its subsidiaries operate), including changes in regulatory conditions or applicable law; and

(iv)	general disruptions to financial, debt or securities markets, and any decline in the price of any security or market index;

•

that Playa will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, that Playa will not take a number of actions related to the conduct of its business without the prior written consent of Buyer, and that these covenants may limit the ability of Playa to pursue business opportunities that it would otherwise pursue;

•

That the adoption of the Back-End Resolutions at the Extraordinary General Meeting (or a subsequent general meeting of the Company) would allow Playa to gain greater certainty on the completion of the Offer and the other transactions contemplated by the Purchase Agreement;

•	the Tender Threshold being achieved being a prerequisite for consummating the Back-End Transactions;

•

that if Buyer has extended the Offer on three or more occasions in consecutive periods of 10 business days each in accordance with the Purchase Agreement, and all of the conditions of the Offer have been satisfied or waived other than (i) the Minimum Condition, (ii) the Resolutions Condition, (iii) the resignations or dismissal, by a general meeting, of the members of the Playa Board having been obtained, and (iv) a closing certificate signed by an executive officer of Playa, dated as of the Expiration Time, having been delivered to Buyer, certifying that certain Offer conditions have been satisfied, then Buyer may, in its sole discretion, reduce the threshold percentage for the Minimum Condition to 75% solely for purposes of consummating the Closing;

•	the requirement that Buyer provide for a Subsequent Offering Period of five business days following the Acceptance Time;

•

the importance of the Subsequent Offering Period in that it would allow non-tendering shareholders, who based on their personal circumstances may be subject to different and potentially adverse tax treatment (including withholding tax treatment) on the consideration received in respect of their New TopCo A Shares cancelled in connection with the Back-End Transactions (as compared to the Offer), an opportunity to tender their Shares during the Subsequent Offering Period and avoid such potential adverse tax treatment;

•

that, upon the effectiveness of the Cancellation, the Cancellation Consideration, less any applicable withholding taxes, including Dutch dividend withholding tax (dividendbelasting), and without interest, distributable to non-tendering Playa shareholders would be distributed promptly following completion of the Back-End Transactions, without Playa shareholders having to await the outcome of statutory buy-out proceedings or to collect such proceeds from the Dutch consignment office following such buy-out proceedings; and

•

Playa’s ability, subject to the limitations and conditions in the Purchase Agreement, to seek specific performance of Hyatt’s and Buyer’s obligations under the Purchase Agreement, including Hyatt’s and Buyer’s obligations to consummate the Offer.

Negotiation of Purchase Agreement. The Playa Board’s view is that the Purchase Agreement and related transaction documents were the product of arm’s length negotiations and contain customary terms and conditions.

Ability to Respond to Unsolicited Acquisition Proposals. The Playa Board considered its ability, at any time prior to the Expiration Time, in certain circumstances to make an Adverse Recommendation Change (as defined in the Purchase Agreement and described in the section of this proxy statement entitled “The Offer and the Other Transactions Contemplated by the Purchase Agreement—The Purchase Agreement—No Solicitation” beginning on page 74), or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement and described in the section of this proxy statement entitled “The Offer and the Other Transactions Contemplated by the Purchase Agreement—The Purchase Agreement—No Solicitation” beginning on page 74), to the extent that the failure to do so would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands and subject to certain other limitations in the Purchase Agreement and payment to Hyatt of termination compensation of $56.323 million in cash under certain circumstances.

Pre-Signing Market Check. The Playa Board considered that Playa, with the assistance of PJT Partners, conducted an extensive pre-signing market check that involved making inquiries of nine potential bidders, entered into confidentiality and non-disclosure agreements with six bidders, and received non-binding proposals from two other bidders.

The Playa Board also considered a number of uncertain risks or negative factors in its deliberations concerning the Purchase Agreement and the transactions contemplated thereby, including, among others:

No Ongoing Equity Interest in Playa. The Playa Board considered the fact that the shareholders of Playa will have no ongoing equity interest in Playa or Hyatt, meaning that the shareholders will cease to participate in Playa’s future growth or to benefit from increases in the value of the Shares or Hyatt Shares.

Inability to Solicit Other Takeover Proposals. The Playa Board considered the covenant in the Purchase Agreement prohibiting Playa from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied. The Playa Board noted the fact that Playa would be obligated to pay Hyatt termination compensation of $56.323 million in cash if the Purchase Agreement was terminated under certain circumstances, including if Playa terminated the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal, and that the amount of the termination compensation was reasonable in light of the size of the transaction. The Playa Board also noted that the termination compensation was necessary to induce Hyatt and Buyer to enter into the Purchase Agreement and, after taking into account Dutch fiduciary standards and customary terms and conditions relating to the non-solicitation provisions, would not in and of itself preclude or deter a third party with sufficient strategic interest and financial capability from making a competing proposal for Playa. The Playa Board considered that the Purchase Agreement permits Playa and the Playa Board to respond to an unsolicited competing proposal that the Playa Board determines is a Superior Proposal, subject to certain customary restrictions imposed by the Purchase Agreement and the requirement that Playa pay Hyatt termination compensation if Playa terminates the Purchase Agreement to enter into a definitive agreement with respect to a Superior Proposal.

Failure to Close. The Playa Board considered that the conditions to Buyer’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer and to consummate the transactions contemplated by the Purchase Agreement are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Playa’s control. The Playa Board also considered the fact that, if the Offer is not completed, Playa’s directors and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Offer, and Playa will have incurred significant transaction costs attempting to consummate the Offer. The Playa Board also considered the fact that, if the proposed transactions are not completed, the market’s perception of Playa’s continuing business could potentially result in a loss of customers, business partners, collaboration partners and employees and that the trading price of the Shares could be adversely affected.

Effect of Announcement. The Playa Board considered the effect of the public announcement of the transactions on Playa’s operations, Share price, employees, customers and suppliers as well as its ability to attract and retain key personnel while the transaction is pending and the possibility of any suit, action or proceeding in respect of the Purchase Agreement or the transactions contemplated thereby.

Termination Compensation and Expense Reimbursement. The Playa Board considered (i) the termination compensation of $56.323 million that may become payable pursuant to the Purchase Agreement under certain circumstances, including if Playa terminates the Purchase Agreement to accept a Superior Proposal, and the risk that the amount of the termination compensation could discourage potential alternative acquisition proposals and (ii) the obligation to reimburse Hyatt the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Hyatt and Buyer, up to $8 million, payable pursuant to the Purchase Agreement under certain circumstances.

Interests of Playa’s Directors. The Playa Board considered that the financial interests of Playa’s executive officers and directors may be different from or in addition to those of other shareholders, and considered whether a potential conflict of interest existed in relation to any of the directors of the Playa Board, believing that this was not the case.

Tax Treatment. The Playa Board considered that the receipt of the cash consideration by U.S. holders of Shares in the Offer, during the Subsequent Offering Period, and in the Back-End Transactions will be a taxable transaction for such holders for U.S. federal income tax purposes. The Playa Board also considered the applicable withholding taxes (including Dutch dividend withholding tax (dividendbelasting)) and other taxes, if any, that may be imposed on Playa’s shareholders in respect of proceeds received by non-tendering Playa shareholders in the Back-End Transactions.

Transaction Costs. The Playa Board considered the fact that Playa has and will continue to incur significant transaction costs and expenses in connection with the proposed transactions, regardless of whether or not such transactions are consummated.

Other Stakeholder Considerations

The Playa Board considered certain stakeholder considerations, including:

•

Employees. The Playa Board considered the opportunity for certain Playa employees to continue leveraging their talents as part of Hyatt, given Hyatt’s sound financial position, need to continue operation of the resorts acquired in the transaction, strong growth efforts, and the fact that the combined company is expected to be an industry leader. The Playa Board also considered Hyatt’s and Buyer’s agreement to provide (or cause one of its affiliates to provide) each Continuing Employee with at least a base salary wage rate that is no less than the base salary or base wage rate provided by Playa immediately prior to the Closing, a target annual incentive opportunity that is not less than the target annual cash incentive opportunity provided by Playa immediately prior to the Closing and health, welfare and retirement benefits that are no less favorable, in the aggregate, than either those provided to (a) such Continuing Employee by Playa or one of its subsidiaries immediately prior to the Closing or (b) similarly situated employees of Hyatt, as determined by Hyatt in its sole discretion. In addition, the Playa Board considered that each award of Continuing Award issued by Playa that is unvested and that remains issued and outstanding as of immediately prior to the Closing that is assumed by Hyatt and converted into a corresponding Assumed Award of restricted stock units covering a number of shares of Hyatt Class A common stock (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance- based Continuing Award, the number of shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award (consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed) by (ii) the quotient of (a) the average closing price per Share, as reported on the Nasdaq and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing, divided by (b) the average closing price per share for Hyatt Class A common stock, as reported on the New York Stock Exchange and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing. Notwithstanding the above, any performance-based Continuing Awards granted in 2024 will vest at the applicable maximum performance level. In addition, the Playa Board considered that for non-continuing employees, each award of restricted shares issued by Playa that is unvested and that remains issued and outstanding as of immediately prior to the Closing will be settled in cash. Notwithstanding the above, any performance-based Continuing Awards granted in 2024 will vest at the applicable maximum performance level.

•

Strength of Hyatt. The Playa Board considered that Hyatt’s extensive and deep relationships in the lodging industry will enable significant business enhancements and growth opportunities and an improved ability to serve the interests of Playa’s existing and potential guests. Hyatt, which carries an investment grade credit rating, also provides a significant enhancement in credit profile for current and future creditors. The Playa Board also considered that Hyatt would bring opportunities for certain of Playa’s employees and suppliers.

•

Playa Board Composition. The Playa Board considered the provisions of the Purchase Agreement that require at least two Independent Directors, selected by Playa and Buyer by mutual written agreement (if and to the extent they shall agree to continue to serve on the Playa Board after the Closing) to remain on the Playa Board after the Closing until the earliest to occur of (i) such time after the Acceptance Time as Buyer and its affiliates, in the aggregate, own 100% of the outstanding Shares and (ii) the Triangular Merger having become effective. To protect certain interests of the holders of Shares that are not tendered pursuant to the Offer or during the Subsequent Offering Period, the affirmative vote of the Independent Directors will be required for approving (a) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the non-tendering Playa shareholders, other than (i) pursuant to a rights issue by Playa or any other share issue where the non-tendering Playa shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in Playa (voorkeursrecht), or (ii) the Back-End Transactions and any transaction directed by Hyatt as agreed under certain specific terms of the Purchase Agreement, and (b) any other form of unequal treatment of non-tendering Playa shareholders (for the avoidance of doubt, excluding Hyatt, Buyer and their respective affiliates) relative to Hyatt, Buyer and their respective affiliates holding Shares that (a) prejudices or (b) would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the non-tendering Playa shareholders, but in any event not including the Back-End Transactions.

The discussion of foregoing factors considered by the Playa Board is intended to be a summary, and is not intended to be exhaustive; rather it summarizes the principal factors considered. In light of the variety of factors and the quality and amount of information considered, the Playa Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in (i) making the determination that on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement, the Offer and the transactions contemplated by the Purchase Agreement (including the Back-End Transactions) are in the best interests of Playa and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approving the Offer, the Purchase Agreement (including the execution, delivery, and performance of the Purchase Agreement) and the transactions contemplated by the Purchase Agreement, or (iii) determining, subject to the terms and conditions set forth in the Purchase Agreement, to support the Offer and the transactions contemplated by the Purchase Agreement and recommending acceptance of the Offer by the shareholders of Playa and recommending approval and adoption at the Extraordinary General Meeting of the Extraordinary General Meeting Proposals. Rather, the Playa Board made its determination based on the totality of all factors taken together. In considering the factors discussed above, individual directors may have given different weights to different factors.

Change of Recommendation

As described in the section of this proxy statement captioned “Recommendation of the Playa Board and Reasons for the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 47, and subject to the provisions described below, the Playa Board has made the recommendation that the holders of Shares vote “FOR” each of the Extraordinary General Meeting Proposals. The Purchase Agreement provides that the Playa Board may not effect a change of recommendation except as described below.

Playa has agreed that neither the Playa Board, nor any committee of the Playa Board, will directly or indirectly:

(a)

withhold, withdraw, qualify, amend or modify in a manner adverse to Hyatt or Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Hyatt or Buyer, the recommendation of the Playa Board to accept the Offer by the shareholders of Playa and the recommendation to approve and adopt the shareholder approvals at the Extraordinary General Meeting

(such recommendation, the “Playa Board Recommendation”) or fail to make, or include in the applicable Playa disclosure documents, the Playa Board Recommendation or the approval, adoption, recommendation, or declaration of advisability by the Playa Board or any committee thereof, of the Purchase Agreement, of the Offer or any of the other transactions contemplated by the Purchase Agreement, or make any public statement inconsistent with the Playa Board Recommendation;

(b)

recommend, adopt, declare advisable, submit to a vote of Playa’s shareholders or approve, or propose publicly to recommend, adopt, declare advisable, submit to a vote of Playa’s shareholders or approve, any Alternative Acquisition Proposal;

(c)	publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal;

(d)

fail to publicly recommend against any Alternative Acquisition Proposal or fail to reaffirm the Playa Board Recommendation, in either case within 10 business days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Hyatt to do so (or, if earlier, by the third business day prior to the Scheduled Expiration Time or the Extraordinary General Meeting or a subsequent general meeting of the Company, as applicable);

(e)

approve, authorize, adopt or recommend, or enter into, or permit Playa or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, purchase agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract (other than a confidentiality agreement in compliance with Playa’s non-solicitation covenant in the Purchase Agreement) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or requiring it (or that would require it) to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement; or

(f)	publicly propose to approve, recommend or permit any of the foregoing.

Opinion of PJT Partners

PJT Partners was retained by Playa to act as its financial advisor in connection with the transactions contemplated by the Purchase Agreement and, upon Playa’s request, to render its fairness opinion to the Playa Board in connection therewith. Playa selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of Playa’s industry and its knowledge and understanding of Playa’s business and affairs. At a meeting of the Playa Board on February 9, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated February 9, 2025, to the Playa Board that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Offer Consideration to be received by the holders of the Shares (other than Hyatt and its affiliates) in the transactions contemplated by the Purchase Agreement was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Playa Board, dated February 9, 2025, is attached as Annex B and incorporated into this recommendation statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Playa Board and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Playa Board, in its capacity as such, in connection with and for purposes of its evaluation of the transactions contemplated by the Purchase Agreement only. PJT Partners’ opinion does not constitute a recommendation as to any action the Playa Board should take with respect to the transactions contemplated by the Purchase Agreement or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Shares as to whether to tender such shares in the Offer or as to how any holder of the Shares should vote or otherwise act with respect to the transactions contemplated by the Purchase Agreement or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this recommendation statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of Playa;

•	reviewed certain internal information concerning the business, financial condition and operations of Playa prepared and furnished to PJT Partners by the management of Playa;

•

reviewed certain internal financial analyses, estimates and forecasts relating to Playa, including projections for fiscal years 2025 through 2030 that were prepared by or at the direction of and approved for PJT Partners’ use by the management of Playa (collectively, the “Projections”);

•

held discussions with members of senior management of Playa concerning, among other things, their evaluation of the transactions contemplated by the Purchase Agreement and Playa’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the Shares;

•	compared certain publicly available financial and stock market data for Playa with similar information for certain other companies that PJT Partners deemed to be relevant;

•	reviewed drafts, dated February 8, 2025, of the Purchase Agreement and Exhibits A, B-1 and B-2 thereto; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Playa Board, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Playa Board, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by Playa’s management, were reasonably prepared in accordance with industry practice and represented Playa management’s best-then currently available estimates and judgments as to the business and operations and future financial performance of Playa. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by Playa management. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of Playa since the respective dates of the last financial statements of Playa made available to PJT Partners. PJT Partners relied on Playa management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of Playa. PJT Partners further relied, with the consent of the Playa Board, upon the assurances of Playa’s management that they were not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was it furnished with any such verification, and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of Playa. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Playa, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of Playa or any of its subsidiaries under any applicable laws.

PJT Partners also assumed, with the consent of the Playa Board, that the final executed forms of the Purchase Agreement and each of the exhibits thereto would not differ in any material respects from the drafts reviewed by PJT Partners and that the consummation of the transactions contemplated by the Purchase Agreement (including the completion of the Back-End Transactions) would be effected in accordance with the terms and conditions of the Purchase Agreement and such exhibits thereto, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the transactions contemplated by the Purchase Agreement, no delay, limitation, restriction or condition would be imposed that would have a material effect on PJT Partners’ analysis or its opinion. PJT Partners also assumed that the representations and warranties made by Playa, Hyatt and Buyer in the Purchase Agreement, the exhibits thereto and the related agreements were and would be true and correct in all respects material to its analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the transaction contemplated by the Purchase Agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that Playa obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of Playa and its legal, tax and regulatory advisors with respect to such matters.

PJT Partners did not consider the relative merits of the transactions contemplated by the Purchase Agreement as compared to any other business plan or opportunity that might be available to Playa or the effect of any other arrangement in which Playa might engage, and PJT Partners’ opinion did not address the underlying decision by Playa to engage in the transactions contemplated by the Purchase Agreement. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of the Shares (other than Hyatt and its affiliates) of the Offer Consideration to be received by such holders in the transactions contemplated by the Purchase Agreement, and PJT Partners’ opinion did not address any other aspect or implication of the transactions contemplated by the Purchase Agreement, the Purchase Agreement, the exhibits thereto or any other agreement or understanding entered into or to be entered into in connection with the transactions contemplated by the Purchase Agreement or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the transactions contemplated by the Purchase Agreement to the holders of any other class of securities, creditors or other constituencies of Playa or as to the underlying decision by Playa to engage in the transactions contemplated by the Purchase Agreement. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Playa’s officers, directors or employees, or any class of such persons, relative to the Offer Consideration to be received by the holders of the Shares or otherwise.

PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date of the opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Playa or the transactions contemplated by the Purchase Agreement or as to the impact of the transactions contemplated by the Purchase Agreement on the solvency or viability of Playa or the ability of Playa to pay its obligations when they come due.

The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ opinion was provided to the Playa Board, in its capacity as such, in connection with and for the purposes of its evaluation of the transactions contemplated by the Purchase Agreement only and the opinion does not constitute a recommendation as to any action the Playa Board should take with respect to the transactions contemplated by the Purchase Agreement or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Shares as to whether to tender such shares in the Offer or as to how any holder of the Shares should vote or otherwise act with respect to the transactions contemplated by the Purchase Agreement or any other matter. In that regard, PJT Partners noted that management of Playa advised PJT Partners that holders of the Shares who do not tender in the Offer would generally be subject to Dutch dividend withholding tax in connection with their receipt of Offer Consideration in the Back-End Transactions and PJT Partners expressed no opinion with respect to such withholding tax.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the Shares but rather made its determination as to fairness, from a financial point of view, to the holders of the Shares of the Offer Consideration to be received by such holders pursuant to the Purchase Agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the transactions contemplated by the Purchase Agreement. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Playa Board. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Playa. None of Playa, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which such businesses may actually be sold. The financial analyses summarized below were based on the Projections and other financial information prepared and furnished to PJT Partners by or on behalf of Playa’s management, and used at the direction of Playa’s management and approved for PJT Partners’ use by the Playa Board. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for Playa, as of the closing trading price on February 5, 2025, and is not necessarily indicative of current or future market conditions. Calculations of implied equity values per share were rounded to the nearest $0.25. Fully diluted share numbers for Playa used below were provided by, and used at the direction of, Playa management.

Discounted Equity Value Analysis

In order to estimate the present value of the Shares, PJT Partners performed a discounted equity value (“DEV”) analysis of Playa on a standalone basis based on Playa’s implied future share price as of 2025 year end. A DEV analysis is a traditional valuation methodology used to derive Playa’s implied equity value by calculating the “present value” of estimated future measures of equity value of Playa to arrive at an implied price per share. In the context of a DEV analysis, “present value” refers to the current value of future amounts and is obtained by discounting those future amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of equity, expected returns and other appropriate factors.

PJT Partners calculated the DEV per share of the Shares as of December 31, 2024, on a standalone basis, based on Playa’s implied future share price as of 2025 year end, which was calculated by applying a range of multiples of 8.0x to 9.0x to estimated 2026 adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as provided by Playa’s management, subtracting Playa’s estimated net debt of approximately $854 million as provided by Playa’s management to calculate the implied total equity value of Playa as of 2025 year end, and then dividing by the assumed fully diluted number of the Shares as of December 31, 2025, as provided by Playa’s management and directed for PJT Partners’ use. PJT Partners discounted each such future share price to its present value using a cost of equity discount rate of 14.50%, which was selected based on PJT Partners’ estimate of the expected annual rate of return of an equity investor in Playa. This analysis resulted in range of equity values per Share on a standalone basis of $10.25 to $12.25. PJT Partners then compared this range of implied price per share of the Shares to (1) the Offer Consideration and (2) the unaffected closing share price of the Shares on December 20, 2024 of $9.61.

Discounted Cash Flow Analysis

In order to estimate the present value of the Shares as of December 31, 2024, PJT Partners performed a discounted cash flow (“DCF”) analysis of Playa. A DCF analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset.

To calculate the estimated enterprise value of Playa using the DCF method, PJT Partners added (a) Playa’s projected after-tax unlevered free cash flows for fiscal year 2025E through fiscal year end 2029E based on the Projections to (b) ranges of the “terminal value” of Playa as of December 31, 2029, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense, adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items. The residual value of Playa at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 8.0x to 9.0x to Playa’s 2030E adjusted EBITDA from the Projections. The range of after-tax discount rates of 10.00% to 11.00% was selected based on PJT Partners’ analysis of the weighted average cost of capital of Playa.

PJT Partners then calculated a range of implied equity values per Share by (i) subtracting Playa’s estimated net debt as of December 31, 2024 of approximately $888 million from, and (ii) adding a range of the sum of the present value of Playa’s net operating loss tax benefit of approximately $24 million to $25 million to, the estimated enterprise value derived using the DCF method using estimates of the annual tax savings estimated by management of Playa for the period 2025 through 2045 and applying the same range of discount rates described above. PJT Partners then divided the implied aggregate equity values by the assumed fully diluted number of the Shares as of December 31, 2025 (as provided by Playa’s management and directed for PJT Partners’ use), to calculate an illustrative range of implied value per Share of approximately $11.75 to $14.00, which PJT Partners compared to (1) the Offer Consideration and (2) the unaffected closing share price of the Shares on December 20, 2024 of $9.61.

Leveraged Buyout Analysis

PJT Partners performed a leveraged buyout analysis to determine the theoretical prices at which a hypothetical financial buyer might affect a leveraged buyout of Playa based on (i) Playa’s estimated after-tax levered free cash flows for 2025E through 2029E and (ii) estimated exit values for Playa derived by applying a range of multiples of 8.0x to 9.0x to Playa’s 2030E adjusted EBITDA which analysis assumed (i) approximately $10 million of savings related to public Playa costs in fiscal year 2025, (ii) savings growth of approximately 2% on annual basis, (iii) pro forma gross leverage of 5.5x, (iv) a minimum cash balance of $40 million, and (v) transaction fees of approximately $40 million, and required internal rates of return for the financial buyer ranging from 17.5% to 22.5%. Levered free cash flow was based on after-tax unlevered free cash flows adjusted for interest expense related to the gross leverage assumed above, cash taxes, capital expenditures for maintenance, capital expenditures for renovations, and changes in net working capital. Net debt at the end of the forecast period assumed maximum debt repayment through the forecast period, accounting for the minimum cash on the balance sheet described above.

This analysis indicated an implied range of purchase prices of the Shares of $9.75 to $12.25 per share, which PJT Partners compared to (1) the Offer Consideration and (2) the unaffected closing share price of the Shares on December 20, 2024 of $9.61.

Other Information

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•

Historical Stock Price Trading Analysis: PJT Partners reviewed the historical trading prices of the Shares during the 52-week period ending December 20, 2024, the business day prior to the public announcement of Playa’s entrance into an exclusivity agreement with Hyatt, which indicated low and high closing prices of the Shares during such period of $6.95 to $10.50, as compared to the Offer Consideration and the unaffected closing price of the Shares as of December 20, 2024 of $9.61; and

•

Discounted Analyst Price Target Analysis: PJT Partners also reviewed publicly available Wall Street research analysts’ share price targets in the next 14 months for the Shares published prior to December 20, 2024, the business day prior to the public announcement of Playa’s entrance into an exclusivity agreement with Hyatt (discounted to December 31, 2024 at an assumed cost of equity of 14.50%), which indicated a target share price range for the Shares of $8.00 to $12.50, as compared to the Offer Consideration and the unaffected closing price of the Shares as of December 20, 2024 of $9.61.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. The terms of the Purchase Agreement, including the Offer Consideration, were determined through arm’s-length negotiations between Playa and Hyatt, rather than PJT Partners, and the decision to enter into the Purchase Agreement was solely that of Playa and Hyatt.

PJT Partners prepared these analyses for purposes of providing its opinion to the Playa Board as to the fairness, from a financial point of view, as of the date of the written opinion of PJT Partners, of the Offer Consideration to be received by the holders of the Shares (other than Hyatt and its affiliates) pursuant to the Purchase Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Playa, Hyatt, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its and its affiliates’ investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As a leading global M&A, capital raising, restructuring and liability management, and governance and shareholder practices advisor, PJT Partners and its affiliates undertake significant client coverage efforts and have advised and/or discussed potential strategic transactions with a number of participants in Playa’s sector. Playa selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the hospitality industry specifically.

PJT Partners is acting as financial advisor to Playa in connection with the transactions contemplated by the Purchase Agreement. As compensation for its services in connection with the transactions contemplated by the Purchase Agreement, PJT Partners is entitled to receive from Playa an aggregate fee of approximately $26.2 million, $2.0 million of which became payable upon the delivery of PJT Partners’ opinion to the Playa Board and the remainder of which is contingent and payable upon the consummation of the transactions contemplated by the Purchase Agreement. Additionally, at the sole and absolute discretion of Playa, a discretionary fee of up to approximately $6.6 million may be payable to PJT Partners upon the consummation of the transactions contemplated by the Purchase Agreement. Playa has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to Playa, Hyatt or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its opinion, PJT Partners advised (i) Playa in connection with a refinancing transaction for which PJT Partners received fees of less than $5 million and (ii) Hyatt in connection with the sale of its vacation rental management business, Destination Residences, for which PJT Partners received fees of less than $5 million.

Certain Playa Management Projections

Although Playa periodically may issue limited financial guidance to investors, Playa does not as a matter of course make public long-term projections as to future Net Revenue and Adjusted EBITDA, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with negotiations with Hyatt, Playa’s management prepared and provided to the Playa Board in connection with its evaluation of the transactions contemplated by the Hyatt Purchase Agreement, and to Playa’s financial advisor, PJT Partners, for its use and reliance in connection with its financial analyses and opinion (described in the section entitled “The Offer—Opinion of PJT Partners” beginning on page 55 of this proxy statement), certain unaudited prospective financial information regarding Playa’s operations on a standalone basis for fiscal years 2025 through 2030 (the “Case A Management Projections”), and the Playa Board directed PJT Partners to rely on the Case A Management Projections for purposes of such financial analyses and opinion. In addition, in November 2024, management prepared and provided to Hyatt and its financial advisor, BDT & MSD, certain unaudited prospective financial information regarding Playa’s operations on a standalone basis for fiscal years 2025 through 2028 (the “Case B Management Projections”, and together with the Case A Management Projections, the “Management Projections”). The differences between the Case A Management Projections and the Case B Management Projections relate to the date on which they were prepared and more optimistic assumptions in the Case B Management Projections related to the recovery of the Jamaica segment and the timing of ramp-up of renovated resorts. Case A Management Projections reflected, in the view of Playa’s management, growth and operating assumptions that Playa’s management team viewed as generally conservative.

The summaries of the Management Projections below are included for the purpose of providing Playa shareholders access to certain non-public information that was furnished to the Playa board, PJT Partners, Hyatt and BDT & MSD, as applicable, in connection with the transaction and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Playa shareholder.

The Management Projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial projections, or GAAP, but, in the view of Playa’s management, were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Playa management’s knowledge and belief, the expected course of action and the expected future financial performance of Playa. The inclusion of the Playa management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement are cautioned not to place undue reliance on the Playa management forecasts. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, Playa’s management.

While presented with numeric specificity, the Management Projections were based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Playa’s business) that are inherently subjective and uncertain and are beyond the control of Playa’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to the business of Playa (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the section entitled “Forward-Looking Statements” beginning on page 24 of this proxy statement. The Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Playa shareholders are urged to review the most recent SEC filings of Playa for a description of Playa’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Playa’s Annual Report on Form 10-K for the year ended December 31, 2024.

None of Playa, or its officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Management Projections.

PLAYA UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE MANAGEMENT PROJECTIONS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

Playa may calculate certain non-GAAP financial metrics, including Net Revenue, Adjusted EBITDA and Unlevered Free Cash Flow using different methodologies. Consequently, the financial metrics presented in the Management Projections and in the sections of this proxy statement with respect to the opinion of Playa’s financial advisor may not be directly comparable those presented by other companies. Further, these financial metrics are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Playa’s performance. The Management Projections should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below Management Projections) in connection with a proposed transaction like the Hyatt transaction when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by PJT Partners for purposes of its opinion or by the Playa Board in connection with its consideration of the Hyatt transaction. Accordingly, Playa has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.

Playa has not made and makes no representation to any Playa shareholder, in the Purchase Agreement or otherwise, concerning the below unaudited prospective financial information or regarding the ultimate performance of Playa compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the Management Projections, Playa urges all shareholders not to place undue reliance on such information and to review Playa’s most recent SEC filings for a description of Playa’s reported financial results.

Neither Deloitte & Touche LLP nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.

Summary of Management Projections

Case A

	Fiscal Year Ended December 31,
	2025E	2026E	2027E	2028E	2029E	2030E
	(USD in millions)
	(unaudited)
Net Revenue(1)	894	984	1,022	1,055	1,080	1,106
Adjusted EBITDA(2)	248	295	310	317	322	325
Unlevered Free Cash Flow(3)	124	239	243	247	248	—

(1)

Playa defines Net Revenue to exclude cost reimbursements derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties, as this revenue is fully offset by reimbursable costs and has no net impact on operating income or net (loss) income, and excludes contract termination fees as they are not an indicator of the performance of our ongoing business.

(2)

Playa defines Adjusted EBITDA as net (loss) income, determined in accordance with U.S. GAAP, for the periods presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) (gain) loss on sale of assets; (b) loss on extinguishment of debt; (c) other income (expense); (d) repairs from hurricanes and severe weather; (e) share-based compensation; (f) other tax expense; (g) transaction expenses; and (h) severance expense. Adjusted EBITDA includes corporate expenses, which are overhead costs that are essential to support the operation of Playa, including the operations and development of our resorts.

(3)	Playa defines Unlevered Free Cash Flow as Adjusted EBITDA minus taxes, capital expenditures, and change in net working capital.

Case B

	Fiscal Year Ended December 31,
	2025E	2026E	2027E	2028E
	(USD in millions)
	(unaudited)
Net Revenue(1)	896	1,016	1,057	1,093
Adjusted EBITDA(2)	247	327	344	358

(1)

Playa defines Net Revenue to exclude cost reimbursements derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties, as this revenue is fully offset by reimbursable costs and has no net impact on operating income or net (loss) income, and excludes contract termination fees as they are not an indicator of the performance of our ongoing business.

(2)

Playa defines Adjusted EBITDA as net (loss) income, determined in accordance with U.S. GAAP, for the periods presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) (gain) loss on sale of assets; (b) loss on extinguishment of debt; (c) other income (expense); (d) repairs from hurricanes and severe weather; (e) share-based compensation; (f) other tax expense; (g) transaction expenses; and (h) severance expense. Adjusted EBITDA includes corporate expenses, which are overhead costs that are essential to support the operation of Playa, including the operations and development of our resorts.

Purchase Agreement

The following summary of certain provisions of the Purchase Agreement, and all provisions of the Purchase Agreement discussed herein are qualified in their entirety by reference to the Purchase Agreement itself, which is attached as Annex A and is incorporated herein by reference. Shareholders should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement.

This summary of the Purchase Agreement has been included to provide you with information regarding the Purchase Agreement’s terms. It is not intended to provide any other factual disclosures about Hyatt, Buyer, Playa, or their respective affiliates. The Purchase Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by disclosure schedules delivered by Playa to Buyer in connection with the Purchase Agreement (the “Disclosure Schedules”). The representations, warranties, agreements, and covenants in the Purchase Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Hyatt or Playa. In reviewing the representations, warranties, agreements and covenants contained in the Purchase Agreement or any descriptions thereof in this proxy statement, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Purchase Agreement to be characterizations of the actual state of facts or conditions of Hyatt, Buyer, Playa, or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since the date of the Purchase Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information provided herein and contained in the reports, statements, and filings that Hyatt and Playa publicly file. Please see the section of this proxy statement captioned “Where You Can Find More Information,” beginning on page 161.

Tender Offer

Pursuant to the terms of the Purchase Agreement, Buyer agreed to commence a tender offer to purchase all of the issued and outstanding Shares at a purchase price of $13.50 per Share payable in cash (the “Offer Consideration”), less applicable withholding taxes and without interest, to the holders thereof, as promptly as reasonably practicable after the date of the Purchase Agreement but in no event later than February 24, 2025 (the “Offer”). The obligations of Buyer to pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer are subject to the satisfaction or waiver of the Offer Conditions described below. In accordance with the terms and conditions of the Purchase Agreement and subject to the satisfaction or waiver of the Offer Conditions, Buyer must accept for payment (such time, the “Acceptance Time”) and promptly following the Expiration Time (but in any event within three business days thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). Buyer may elect, at any time and in its sole discretion, to waive, in whole or in part, any of the Offer Conditions and to change the terms or conditions of the Offer, except that Buyer cannot do any of the following without the prior written consent of Playa:

•	waive or change the Minimum Condition (except that the 80% threshold included therein may be lowered to 75% in certain circumstances pursuant to the Purchase Agreement);

•	decrease the Offer Consideration;

•	change the form of consideration to be paid in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	extend or otherwise change the Expiration Time, except as otherwise expressly provided in the Purchase Agreement; or

•	impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

The Purchase Agreement provides that the Offer will initially expire at 9:00 a.m. New York City time, or at such other time as the Parties may mutually agree, on the later date of (i) 21 business days following the commencement of the Offer and (ii) six business days after the date of the Extraordinary General Meeting (such initial expiration date and time of the Offer, the “Initial Expiration Time”), or, if the Offer has been extended pursuant to and in accordance with the Purchase Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been extended, the “Expiration Time”).

The Offer, which Buyer commenced on February 24, 2025, will expire at 5:00 pm New York City time on April 25, 2025, unless earlier terminated or extended in accordance with the Purchase Agreement.

Pursuant to the Purchase Agreement, Buyer may or must, as applicable, extend the Offer from time to time as follows:

•	Buyer must extend the Offer for the minimum period as required by any SEC rule, there staff thereof, or the NASDAQ applicable to the Offer;

•

If, at any then-scheduled expiration time of the Offer (a “Scheduled Expiration Time”), any of the Offer Conditions has not been (A) satisfied or (B) waived by Buyer (to the extent permissible under the Purchase Agreement and applicable law), then Buyer must extend the Offer, in each case in a consecutive period of up to ten business days (with each such period to end at 5:00 p.m. New York City time on the last business day of such period) (or such other duration as may be agreed to by Buyer and Playa) until such time as the Offer Condition(s) have been satisfied; provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any Scheduled Expiration Time, the Government Impediment Condition is not reasonably likely to be satisfied within such ten business day extension period, then Buyer may instead extend the Offer on such occasion for up to 20 business days; provided further, that (x) Buyer is not required to extend the Offer to a date later than the End Date and (y) if Buyer has already extended the Offer on three or more occasions, and at a given Scheduled Expiration Time all Offer Conditions other than the Minimum Condition (or the Minimum Condition and certain other specified Offer Conditions) have been satisfied or waived, Buyer is not required to (but may elect to) extend the Offer on any additional occasions; or

•	Buyer may extend the Offer to such other date and time as may be mutually agreed by Hyatt and Playa in writing.

Following the Expiration Time, Buyer must provide a subsequent offering period (“Subsequent Offering Period”) of five business days, in which event Buyer will (A) give the required notice of such Subsequent

Offering Period and (B) immediately accept for payment and promptly pay for all Shares validly tendered during such Subsequent Offering Period (in each case, within three business days of tender thereof). The final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for is known as the “Subsequent Closing Date.”

The Offer may not be terminated prior to the Initial Expiration Time or the Scheduled Expiration Time unless the Purchase Agreement is validly terminated. If the Purchase Agreement is validly terminated pursuant to its terms, Buyer will promptly terminate the Offer and not acquire any Shares.

Treatment of Equity Awards

The Purchase Agreement provides for the following treatment of Playa equity awards upon the payment by Buyer for all Shares tendered in the Offer prior to the Expiration Time:

Each restricted share issued by Playa that remains subject to one or more vesting conditions (each a “Playa Restricted Share”) and each restricted stock unit issued by Playa that remains subject to one or more vesting conditions (each, a “Playa RSU”), in each case, held by any non-executive director of Playa and certain non-continuing employees to be determined by Hyatt (each a “Terminating Award”) will become fully vested (with each Terminating Award that vests based on achievement of one or more performance goals vesting at either (i) target performance or (ii) the greater of actual and target performance, in each case, in accordance with the applicable award agreement memorializing such Terminating Award consistent with the relevant provisions applicable in contexts in which the Terminating Award is not assumed) and will be automatically converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying the Offer Consideration by the total number of vested Shares subject to such Terminating Award as of immediately prior to the Closing. In addition, any such Terminating Awards granted in 2024 will vest at the applicable maximum performance level. The applicable amounts will be paid through Playa’s payroll as soon as practicable but in no event later than five business days after the Closing.

Each award of Playa Restricted Shares and each award of Playa RSUs that is unvested and that remains issued and outstanding as of immediately prior to the Closing and that is not a Terminating Award (each a “Continuing Award”) will be assumed by Hyatt and converted into a corresponding award of restricted stock units covering a number of shares of Hyatt Class A common stock (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance- based Continuing Award, the number of shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award (consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed) by (ii) the quotient of (a) the average closing price per Share, as reported on the NASDAQ and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing, divided by (b) the average closing price per share for Hyatt Class A common stock, as reported on NYSE and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing (each resulting award covering Hyatt Class A common stock, an “Assumed Award”). Each Assumed Award will continue to be subject to, the same terms and conditions as applied to the corresponding Continuing Award as of immediately prior to the Closing (including dividend or dividend equivalent rights, as applicable but excluding any performance criteria), except that upon the termination of employment or service of an Assumed Award holder without “cause” or upon a termination of employment by the Assumed Award holder for “good reason,” either (i) within 12 months following the Closing for any such Assumed Award holder who is not a part of a group of certain identified Playa employees or (ii) within 24 months following the Closing for any such Assumed Award holder who is a part of a group of certain identified Playa employees, in either case such holder’s Assumed Awards will, subject to his or her timely execution of an effective release and waiver, vest in full and any post-vesting or other contractual holding periods will lapse.

Extraordinary General Meeting Resolutions to Be Adopted

The Purchase Agreement provides that Playa will hold an extraordinary general meeting (as contemplated by this proxy statement) (the “Extraordinary General Meeting”) to (i) provide information regarding the Offer; (ii) adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Playa Board for acts of management or supervision, as applicable, up to and including the date of the Extraordinary General Meeting to the fullest extent permitted under applicable law; (iii) adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors to replace the resigning members of the Playa Board (collectively with certain other related resolutions, if applicable, the “Director Resolutions”); and (iv) adopt resolutions to, subject to (A) the Acceptance Time having occurred and the Subsequent Offering Period having expired and (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Shares owned by Hyatt or any of its Affiliates, representing at least eighty percent (80%) of Playa’s issued and outstanding share capital (or, if Buyer has reduced the Minimum Condition, then seventy-five percent (75%) of Playa’s issued and outstanding share capital), excluding, for the avoidance of doubt, any Shares held by Playa in treasury (the “Tender Threshold”): (1) enter into the Triangular Merger; and (2) approve, to the extent required under applicable law, also within the meaning of Section 2:107a of the DCC, the Cancellation (the “Back-End Resolutions”).

Back-End Transactions

If (i) the Back-End Resolutions are adopted, (ii) the Tender Threshold has been achieved, and (iii) the Subsequent Offering Period has expired, then beginning on the final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for (the “Subsequent Closing Date”), Hyatt and Buyer must effectuate, or cause to be effectuated, and Playa and its subsidiaries must effectuate, if permissible under applicable law, the Back-End Transactions as follows:

•	prior to the Triangular Merger becoming effective, the Company will, in its capacity as sole shareholder of New TopCo, resolve to effectuate the Cancellation;

•	Playa, New TopCo and New Merger Sub will execute the notarial deed effecting the Triangular Merger no later than 23:59, local time, on the Subsequent Closing Date;

•

promptly after the Triangular Merger becomes effective but prior to the Cancellation becoming effective, Buyer will grant a loan to New TopCo for an amount in cash made available to New TopCo as immediately available funds equal to the product of (A) the number of New TopCo A Shares that will be issued and outstanding at the effective time of the Cancellation and (B) the Offer Consideration (such product being the amount needed for New TopCo to make the repayment and distribution to the holders of New TopCo A Shares as part of the Cancellation) (the “Loan”);

•

after the granting of the Loan but prior to the effective time of the Cancellation, the management board of New TopCo will resolve on approving the Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time does not know nor reasonably foresee that following the Cancellation New TopCo cannot continue to pay its due and payable debts; and

•	subject to the foregoing steps having been completed, the Cancellation will become effective at 00:30, local time, on the date that the Triangular Merger becomes effective.

Requested Transactions

Pursuant to the Purchase Agreement, Hyatt has the option, in its sole discretion and without requiring the consent of Playa or its shareholders (subject to any consents required by law), upon reasonable notice to Playa, to direct that Playa on the date on which Closing occurs (but subject to actual consummation of the Closing), sell or cause to be sold (i) all or any portion of the equity securities owned by Playa in one or more Playa subsidiaries at a price designated by Hyatt, and/or (ii) all or any portion of the assets of Playa or one or more of its subsidiaries at a price designated by Hyatt (clauses (i) and (ii) being “Requested Transactions”); provided that:

•	none of the Requested Transactions will delay or prevent the Closing or the expiration of the Subsequent Offering Period;

•

the Requested Transactions will be implemented as close as possible to the Closing (only after Hyatt and Buyer have confirmed in writing that all of the Offer Conditions have been satisfied or waived (to the extent permissible) and that Hyatt and Buyer are prepared to proceed with the Closing on the date on which Closing is scheduled to occur) (it being understood that in any event the Requested Transactions may, at Hyatt’s or Buyer’s election, be deemed to have occurred immediately prior to the consummation of such Closing);

•	neither Playa nor any subsidiary will be required to take any action in contravention of any laws, Playa’s organizational documents or any material Playa contract;

•

the consummation of any such Requested Transactions will be contingent upon the Tender Threshold having been achieved, the other Offer Conditions having been satisfied (or at the option of Hyatt or Buyer, waived) and the Closing having occurred; and

•

the Requested Transactions (or the inability to complete the Requested Transactions) will not affect or modify the obligations of Hyatt or Buyer under the Purchase Agreement, including their obligations to complete the Closing and pay the Offer Consideration promptly following the Expiration Time in accordance with the Purchase Agreement.

In the event that the Purchase Agreement is terminated prior to the Closing, Hyatt will, upon Playa’s request, reimburse Playa for all reasonable documented out-of-pocket costs and expenses incurred by Playa or any subsidiary in connection with any actions taken by Playa. Hyatt and Buyer also agree to indemnify and hold harmless Playa, its subsidiaries and its and their representatives from and against any and all liabilities suffered or incurred in connection with or as a result of taking any such actions, in each case prior to the Closing and except to the extent arising from any willful misconduct, gross negligence, bad faith or fraud.

Representations and Warranties

In the Purchase Agreement, Playa has made customary representations and warranties to Hyatt and Buyer that are subject to specified exemptions and qualifications contained in the Purchase Agreement and the Disclosure Schedules and to certain disclosures in Playa’s SEC filings publicly available at least two business days prior to the date of the Purchase Agreement, including representations relating to, among other things: its organization, valid existence, and standing under the laws of the jurisdiction in which its business is being conducted; its corporate power and authority relative to the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Back-End Transactions; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; its capitalization; its subsidiaries; public SEC filings and financial statements; internal controls and procedures over disclosures and financial reporting; compliance of disclosure documents; the absence of certain changes or events; the absence of undisclosed liabilities; compliance with laws, including sanctions and anti- corruption laws; the absence of litigation; real property; intellectual property matters; tax matters; employee benefit plan matters; employee and labor matters; environmental matters; material contracts; financial advisor fees; the opinion of Playa’s financial advisor with respect to the fairness of the Offer Consideration; insurance; anti-takeover measures; the accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the proxy statement; and related-party transactions. The representations and warranties in the Purchase Agreement made by Playa are, in certain cases, modified by “knowledge,” “materiality” and “Company Material Adverse Effect” qualifiers. For purposes of the Purchase Agreement, with respect to Playa, “knowledge” means the actual knowledge of certain employees of Playa, after reasonable inquiry of his or her direct reports. For purposes of the Purchase Agreement, “Company Material Adverse Effect” means an effect, event, state of facts, change, development, circumstance, condition or occurrence (each, an “Event”) that, individually or in the aggregate with other Events, (i) has had a material adverse effect on the business, financial condition, or results of operations of Playa and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of Playa to consummate the Offer. Clause (i) of the definition of Company Material Adverse Effect excludes Events relating to or arising from:

(A)

the announcement, negotiation, pendency or consummation of the transactions contemplated by the Purchase Agreement (including any disruption in supplier, distributor, customer, partner, licensing or similar relationships or any loss of employees) (subject to certain exceptions);

(B)

general business, economic or political conditions in the United States, the Netherlands, Jamaica, the Dominican Republic, Mexico or any other country or region in the world in which Playa or any of its subsidiaries conducts business or conditions in the global economy in general;

(C)

any Event generally affecting any financial, debt, credit, capital, banking or securities markets or conditions, including any disruptions thereof and any decline in the price of any security or any market index and any changes in interest rates or foreign exchange rates;

(D)

any Event that generally affects the industries or segments thereof in which Playa or any of its subsidiaries operates, including any change in regulatory conditions or applicable laws or changes in the interpretation of such regulatory conditions or applicable laws by governmental authorities;

(E)

any action requested by Hyatt or Buyer in writing or that is otherwise required to be taken by, or the failure to take any action prohibited by, the Purchase Agreement (including any disruption in supplier, distributor, customer, partner, licensing or similar relationships, any loss of employees, the Requested Transactions or any other act or Event arising from any action taken pursuant to the provisions summarized under “Requested Transactions” above);

(F)

any failure to meet projections, forecasts, or revenue or earning predictions for any period (it being understood that the underlying facts and circumstances giving rise to any such failure may, if not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur);

(G)

any change in accounting requirements or principles required by GAAP, Title 9 of Book 2 of the Dutch Civil Code or International Financial Accounting Standards (or the interpretation of the same) or required by any change in applicable law after the date of the Purchase Agreement;

(H)	any changes in laws or tariffs issued by any governmental authority after the date of the Purchase Agreement;

(I)	natural disasters or acts of nature; or

(J)

any national or international political, military or social conditions or changes in social or labor conditions or disruption, destruction or material damage to any material infrastructure, including (1) civil unrest, protests and public demonstrations and any responses thereto, (2) the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, including any ongoing conflict, and in each case, any escalations thereof, acts of armed hostility, sabotage, cyberattacks or other international or national calamity or any material worsening or escalation of such conditions, (3) the occurrence or the escalation of any military or terrorist attack upon the United States, Mexico, the Dominican Republic, Jamaica or any other country, or any of the territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, Mexico, the Dominican Republic or Jamaica or any other country, (4) any declaration by a governmental authority of a national emergency, (5) any flood, earthquake, hurricane or other natural disaster, weather-related conditions, explosions or fires in any country or region in the world, (6) any actual or potential sequester, stoppage, shutdown, default or similar Event by or involving any governmental authority, (7) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union or (8) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any applicable law issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or other similar governmental body or other industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions in response to an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, pronouncement or guideline or interpretation thereof following the date of Purchase Agreement or any material worsening of such conditions existing as of the date of the Purchase Agreement; provided, that any Event arising out of or attributable to matters described in any of clauses (B), (C), (D), (G), (H), and (J), other than (J)(5), will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Event disproportionately affects Playa and its subsidiaries, taken as a whole, as compared with other companies operating in the same industry or industries and markets in which Playa and its subsidiaries operate.

In the Purchase Agreement, Hyatt and Buyer have also made customary representations and warranties to Playa that are subject to specified exemptions and qualifications contained in the Purchase Agreement. Buyer’s representations and warranties are, in certain cases, modified by “knowledge,” “materiality,” or “Parent Material Adverse Effect.” For purposes of the Purchase Agreement, “Parent Material Adverse Effect” means any Event that prevents or materially impairs the ability of Hyatt or Buyer to consummate the transactions contemplated by the Purchase Agreement.

Buyer’s and Hyatt’s representations and warranties relate to, among other things: organization, valid existence and standing of Hyatt and Buyer; corporate power and authority in respect of the Purchase Agreement and the transactions contemplated by the Purchase Agreement; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; the accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; the availability of sufficient funds to satisfy Buyer’s obligations under the Purchase Agreement; the ownership of Shares by Hyatt, Buyer or their subsidiaries; the absence of litigation; the absence of certain agreements with Playa shareholders; brokers fees; and foreign ownership.

None of the representations and warranties contained in the Purchase Agreement will survive the Acceptance Time.

Conduct of Playa Pending the Closing

From the date of the Purchase Agreement until the Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except as (a) expressly required by the Purchase Agreement or (b) as may be consented to in advance by Hyatt or Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Playa has agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and (ii) use its commercially reasonable efforts to preserve intact in all material respects its business organizations, ongoing businesses and material business relationships with suppliers, vendors, governmental authorities and other persons with which Playa has material business relationships and keep available the services of its present officers and key employees. From the date of the Purchase Agreement until the Closing or the earlier termination of the Purchase Agreement in accordance with its terms, except (w) to the extent required by law or the regulations or requirements of NASDAQ, (x) as expressly required by the Purchase Agreement, (y) as may be consented to in advance or in writing by Hyatt or Buyer (such consent not to be unreasonably withheld, delayed, or conditioned) or as may be directed by Hyatt in accordance with the Requested Transactions or (z) as set forth on the Disclosure Schedules, Playa will not, and will cause its subsidiaries not to:

1.	amend, adopt any amendment, or otherwise change (whether by merger, conversion or otherwise) any of the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, operating agreements, limited liability or limited company agreements or partnership agreements, or similar organizational agreements, of Playa and its subsidiaries, as applicable, as amended and in effect on the date of Purchase Agreement;

2.	except as permitted by item 8 below,

•

(i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any lien), deliver, redeem, repurchase or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any lien), delivery, redemption, repurchase of or sale of, any shares of capital stock or any other equity securities of Playa or any subsidiary, other than the settlement of Playa restricted stock units and the removal of restrictions for Playa restricted shares outstanding in each case, in accordance with the terms of such restricted stock units and restricted shares, as applicable, provided that, in the event that Playa is required to make a performance determination prior to the Closing, such determination will be made in the ordinary course of business, or

•	(ii) adjust or amend the rights of, or any term of, any shares of capital stock or any other equity securities of Playa or any subsidiary (including Playa equity awards);

3.	•

(i) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other person or business or equity securities of any other person,

•

(ii) make any investment in any other person by purchase of stock or equity securities, contributions to capital or property transfers, except in each case of the foregoing clauses (i)-(ii), for acquisitions by Playa or any subsidiary from a Playa subsidiary, or

•	(iii) enter into any joint venture, partnership or profit sharing arrangement with any third party;

4.

sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to, any owned Playa property, or place or permit any lien thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except for permitted liens;

5.

(i) amend, renew, extend, modify, terminate or waive any rights under, in each case, in any material respect, any real property lease, any Playa contract required to be listed on the Disclosure Schedules, any management agreement or any related-party agreement, except for (a) the exercise of any renewal or extension set forth in a real property lease or Playa contract (other than a franchise agreement) expiring between the date of the Purchase Agreement and the Closing to the extent such renewal or extension is for no more than one year from the date of such expiration and does not include any other material modifications; or (b) the entering into of any real property lease, any Playa contract that that if entered into prior to the date of the Purchase Agreement would be required to be listed on certain subsections of the Disclosure Schedules, any management agreement or any related-party agreement;

6.	•

(i) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) solely among Playa and any of its wholly-owned subsidiaries or between any wholly- owned subsidiaries in each case in the ordinary course of business or (B) payment in respect of any key money or guarantee set forth on a schedule to the Purchase Agreement in accordance with the terms of the applicable management agreement in effect as of the date hereof, or

•

(ii) make, authorize or enter into any commitment for or incur any capital expenditures in excess of $5 million individually or $10 million in the aggregate; provided, however, that the foregoing clause (ii) will in no way prohibit Playa from making any necessary capital expenditures (a) in connection with an emergency or casualty at any Playa property, provided that such expenditures do not exceed $10 million with respect to such emergency or casualty event and are reasonably required in order to protect life, health, safety or property in the case of such emergency or casualty, or (b) subject to the terms of the Purchase Agreement, as described in Playa’s current capital expenditure plan;

7.	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than

•

(i) indebtedness incurred between Playa and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or guarantees by Playa of indebtedness of any wholly-owned subsidiary of Playa, in each case in the ordinary course of business, and

•

(ii) indebtedness in the ordinary course of business pursuant to Playa’s existing credit agreement, in an amount not to exceed the amount of such indebtedness outstanding at execution of the Purchase Agreement;

8.	Except as required or expressly permitted by the terms of a Playa benefit plan (as in existence on the date of the Purchase Agreement), applicable law or the terms of any applicable labor agreement,

•

(i) increase the annualized compensation, benefits or perquisites of any current or former Playa service provider (other than annual increases in base salary or hourly wage rate, as applicable, (x) for any Playa service provider with a title below the level of senior vice president, regional vice president or general manager, (y) for Playa service providers with a title at or above the level of senior vice president, regional vice president or general manager who are located in the United States, so long as such increases do not to exceed four (4%) percent individually or in the aggregate and (z) for Playa service providers with a title at or above the level of senior vice president, regional vice president or general manager who are located outside of the United States, so long as such increases do not to exceed six (6%) percent individually or in the aggregate; provided that, for each of clauses (x)-(z), such increases are in the ordinary course of business of Playa and its subsidiaries, which includes any such increases associated with promotions or market-based adjustments that occur in the ordinary course of business of Playa and its subsidiaries),

•	(ii) grant any equity (or equity-based) award to any current or former Playa service provider,

•	(iii) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current or former Playa service provider,

•	(iv) establish, adopt, enter into, amend or terminate any Playa benefit plan or labor agreement except in order to comply with a duty to engage in collective bargaining and with notice to Buyer,

•	(v) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Playa benefit plan,

•

(vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Playa benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP,

•

(vii) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former Playa service provider,

•

(viii) hire or terminate (other than terminations for “cause”) any Playa service provider who is at the senior vice president, regional vice president or general manager level or promote or appoint any person to a position with a title of senior vice president, regional vice president, or general manager or higher, or

•	(ix) loan or advance any money or other property to any current or former Playa service provider;

9.	effectuate, engage in or provide notice of a “plant closing” or “mass layoff” or other similar material reduction in force or redundancy;

10.	either:

•	(A) cancel any material indebtedness (other than intercompany indebtedness canceled in compliance with applicable law);

•	(B) waive, release, grant, or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or

•

(C) commence any legal action seeking an amount in excess of $5 million, except in connection with a breach of the Purchase Agreement or any other agreements contemplated by the Purchase Agreement or otherwise related to the transactions contemplated by the Purchase Agreement;

11.

waive, release, assign, settle, pay, discharge, satisfy or compromise any claims, liabilities, indebtedness or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and including as it relates to any action other than tax audits, which are addressed in item 14 below), other than waivers, releases, assignments, settlements or compromises in respect of actions that

•

(i) with respect to the payment of monetary damages, involve payment of monetary damages (excluding any portion of such payment payable under an insurance policy) that do not exceed $5 million individually or $10 million in the aggregate,

•	(ii) do not involve the imposition of any injunctive relief against Playa or any subsidiary and

•

(iii) do not provide for any admission of liability by Playa or any subsidiary, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct, or

•

(iv) with respect to any action relating to the Purchase Agreement or the transactions related to the Purchase Agreement involving any present, former or purported shareholder in accordance with the Purchase Agreement;

12.

convene any general meeting (algemene vergadering) of the shareholders of Playa other than the Extraordinary General Meeting, Playa’s annual general meeting, or as otherwise permitted by the Purchase Agreement (unless Playa determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable law);

13.

make (i) any material change to its methods of accounting, except as required by a change in GAAP, Title 9 of Book 2 of the DCC or International Financial Accounting Standards, or (ii) any change to its accounting policies, principles or practices unless required by GAAP or the rules and regulations of the SEC;

14.	either:

•	(i) adopt (other than consistent with past practice or required by law) or change any material method of tax accounting, except as required by law,

•	(ii) settle or compromise any tax audit or other proceeding relating to a material amount of tax or enter into a closing agreement any similar or analogous agreement for with any tax authority,

•	(iii) make any entity classification election or make, change or revoke any other material tax election or file any material amended tax return,

•	(iv) agree or consent to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes or

•	(v) except as described in the Purchase Agreement, request a ruling from any tax authority relating to taxes;

15.	either:

•	(i) form any subsidiary (except, for the avoidance of doubt, as provided for in the Purchase Agreement),

•

(ii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of Playa or any subsidiary (other than as contemplated by the Purchase Agreement), as applicable,

•	(iii) adjust, split, combine, subdivide, exchange or reclassify any equity securities of Playa or any subsidiary,

•

(iv) declare, set aside or pay or make any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any equity securities of Playa or any subsidiary (except for dividends or distributions paid by any of its wholly-owned subsidiaries to Playa or other wholly-owned subsidiaries, in compliance with law),

•	(v) enter into any contract with respect to the voting or registration of its share capital or any other equity securities of Playa or any subsidiary, or

•

(vi) register the offer or sale of any class of debt or equity securities pursuant to the United States Securities Act of 1933 or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the Exchange Act;

16.	either:

•	(i) enter into a new line of business outside of the business of Playa and its subsidiaries conducted as of the date of the Purchase Agreement,

•	(ii) discontinue or abandon or materially change any existing line of business of Playa and its subsidiaries, or

•	(iii) operate, manage or provide services under any brand other than those brands used in Playa’s and its subsidiaries’ business existing as of the date of the Purchase Agreement;

17.

fail to maintain in full force and effect, or fail to renew or replace with a comparable insurance policy (to the extent available on substantially the same terms, including price), any existing material insurance policy of Playa or any subsidiary; or

18.	agree, resolve, or commit to do any of the foregoing.

No Solicitation

Playa has agreed (a) not to, (b) to cause its subsidiaries and its and their respective directors, officers, employees with the title of senior vice president or above, financial advisors and investment bankers not to, (c) to instruct its and its subsidiaries’ other representatives not to, and will not authorize and will use its reasonable best efforts to cause such other representatives not to, and (d) not to publicly announce any intention to, directly or indirectly:

•

solicit, initiate, or knowingly facilitate or encourage (including by providing or making available personnel, non-public information or cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined below);

•

other than directing persons to the non-solicitation covenant contained in the Purchase Agreement, enter into, continue or otherwise participate or engage in any discussions or negotiations, or otherwise knowingly cooperate or knowingly facilitate in any way any effort by any third party regarding or in furtherance of any Alternative Acquisition Proposal; or

•

authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, purchase agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract (whether or not binding) with respect to an Alternative Acquisition Proposal.

Playa has also agreed that it will, and will cause each of its subsidiaries and its and their respective directors, officers, employees with the title of senior vice president or above, financial advisors and investment bankers to, and will direct its and its subsidiaries’ other representatives (and in any event use its reasonable best efforts to cause such other representatives) to, immediately cease and terminate any solicitations, discussions, negotiations or communications with any person conducted prior to the date of the Purchase Agreement with respect to any Alternative Acquisition Proposal, and has agreed not to release or waive any standstill obligations in any existing confidentiality agreements (other than in accordance with the terms of any standstill provision in effect as of the date of the Purchase Agreement).

Playa also agreed to promptly (but in any event no later than February 12, 2025) (i) request that each person that executed a confidentiality agreement prior to the date of the Purchase Agreement in connection with its consideration of any Alternative Acquisition Proposal return or destroy all confidential information furnished to or for the benefit of such person or its representatives prior to delivery of such request and (ii) terminate, or cause to be terminated, any data room or other diligence access of each such person and its representatives.

Prior to the Expiration Time, if Playa receives an unsolicited bona fide written Alternative Acquisition Proposal, Playa may, subject to certain specified conditions, take the following actions upon giving notice to Hyatt:

•	furnish non-public information with respect to Playa and its subsidiaries to the person or group making such Alternative Acquisition Proposal, provided that,

•

prior to furnishing or providing access to any such non-public information, it receives from such person or group an executed confidentiality agreement containing terms not less favorable in the aggregate to Playa as the terms contained in the existing confidentiality agreement between Hyatt and Playa are to Hyatt or Buyer, and which may not contain any exclusivity provision or other term that would restrict, in any manner, Playa’s ability to consummate the transactions contemplated by the Purchase Agreement or to comply with its disclosure or other obligations to Hyatt and Buyer pursuant to the Purchase Agreement, and

•

upon furnishing or providing access to such person or group (or its representatives), or as promptly as practicable after it is provided to such person or group (or its representatives) (but in any event within 36 hours thereafter), it furnishes such non-public information to Hyatt or Buyer, to the extent it has not previously done so; and

•	engage in, enter into or otherwise participate in discussions or negotiations with such person or group (and their representatives) with respect to such Alternative Acquisition Proposal.

Such actions are subject to (a) the Playa Board or a duly authorized committee of the Playa Board having determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and (ii) the failure to take such action would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands and (b) the submission of such Alternative Acquisition Proposal not having resulted or arisen from a breach of Playa’s obligations under the non-solicit covenant in the Purchase Agreement (provided that Playa and the Playa Board, or a duly authorized committee thereof, may correspond in writing with a person who has actually submitted an Alternative Acquisition Proposal (and its representatives) to notify such person it requires clarification of the terms and conditions of such Alternative Acquisition Proposal and to request such clarification so as to determine whether such Alternative Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (a “Clarification Request”), so long as Playa provides Hyatt with a copy of such Clarification Request within 36 hours of delivery).

Playa is required to provide Buyer and Hyatt as promptly as practicable (and in any event within 36 hours) after receipt of (w) any response to a Clarification Request, (x) any Alternative Acquisition Proposal, (y) any request for non-public information from a person under facts and circumstances that make it reasonably apparent that such person is considering making, has made, or intends to make an Alternative Acquisition Proposal, or (z) any request for non-public information from a person that informs Playa that it is considering making, has made, or intends to make, an Alternative Acquisition Proposal, in the case of clause (w), a copy of such response to the Clarification Request, and in all other cases, written notice of the material terms and conditions of such Alternative Acquisition Proposal or request and, the identity of the person or group making any such response, Alternative Acquisition Proposal or request if not previously provided. Commencing upon the provision of any notice referred to above and continuing until such response, Alternative Acquisition Proposal, or request is withdrawn, (a) Playa will keep Hyatt and Buyer reasonably apprised, on a reasonably current basis, of any material developments with respect to discussions and negotiations concerning any such Alternative Acquisition Proposal or request or inquiry (and within 36 hours of any change to the material terms thereof) and (b) Playa will, as promptly as practicable (and in any event within 36 hours following the receipt or delivery thereof), provide Hyatt and Buyer with copies of all written proposals or proposed transaction agreements (including any schedules, exhibits or attachments thereto), and all amendments thereto, in respect of such Alternative Acquisition Proposal.

For the purposes of the Purchase Agreement, an “Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest, or offer from any person or “group” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), other than Hyatt and its affiliates, relating to any of the following:

•

any merger, consolidation, share exchange or similar business combination transaction involving Playa or any of its subsidiaries that would result in such person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act), after giving effect to such transaction, more than 20% of the outstanding equity securities of Playa;

•

any sale, transfer or other disposition to such person or group of any of Playa’s or any of its subsidiaries’ assets (including stock or other ownership interests of a Playa subsidiary) representing more 20% of the assets of Playa and its subsidiaries on a consolidated basis (as determined on a fair market value basis);

•

any issuance, sale or other disposition by Playa of securities (or options, rights or warrants to purchase, or other securities convertible into or exercisable or exchangeable for, such securities) to such person or group representing more than 20% of the outstanding equity securities of Playa; or

•

any tender offer or exchange offer that, if consummated, would result in such person or group acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding equity securities of Playa, after giving effect to such transaction.

For the purposes of the Purchase Agreement, a “Superior Proposal” means a bona fide unsolicited written Alternative Acquisition Proposal that did not result from a violation of Playa’s obligations under the non-solicitation covenant in the Purchase Agreement, which the Playa Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the person making the proposal (and taking into account any amendment or modification to the Purchase Agreement proposed by Hyatt or Buyer) is:

•	reasonably likely to be consummated; and

•	on balance more favorable to the interests of Playa and its shareholders, employees and other stakeholders than the transactions contemplated by the Purchase Agreement.

As used in the definition of “Superior Proposal,” “Alternative Acquisition Proposal” has the meaning assigned to it in its definition above, except that each reference to “20%” in such definition will instead be deemed to be a reference to “50%.”

Playa has agreed that neither the Playa Board, nor any committee of the Playa Board, will directly or indirectly:

(a)

withhold, withdraw, qualify, amend or modify in a manner adverse to Hyatt or Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Hyatt or Buyer, the Playa Board Recommendation or fail to make, or include in the applicable Playa disclosure documents, the Playa Board Recommendation or the approval, adoption, recommendation, or declaration of advisability by the Playa Board or any committee thereof, of the Purchase Agreement, of the Offer or any of the other transactions contemplated by the Purchase Agreement, or make any public statement inconsistent with the Playa Board Recommendation;

(b)

recommend, adopt, declare advisable, submit to a vote of Playa’s shareholders or approve, or propose publicly to recommend, adopt, declare advisable, submit to a vote of Playa’s shareholders or approve, any Alternative Acquisition Proposal;

(c)	publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal;

(d)

fail to publicly recommend against any Alternative Acquisition Proposal or fail to reaffirm the Playa Board Recommendation, in either case within 10 business days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Hyatt to do so (or, if earlier, by the third business day prior to the Scheduled Expiration Time or the Extraordinary General Meeting or a subsequent general meeting of the Company, as applicable); or

(e)	publicly propose to approve, recommend or permit any of the foregoing;

(any action described in clauses (a) through (e) above, an “Adverse Recommendation Change”).

In addition, Playa has agreed that neither the Playa Board, nor any committee of the Playa Board, will (i) approve, authorize, adopt or recommend, or enter into, or permit Playa or any subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, purchase agreement, acquisition agreement, option agreement joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement in compliance with Playa’s non-solicitation covenant in the Purchase Agreement) (a) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (b) requiring it (or that would require it) to abandon, terminate, or fail to consummate the transactions contemplated by the Purchase Agreement (an “Alternative Acquisition Agreement”) or (ii) publicly propose to approve, recommend or permit any of the foregoing.

Solely in response to a Superior Proposal received by the Playa Board after the date of the Purchase Agreement, the Playa Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change and thereafter validly terminate the Purchase Agreement in accordance with its terms to enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions are met:

(a)	Playa has not violated any of its obligations under the non-solicitation covenant in the Purchase Agreement in any material respect with respect to such Superior Proposal;

(b)

the Playa Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate the Purchase Agreement to enter into a definitive agreement in respect of such Superior Proposal would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands;

(c)	Playa has provided Hyatt and Buyer at least four business days’ prior written notice, which states expressly:

•	that Playa has received a Superior Proposal;

•	the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the person or group making the Superior Proposal); and

•	that, subject to clause (d) below, the Playa Board has determined to effect an Adverse Recommendation Change and/or effect a Superior Proposal Termination (as defined below), as applicable;

(d)

Playa’s written notice described in clause (c) above appends, or Playa has contemporaneously provided an unredacted copy of, the most current version of the Alternative Acquisition Agreement (and all ancillary agreements thereto), and other material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal will require a new notice two business days in advance);

(e)

prior to making such an Adverse Recommendation Change or effecting a Superior Proposal Termination, as applicable, unless otherwise requested in writing by Hyatt and Buyer, Playa has engaged in good faith negotiations with Hyatt and Buyer during the applicable notice period described above to amend the Purchase Agreement in a manner such that the relevant Alternative Acquisition Proposal ceases to constitute a Superior Proposal; and

(f)

no earlier than the end of the applicable notice period described above, the Playa Board has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, taking into account any revised terms of the Purchase Agreement proposed by Hyatt and Buyer, such Alternative Acquisition Proposal continues to constitute a Superior Proposal and that a failure to effect an Adverse Recommendation Change and/or effect a Superior Proposal Termination to enter into a definitive agreement in respect of such Superior Proposal would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands.

In addition, the Playa Board may, upon the occurrence of any Intervening Event (as defined below), at any time prior to the Expiration Time, make an Adverse Recommendation Change only if all of the following conditions are met:

(a)	Playa has provided Hyatt and Buyer at least four business days’ prior written notice, which:

•	sets forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change; and

•	states expressly that, subject to clause (d) below, the Playa Board has determined to effect an Adverse Recommendation Change;

(b)

the Playa Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands;

(c)

prior to making such an Adverse Recommendation Change, unless otherwise requested by Hyatt and Buyer, Playa has engaged in good faith negotiations with Hyatt and Buyer during the notice period described in clause (a) above to amend the Purchase Agreement in response to the Intervening Event in such a manner that the failure of the Playa Board to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (d) below would no longer be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands; and

(d)

no earlier than the end of the notice period described in clause (a) above, the Playa Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Intervening Event and taking into account any revised terms proposed by Hyatt and Buyer, the failure to effect an Adverse Recommendation Change would be inconsistent with the Playa directors’ fiduciary duties under the laws of the Netherlands.

For purposes of the above described terms of the Purchase Agreement, “Intervening Event” means a material event, development or change in circumstances occurring or arising after the date of the Purchase

Agreement and prior to the Expiration Time, which was not known to the Playa Board (or if known, the consequences of which were not reasonably foreseeable to the Playa Board as of the date of the Purchase Agreement) and that did not arise as a result of any actions taken by Playa in breach of the Purchase Agreement, provided that in no event will any of the following constitute an “Intervening Event”: (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any change in the market price or trading volume of the Shares or any changes in the ratings or the ratings outlook for Playa or any of Playa’s subsidiaries; (3) the execution and delivery or announcement of the Purchase Agreement, or the identity of Hyatt or Buyer; or (4) the fact that Playa meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period. In certain cases of the foregoing clauses (2)-(4), the underlying cause or causes of such fact or change may constitute an Intervening Event.

The Purchase Agreement does not prohibit Playa or the Playa Board from (A) taking and disclosing to Playa shareholders a position contemplated by Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or by Rule 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to Playa’s shareholders that is required by law or if the Playa Board determines in good faith that the failure to make such disclosure would reasonably be expected to be inconsistent with its duties under law; provided that neither Playa nor the Playa Board is permitted to recommend that Playa’s shareholders tender any securities in connection with any tender offer or exchange offer that is an Alternative Acquisition Proposal or otherwise effect an Adverse Recommendation Change, except as permitted in the Purchase Agreement.

Financing Cooperation

Playa has agreed to, and to cause its subsidiaries to, and to cause its and their respective officers, employees and advisors to, reasonably cooperate in connection with the arrangement of financing for the transactions contemplated by the Purchase Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Playa or its subsidiaries.

Each of Hyatt and Buyer have agreed to use reasonable best efforts to obtain financing in an amount sufficient, together with any other sources available to Hyatt and Buyer, to provide Buyer funds sufficient to consummate the transactions contemplated by the Purchase Agreement and to pay the related fees and expenses on the Closing. The obtaining of any financing is not a condition to the Closing. If financing has not been obtained, Hyatt and Buyer will continue to be obligated, prior to any valid termination of the Purchase Agreement, and subject to the fulfillment or waiver of the conditions of the Offer, to complete the Offer and consummate the transactions contemplated by the Purchase Agreement.

Further Action; Efforts

Buyer and Playa have each agreed to, and Hyatt has agreed to cause Buyer to, execute and deliver all deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the transactions contemplated by the Purchase Agreement and to carry out the purposes and intent of the Purchase Agreement.

Playa, Hyatt, and Buyer have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Purchase Agreement, including (a) promptly obtaining all authorizations, consents, orders, and approvals from any governmental authority or other entity that may be, or become, necessary for the performance of their respective obligations under the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement, (b) taking all actions that may be requested by any such governmental authority to obtain such authorizations, consents, orders, and approvals, and (c) avoiding entry of any legal orders, or effecting the dissolution of any such legal orders, that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Purchase Agreement. These efforts include, but are not limited to, (i) making all required filings with respect to the Ley Federal de Competencia Económica—Economic Competition Federal Law of Mexico and any other applicable antitrust laws within 15 business days of the date of the Purchase Agreement, and (ii) responding as promptly as reasonably practicable to any inquiries or requests received from any governmental authority in connection with antitrust or related matters.

Playa, Hyatt, and Buyer will consult and cooperate with one another and consider in good faith the views of one another in connection with any proceedings relating to antitrust laws, and each will provide to the other, in advance, any material written analyses, presentations, memoranda, briefs, and proposals made or submitted to any governmental authority in connection with such proceedings. Each party may (i) limit the disclosure of commercially sensitive portions of such materials to the outside counsel or consultants of the other parties or (ii) redact portions of such materials to the extent necessary to address reasonable privilege concerns.

Hyatt, Buyer and their respective subsidiaries are not required to, and Playa and its subsidiaries agree not to, without the prior consent of Hyatt, (i) agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of, or otherwise encumber or impair or take any other action with respect to Hyatt’s, Buyer’s or any of their subsidiaries’ or Playa’s or any of its subsidiaries’ ability to own or operate any assets, properties, businesses or product lines of Hyatt, Buyer or their respective subsidiaries or any assets, properties, businesses or product lines of Playa or any of its subsidiaries; (ii) agree to structural, behavioral, or conduct relief with respect to the behavior of Hyatt, Buyer or Playa and any of their subsidiaries; or (iii) otherwise take any action that, in each case of clauses (i) through (iii), would or would reasonably be expected to, individually or in the aggregate, be material to Playa and its subsidiaries (taken as a whole), Hyatt and its subsidiaries (taken as a whole) or Playa, Hyatt and their respective subsidiaries (taken as a whole).

Employees and Employee Benefits

For a period beginning on the date of the Closing and ending on the first anniversary of such date, each employee of Playa or its subsidiaries as of immediately prior to the Closing who remains employed by Hyatt, Buyer or any of their affiliates immediately following the Closing (each, a “Continuing Employee”) will receive from Hyatt or Buyer (or their applicable affiliate) (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual incentive opportunity (which may be in the form of cash and/or equity incentives as determined by Hyatt in its sole discretion) that is not less than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing and (iii) health, welfare and retirement benefits (excluding all defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control or similar plans, policies or agreements) that are no less favorable, in the aggregate, than either those provided to (a) such Continuing Employee immediately prior to the Closing or (b) similarly situated employees of Hyatt, as determined by Hyatt in its sole discretion.

Hyatt will, and will cause each of its affiliates to, honor in accordance with their terms all Playa plans providing for severance or separation pay, employment terms, incentive, change in control or similar benefits, in any case, applicable to Continuing Employees to the extent in effect immediately prior to the Closing.

Each Continuing Employee will be credited with his or her years of service for purposes of eligibility, vesting and benefit level under any employee vacation, severance or paid time off benefit plan, program, policy, agreement or arrangement, or any retirement or savings plan of Hyatt, or its applicable affiliates (excluding benefit accrual under any defined benefit pension or similar arrangement), maintained by Hyatt and its affiliates in which such Continuing Employee is eligible to participate following the Closing to the same extent that such service was recognized under a corresponding Playa benefit plan and to the extent that there is no duplication of benefits.

In addition, Hyatt and its affiliates will use commercially reasonable efforts to waive all limitations as to any preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to each Continuing Employee under any plans providing medical, dental, hospital, pharmaceutical or vision benefits that such Continuing Employee participates in after the Closing and honor any payments, charges and expenses of Continuing Employees that were applied toward the deductible and out-of-pocket maximums under the corresponding Playa benefit plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments prior to the Closing under a corresponding Hyatt benefit plan during the calendar year in which the Closing occurs.

Compensation Arrangements

Prior to the Acceptance Time, Playa (acting through the Playa Board) will take all steps that may be required to cause each employment compensation, severance or other employee benefit arrangement that has been or after the date of the Purchase Agreement will be entered into by Playa or any of its subsidiaries with any current or former Playa service provider and to ensure such arrangements fall with the safe harbor provisions of Rule 14d-10(d) under the Exchange Act. Promptly after Hyatt or any of its affiliates entering into any such arrangement with any current or future Playa service provide, Hyatt will provide to Playa all information concerning such arrangements as may reasonably be needed by Playa to comply with the terms of the Purchase Agreement.

Directors’ and Officers’ Indemnification and Insurance

For six years after the Closing, subject to certain specified exceptions, Hyatt will indemnify and hold harmless each of the managers, directors, officers, and fiduciaries under benefit plans of Playa or its subsidiaries (each, in such capacity, an “Indemnified Person”) in respect of acts or omissions taken or omitted to be taken by such Indemnified Persons prior to the date of the Closing, in each case to the fullest extent permitted by applicable law and under Playa’s and its subsidiaries’ organizational documents and indemnification agreement(s) with such Indemnified Person. In addition, Hyatt will honor Playa’s and its subsidiaries’ existing indemnification obligations in respect of such Indemnified Persons under Playa’s and its subsidiaries’ current organizational documents and indemnification agreements. Subject to certain specified conditions and limitations, Hyatt will advance expenses incurred in the defense of any action or investigation with respect to such matters subject to indemnification.

Prior to the Closing, Playa will obtain, and Hyatt will be obligated to maintain for six years following the Closing, a “tail” insurance policy for directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions of Indemnified Persons prior to the Closing, with the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than, Playa’s existing insurance policy or policies in effect as of the date of the Purchase Agreement. If the total cost for such D&O Insurance exceeds 250% of the annual premium paid by Playa for the existing D&O Insurance for the 2024 fiscal year (the “Premium Cap”), and if Playa is unable to obtain the insurance for an amount equal to or less than the Premium Cap, then Playa will only be required to obtain, and Hyatt will only be required to maintain for the specified period, a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap.

If Hyatt or Buyer (i) consolidates with or merges into any other person and is not the continuing or surviving entity or (ii) liquidates, dissolves or winds-up, or transfers all or substantially all of its properties and assets to any person, then, the surviving entity or transferee of such assets or property, as applicable, must assume the foregoing indemnification and insurance obligations.

Such terms will survive the Closing and may not be terminated or modified in any manner that is adverse to the Indemnified Persons, who are expressly agreed to be third-party beneficiaries of, and entitled to enforce, the foregoing indemnification and insurance obligations.

Transaction Litigation

Playa will promptly notify Hyatt and Buyer of any action brought, or, to Playa’s knowledge, threatened in writing, against Playa or any of its executive officers, the Playa Board or any member thereof, or any Playa subsidiary relating to the Purchase Agreement or the transactions contemplated thereby and will keep Hyatt and Buyer informed on a reasonably current basis with respect to the status thereof. Except as otherwise set forth in the Purchase Agreement with regards to regulatory approvals, Playa will control any action brought against Playa or any of its subsidiaries or their directors or officers relating in any way to the Purchase Agreement or the transactions contemplated thereby; provided that Playa will give Hyatt and Buyer the right to (a) reasonably participate in the defense and settlement of any such action against Playa, its directors or its officers relating to the Purchase Agreement or the transactions contemplated by the Purchase Agreement and (b) no such settlement will be agreed to without Hyatt’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Playa will promptly notify Hyatt and Buyer of any such litigation related to the Purchase Agreement or the transactions contemplated thereby brought, or threatened, against Playa, members of the Playa Board or any subsidiary of Playa and will keep Hyatt and Buyer informed on a reasonably current basis with respect to the status thereof. Hyatt will give prompt notice to Playa of any action commenced against Hyatt or Buyer relating to or involving Hyatt or Buyer that relates to the Purchase Agreement or the transactions contemplated by the Purchase Agreement.

Conditions to the Closing of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Hyatt’s and Buyer’s right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Purchase Agreement, but subject to compliance with any applicable rules and regulations of the SEC, neither Hyatt nor Buyer will be required to accept for payment or pay for any Shares unless each of the following conditions to the Offer has been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) as of the Expiration Time in accordance with the Purchase Agreement (collectively, the “Offer Condition”):

(a)	the Minimum Condition (including as the threshold therein may be reduced in accordance with its terms);

(b)	the Government Impediment Condition;

(c)

the representations and warranties of Playa in the Purchase Agreement are, as of the Expiration Time (or such earlier date as expressly specified therein), either, as applicable, (a) true and correct in all respects, (b) true and correct in all but de minimis respects, (c) true and correct in all material respects or (d) true and correct, except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect (as defined in the Purchase Agreement)) would not have a Company Material Adverse Effect;

(d)

Playa has performed or complied with, in all material respects, each of the obligations, agreements and covenants it is required to comply with or perform under the Purchase Agreement at or prior to the Expiration Time;

(e)	the Material Adverse Effect Condition;

(f)	the directors who are being replaced have resigned or been dismissed, by Playa’s general meeting, from the Playa Board in accordance with the Purchase Agreement;

(g)	the Resolutions Condition;

(h)

Playa has delivered to Buyer a certificate signed by an executive officer of Playa dated as of the Expiration Time certifying that the conditions to the Offer specified in (c), (d), and (e) above have been satisfied; and

(i)	the Purchase Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Hyatt and Buyer and may be asserted by Hyatt or Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable, by Hyatt or Buyer in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of Hyatt or Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC. The failure by Hyatt or Buyer at any time to exercise any of the foregoing rights is not to be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions, and the exclusion of any event from a particular condition does not mean that such event may not be included in another condition. However, Buyer will not, and Hyatt will cause Buyer not to (without the prior written consent of Playa): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Playa shareholders.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated and the transactions contemplated by the Purchase Agreement may be abandoned at any time prior to the Acceptance Time:

•	by mutual written consent of Playa and Hyatt;

•	by either Playa or Hyatt, if:

•

the Acceptance Time has not occurred on or before 11:59 p.m., New York City time, on October 9, 2025 (an “End Date Termination”) as such date may be extended pursuant to the mutual written consent of Hyatt and Playa (the “End Date”), provided that the End Date Termination will not be available to any party that is in breach of, or which has breached, the Purchase Agreement where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

•

the Legal Restraints Condition is not satisfied and the applicable law or order has become final, permanent and non-appealable (a “Restraints Termination”), provided that the party seeking to exercise the Restraints Termination must have complied in all material respects with its obligations under the Purchase Agreement summarized under “Regulatory Approvals; Efforts” above; or

•

the Offer has expired in accordance with its terms, without all of the conditions to the Offer having been satisfied, and has not been extended by Buyer (a “Condition Failure Termination”), provided that the Condition Failure Termination will not be available to any party if such party is in breach of, or has breached, the Purchase Agreement where such breach proximately caused the Offer to expire without all of the conditions to the Offer having been satisfied, and will not be available to Hyatt if Buyer has not extended the Offer in circumstances where Buyer was required to extend the Offer under the Purchase Agreement;

•	by Hyatt:

•

if, prior to the purchase of any Shares pursuant to the Offer, Playa breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement (other than a willful breach of its obligations contained in the non-solicitation covenant in the Purchase Agreement), which breach or failure, individually or in the aggregate, would result in any of the conditions to the Offer not being satisfied and such breach or failure by its nature cannot be cured or has not been cured by the earlier of (a) the second business day immediately prior to the End Date and (b) 30 days after receipt by Playa of written notice of such breach or failure (a “Playa Breach Termination”), provided that a Playa Breach Termination will not be available if Hyatt is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement;

•

following an Adverse Recommendation Change or a willful breach of any of Playa’s obligations under the non-solicitation covenant in the Purchase Agreement, which are summarized under “No Solicitation” above; or

•

if the Extraordinary General Meeting has been held and been concluded and the (i) Director Resolutions have not been adopted or (ii) the resolutions related to the Back-End Transactions have not been adopted, in each case at the Extraordinary General Meeting or a subsequent general meeting (or any adjournment or postponement thereof) at which a vote on such approval was taken (an “Extraordinary General Meeting Termination”); provided that Hyatt will not be entitled to terminate the Purchase Agreement pursuant to the Extraordinary General Meeting Termination if a subsequent general meeting has been held and concluded at which the Director Resolutions and the resolutions related to the Back-End Transactions (or whichever of the foregoing was not approved at the Extraordinary General Meeting) have been adopted;

•	by Playa:

•

in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of the non-solicitation covenant in the Purchase Agreement; provided, that (i) substantially concurrently with such termination, Playa pays the Termination Compensation (as defined below) and (ii) Playa has not breached any of its obligations under the non-solicitation covenant in the Purchase Agreement in any material respect with respect to such Superior Proposal (a “Superior Proposal Termination”);

•

if Hyatt or Buyer breaches any of its representations or warranties or fails to perform any of its covenants, obligations or agreements set forth in the Purchase Agreement, which breach or failure (A) would result in any of the conditions to the Offer not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by the earlier of the second business day immediately prior to the End Date and 30 days after receipt by Hyatt of written notice of such breach or failure (a “Buyer Breach Termination”), provided that a Buyer Breach Termination will not be available if Playa is at that time in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements under the Purchase Agreement; or

•

if (A) the Acceptance Time has occurred, (B) Hyatt and Buyer have failed to pay or cause to be paid (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (and excluding any Shares that may have been tendered as of such time during the Subsequent Offering Period) to the extent required under the Purchase Agreement, (C) Playa delivers written notice to Hyatt demanding that Hyatt or Buyer make (or cause to be made) such payment and (D) Hyatt or Buyer fail to make (or cause to be made) such payment within three business days of receiving such notice.

Effect of Termination. If the Purchase Agreement is validly terminated in accordance with its terms, notice of such termination will be given to the non-terminating party or parties specifying the provision of the Purchase Agreement pursuant to which such termination is made. Subject to certain specified exceptions, the Purchase Agreement will immediately become void and of no effect, without any liability on the part of any party to the Purchase Agreement (or its directors, officers, employees, shareholders, representatives, agents or advisors). Certain provisions of the Purchase Agreement, including provisions restricting public disclosure of the transactions contemplated by the Purchase Agreement and governing termination of the Purchase Agreement (and certain other miscellaneous provisions) will survive termination of the agreement. In addition, no party to the Purchase Agreement will be relieved of any liability for damages resulting from such party’s fraud (in the event another party is finally determined by a court of competent jurisdiction to have committed fraud against such party) or willful breach of the Purchase Agreement prior to such termination. Termination of the Purchase Agreement will not affect the existing confidentiality agreement between Hyatt and Playa, which will continue in accordance with its terms.

Termination Payments. In the event that the Purchase Agreement is terminated pursuant to the End Date Termination or the Condition Failure Termination (in each case, in the event that the Minimum Condition and/or the Resolutions Condition have not been satisfied as at the time of such termination) or pursuant to the Extraordinary General Meeting Termination, Playa will reimburse Hyatt for up to $8 million of the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Hyatt or Buyer in connection with the transactions contemplated by the Purchase Agreement (the “Expense Reimbursement”). In addition, Playa has agreed to pay Hyatt a fixed termination compensation of approximately $56.3 million (the “Termination Compensation”) if:

•	Playa terminates the Purchase Agreement pursuant to a Superior Proposal Termination;

•

Hyatt terminates the Purchase Agreement due to an Adverse Recommendation Change or willful breach by Playa of any of Playa’s obligations under the non-solicitation covenant in the Purchase Agreement; or

•	The following occurs:

(A)	an Alternative Acquisition Proposal has been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time,

(B)

thereafter, the Purchase Agreement is validly terminated by (1) Playa or Hyatt pursuant to an End Date Termination, (2) Playa or Hyatt pursuant to a Condition Failure Termination and the Minimum Condition has not been satisfied as of the Expiration Time (provided that the Government Impediment Condition has been satisfied as of such date) or (3) Hyatt pursuant to a Playa Breach Termination or an Extraordinary General Meeting Termination, and

(C)

prior to the date that is 12 months following the date of such termination, Playa enters into a definitive agreement with any third party with respect to, or consummates, any transaction of the type described in the definition of Alternative Acquisition Proposal (provided that, for purposes of the foregoing, any reference in such definition to 20% will instead be deemed a reference to 50%).

Governing Law; Exclusive Forum

The Purchase Agreement, and any claims or causes of action that may be based on, arise out of or relate to the Purchase Agreement or the transactions contemplated by the Purchase Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of the Purchase Agreement, will be governed by and construed in accordance with Delaware law, without regard to choice or conflict of law principles, except in the case of any matters concerning or implicating the Playa Board’s fiduciary duties. Any such matters concerning or implicating the Playa Board’s fiduciary duties will be governed by and construed in accordance with the applicable fiduciary duty laws of the Netherlands.

Under the Purchase Agreement, each of Hyatt, Buyer and Playa (a) irrevocably and unconditionally submitted to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then of the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then of any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agreed that any actions arising in connection with or relating to the Purchase Agreement or the transactions contemplated thereby will be brought, tried, and determined only in the Chosen Courts, (d) waived any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (e) agreed that it will not bring any action relating to the Purchase Agreement or the transactions contemplated by the Purchase Agreement in any court other than the Chosen Courts.

Specific Performance

The parties to the Purchase Agreement have agreed that money damages would be both incalculable and an insufficient remedy for any breach of the Purchase Agreement by such party and that any such breach would cause the other party irreparable harm. In addition, the parties to the Purchase Agreement agreed that in the event of a breach or threatened breach of the Purchase Agreement, each other party will be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other party at law or in equity.

Tender and Support Agreements

The following summary description of the Tender and Support Agreements and all other provisions of the Tender and Support Agreements discussed herein are qualified in their entirety by reference to such Form of Tender and Support Agreement, which is attached hereto as Annex C, and which is incorporated into this proxy statement by reference. You should read the entire Form of Tender and Support Agreement in its entirety for a more complete description of the provisions summarized below.

Concurrently with the execution of the Purchase Agreement, in order to induce Playa, Hyatt and Buyer to enter into the Purchase Agreement, Playa’s executive officers, consisting of Bruce D. Wardinski (Chairman and Chief Executive Officer), Ryan Hymel (EVP and Chief Financial Officer), Greg Maliassas (EVP and Chief Operating Officer), Tracy M.J. Colden (EVP and General Counsel), Fernando Mulet (EVP and Chief Investment Officer) and Dayna Blank (EVP and Chief People Officer), and certain of Playa’s directors, consisting of Hal Stanley Jones, Elizabeth Lieberman, Jeanmarie Cooney, Maria M. Miller, Leticia Navarro and Karl I. Peterson (together, the “Support Shareholders”) entered into separate Tender and Support Agreements with Playa. Shares owned or controlled by the Support Shareholders and subject to the Tender and Support Agreements comprise, in the aggregate, approximately 9.8% of the outstanding Shares. Subject to the terms and conditions of the Tender and Support Agreements, the Support Shareholders have agreed, among other things, to tender their respective Shares in the Offer and to vote in favor of all resolutions proposed for adoption by Playa shareholders in accordance with the Offer’s terms at the Extraordinary General Meeting or a subsequent general meeting of the Company. The Support Shareholders have also agreed (a) not to tender their Shares or vote in favor of an Alternative Acquisition Proposal and (b) not to solicit competing proposals or transfer any of their Shares without the prior written consent of Playa (subject to certain permitted exceptions). The Tender and Support Agreements will terminate upon the Closing or an earlier termination of the Purchase Agreement.

Interests of the Directors and Executive Officers of Playa in the Offer and the Transactions Contemplated by the Purchase Agreement

When considering the recommendation of the Playa Board that you vote to adopt each of the Extraordinary General Meeting Proposals, you should be aware that our directors and executive officers may have interests in the offer and the other transactions contemplated by the Purchase Agreement that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Playa Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Purchase Agreement, in approving the Offer, the Purchase Agreement (including the execution, delivery and performance thereof) and the transactions contemplated by the Purchase Agreement and in recommending that the Extraordinary General Meeting Resolutions be adopted by the shareholders of Playa. For the purpose of each of the Playa plans and agreements described below, the consummation of the Offer and the other transactions contemplated by the Purchase Agreement will constitute a “change in control,” “change of control” or term of similar meaning with respect to Playa.

Insurance and Indemnification of Directors and Executive Officers

For six years after the Closing, subject to certain specified exceptions, Hyatt will indemnify and hold harmless each of the managers, directors, officers, and fiduciaries under benefit plans of Playa or its subsidiaries (each, in such capacity, an “Indemnified Person”) in respect of acts or omissions taken or omitted to be taken by such Indemnified Persons prior to the date of the Closing, in each case to the fullest extent permitted by applicable law and under Playa’s and its subsidiaries’ organizational documents and indemnification agreement(s) with such Indemnified Person. In addition, Hyatt will honor Playa’s and its subsidiaries’ existing indemnification obligations in respect of such Indemnified Persons under Playa’s and its subsidiaries’ current organizational documents and indemnification agreements. Subject to certain specified conditions and limitations, Hyatt will advance expenses incurred in the defense of any action or investigation with respect to such matters subject to indemnification.

Prior to the Closing, Playa will obtain, and Hyatt will be obligated to maintain for six years following the Closing, a “tail” insurance policy for directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions of Indemnified Persons prior to the Closing, with the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than, Playa’s existing insurance policy or policies in effect as of the date of the Purchase Agreement. If the total cost for such D&O Insurance exceeds 250% of the annual premium paid by Playa for the existing D&O Insurance for the 2024 fiscal year (the “Premium Cap”), and if Playa is unable to obtain the insurance for an amount equal to or less than the Premium Cap, then Playa will only be required to obtain, and Hyatt will only be required to maintain for the specified period, a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap.

If Hyatt or Buyer (i) consolidates with or merges into any other person and is not the continuing or surviving entity or (ii) liquidates, dissolves or winds-up, or transfers all or substantially all of its properties and assets to any person, then, the surviving entity or transferee of such assets or property, as applicable, must assume the foregoing indemnification and insurance obligations.

Such terms will survive the Closing and may not be terminated or modified in any manner that is adverse to the Indemnified Persons, who are expressly agreed to be third-party beneficiaries of, and entitled to enforce, the foregoing indemnification and insurance obligations.

Treatment of Playa Equity Awards

The Purchase Agreement provides for the following treatment of Playa equity awards upon the payment by Buyer for all Shares tendered in the Offer prior to the Expiration Time:

•

Each Playa Restricted Share and Playa RSU, in each case, that is a Terminating Award held by any non-executive director of Playa and certain non-continuing employees to be determined by Hyatt will become fully vested, with each Terminating Award that vests based on achievement of one or more performance goals vesting at either (i) target performance or (ii) the greater of actual and target performance (in each case, in accordance with the applicable award agreement memorializing such Terminating Award consistent with the relevant provisions applicable in contexts in which the Terminating Award is not assumed) and will be automatically converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying the Offer Consideration by the total number of vested Shares subject to such Terminating Award as of immediately prior to the Closing. In addition, any such Terminating Awards granted in 2024 will vest at the applicable maximum performance level. The applicable amounts will be paid through Playa’s payroll as soon as practicable, but no later than five business days following the Closing.

•	Each Continuing Award, or award of Playa Restricted Shares and each award of Playa RSUs that is unvested and that remains issued and outstanding as of immediately prior to the Closing and that is not a Terminating Award will be assumed by Hyatt and converted into a corresponding award of restricted stock units covering a number of shares of Hyatt Class A common stock (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance-based Continuing Award, the number of shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award (consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed) by (ii) the quotient of (a) the average closing price per Share, as reported on the Nasdaq and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing, divided by (b) the average closing price per share for Hyatt Class A common stock, as reported on NYSE and by Bloomberg L.P., for the 20 trading days ending on the trading day immediately preceding the date of the Closing (each resulting award covering Hyatt Class A common stock, an “Assumed Award”). Notwithstanding the above, any performance-based Continuing Awards granted in 2024 will vest at the applicable maximum performance level. Each Assumed Award will continue to be subject to, the same terms and conditions as applied to the corresponding Continuing Award as of immediately prior to the Closing (including dividend or dividend equivalent rights, as applicable but excluding any performance criteria), except that upon the termination of employment or service of an Assumed Award holder without “cause” or upon a termination of employment by the Assumed Award holder for “good reason,” either (i) within 12 months following the Closing for any such Assumed Award holder who is not a part of a group of certain identified Playa employees or (ii) within 24 months following the Closing for any such Assumed Award holder who is a part of a group of certain identified Playa employees, in either case such holder’s Assumed Awards will, subject to his or her timely execution of an effective release and waiver, vest in full and any post-vesting or other contractual holding periods will lapse.

The following table summarizes, as of March 20, 2025, the outstanding and unvested Playa Restricted Shares that are subject to time-based vesting conditions (“Playa Time-Based Restricted Stock”) and Playa Restricted Shares that are subject to performance-based vesting conditions (“Playa Performance-Based Restricted Stock”) held by each executive officer and director of Playa, and the cash consideration that each of them may become entitled to receive in respect of such Playa Time-Based Restricted Stock awards and outstanding and unvested Playa Performance-Based Restricted Stock awards, assuming that (i) such awards are each Terminating Awards and (ii) continued employment or service as an executive officer or director, as applicable, through the Closing and based on the Offer Consideration (without subtraction of applicable withholding taxes and other deductions due). No executive officer or director of Playa holds any Playa RSUs.

	Playa Time- Based Restricted Stock (#)(1)	Resulting Consideration ($)(2)	Playa Performance- Based Restricted Stock (#)(3)	Resulting Consideration ($)(2)	Total Resulting Consideration ($)(4)
Executive Officers
Bruce D. Wardinski	370,534	5,002,209	996,625	13,454,438	18,456,547
Ryan Hymel	173,241	2,338,754	461,071	6,224,459	8,563,213
Greg Maliassas	164,818	2,225,043	441,268	5,957,118	8,182,161
Fernando Mulet	173,241	2,338,754	461,071	6,224,459	8,563,213
Tracy M.J. Colden	102,021	1,377,284	270,326	3,649,401	5,026,685
Non-Executive Directors
Jeanmarie Cooney	9,259	124,997	—	—	124,997
Hal Stanley Jones	9,259	124,997	—	—	124,997
Mahmood Khimji	9,259	124,997	—	—	124,997
Elizabeth Lieberman	9,259	124,997	—	—	124,997
Maria Miller	9,259	124,997	—	—	124,997
Leticia Navarro	9,259	124,997	—	—	124,997
Karl Peterson	9,259	124,997	—	—	124,997

TOTAL	1,048,668	14,157,023	2,630,361	35,509,875	49,666,898

(1)	With respect to each non-employee director and executive officer, the amounts in this column represent all unvested Playa Time-Based Restricted Stock awards held by such director or executive officer.
(2)

The amounts in this column are equal to the product of (i) the total number of Shares subject to the Playa Time-Based Restricted Stock awards and Playa Performance-Based Restricted Stock awards identified in column (1) or column (3) respectively, as applicable, multiplied by (ii) $13.50.

(3)

The amounts in this column represent the number of Playa Performance-Based Restricted Stock awards held by each executive officer and director which will vest upon the Closing based on (i) for Playa Performance- Based Restricted Stock granted in 2023, maximum performance level based on actual performance; (ii) for Playa Performance-Based Restricted Stock granted in 2024, at the maximum performance level based on the terms of the Purchase Agreement, and (iii) for Playa Performance-Based Restricted Stock granted in 2025, target performance level.

(4)	The amounts in this column are equal to the sum of the amounts in the “Resulting Consideration” columns.

Severance and Change of Control Arrangements for Executive Officers

Bruce D. Wardinski Employment Agreement

Playa Resorts Management, LLC (“Playa Management”), a wholly-owned subsidiary of Playa, entered into an employment agreement with Mr. Wardinski, effective September 25, 2024 (the “Wardinski Employment Agreement”). The Wardinski Employment Agreement provides that if Mr. Wardinski’s employment is terminated by Playa Management without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in his employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment and an amount equal to two times his discretionary annual bonus at the target amount then in effect, paid in 24 monthly installments;

•

payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan; and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employment agreement, Mr. Wardinski will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of Mr. Wardinski’s base salary and target bonus, with such payment made in a lump sum. The employment agreement includes customary confidentiality restrictions and 12-month post-termination non-competition and non-solicitation covenants. Mr. Wardinski’s agreement does not contain a tax gross-up provision with respect to excise taxes under Section 4999 of the Code. Instead, the severance and other benefits provided under his agreement are subject to a “best-of-net” provision in the event of excess parachute payments under Section 280G of the Code. In the event excise taxes under Section 4999 of the Code would be imposed on payments made under the agreement, Mr. Wardinski will either pay the excise tax or have his payments and benefits reduced to an amount at which an excise tax no longer applies, based on which result is more favorable to Mr. Wardinski on an after-tax basis.

Employment Agreements for Ryan Hymel, Tracy M.J. Colden, Greg Maliassas and Fernando Mulet

Playa Management also has entered into employment agreements with Mr. Hymel, Ms. Colden, Mr. Maliassas, and Mr. Mulet, each effective September 25, 2024. The employment agreements for Mr. Hymel, Ms. Colden, Mr. Maliassas, and Mr. Mulet provide that, upon termination of any of such executives’ employment agreement without “Cause” or upon resignation by the executive for “Good Reason,” as those terms are defined in the employment agreements, such executive will, conditioned upon his or her execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to two times his or her base salary at the rate in effect on his or her last day of employment and an amount equal to two times his or her discretionary annual bonus at the target amount then in effect, paid in 24 equal monthly installments;

•

payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan; and

•	a pro rata share of his or her discretionary annual bonus relating to the year in which employment ceases.

In the event the executive is terminated without “Cause” or the executive resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employment agreements, such executive will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of base salary and target bonus, with such payment made in a lump sum. The employment agreements include customary confidentiality restrictions and 12-month post-termination non-competition and non-solicitation covenants.

Mr. Hymel’s, Ms. Colden’s, Mr. Maliassas’, and Mr. Mulet’s agreements do not contain a tax gross-up provision with respect to excise taxes under Section 4999 of the Code. Instead, the severance and other benefits provided under the executives’ agreements are subject to a “best-of-net” provision in the event of excess parachute payments under Section 280G of the Code. In the event excise taxes under Section 4999 of the Code would be imposed on payments made under each executive’s agreement, the executive will either pay the excise tax or have his or her payments and benefits reduced to an amount at which an excise tax no longer applies, based on which result is more favorable to the executive on an after-tax basis.

Estimated Cash Severance Payments

The estimated severance payments for the executive officer group under the respective employment agreements for each executive officer, assuming continued employment or service through the Closing (which, for this purpose, will be deemed to be June 30, 2025), a qualifying termination, as described above, of employment or service immediately thereafter and that performance goals underlying annual bonuses for 2025 are satisfied at the target level are set forth below. The amounts set forth in the table below do not take into account any accelerated vesting of equity awards (which are described above).

	Estimated Salary Component of Severance Payments ($)	Estimated Bonus Component of Severance Payments ($)(1)	Estimated continuation of benefits ($)(2)	Total ($)
Executive Officers
Bruce D. Wardinski	$2,625,000	$5,053,125	$72,000	$7,750,125
Ryan Hymel	$1,653,150	$1,928,675	$62,000	$3,643,825
Greg Maliassas	$1,653,150	$1,928,675	$65,000	$3,646,825
Fernando Mulet	$1,653,150	$1,928,675	$65,000	$3,646,825
Tracy M.J. Colden	$1,495,560	$1,744,820	$20,000	$3,260,380
Non-Executive Directors
Jeanmarie Cooney	—	—	—	—
Karl Peterson	—	—	—	—
Hal Stanley Jones	—	—	—	—
Mahmood Khimji	—	—	—	—
Elizabeth Lieberman	—	—	—	—
Maria Miller	—	—	—	—
Leticia Navarro	—	—	—	—

TOTAL	$9,080,010	$12,583,970	$284,000	$21,947,980

(1)	The amounts reflected in this column refer to both the multiple of target bonus received upon a qualifying termination as well as a pro-rated amount (50%) of the annual bonus for 2025.
(2)	The amounts reflected in this column represent estimated costs for 24 months of COBRA coverage following termination.

Post-Closing Arrangements

Pursuant to the Purchase Agreement, for a period of one year following the Closing, each Continuing Employee will receive from Hyatt (or its applicable affiliate) (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual incentive opportunity (which may be in the form of cash and/or equity incentives as determined by Hyatt in its sole discretion) that is not less than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing, and (iii) health, welfare and retirement benefits (excluding all defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control or similar plans, policies or agreements) that are no less favorable, in the aggregate, than either those provided to (a) such Continuing Employee by Playa or one of its subsidiaries immediately prior to the Closing or (b) similarly situated employees of Hyatt, as determined by Hyatt in its sole discretion.

Pursuant to the Purchase Agreement, Hyatt will, and will cause each of its affiliates to, honor in accordance with their terms all Playa plans providing for severance or separation pay, employment terms, incentive, change in control or similar benefits, in any case, applicable to Continuing Employees to the extent in effect immediately prior to the Closing.

Each Continuing Employee will be credited with his or her years of service for purposes of eligibility, vesting and benefit level under any employee vacation, severance or paid time off benefit plan, program, policy, agreement or arrangement, or any retirement or savings plan of Hyatt, or its applicable affiliates (excluding benefit accrual under any defined benefit pension or similar arrangement), maintained by Hyatt and its affiliates in which such Continuing Employee is eligible to participate following the Closing to the same extent that such service was recognized under a corresponding Playa benefit plan to the extent that there is no duplication of benefits.

In addition, Hyatt and its affiliates will use commercially reasonable efforts to waive all limitations as to any preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to each Continuing Employee under any plans providing medical, dental, hospital, pharmaceutical or vision benefits that such Continuing Employee participates in after the Closing and honor any payments, charges and expenses of Continuing Employees that were applied toward the deductible and out-of-pocket maximums under the corresponding Playa benefit plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments prior to the Closing under a corresponding Hyatt benefit plan during the calendar year in which the Closing occurs.

Employment Agreements Following the Offer

As of the date of this proxy statement, Hyatt and Buyer have informed Playa that they or their affiliates have engaged, will engage and/or will continue to engage in discussions with certain executive officers of Playa with respect to potential employment and compensation arrangements to be effective following the Closing, but no definitive agreements or arrangements have been entered into as of the date of this Offer between Hyatt or Buyer, any of their respective affiliates and any such executive officers.

Although it is possible that Hyatt may enter into employment or consultancy, compensation, severance or other employee or consultant benefits arrangements with Playa’s executive officers and certain other key employees, and there can be no assurance that any parties will reach any such agreement.

Rule 14d-10(d) Matters

The Compensation Committee of the Playa Board will adopt resolutions to approve each agreement, arrangement or understanding that has been or will be entered into after February 9, 2025 and prior to the Acceptance Time by Hyatt or any of its subsidiaries with any of its officers or directors pursuant to which compensation, severance or other benefits is or becomes payable to such officer or director as an employment compensation, severance or other employee benefit arrangement in accordance with Rule 14d-10(d)(1) under the Exchange Act.

Section 16 Matters

Pursuant to the Purchase Agreement, Playa, the Playa Board and the Compensation Committee of the Playa Board have agreed to take such steps as may be reasonably required or advisable to cause dispositions of any shares of capital stock or any other securities of Playa (including derivative securities) pursuant to the transactions contemplated by the Purchase Agreement by each individual who is, or may become (as a result of the transactions contemplated by the Purchase Agreement), subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Playa to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case subject to applicable law.

Transaction-Related Compensation

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Transaction-Related Compensation” sets forth the estimated amounts of compensation that is based on or otherwise relates to the Offer that may become payable to each of our Named Executive Officers (“NEOs”). Please see the previous sections herein for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Offer is consummated on June 30, 2025, the employment of each of the NEOs is terminated by Playa without cause or by the NEO for good reason (each a “qualifying termination”) on that date and that performance goals underlying annual bonuses for 2025 are satisfied at the target level. As described below, certain of the amounts set forth in the table would be payable by virtue of the consummation of the Offer alone (“single-trigger” payments), and certain amounts described below would also require that a qualifying termination occur in connection with the Offer (“double-trigger” payments), each as identified in the tables below. In addition to the assumptions regarding date of the Closing and termination of the employment or service of the NEOs, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Because the amounts shown in the table rely on various assumptions, the ultimate values to be received by any NEO in connection with the transaction may differ from the amounts set forth below.

In accordance with the terms of the Playa 2017 Omnibus Incentive Plan and each NEO’s respective agreement(s) (as described above in “—Severance and Change of Control Arrangements for Executive Officers”) if the payments or benefits to an NEO would be subject to excise taxes under Section 280G and 4999 of the Code, such payments will be reduced if and to the extent such reduction would result in a better result to the NEO taking into account applicable taxes.

TRANSACTION-RELATED COMPENSATION

Name	Cash ($)	Equity ($)	Perquisites/ Benefits ($)	Total ($)
	(a)	(b)	(c)	(d)
Bruce D. Wardinski Chairman and Chief Executive Officer	$7,678,125	$18,456,647	$72,000	$26,206,772

Ryan Hymel Executive Vice President and Chief Financial Officer	$3,581,825	$8,563,213	$62,000	$12,207,037

Greg Maliassas Executive Vice President and Chief Operating Officer	$3,581,825	$8,182,161	$65,000	$11,828,986

Fernando Mulet Executive Vice President and Chief Investment Officer	$3,581,825	$8,563,213	$65,000	$12,210,037

Tracy M.J. Colden Executive Vice President and General Counsel	$3,240,380	$5,026,685	$20,000	$8,287,065

(a)

The amounts in this column represent the aggregate dollar amount of 2025 bonus and cash severance payments to which the NEOs would be entitled pursuant to their employment agreements upon the consummation of the transaction immediately followed by a qualifying termination of employment or service, as indicated in the table below. The table below assumes that as of the Closing no base salary earned by the applicable NEO is unpaid and no accrued vacation time is owed to the applicable NEO. None of the amounts included in this column are payable upon a “single-trigger” (i.e., in the absence of a qualifying termination in connection with the change in control.)

Name	Cash Severance ($ )(1)(2)	Pro-Rata Bonus ($ )(1)(3)	Total ($)
Bruce D. Wardinski	$6,956,250	$721,875	$7,678,125
Ryan Hymel	$3,306,300	$275,525	$3,581,825
Greg Maliassas	$3,306,300	$275,525	$3,581,825
Fernando Mulet	$3,306,300	$275,525	$3,581,825
Tracy M.J. Colden	$2,991,120	$249,260	$3.240,380

(1)

Pursuant to each NEO’s employment agreement, upon a qualifying termination occurring June 30, 2025, each NEO would be entitled to (i) cash severance equal to three times base salary and three times the target amount of the annual bonus and (ii) a pro rata share of his or her discretionary annual bonus based on the amount of time served in 2025. See the section of this proxy statement captioned “— Severance and Change of Control Arrangements for Executive Officers” for additional information regarding the NEOs’ employment agreements.

(2)

The base salary currently in effect for each NEO is as follows: Mr. Wardinski: $875,000; Mr. Hymel: $551,050; Mr. Maliassas: $551,050; Mr. Mulet: $551,050; and Ms. Colden: $498,520. The target annual bonus amount currently in effect for each NEO is as follows: Mr. Wardinski: 165% of base salary; Messrs. Hymel, Maliassas and Mulet, and Ms. Colden: 100% of base salary.

(3)	Represents the pro-rated share of the annual bonus amount for 2025 at target, pro-rated based on the number of days served from January 1, 2025 through June 30, 2025.
(b)

The amounts in this column represent the value of the following equity awards held by the NEOs as of March 20, 2025, and presuming that all equity awards held by the NEOs are Terminating Awards: (i) unvested awards of Playa Performance-Based Restricted Stock which will be canceled in exchange for a cash payment as described above in “—Arrangements with Executive Officers and Directors of Playa” that will become vested based on achievement of performance conditions in accordance with the terms of the award and/or the terms of the Purchase Agreement as a result of the Closing, and (ii) unvested awards of Playa Time-Based Restricted Stock which will be canceled in exchange for a cash payment as described above in “-Arrangements with Executive Officers and Directors of Playa”. For purposes of determining the value of the Playa Performance-Based Restricted Stock and Playa Time-Based Restricted Stock, the assumed price per Share of $13.50 is equal to the Offer Consideration. Amounts reflected in the table below are assumed to be Terminating Awards payable upon a “single-trigger” (i.e., payable upon the Closing without regard to a termination of employment). The amounts in this column consist of:

Name	Playa Performance- Based Restricted Stock ($)(1)	Playa Time- Based Restricted Stock ($)(2)	Total ($)
Bruce D. Wardinski	$13,454,438	$5,002,209	$18,456,647
Ryan Hymel	$6,224,459	$2,338,754	$8,563,213
Greg Maliassas	$5,957,118	$2,225,043	$8,182,161
Fernando Mulet	$6,224,459	$2,338,754	$8,856,213
Tracy M.J. Colden	$3,649,401	$1,377,284	$5,026,685

(1)

The amounts in this column represent the number of unvested Playa Performance-Based Restricted Stock awards expected to be held by each NEO which, if Terminating Awards, will vest upon the Closing at the following performance levels: (i) for Playa Performance-Based Restricted Stock granted in 2023, at the maximum performance level based on actual performance; (ii) for Playa Performance-Based Restricted Stock granted in 2024, at the maximum performance level based on the terms of the

Purchase Agreement, and (iii) for Playa Performance-Based Restricted Stock granted in 2025, at the target performance level, each of which will be canceled and converted into a right to receive an amount in cash (without interest) equal to the product of (i) the Offer Consideration and (ii) the total number of Shares subject to the Playa Performance-Based Restricted Stock.
(2)

This column represents the aggregate dollar value of unvested Playa Time-Based Restricted Stock expected to be held by each NEO as of March 20, 2025, which, if Terminating Awards, will vest and be canceled and converted into a right to receive an amount in cash (without interest) equal to the product of (i) the Offer Consideration and (ii) the total number of Shares subject to the Playa Time- Based Restricted Stock

(c)

The amounts in this column represent the estimated maximum amount of benefits provided under each NEOs’ employment agreement for payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months. Such amount is subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan. None of the amounts included in this column are payable upon a “single-trigger.”

(d)

The amounts in this column represent the aggregate dollar value of the amounts reported in columns (a) through (c). The table below reflects the amount of single-trigger and double-trigger payments payable to each NEO in connection with the Closing.

Name	Single-Trigger Payments ($)(1)	Double- Trigger Payments ($)(2)	Total ($)
Bruce D. Wardinski	$18,456,647	$7,750,125	$26,206,772
Ryan Hymel	$8,563,213	$3,643,825	$12,207,038
Greg Maliassas	$8,182,161	$3,646,828	$11,828,986
Fernando Mulet	$8,856,213	$3,646,828	$12,210,038
Tracy M.J. Colden	$5,026,685	$3,260,380	$8,287,065

(1)

This column represents the aggregate dollar value of single-trigger payments payable to each NEO in connection with the Closing, which include Playa Performance-Based Restricted Stock and Playa Time-Based Restricted Stock (in the event that such awards constitute Terminating Awards).

(2)	This column represents the aggregate dollar value of double-trigger payments payable to each NEO in connection with the Closing, which include cash compensation and COBRA health insurance coverage.

Acceptance Time of the Offer and the Transactions

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Buyer will (and Hyatt will cause Buyer to), (a) at or promptly following the Expiration Time (but in any event within three business days following the Expiration Time), accept for payment, and (b) promptly following the Expiration Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time. It is expected that following the Closing, the listing of the Shares on the Nasdaq will be terminated, Playa will no longer be a publicly traded company, and the Shares will be deregistered under the Exchange Act, resulting in the cessation of Playa’s reporting obligations with respect to the Shares with the SEC.

Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and the Back-End Transactions

Certain U.S. Federal Income Tax Considerations

The following is a summary of U.S. federal income tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions to U.S. Holders (as defined below) of Playa whose Shares are tendered and accepted for payment pursuant to the Offer or during the Subsequent Offering Period, or whose Shares are not tendered but who receive cash in the Back-End Transactions. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. Buyer has not sought, and does not currently intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following summary assumes that each of the Offer, the Subsequent Offering Period and the Back-End Transactions will be consummated as described in this proxy statement and applies only to U.S. Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code. The summary does not constitute tax advice and is not a complete description of all of the tax consequences of the Offer, the Subsequent Offering Period or the Back-End Transactions and in particular, does not address many of the tax considerations that may be relevant to a holder in light of his, her or its particular circumstances or that may be applicable to shareholders that may be subject to special tax rules, including, without limitation:

•	non-U.S. taxpayers;

•	small business investment companies;

•	banks, certain financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	persons that mark their securities to market;

•	cooperatives;

•	tax-exempt entities or governmental organizations;

•	retirement plans and other tax-deferred accounts;

•	certain former citizens or long-term residents of the United States;

•	persons that received Shares as compensation for the performance of services;

•	persons that hold Shares as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	S corporations, partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that hold Shares through such an entity;

•	persons whose functional currency is not the U.S. dollar; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding Shares;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to their Shares being taking into account in a financial statement;

•	persons holding Shares in connection with a trade or business conducted outside the United States;

•	controlled foreign corporations (“CFCs”) within the meaning of Section 957 of the Code; or

•	passive foreign investment companies within the meaning of Section 1297 of the Code (“PFICs”).

Moreover, this summary does not address the U.S. federal estate, gift, unearned income Medicare contribution, alternative minimum tax, and any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is classified as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, or of any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion does not address any tax consequences to persons who are not U.S. Holders.

If a partnership, or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities classified as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer, the Subsequent Offering Period and the Back-End Transactions.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, THE SUBSEQUENT OFFERING PERIOD AND THE BACK-END TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

The Receipt of Cash in Exchange for Shares Pursuant to the Offer or during the Subsequent Offering Period.

The exchange of Shares by U.S. Holders for cash pursuant to the Offer or during the Subsequent Offering Period will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the PFIC discussion below, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or during the Subsequent Offering Period will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Shares pursuant to the Offer or during the Subsequent Offering Period and the U.S. Holder’s adjusted tax basis in such Shares. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such Shares is more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized pursuant to the Offer or during the Subsequent Offering Period is subject to certain limitations. If a U.S. Holder acquired different blocks of Shares at different times or different prices, such U.S. Holder must calculate its gain or loss separately with respect to each block of Shares.

Playa believes that it is not and has not been a PFIC for U.S. federal income tax purposes since the Shares began trading on Nasdaq in March 2017. In general, the test for determining whether Playa is or has been a PFIC is applied annually and is based upon the composition of Playa’s and certain of its affiliates’ income and assets for such taxable year. If Playa were a PFIC in the current taxable year or in any prior taxable year in which the tendering U.S. Holder has held the Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Shares, including an exchange of such Shares pursuant to the Offer or during the Subsequent Offering Period, unless such U.S. Holder has in effect certain elections, such as the mark-to-market election. U.S. Holders should consult their own tax advisors concerning whether Playa is or has been a PFIC for any given taxable year during which such U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer or during the Subsequent Offering Period.

Receipt of Cash in Exchange for Shares Pursuant to the Back End Transactions.

The receipt of cash by a U.S. Holder for New TopCo A Shares cancelled in the Back-End Transactions is generally expected to result in the same U.S. federal income tax consequences as described above. As further described below under “—Certain Dutch Tax Consequences,” while no Dutch dividend withholding tax (dividendbelasting) is applicable to amounts paid for Shares tendered in the Offer or during the Subsequent Offering Period, U.S. Holders generally will be subject to Dutch dividend withholding tax if their New TopCo A Shares are exchanged and cancelled in the Back-End Transactions.

Such Dutch withholding tax may give rise to a U.S. foreign tax credit that could be applied, subject to limitations, to U.S. tax on foreign source income. Absent certain circumstances, gain recognized as a result of the receipt of cash in the Back-End Transactions will generally be treated as U.S. source gain and not subject to offset by foreign tax credits.

Alternatively, a U.S. Holder may take a deduction for any Dutch withholding tax imposed if the U.S. Holder does not elect to claim a foreign tax credit for any foreign taxes paid during the taxable year. The calculation of deductions and U.S. foreign tax credits involves the application of complex rules, and limitations may apply. Each U.S. Holder should consult its own tax advisor concerning the tax consequences of exchanging Shares and receiving cash pursuant to the Back-End Transactions.

Controlled Foreign Corporation Matters

The acquisition of Shares by Buyer in the Offer is expected to result in Playa becoming a CFC. Moreover, Buyer or its Affiliates may make an election under Section 338(g) of the Code with respect to the transactions described in this Offer to Purchase. U.S. Holders who own, directly, indirectly or constructively, 10% or more of the total combined voting power or the total value of the stock of Playa should consult with their tax advisors regarding the tax consequences of Playa becoming a CFC or the making of such an election, as well as any alternatives for mitigating any adverse tax consequences to such U.S. Holders potentially resulting therefrom.

Information Reporting and Backup Withholding

A U.S. Holder who exchanges Shares pursuant to the Offer, the Subsequent Offering Period or the Back-End Transactions is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Offer, the Subsequent Offering Period or the Back-End Transactions. Because individual circumstances may differ, each Playa shareholder is urged to consult its tax advisor regarding the applicability of the rules discussed above to the Playa shareholder and the particular tax effects to the Playa shareholder of the Offer, the Subsequent Offering Period and Back-End Transactions in light of such Playa shareholder’s particular circumstances, the application of state, local, non-U.S. and other tax laws, as well the matters described above in “—Controlled Foreign Corporation Matters.”

Certain Dutch Tax Consequences

This summary solely addresses certain material Dutch tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions for the holders of Shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. This summary does not describe any Dutch tax consequences arising from the Dutch Minimum Tax Act 2024 (the Dutch implementation of Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU) which may be relevant for a particular holder. Tax matters are complex, and the tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions to a particular holder of Shares or New TopCo A Shares will depend in part on such holder’s circumstances. Accordingly, each Playa shareholder is urged to consult such holder’s own tax advisor for a full understanding of the tax consequences of the Offer, the Subsequent Offering Period or the Back-End Transactions to such holder, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that Playa and New TopCo are organized, and that their respective businesses will be conducted, in the manner outlined in this Offer to Purchase. A change to such organizational structure or to the manner in which Playa or New TopCo conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Offer to Purchase. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

This summary does not address the Dutch tax consequences for a holder of Shares or New TopCo A Shares who:

•	is a person who may be deemed an owner of Shares or New TopCo A Shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporate income tax, in whole or in part, specifically exempt from that tax in connection with income from Shares or New TopCo A Shares;

•	is an investment institution as defined in the Dutch Corporate Income Tax Act 1969;

•	is an entity that, although in principle subject to Dutch corporate income tax, is fully or partly exempt from Dutch corporate income tax;

•	owns Shares or New TopCo A Shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

•

has a substantial interest in Playa or New TopCo, or a deemed substantial interest in Playa or New TopCo, as the case may be, for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of Playa or New TopCo, as the case may be, or rights to acquire, directly or indirectly, such an interest in the shares of Playa or New TopCo, as the case may be or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of Playa or New TopCo, as the case may be, or (b) such person’s shares, rights to acquire shares or profit participating certificates in Playa or New TopCo, as the case may be, are held by him following the application of a non-recognition provision; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Income and Dividend Withholding Tax aspects for holders of Shares who tender their Shares during the Offer period or Subsequent Offering Period

(a)	Taxes on Income and Capital Gains

Resident holders of Shares

A holder of Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporate income tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with Shares, including as a result of tendering their Shares in connection with the Offer or the Subsequent Offering Period, that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with Shares, including as a result of tendering their Shares in connection with the Offer or the Subsequent Offering Period, that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of Shares is an individual whose situation has not been discussed before in this section “Income and Dividend Withholding Tax aspects for holders of Shares who tender their shares during the Offer period or the Subsequent Offering Period—Resident holders of Shares”, the value of his Shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is calculated on the basis of a holder’s actual bank savings plus his actual other investments (including the value of his Shares), minus his actual liabilities whilst taking into account a deemed benefit for each of these categories, is taxed at the rate of 36%. For the year 2025, the estimated deemed benefit rate for actual bank savings is 1.44%, the deemed benefit rate for actual other investments is 5.88% and the estimated deemed benefit rate for actual liabilities is 2.62%. The estimated deemed return percentages will be confirmed at a future date. Actual benefits derived from or in connection with his Shares, including as a result of tendering their Shares in connection with the Offer or the Subsequent Offering Period, are not subject to Dutch income tax.

The Dutch Supreme Court has ruled that the regime described above is incompatible with the European Convention on Human Rights and the First Protocol to this Convention in cases where the deemed benefit exceeds the actual nominal return on the assets and liabilities, including unrealized changes in their value. In these cases, the Dutch Supreme Court has determined that restoration rights must be granted to the affected individuals. The Dutch legislator has announced to introduce new legislation to take away the incompatibilities referred to above. Therefore, holders of Shares who are taxed in this manner with respect to their Shares are advised to consult a professional tax adviser.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with Shares, including as a result of tendering their Shares in connection with the Offer or the Subsequent Offering Period, that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporate income tax.

General

A holder of Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the Offer or the Subsequent Offering Period.

Non-resident holders of Shares

Individuals

If a holder of Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Shares, except if:

•

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his Shares are attributable to such permanent establishment or permanent representative; or

•	he derives benefits or is deemed to derive benefits from or in connection with Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands.

Corporate entities

If a holder of Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporate income tax, it will not be subject to Dutch corporate income tax in respect of any benefits derived or deemed to be derived from or in connection with Shares, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Shares are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Shares are attributable.

(b)	Dividend Withholding Tax

The payment of the Offer Consideration by the Buyer to the holders of the Shares in respect of a disposal of the Shares under the Offer or the Subsequent Offering Period will not be subject to Dutch dividend withholding tax.

Income and Dividend Withholding Tax aspects for holders of Shares who do not tender their Shares during the Offer period or the Subsequent Offering Period

Following the Subsequent Offering Period, the Buyer will implement or cause to be implemented the Back-End Transactions, which includes the Triangular Merger and the Cancellation.

Triangular Merger

(a)	Taxes on Income and Capital Gains

The Dutch income tax and corporate income tax consequences for a holder of Shares in respect of a disposal of the Shares under the Triangular Merger are in principle similar to the Dutch tax treatment of the disposal of the Shares in connection with the Offer or the Subsequent Offering Period, unless roll-over relief is available in respect of any gain realized in connection with the Triangular Merger.

(b)	Dividend Withholding Tax

No Dutch dividend withholding tax is due upon a disposal of the Shares under the Triangular Merger or in respect of receipt of New TopCo A Shares pursuant to the Triangular Merger.

Cancellation

(a)	Taxes on Income and Capital Gains

The Dutch income tax and corporate income tax consequences of the Cancellation for a holder of New TopCo A Shares are in principle similar to the Dutch tax treatment of the disposal of Shares in connection with the Offer or the Subsequent Offering Period.

(b)	Dividend Withholding Tax

New TopCo is generally required to withhold Dutch dividend withholding tax at a rate of 15% on dividends distributed by New TopCo, subject to potential relief under Dutch domestic law, EU law, or an applicable Dutch income tax treaty, depending on the particular individual circumstances of the relevant holder of shares in New TopCo.

The term “dividends distributed by New TopCo” as used in this paragraph includes, but is not limited to, payments made pursuant to the Cancellation of the New TopCo A Shares that exceed the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of the cancelled New TopCo A Shares.

According to Playa’s calculations, the average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares is expected to be lower than the Cancellation Consideration. As a result, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Cancellation Consideration (except in the event a particular holder of New TopCo A Shares timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax as described below). Playa will submit a request to the Dutch tax authorities to seek advance tax clearance on the amount of average paid up capital recognized for Dutch dividend withholding tax purposes of the New TopCo A Shares.

New TopCo is responsible for the withholding of any Dutch dividend withholding tax at source; any Dutch dividend withholding tax is for the account of the holder of New TopCo A Shares.

Playa shareholders are encouraged to consult their tax advisors regarding their ability to claim a refund of or other relief for any Dutch dividend withholding taxes withheld on any dividends distributed by New TopCo (within the meaning of the Dutch Dividend Withholding Tax Act (Wet op de dividendbelasting 1965), including from the Cancellation Consideration or other relief for any Dutch dividend withholding taxes withheld from the Cancellation Consideration.

Other Dutch Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty is payable in the Netherlands by a holder of Shares or holder of New TopCo A Shares on any payment pursuant to the Offer, the Subsequent Offering Period or the Back-End Transactions, as applicable.

No Appraisal Rights

Playa’s shareholders are not entitled under Dutch law or otherwise to appraisal or dissenters’ rights in connection with the Offer or the Back-End Transactions.

Regulatory Approvals; Efforts

Buyer and Playa have each agreed to, and Hyatt has agreed to cause Buyer to, execute and deliver all deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the transactions contemplated by the Purchase Agreement and to carry out the purposes and intent of the Purchase Agreement.

Playa, Hyatt, and Buyer have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Purchase Agreement, including (a) promptly obtaining all authorizations, consents, orders, and approvals from any governmental authority or other entity that may be, or become, necessary for the performance of their respective obligations under the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement, (b) taking all actions that may be requested by any such governmental authority to obtain such authorizations, consents, orders, and approvals, and (c) avoiding entry of any legal orders, or effecting the dissolution of any such legal orders, that would have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Purchase Agreement. These efforts include, but are not limited to, (i) making all required filings with respect to the Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico and any other applicable antitrust laws within 15 business days of the date of the Purchase Agreement, and (ii) responding as promptly as reasonably practicable to any inquiries or requests received from any governmental authority in connection with antitrust or related matters.

Playa, Hyatt, and Buyer will consult and cooperate with one another and consider in good faith the views of one another in connection with any proceedings relating to antitrust laws, and each will provide to the other, in advance, any material written analyses, presentations, memoranda, briefs, and proposals made or submitted to any governmental authority in connection with such proceedings. Each party may (i) limit the disclosure of commercially sensitive portions of such materials to the outside counsel or consultants of the other parties or (ii) redact portions of such materials to the extent necessary to address reasonable privilege concerns.

Hyatt, Buyer and their respective subsidiaries are not required to, and Playa and its subsidiaries agree not to, without the prior consent of Hyatt, (i) agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of, or otherwise encumber or impair or take any other action with respect to Hyatt’s, Buyer’s or any of their subsidiaries’ or Playa’s or any of its subsidiaries’ ability to own or operate any assets, properties, businesses or product lines of Hyatt, Buyer or their respective subsidiaries or any assets, properties, businesses or product lines of Playa or any of its subsidiaries; (ii) agree to structural, behavioral, or conduct relief with respect to the behavior of Hyatt, Buyer or Playa and any of their subsidiaries; or (iii) otherwise take any action that, in each case of clauses (i) through (iii), would or would reasonably be expected to, individually or in the aggregate, be material to Playa and its subsidiaries (taken as a whole), Hyatt and its subsidiaries (taken as a whole) or Playa, Hyatt and their respective subsidiaries (taken as a whole).

Playa, Hyatt, and Buyer will give each other prompt notice of any pending or threatened request, inquiry, or other action brought by a governmental authority, or brought by a third party before a governmental authority, in respect of the transactions contemplated by the Purchase Agreement under any antitrust laws (an “Antitrust Investigation”). To the extent permitted by applicable law and other applicable limitations (including the preservation of attorney-client privilege), each party will use its reasonable best efforts to keep the other parties informed of the status of any Antitrust Investigation, promptly inform each other of any communications (other than non-material communications) to or from any governmental authority, in connection with such Antitrust Investigation, give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any governmental authority in connection with any such Antitrust Investigation, and consult with each other in advance and consider in good faith each other’s views in connection with (including by providing the other party reasonable opportunity to comment on) any material analysis, presentation, memorandum, brief or proposal made or submitted to any such governmental authority.

Playa, Hyatt, and Buyer will promptly furnish to each other all information required or requested to be included in any application, filing or submission made pursuant to the rules and regulations of any governmental authority in connection with the applications or filings to be made under applicable antitrust laws. Each party will have the right to review in advance and, to the extent practicable, to be consulted on all information relating to it or its subsidiaries that might appear in any filing made or written materials submitted, and its comments will be considered in good faith by the other party. In the case of commercially sensitive information of a providing party contained in such applications or filings, or information the provision of which would infringe antitrust laws, disclosure may be limited to other party’s outside legal counsel, and such outside legal counsel will not disclose such information to the other parties and will enter into a customary joint defense agreement, if requested.

Playa, Hyatt, and Buyer further agree to cooperate in order to resolve any investigation or other inquiry concerning the transactions contemplated by the Purchase Agreement initiated by any governmental authority. Each party will notify the others of any material written notice or other communication received from any governmental authority in connection with the transactions contemplated by the Purchase Agreement and, to the extent reasonably practicable, all discussions, telephone calls and meetings with a governmental authority regarding the transactions contemplated by the Purchase Agreement will include representatives from Playa, Hyatt, and Buyer.

Hyatt, Buyer and their respective subsidiaries are not required to, and Playa and its subsidiaries agree not to, without the prior consent of Hyatt, (i) agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of, or otherwise encumber or impair or take any other action with respect to Hyatt’s, Buyer’s or any of their subsidiaries’ or Playa’s or any of its subsidiaries’ ability to own or operate any assets, properties, businesses or product lines of Hyatt, Buyer or their respective subsidiaries or any assets, properties, businesses or product lines of Playa or any of its subsidiaries; (ii) agree to structural, behavioral, or conduct relief with respect to the behavior of Hyatt, Buyer or Playa and any of their subsidiaries; or (iii) otherwise take any such action that, in each case of clauses (i) through (iii), would or would reasonably be expected to, individually or in the aggregate, be material to Playa and its subsidiaries (taken as a whole), Hyatt and its subsidiaries (taken as a whole) or Playa, Hyatt and their respective subsidiaries (taken as a whole).

Playa, Hyatt and Buyer also agree to refrain from, and cause each of their subsidiaries to refrain from, acquiring or agreeing to acquire or invest in any assets or businesses which transaction would independently require consent approval or authorization of Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico and which would reasonably be expected to prevent, materially delay or materially impede receipt of any other required approval.

Under the provisions of the Federal Law of Economic Competition (Ley Federal de Competencia Económica), and related regulatory provisions, both currently in effect and applicable to the transactions contemplated by the Purchase Agreement, the acquisition of Shares pursuant to the Offer and related acts may not be consummated until the Federal Competition Commission (Comisión Federal de Competencia Económica, “COFECE”) or the agency that may substitute its functions (together with COFECE, the “Antitrust Agency”) has approved the transaction. The Antitrust Agency shall issue a resolution within 60 business days following the date the parties have fully responded any requests of information from the Antitrust Agency. This term may be extended by the Antitrust Agency for an additional 40 business day period. If no requests of information are issued, the 60-business day period for the Antitrust Agency to approve the Transaction will run from the date the parties have submitted the required joint filing to the Antitrust Agency. Failure from the Antitrust Agency to resolve within the statutory period referred above (whether the 60-business day period, or the 100-business day period, if extended) will result in a deemed (tacit) approval.

As a result of the review of the transactions contemplated by the Purchase Agreement by the Antitrust Agency, the Antitrust Agency may seek or impose remedies to approve the transactions contemplated by the Purchase Agreement, including divestitures of shares or assets of the Company, Buyer and/or their affiliates. The Antitrust Agency may also issue a resolution not approving the transactions contemplated by the Purchase Agreement. There can be no assurances that the Antitrust Agency will approve the transactions contemplated by the Purchase Agreement or will approve them without any conditions/remedies imposed.

Financing of the Offer and the Other Transactions Contemplated by the Purchase Agreement

Playa has agreed to, and to cause its subsidiaries to, and to cause its and their respective officers, employees and advisors to, reasonably cooperate in connection with the arrangement of financing for the transactions contemplated by the Purchase Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Playa or its subsidiaries.

Each of Hyatt and Buyer have agreed to use reasonable best efforts to obtain financing in an amount sufficient, together with any other sources available to Hyatt and Buyer, to provide Buyer funds sufficient to consummate the transactions contemplated by the Purchase Agreement and to pay the related fees and expenses on the Closing. The obtaining of any financing is not a condition to the Closing. If financing has not been obtained, Hyatt and Buyer will continue to be obligated, prior to any valid termination of the Purchase Agreement, and subject to the fulfillment or waiver of the conditions of the Offer, to complete the Offer and consummate the transactions contemplated by the Purchase Agreement.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Certain biographical information and areas of expertise related to our directors are set forth below. All of our directors are non-employee directors except for Bruce D. Wardinski, who serves as our Chairman and Chief Executive Officer. No family relationships exist among any of our directors or executive officers.

Bruce D. Wardinski, 64, has served as our Chairman and Chief Executive Officer since March 12, 2017. Mr. Wardinski previously served as Chief Executive Officer of Playa Hotels & Resorts B.V. (our “Predecessor”) and a director of our Predecessor since August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation. Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (now Host Hotels & Resorts, Inc.), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation (now Marriott International, Inc.) from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation, a lodging and hospitality REIT, where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and for Goodyear International in Caracas, Venezuela. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the board of directors and audit committee of DiamondRock Hospitality (NYSE: DRH). Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science and from the Wharton School of Business at the University of Pennsylvania with a Master of Business Administration.

Mr. Wardinski’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, and Risk Management.

Jeanmarie Cooney, 58, has served as a non-executive director since May 11, 2023. Ms. Cooney is an accomplished global finance executive with over thirty years’ experience providing strategic financial and operational management across a diverse spectrum of industries. Since 2020 Ms. Cooney has served as the Chief Financial Officer/Senior Vice President of Finance, Strategy and Planning for New York Road Runners Inc. From 2018 to 2020, Ms. Cooney served as the President of JM Consulting and Coaching Services, and from 2015 to 2018 she served as the Executive Vice President and Chief Financial Officer for Wyndham Hotel Group (now Wyndham Hotels & Resorts). Ms. Cooney began her career at Ernst & Young and has held many senior-level positions with blue-chip corporations including Cendant and PepsiCo, Inc. Ms. Cooney received a Bachelor of Business Administration from Iona College and was previously a Certified Public Accountant.

Ms. Cooney’s Areas of Expertise: Real Estate and Development, Hospitality/Travel Industry, Capital Markets, Environment and Sustainability, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Cybersecurity, and Risk Management.

Hal Stanley Jones, 72, has served as a non-executive director since March 12, 2017. Mr. Jones served as Chief Financial Officer of Graham Holdings Company, a diversified education and media company from 2013 until 2018. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company. From January 2009 to September 2013, he served as the Senior Vice President—Finance and Chief Financial Officer. From January 2008 to December 2009, he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006, he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors and audit committee of Lumen Technologies (NYSE: LUMN) since December 2019, and Carolina Migrant Network, a non-profit entity that provides legal assistance. Mr. Jones received a Bachelor of Arts from the University of Washington and a Master of Business Administration from the University of Chicago Graduate School of Business. Mr. Jones holds a CPA certificate (inactive) from the District of Columbia.

Mr. Jones’ Areas of Expertise: Capital Markets, Public Company Board Experience, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Cybersecurity, and Risk Management.

Mahmood Khimji, 64, was designated by the binding nomination of Sagicor (as defined below) pursuant to the 2018 Shareholder Agreement (as defined below) and has served as a non-executive director since June 29, 2021. Mr. Khimji is a founding Principal of Highgate, a leading real estate investment and hospitality management company, and has been involved in all aspects of Highgate’s development since its founding in 1988. Prior to founding Highgate, Mr. Khimji practiced law at Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji is the Chairman of the board of directors of Sagicor Financial Corporation and also serves on the board of directors of Sagicor Group Jamaica and affiliates. He also serves on the board of directors of American Hotel Income Properties and is a member of the Young Presidents’ Organization (YPO), Chief Executives Organization (CEO) and the Real Estate Forum. Mr. Khimji also serves on the boards of Aga Khan Museum and the Asia Society. Additionally, Mr. Khimji serves on the Board of Trustees for St. Mark’s School of Texas and on the Board of Visitors for Columbia Law School. He attended the University of British Columbia, and received a Bachelor of Arts, summa cum laude, from the University of Houston and a Juris Doctor from Columbia Law School.

Mr. Khimji’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, and Sales and Marketing.

Elizabeth Lieberman, 74, has served as a non-executive director since March 12, 2017. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. Ms. Lieberman provided consulting services to Crestline Hotels from 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, Ms. Lieberman provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to Ms. Lieberman’s appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.), heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, Ms. Lieberman served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott Corporation (now Marriott International, Inc.) from 1988 to 1995. Prior to joining Marriott Corporation, Ms. Lieberman worked at Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a Bachelor of Science from Nebraska Wesleyan University in Lincoln, Nebraska, and a Juris Doctor from The Catholic University of America, Columbus School of Law in Washington, D.C.

Ms. Lieberman’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Public Company Board Experience, Corporate Governance, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.

Maria Miller, 68, has served as a non-executive director since June 29, 2021. Ms. Miller is a marketing executive with over 30 years of experience in innovative marketing and digital communications which includes the consumer products, financial services, e-commerce, travel, cruise and hospitality industries. Ms. Miller has held several C-suite and executive level positions with expertise leading innovative marketing and digital strategies to deliver profitable growth and superior business results. Most recently, Ms. Miller spent eight years in the cruise industry. From 2017 to 2019, Ms. Miller served as Chief Marketing Officer for Bahamas Paradise Cruise Line. Prior to that, Ms. Miller was Senior Vice President—Chief Marketing Officer for Norwegian Cruise Line from 2009 to 2015. Ms. Miller also held various senior marketing roles at several companies, including Dave and Buster’s, Inc., Elance, Inc. (now Upwork), Avis Rent A Car, Inc. and American Express. Ms. Miller earned a Bachelor of Science from New York University and a Master of Business Administration from Stanford University Graduate School of Business.

Ms. Miller’s Areas of Expertise: Hospitality/Travel Industry, Public Company Board Experience, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.

Leticia Navarro, 71, has served as a non-executive director since June 29, 2021. Ms. Navarro is an entrepreneur who formerly served as the Secretary of Tourism of Mexico in President Vicente Fox’s cabinet from 2000 to 2003. Ms. Navarro has extensive business experience, most recently as the CEO and International VP of DHL Express Mexico from 2003 to 2008, and previously as the worldwide CEO of Jafra Cosmetics, then a subsidiary of The Gillette Co. Ms. Navarro has served as a board member of Alta Growth Capital, a Mexican private equity fund, since 2014, and is a board member for several private companies, such as Turistore and CORCIMEX. Ms. Navarro is actively involved with non-governmental organizations and institutes in Mexico and abroad related to education. Ms. Navarro earned a Bachelor of Business Administration from the Universidad Autónoma de Mexico and a Master in Mexican History from the Instituto Cultural Helénico.

Ms. Navarro’s Areas of Expertise: Hospitality/Travel Industry, Public Company Board Experience, Corporate Governance, Environment and Sustainability, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.

Karl Peterson, 54, has served as a non-executive director since March 12, 2017. Mr. Peterson leads CapitalKP and Peterson Capital Partners, LP, family offices overseeing several public stock investments and numerous private investments. Previously, Mr. Peterson was a Senior Partner of TPG and the Managing Partner of TPG Pace Group, TPG’s effort to sponsor SPACs and other permanent capital solutions for companies. After rejoining TPG in 2004, Mr. Peterson led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017 and served on the Executive Committee of TPG. Prior to 2004, Mr. Peterson was a co-founder and the president and chief executive officer of Hotwire.com. Mr. Peterson led the business from its launch through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation (NASDAQ: SABR), is the Chairman of Accel Entertainment (NYSE: ACEL), and is a director of Vacasa, Inc. (NASDAQ: VCSA). Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration with High Honors.

Mr. Peterson’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Environment and Sustainability, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Sales and Marketing, and Risk Management.

Director Qualifications

The Nominating and Governance Committee of our Board has prepared policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board; such policies are posted on our website. Generally, the Nominating and Governance Committee considers the entirety of each candidate’s qualifications and credentials. At a minimum, all candidates for director must possess: high personal and professional ethics and integrity; an ability to exercise sound judgment; an ability to make independent analytical inquiries; an ability and willingness to devote sufficient time and resources to diligently perform Board duties; appropriate and relevant business experience and acumen; and a reputation consistent with the image and reputation of the Company. In addition to the foregoing minimum qualifications, the Nominating and Governance Committee believes that there are other qualities that should be taken into consideration when considering whether to recommend a candidate, such as the candidate’s conflicts of interest or affiliations with the Company’s competitors and his/her demographic background. The Nominating and Governance Committee considers candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Governance Committee. In addition, pursuant to our Board Rules a majority of the members of the Board must meet the criteria for independence under (i) the Nasdaq listing rules, as in effect from time to time and as interpreted by our Board in its business judgment, and (ii) the Dutch Corporate Governance Code (“DCGC”), to the extent reasonably practicable.

Executive Officers

Our day-to-day management is carried out by our Chief Executive Officer and our other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for our Chief Executive Officer, who is the executive director on the Board and, in accordance with Dutch law, must be appointed by our general meeting) serve at the discretion of the Board. The business address of our executive officers is our registered office address at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands.

A brief biography of each of our executive officers (other than Mr. Wardinski) is set forth below.

Ryan Hymel, 43, has served as our Executive Vice President and Chief Financial Officer since July 2017. Mr. Hymel has held several positions at the Company and our Predecessor, including as Senior Director of Treasury & Planning from 2012 to 2014, as Vice President of Treasury & Planning from 2014 to 2016, and most recently as Senior Vice President & Treasurer. Mr. Hymel has over 21 years of experience working within the hospitality sector and is a founding member of our management team, beginning with Playa at its inception in 2006. He began his career with Barceló Crestline Corporation, a hotel management company, in 2002. Mr. Hymel earned his Bachelor of Arts from the University of Virginia and a Master of Business Administration from Georgetown University—The McDonough School of Business. Mr. Hymel serves on the board of Trustees for the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities.

Greg Maliassas, 52, has served as our Executive Vice President and Chief Operating Officer since January 2021. Previously, he served as Executive Vice President and Chief Operating Officer of Playa Resorts Management, LLC (“Playa Management”), the Company’s management company, since 2019. Prior to joining the Company, Mr. Maliassas served as Senior Vice President Operations from 2014 to 2019 for the luxury and premium brands of Accor Hotels in Central & Eastern Europe, Benelux and Switzerland, overseeing a portfolio of over 45 hotels. He has managed and developed upscale hotels in Europe, North America and the Middle East for over 20 years while holding positions such as Vice President North, Central and Eastern Europe, as well as Senior Vice President Middle East, Africa and Indian Ocean for Sofitel Hotels & Resorts. Mr. Maliassas was instrumental in dozens of hotel openings, renovations and hotel constructions, collaborating with renowned hotel developers, designers and architects around the world. Mr. Maliassas, who speaks five languages fluently, was born and raised in Luxembourg, holds a degree in International Hotel Management from Les Roches, Switzerland and a postgraduate degree from the University of Surrey, UK.

Fernando Mulet, 48, has served as our Executive Vice President and Chief Investment Officer since December 2021. Previously he served as our Executive Vice President and Chief Development Officer from 2018 to 2021, Senior Vice President, Head of Development from 2017 to 2018, and Vice President of Development from 2006 to 2017. Since joining our Predecessor in 2006, Mr. Mulet has been instrumental in the Company’s growth and has played a key role in the formation of our strategic alliances. Prior to joining Playa, Mr. Mulet was the Director of International Investments & Asset Management with Highland Hospitality

Corporation and before that he began his career in the hospitality industry at Barceló Hotels & Resorts. A native of Spain, Mr. Mulet earned his Bachelor in Business Administration and Management at the Universidad de Comillas ICADE in Madrid, Spain and earned a certification in Real Estate, Development and Hotel Investment from The School of Hotel Administration at Cornell University.

Tracy M.J. Colden, 63, has served as our Executive Vice President and General Counsel since January 2020. Ms. Colden has more than three decades of experience in the hospitality and lodging industry. Prior to joining the Company, Ms. Colden was a principal in the Law Offices of Tracy M.J. Colden from September 2008. Ms. Colden has also served as Executive Vice President and General Counsel for Highland Hospitality Corporation, a lodging and hospitality REIT, and as Executive Vice President and General Counsel of Crestline Capital Corporation. Ms. Colden was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.) from 1996 to 1998. Ms. Colden began her career in 1988 at Hogan & Hartson (now Hogan Lovells US LLP). Throughout her career, Ms. Colden has focused on the structuring, negotiation and documentation of complex real estate transactions, including acquisitions, dispositions, debt and equity financings, joint ventures and the negotiation of management and franchise agreements. Ms. Colden currently serves on the board of directors and compensation and nominating and governance committees of National Health Investors, Inc. (NYSE: NHI). Ms. Colden is a Certified Public Accountant (inactive) and is a member of the District of Columbia Bar, the Florida Bar and the State Bar of Michigan (emeritus status). Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor from the University of Virginia School of Law.

Significant Employees

Dayna Blank, 46, has served as our Executive Vice President and Chief People Officer since December 2022. Ms. Blank has led the human resources department since joining the Company in 2014. She has developed and spearheaded the high-performance culture at the Company and, throughout, established the innovative strategies which have produced several awards and top accolades from the hospitality industry as well as the leading business and consumer publications. Company-wide, Ms. Blank has created the corporate values and guiding principles that support a culture-driven organization. Prior to joining the Company, Ms. Blank served as Executive Director of Human Resources & Global Staffing at Kerzner International. Ms. Blank received her Bachelor of Science from Towson University and a Master of Science from Nova Southeastern University.

Brandon B. Buhler, 47, has served as our Senior Vice President and Chief Accounting Officer since August 2017. Mr. Buhler joined our Predecessor in early 2014 as the Director of Financial Reporting and has been responsible for managing our Predecessor’s and the Company’s corporate and tax accounting, financial systems, internal controls, financial reporting and technical accounting functions. Prior to joining our Predecessor, Mr. Buhler worked as an auditor at Deloitte & Touche LLP for over ten years. Mr. Buhler holds both a Bachelor of Science in Accounting and a Master of Accountancy from the Marriott School of Management at Brigham Young University, is a Certified Public Accountant (CPA) and a member of the American Institute of CPAs.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance has been structured in a manner intended to closely align our interests with those of our stakeholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered and each of our directors is elected for a term of one year following a binding nomination of our Board;

•	88% (seven of eight) of our current directors are independent under Nasdaq listing standards;

•	we do not have a poison pill;

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our articles of association and Dutch law provide that resolutions of our Board concerning a material change in our identity, character or business are subject to the approval of the general meeting; and

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certain actions can only be taken by our general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of our Board, including an amendment of our articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends on our shares, the application for bankruptcy and a merger or demerger of us.

Our Board

We currently have a single-tier board that currently consists of eight directors: one executive director and seven non-executive directors. Our executive director and each of our seven non-executive directors were elected at last year’s annual general meeting to serve for a term of one year following his or her appointment. Our Board may perform all acts necessary or useful for achieving our corporate purposes, other than those acts that are prohibited by law or by our articles of association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent us in dealings with third parties.

Director Independence

Nasdaq listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our current directors are independent pursuant to the rules of the Nasdaq except Mr. Wardinski, our Chairman and Chief Executive Officer. In order to make the determination for Mr. Khimji, the Board considered that Mr. Khimji was appointed to the Board to serve as non-executive director in accordance with the designation rights of companies affiliated with Sagicor Group Jamaica Limited (collectively “Sagicor”) pursuant to the 2018 Shareholder Agreement (as defined below) and would be required to resign from our Board upon request by Sagicor.

There are no family relationships among our executive officers and directors.

All of our current non-executive directors, Mses. Cooney, Lieberman, Miller and Navarro, and Messrs. Jones, Khimji and Peterson, also each qualify as “independent” under the DCGC.

Our directors stay informed about our business by attending meetings of our Board and their respective committees and through supplemental reports and communications. Our non-executive directors, to the extent independent under Nasdaq rules, will meet regularly in executive sessions without the presence of our executive officers or directors that are not independent under Nasdaq rules.

Our Board Designations

The general meeting of shareholders appoints the directors of our Board. The general meeting can only appoint a director upon a binding nomination by our Board. The general meeting may at any time resolve to render such nomination to be non-binding by a majority of votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by our Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting shall determine whether that person is appointed as executive director or as non-executive director.

Each of our directors was appointed by the 2024 annual general meeting for a term that will expire at the end of the next annual general meeting of shareholders and each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office.

Under Dutch law, the person chairing the meetings of our Board is required to be a non-executive director. This person is currently Ms. Lieberman, who is our Lead Independent Director. As Lead Independent Director, Ms. Lieberman serves as a liaison between the Company’s management and the non-executive directors, and has responsibilities relating to the general operation and processes of the Board, such as ensuring that directors receive information necessary for the performance of their duties, ensuring that the Board and its committees have sufficient time for deliberation and decision-making, overseeing the annual Board review and self- evaluation, and ensuring that directors receive sufficient education and training. Mr. Jones serves as the Vice Chairman of the Board and, accordingly, would fulfill the responsibilities of the Lead Independent Director in her absence or inability to act.

Mr. Wardinski currently serves as both our Chairman of the Board and Chief Executive Officer. Ms. Lieberman, our Lead Independent Director, works closely with Mr. Wardinski on Board meeting agendas and Board policies and procedures. She also presides at all executive sessions of the independent directors, serves as the principal liaison between our independent directors and our Chief Executive Officer, and provides feedback on behalf of the independent directors regarding business issues and management. The Board believes that Ms. Lieberman’s prior experience in senior executive positions, including as general counsel of Crestline, is particularly valuable in her role as the Lead Independent Director. If in the future the Board appoints an independent Chairman, we will publicly disclose the appointment.

The non-executive directors supervise the executive director and our Board as a whole, and provide guidance to individual directors and to our Board as a whole. Each director owes a duty to us to properly perform the duties of our Board as a whole and the duties assigned to such director, and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

Director Suspension and Removal

The general meeting of our shareholders will at all times have the power to suspend or remove a director by a resolution adopted by at least a majority of the votes cast at a general meeting of our shareholders, representing at least a majority of issued share capital, unless the proposal is at the proposal of our Board, in which case a majority of the votes cast is required. An executive director may also be suspended by our Board. A suspension will expire at the end of a three-month period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Our Board Powers and Function

Our Board is charged with the management of the Company, subject to the restrictions contained in our articles of association and our Board Rules. The executive director is responsible for operational management of the Company and the business enterprise connected therewith, as well as with the implementation of the decisions taken by our Board. The non-executive directors have no day-to-day management responsibility but supervise the policy and the fulfillment of duties of the executive director and the general affairs of the Company. Additionally, the directors have a collective responsibility towards the Company for the duties of our Board as a whole. In performing their duties, the directors shall be guided by the interests of the Company and, in this respect, the directors shall take the interests of all of our stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, our independent advisors. The executive director will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

Our Board will represent the Company. We may also be represented by the Chief Executive Officer, in his capacity as executive director and, where more than one executive director has been appointed, by each executive director individually.

Our Board Meetings and Decision Making

Each director may cast one vote on all matters presented to our Board and those committees on which he or she serves for approval. Resolutions of our Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless our Board Rules provide differently. Where there is a tie in any vote of our Board, no resolution shall have been passed. Meetings of our Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of our Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

During 2024, our Board held five meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. Our Board Rules provide that all directors are expected to attend all Board meetings. We do not have a formal policy regarding director attendance at our general meetings, and two of our directors attended the 2024 annual general meeting.

2018 Shareholder Agreement

In connection with our acquisition of a portfolio of all-inclusive resorts, developable land sites and certain intangible assets (collectively the “Sagicor Assets”), we entered into a Shareholder Agreement (the “2018 Shareholder Agreement”), dated as of May 31, 2018, with JCSD Trustee Services Limited (“JCSD”) and X Fund Properties Limited (“XFUND”), companies affiliated with Sagicor (together with their permitted transferees thereunder, the “Sagicor Shareholders”). Pursuant to the 2018 Shareholder Agreement, based on current beneficial ownership, the Sagicor Shareholders have, among other rights, the right to designate one individual for inclusion in Playa’s annual director nomination list, and will maintain such right for as long as the Sagicor Shareholders hold more than 10,000,000 Shares and 18,000,000 or fewer Shares. The Sagicor Shareholders nominated Mahmood Khimji, a current director on the Playa Board, pursuant to the 2018 Shareholder Agreement. The 2018 Shareholders’ Agreement will terminate automatically in accordance with its terms in the event that the Sagicor Shareholders cease to beneficially own more than 10,000,000 Shares.

Our Board Conflicts of Interest

A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of us and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by our Board, the resolution may nevertheless be passed by our Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Under the DCGC, each director is required to immediately report any actual or potential conflict of interest which is of material significance to us and/or to such director to the Lead Independent Director and the Audit Committee and shall provide all information relevant to such potential conflict of interest. If the Lead Independent Director has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of our Board and the Audit Committee. Our Board shall decide, without the director concerned being present, whether there is a conflict of interest. Transactions in which there is a conflict of interest shall be performed and disclosed in accordance with applicable law, the Nasdaq listing rules and the DCGC.

Director Liability

Pursuant to Dutch law, members of our Board may be liable to us for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of our Board may also incur criminal liabilities. The members of our Board and certain executive officers are insured at our expense against damages resulting from their conduct when acting in the capacities as such directors or executive officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, we provide the current and former members of our Board with protection through indemnification under our articles of association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at our request. In addition, we have entered into indemnification agreements with our directors and executive officers.

Service on Other Boards

The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities may also present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. Our Board Rules provide that directors should advise the Lead Independent Director and the Nominating and Governance Committee before accepting a nomination or appointment to membership on other public company boards of directors or any audit committee or other significant committee assignment on any other public company board of directors, or when changing his or her principal occupation or business association, or taking on significant additional business responsibilities. Other directorships and commitments should not interfere with a director’s obligations to the Board, and our Board Rules provide that no non-executive director may simultaneously serve as a director of more than four additional public companies (with service on the boards of special purpose acquisition companies to be reviewed by the Nominating and Governance Committee to determine whether such policy is applicable). Members of the Audit Committee should not serve on more than two other publicly-traded company audit committees unless the Board has affirmatively determined that such service will not impair the member’s ability to serve effectively on the Audit Committee. In addition, no executive director, or non-executive director who serves as an executive officer or in an equivalent position of another public company, may serve on more than one public company board in addition to the Company’s Board, and an executive director should not accept a non-executive or supervisory position on the board of another public company without the approval of the Board.

Board Committees

Our Board has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Governance Committee, all of which are comprised solely of independent directors under the Nasdaq rules as well as a majority of independent directors under the DCGC. The principal functions of each standing committee are briefly described below. Our Board may from time to time establish other committees to facilitate our governance.

Audit Committee

Our Audit Committee consists of Ms. Cooney (Chairperson), Mr. Jones and Ms. Lieberman. Ms. Cooney and Mr. Jones each qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations, based on among other things, their employment experience in finance and accounting, including their years as chief financial officers of public companies and as accountants at major accounting firms, and each also qualifies as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the Nasdaq corporate governance listing standards. Our Board adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including overseeing:

•	our accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our sustainability reporting processes and internal controls relating thereto;

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the review of our policies and procedures to identify, assess, manage, mitigate and monitor significant business risks of the Company, including key risks to which we are subject such as credit, liquidity, market, operational, information technology, privacy, security, business continuity, regulatory and reputational risk;

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our privacy, information technology and security and cybersecurity risk exposures, including the potential impact of those exposures on our business, financial results, operations and reputation; the programs and steps implemented by management to monitor and mitigate any exposures; our information governance and information security policies and programs; and major legislative and regulatory developments that could materially impact our privacy, data security and cybersecurity risk exposure;

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our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with its policies related thereto, and our policy in respect of tax planning;

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the engagement and retention of the independent registered public accounting firm and the recommendation to our general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including our annual accounts, and the evaluation of the qualifications, independence and performance of the independent registered public accounting firm, including the provision of non-audit services;

•	the review of all related party transactions in accordance with our related party transactions policy;

•	the role and performance of our internal audit function;

•	our overall risk profile; and

•	attending to such other matters as are specifically delegated to the Audit Committee by our Board from time to time.

The Audit Committee is responsible for selecting an independent registered public accounting firm to be appointed by our general meeting (or, if not appointed by our general meeting, by our Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including the pre-approval of all audit and permitted non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our proxy statement. The Audit Committee held nine meetings during 2024.

Compensation Committee

Our Compensation Committee currently consists of Mr. Peterson (Chairperson), Mr. Jones and Ms. Lieberman. The Compensation Committee assists our Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by our general meeting from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chairman and Chief Executive Officer’s compensation, evaluating our Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of our Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of our other executive officers and overseeing their performance;

•	reviewing and making recommendations to our Board with respect to the compensation of our directors;

•	reviewing and making recommendations to our Board with respect to our executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers and other employees pursuant to these plans;

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ensuring that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior;

•	assisting management in complying with our proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in our annual proxy statement;

•	administering our Executive Compensation Recovery Policy;

•	assisting our Board in producing the compensation report to be included in our management report publicly filed in the Netherlands and to be posted on our website; and

•	attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

Our Board adopted a Compensation Committee charter, which details these principal functions of the Compensation Committee. The Compensation Committee held six meetings during 2024.

Compensation Consultant

For 2024, the Compensation Committee engaged AETHOS Consulting Group, a nationally recognized consulting firm, to provide independent research, evaluation and advice related to our compensation policies for our directors and executive officers and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making determinations regarding the compensation of our directors and executive officers. The Compensation Committee regularly reviews and assesses AETHOS Consulting Group’s independence pursuant to SEC and Nasdaq rules and has determined that the firm is independent and has no conflicts of interest with the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Mr. Peterson (Chairperson), Mr. Jones and Ms. Lieberman. No member of the Compensation Committee is a current, or during 2024 was a former, officer or employee of ours or any of our subsidiaries. In 2024, none of Playa or our Predecessor’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Ms. Lieberman (Chairperson), Mr. Khimji, Ms. Miller and Ms. Navarro. The Nominating and Governance Committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of our Board and its committees. Our Board adopted a Nominating and Governance Committee charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting, and recommending to the full Board qualified candidates for designation as directors or to fill our Board vacancies at our general meeting;

•

developing and recommending to our Board corporate governance guidelines as set forth in the rules of our Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing our Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of our Board, including board size and composition, and committee composition and structure;

•	recommending to our Board nominees for each committee of our Board;

•	overseeing our activities relating to corporate social responsibility and sustainability, including the Company’s Diversity and Inclusion Policy;

•

annually facilitating the assessment of our Board’s performance as a whole and of the individual directors, and the performance of our Board’s committees as required by applicable law, regulations and the Nasdaq corporate governance listing standards; and

•	overseeing the performance evaluation process of our management team.

The Nominating and Governance Committee held four meetings during 2024.

Board and Committee Self-Evaluations

At least annually, our Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee perform self-evaluations under the direction of the Nominating and Governance Committee and the Lead Independent Director. The Board self-evaluation includes a discussion of the Board’s profile and composition and the competence, functioning, performance and effectiveness of the individual directors and contains a series of tailored statements designed to facilitate discussion among the Board. The Lead Independent Director also meets individually with each director to discuss his or her perspective on the effectiveness and functioning of the Board and its committees.
The Lead Independent Director leads a discussion in executive session with the full Board to review the results of the individual discussions and self-evaluations, and identify any items requiring follow-up.
The purpose of the evaluations is to identify ways to improve the functioning of the Board and these committees. This process also assists the Board in determining the appropriate nominees for election based on current Company and Board needs.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to its executive officers, directors and employees and agents. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.
Only our Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of our code of business conduct and ethics for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or Nasdaq regulations by posting such information on our website rather than by filing a Form
8-K.
Our code of business conduct and ethics includes a whistleblower policy as contemplated by the DCGC and applicable SEC rules. Our code of business conduct and ethics is available on our website at
https://investors.playaresorts.com.
Insider Trading Policy
The Board has adopted an insider trading policy that applies to the Company’s executive officers, directors, employees and their immediate family members (a “
Covered Person
”), and has implemented processes that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations. The insider trading policy prohibits Covered Person from trading in Playa stock while in possession of material, non-public
information.
All directors and officers of the Company and its subsidiaries, certain key employees, and any family members or other persons that reside in the same household as those persons are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities, including quarterly and special blackout periods and requirements to obtain approval in advance of transactions in Playa stock. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Transactions by the Company in its own securities are monitored by internal and external legal counsel for compliance with applicable securities laws.

Stock Ownership Guidelines

We encourage significant stock ownership by our non-executive directors and executive management to align the interests of our leadership with those of our shareholders. The Board established stock ownership guidelines that require each non-executive director to own Playa equity equal in value to a multiple of their annual base cash retainer, to the extent such non-executive director receives equity compensation for his or her service on the Board. The Board also established stock ownership guidelines for our Chairman and Chief Executive Officer and the other NEOs that require each executive to own Playa equity equal in value to a multiple of their respective base salary. The non-executive directors and NEOs are required to comply with the ownership requirement within five years of their respective appointments.

Current stock ownership guideline values for our non-executive directors, Chairman and Chief Executive Officer and remaining NEOs are as follows:

Position	Multiple of Applicable Annual Cash Retainer or Base Salary
Non-Executive Director	5x
Chairman and CEO	5x
Other NEOs	3x

In determining compliance with the stock ownership guidelines, we include all classes of shares beneficially owned, including shares received as compensation and time-vesting and target amounts of performance-based restricted shares. No NEO or non-executive director will be deemed to be out of compliance with the policy to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is due to a decrease in the market price of the Company’s Shares and such person has not sold any Shares (other than shares sold to cover tax withholding upon vesting events) since the time such person’s ownership dropped below the required threshold.

The Compensation Committee reviews stock ownership annually. All of our non-executive directors who have been board members for five years or longer and all of our NEOs currently hold sufficient equity of our Company to satisfy the stock ownership guidelines.

Hedging and Pledging of Company Securities

Pursuant to the Company’s insider trading policy, directors, officers, and certain designated employees are prohibited from (i) engaging in all forms of hedging or monetization transactions involving the Company’s securities, including the use of equity swaps, collars, forward sale contracts (including prepaid variable forward contracts) and exchange funds, and (ii) pledging the Company’s securities to secure margin or other loans.

In connection with Mr. Khimji’s appointment as an interim non-executive director in March 2021, the Board granted a limited waiver to the anti-pledging provision of the Company’s insider trading policy pertaining to a pre-existing pledge arrangement under which shares beneficially owned by Mr. Khimji are pledged as collateral for a general-purpose, secured line of credit. The waiver was granted on the condition that Mr. Khimji resign from the Board in the event that such pledged shares are sold in violation of the Company’s insider trading policy, including the pre-clearance and blackout conditions.

Risk Oversight

The Board plays an important role in the risk oversight of the Company. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board of Directors administers its risk oversight function through:

•	the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market and other economic conditions, resort operations, potential expansion and growth opportunities, oversight of cybersecurity and IT systems, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the review and assessment of risk relative to insurance coverage for our operating activities and financial investments;

•	direct oversight of specific areas of our business by the Audit Committee, Compensation Committee and Nominating and Governance Committee; and

•	periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, our internal control over financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Cyber Risk

Pursuant to its charter, the Audit Committee of the Board, which consists solely of independent directors and whose chair has cybersecurity experience, reviews, discusses with management, and oversees the Company’s privacy, information technology and security and cybersecurity risk exposures, including: (1) the potential impact of those exposures on the Company’s business, financial results, operations and reputation; (2) the programs and steps implemented by management to monitor and mitigate any exposures; (3) the Company’s information governance and information security policies and programs; and (4) major legislative and regulatory developments could materially impact the Company’s privacy, data security and cybersecurity risk exposure. The Audit Committee receives quarterly updates from the Company’s Senior Vice President, Information Technology, Vice President, IT, Security & Compliance, internal audit function, and/or other members of our executive leadership team, including a detailed threat assessment relating to information technology and cybersecurity risks as well as short- and long-term plans to mitigate identified risks and invest in new technological solutions and resources to support our cybersecurity program. The Board of Directors also receives updates on cybersecurity matters from the Company’s Senior Vice President, Information Technology, Vice President, IT, Security & Compliance, internal audit function, and/or other members of our executive leadership team on at least an annual basis, with periodic updates provided as needed. The Audit Committee and the Board consider cybersecurity as part of the Company’s business strategy, financial planning, and capital allocation.

Annually, we offer cybersecurity training programs to our Board. The cybersecurity trainings are designed to provide Board-level insight into cybersecurity strategy, leadership, and management in addition to organizational best practices to prepare, protect and respond against new and emerging cyber security risks and breaches.

As of December 31, 2024, we are not aware of any material cybersecurity incidents that impacted the Company in the last three years. Please see our Annual Report on Form 10-K for the year ended December 31, 2024 for more information on our processes and procedures for addressing and managing cybersecurity risks.

Communications with Directors; Website Access to Our Corporate Documents

Shareholders or other interested parties can contact any director or committee of the Board by directing correspondence to Tracy M.J. Colden, General Counsel, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323, United States of America. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

Our Internet address is www.playaresorts.com. Our Code of Business Conduct and Ethics and the charters of the Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.

We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. We also file the Annual Accounts and our Dutch Statutory Annual Reports with the Dutch trade registry.

These reports are available free of charge through our website as soon as reasonably practicable after they are filed with the respective agency. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

AUDIT COMMITTEE MATTERS

Policy for Pre-Approval of Audit and Permitted Non-Audit Services

Pursuant to the terms of its charter, our Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. Our Audit Committee is authorized to delegate the pre-approval of audit and permitted non-audit services to one or more of its members, provided that any decisions to pre-approve any audit or permitted non-audit services pursuant to this authority must be presented to our full Audit Committee at its next scheduled meeting. Our Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2024 and 2023.

Auditor Fees and Services

Aggregate fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, for the Company and our subsidiaries for the years ended December 31, 2024 and 2023 were as follows ($ in thousands):

	Year Ended December 31,
	2024	2023
Audit fees	$4,132	$3,719
Tax fees	293	412
Audit related fees	—	—
All other fees	—	—

Total	$4,425	$4,131

Audit fees represent Deloitte’s professional services fees for the audit of the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, respectively, included in our Annual Reports on Form 10-K, as well as for the review of quarterly financial statements, accounting consultation and other attestation services that are typically performed by the independent registered public accountant, and services that are provided by Deloitte in connection with statutory and regulatory filings.

Tax fees for the years ended December 31, 2024 and 2023 represent fees for the preparation of our international tax returns and other tax services.

Our Audit Committee has considered and determined that the services provided by Deloitte are compatible with maintaining Deloitte’s independence.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates this Report by reference therein.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. GAAP and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements.

In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2024, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their procedures, including critical audit matters addressed during the audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with Deloitte & Touche LLP matters relating to its independence and has received from Deloitte & Touche LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence. The Audit Committee also received quarterly reports from the Company’s internal auditors, including the Company’s work regarding internal controls over financial reporting.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024 for filing with the SEC. The Audit Committee also approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2025, and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the AGM.

Submitted by:

Jeanmarie Cooney, Chairperson

Hal Stanley Jones

Elizabeth Lieberman

DIRECTOR COMPENSATION

Director compensation is an important tool used to attract and retain qualified directors and to address the time, effort, expertise and accountability required of active Board membership. Each of our non-executive directors receives an annual grant of restricted Ordinary Shares with a value of $115,000, which vests one year from the grant date or, if earlier, upon the occurrence of a “change in control” (as defined in the award agreement evidencing such grant), and an annual cash retainer of $75,000, paid quarterly, for services as a director. The Lead Independent Director receives an additional annual cash retainer of $25,000, the Chairs of the Audit Committee and Compensation Committee each receive an additional annual cash retainer of $20,000 and the Chair of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000, in each case, paid quarterly. Each member (other than the Chair) of the Nominating and Governance Committee receives an annual cash retainer of $7,500 and each member (other than the Chairs) of the Audit Committee and the Compensation Committee receives an annual cash retainer of $10,000, in each case, paid quarterly. Should a non-executive director be elected to the Board during the year, any compensation is prorated based on the first date of service. Directors who are our employees or are employees of our subsidiaries will not receive compensation for their services as directors. All of our directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of our Board duties. To encourage our directors to experience our properties as guests, they receive discounts for personal visits to our resorts.

The following table sets forth the compensation paid in 2024 to our non-executive directors for their service to us as directors. Mr. Wardinski did not and does not receive any compensation for his service as a director.

Summary of Non-Executive Director 2024 Compensation
Name	Fees Earned or Paid in Cash	Share Awards(1)	Other	Total
Jeanmarie Cooney	$95,000	$110,718	$—	$205,718
Hal Stanley Jones	$95,000	$110,718	$—	$205,718
Mahmood Khimji	$82,500	$110,718	$—	$193,218
Elizabeth Lieberman	$130,000	$110,718	$—	$240,718
Maria Miller	$82,500	$110,718	$—	$193,218
Leticia Navarro	$87,500	$110,718	$—	$198,218
Karl Peterson	$95,000	$110,718	$—	$205,718

(1)

Represents the grant-date fair value of the Shares granted to our non-executive directors, based on the closing price of our Shares of $8.03 on the grant date of January 17, 2024. As of December 31, 2024, each of our non-executive directors held 13,788 unvested restricted shares (representing the 2024 annual grant), all of which vested on January 17, 2025.

As part of the regular review of the annual non-executive director compensation program, the Board approved, with input from its independent outside compensation consultant, the following adjustments for 2025 in order to better align the non-executive directors’ compensation with the Company’s peers and the market: an increase in the annual cash retainer for the Lead Independent Director from $25,000 to $30,000 and an increase in the annual cash retainer for the Chair of the Nominating and Governance Committee from $10,000 to $15,000. No other changes were made to the non-executive directors’ compensation for 2025.

Director Stock Ownership

Please refer to “Corporate Governance and Board Matters—Stock Ownership Guidelines” for a discussion of the stock ownership guidelines applicable to our non-executive directors.

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

In 2024, our named executive officers (“NEOs”) were:

•	Bruce D. Wardinski, Chairman and Chief Executive Officer

•	Ryan Hymel, Executive Vice President and Chief Financial Officer

•	Greg Maliassas, Executive Vice President and Chief Operating Officer

•	Fernando Mulet, Executive Vice President and Chief Investment Officer

•	Tracy M.J. Colden, Executive Vice President and General Counsel

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain highly-qualified executive officers, compensate them for performance in alignment with shareholder interests and support our business strategy by aligning pay with performance, provide market-competitive opportunities, manage costs and require significant stock ownership. Our programs provide executives with meaningful award opportunities and realized pay which is tied to the achievement of ambitious financial and strategic objectives. In line with this, our programs are designed with the intention to:

•	Attract, retain and motivate executives who are capable of advancing our long-term strategy;

•

Provide at-risk, or variable, pay as the majority of our NEOs’ target total direct compensation is in the form of annual and long-term incentive awards that are earned, or increase or decrease in value, based on Company and stock performance;

•

Align shareholder and executive interest with a requirement of significant stock ownership and performance-based share awards using total shareholder return (“TSR”) and compounded annual growth rate (“CAGR”) share price growth as performance metrics; and

•	Mitigate compensation costs with program designs that consider the financial impact, such as accounting impacts, cash flow and share usage.

We review our compensation approach annually to ensure it continues to meet our goals of aligning pay with short-term financial and operational objectives and long-term shareholder value.

The following key features of our compensation program reflect our philosophy:

What We Do	What We Do Not Do

✓  Utilize a goal-setting process that aligns executive officer goals and objectives with our strategy.

✓  Empower the Compensation Committee to adjust incentive payments, up or down, when extenuating or unique circumstances impact Company or individual performance.

✓  Design our compensation programs to reflect our culture of pay for performance, with a significant portion of NEO compensation being performance and equity based.

✓  Subject all annual incentive and equity awards to clawback forfeiture provisions.

✓  Include robust stock ownership for our NEOs by establishing requirements to be achieved within five years.

✓  Incentivize long-term performance through annual equity awards with multi-year performance periods.

✓  Cap annual incentive compensation payments and performance-based restricted share awards.

  No undue risks from overemphasis on any one metric or short-term goal.

  No hedging or pledging of company stock permitted by executive officers.

  No single-trigger change-in-control provisions.

  No excise tax gross-ups upon a change in control.

  No individual change-in-control arrangements.

  No guaranteed bonus arrangements with our NEOs.

  No excessive perquisites.

Compensation Risk Assessment

The Compensation Committee established guiding principles for conducting its annual compensation risk assessment:

•	The executive compensation programs and processes are designed to align with the short- and long- term strategies that support a high-performing, sustainable business.

•	The performance measures for short- and long-term incentive programs are established to avoid any undue emphasis on any one particular metric.

•

Challenging goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy and incentive plan goals being established for the short-term incentive program.

In addition to the items outlined in the chart above, a select list of practices shown below are ones which Playa follows to ensure mitigation of risk-taking by executives:

•	Provide “fixed” base salaries.

•	Conduct an annual review of NEOs target and actual total direct compensation to the market to ensure acceptable limits of pay.

•	Ensure a larger portion of pay is variable and tied to financial results, stock performance and the achievement of other relevant goals.

•	Have long-term stock awards which vest, or have performance periods, of three years or longer to encourage sustained financial and stock performance.

•

Require approval by the Board of the financial and other goals tied to short- and long-term performance, and by the Compensation Committee for payments and awards under the short- and long- term incentive plans.

•	Subject incentive-based compensation to clawback in the event of a financial restatement.

Clawback Policy

Our Board has adopted an Executive Compensation Recovery Policy (the “Clawback Policy”) which provides for the recovery of erroneously-awarded incentive executive compensation (generally consisting of the annual cash incentive and performance-based stock awards) in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Clawback Policy is intended to foster a culture that emphasizes integrity and accountability and reinforces the Company’s pay-for-performance compensation philosophy.

The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers, including all of our NEOs. The policy requires the Company to recover reasonably promptly the amount of incentive compensation received by senior officers that exceeds the incentive compensation that would have been received taking into account the accounting restatement, regardless of whether the restatement is due to any fault or misconduct on the part of the officer. The policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation, Nasdaq Rule 5608 and Rule 10D-1 of the Exchange Act.

Emphasis on At-Risk Compensation

In order to align the interests of our NEOs with the interests of our shareholders, a significant percentage of target compensation each year is performance- and equity-based, and realized compensation will therefore vary depending on achievement of specific goals, including total shareholder return. Eighty-five percent (85%) of the Chairman and Chief Executive Officer’s compensation and on average seventy-nine percent (79%) of compensation for all other NEOs is variable, “at risk” compensation.

Alignment of Pay for Performance

The relationship between the realized pay of our Chairman and Chief Executive Officer and his target total direct compensation for 2024 underscores our commitment to compensation programs that pay for performance and our practice of establishing performance goals that are difficult to achieve. For 2024, Mr. Wardinski’s realized pay reflects the amount received under our annual cash incentive plan, the Management Incentive Plan (“MIP”), based on the Company’s achievement of adjusted EBITDA that was 98% of the 2024 annual adjusted EBITDA goal, as well as the vesting of time-based restricted shares awarded prior to the 2024 performance year (i.e., in 2021, 2022 and 2023), and performance-based restricted shares awarded in 2021.

*

For purposes of this analysis, realized total direct compensation includes actual base salary paid, actual bonus earned, and the value of vested time-based and performance-based restricted shares on the vesting date. Performance-based restricted shares granted in 2022, 2023 and 2024 will not be eligible to vest until after the end of the three-year performance period, or December 31, 2024, December 31, 2025, and December 31, 2026, respectively, once the Compensation Committee certifies the level of achievement.

Our CEO’s MIP payment is based 100% on the Company’s annual adjusted EBITDA goal. Based on the Company’s achievement of adjusted EBITDA that was 98% of the 2024 annual adjusted EBITDA goal, Mr. Wardinski earned an incentive award under the MIP that was 92% of target, where the target amount was determined as a percentage of base salary, equal to 150% of base salary for our CEO.

Elements of NEO Compensation

Component	Description	Objective
Base Salary	Fixed component of compensation paid at regular intervals.	Base salary is designed to compensate our NEOs at a competitive, fixed level to ensure they do not risk short or long-term results for greater variable pay, in addition to serving as a retention tool.

MIP	Short-term cash incentive plan tied to annual performance against pre-established adjusted EBITDA objectives the Compensation Committee believes support sustained long-term performance.	Aligns annual cash compensation opportunities with business strategy and motivates and rewards achievement of annual financial, operational, and individual goals.

Long-Term Equity Incentives	A mix of performance-based and time-based awards. The performance-based awards typically have a performance measurement period of three years, and time-vested awards typically vest over three years subject to continued service with Playa.	Motivates NEOs to focus on sustained financial performance and longer-term shareholder value creation. Aligns executive and shareholder interests, and long- term strategy with long-term performance. Multi-year vesting periods aid in retention.

Our NEOs also participate in other compensation programs available to all employees of the Company including:

Retirement Savings Opportunities: All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). We provide this plan to help our employees save an elected amount of their cash compensation for retirement in a tax-efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary on a pre-tax or after-tax basis, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We currently match 100% of each employee’s pre-tax or after-tax contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although we, in our sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which we make any matching contributions. Our contributions vest immediately. The employee contributions and our match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”) as a tax qualified retirement plan.

Health and Welfare Benefits: We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms, or operation in favor of executive officers and are available to all full-time employees.

Compensation Process

The Compensation Committee of our Board, which consists entirely of independent directors, is responsible for determining the compensation of our named executive officers. The factors considered by the Compensation Committee when making compensation decisions include:

•

View of Board and CEO: The Compensation Committee solicits the views of the Board on compensation of all named executive officers, particularly for Mr. Wardinski. The Compensation Committee solicits the views and recommendations of Mr. Wardinski with respect to the compensation of all other named executive officers. The Compensation Committee solicits the views and recommendations on executive compensation program design from the Chairman and Chief Executive Officer (“CEO”) and the Chief People Officer.

•

Input of the Independent Compensation Consultant: The Compensation Committee approved the retention of AETHOS Consulting Group (“AETHOS”) as its independent compensation consultant. AETHOS has provided the Compensation Committee compensation advice independent of the Company’s management, including with respect to the composition of the peer group discussed below. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. Under the Compensation Committee’s direction, AETHOS periodically interacted with members of Playa’s senior executive team to provide insight into industry practices and market trends.

•

Shareholder Input: The Compensation Committee considers input from shareholders, including the results of the annual non-binding, advisory vote on executive compensation (“Say-on-Pay”), in determining compensation for our NEOs. At our 2024 annual general meeting of shareholders, approximately 99% of the votes cast on the Say-on-Pay proposal were in favor. Shareholders’ support of our executive compensation program is one of many factors the Compensation Committee considered when making 2024 and 2025 compensation decisions, and we will continue to consider shareholder input when making future compensation decisions for the NEOs.

•

Peer Group Analyses: Playa has few public company competitors with its specific business model. To ensure that we attract, retain, and motivate our executive team in a competitive talent market, the Compensation Committee regularly examines pay practices from, and pay data for executives within, a peer group of 18 publicly-traded hospitality companies. The peer group includes the same companies from 2023 except for Hersha Hospitality Trust, which was removed due to being taken private in 2023 and replaced with Apple Hospitality REIT. The Compensation Committee, in conjunction with the independent compensation consultant and the Chairman and Chief Executive Officer, selected the current peer group to include companies Playa would seek executive talent from, operate in comparable market segments to, and which are of a similar size and scope.

The table below shows our 18-company peer group and whether pay data and/or compensation practices for each company were reviewed by the Compensation Committee. This data is only one of a number of factors the Compensation Committee uses to make final pay decisions.

Company	Compensation Program Practice	Actual Compensation Practice
Apple Hospitality REIT	x	x
Chatham Lodging Trust	x
Choice Hotels	x	x
DiamondRock Hospitality	x	x
Hilton Worldwide	x
Host Hotels & Resorts	x
Hyatt Hotels	x
Loews Hotels	x	x
Marriott International	x
Park Hotels and Resorts	x
Pebblebrook Hotel Trust	x	x
RLJ Lodging Trust	x	x
Ryman Hospitality Properties	x	x
Summit Hotel Properties	x	x
Sunstone Hotel Investors	x	x
Vail Resorts	x
Wyndham Hotels & Resorts	x	x
Xenia Hotels & Resorts	x	x

We generally target the market 50th percentile of the actual peer group compensation when considering market practices in connection with setting target and actual compensation amounts. The following table illustrates a comparison of Playa’s market capitalization and revenues to the 50th percentile of the peer group used for actual compensation purposes. This information was provided by AETHOS to the Compensation Committee:

Percentile	Playa’s Market Capitalization	Peer Group Market Capitalization	Playa Market Capitalization vs. Peer Group	Playa’s 2023 Revenues	Peer Group 2023 Revenues	Playa 2023 Revenues vs. Peer Group
50th Percentile	$1,256,000,000	$2,099,000,000	(40.2)%	$977,504,000	$1,408,474,500	(30.6)%

Each year, the Compensation Committee requests that AETHOS provide a competitive review of target and actual total direct compensation for each NEO, including each of the following compensation components: base salary, paid bonus, bonus target, bonus cap, and annual target long-term incentive value. The Compensation Committee also regularly reviews market compensation practices of the peer group to inform compensation program design decisions.

Our Equity awards are not timed in coordination with the release of material non-public information

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for compensation in excess of $1.0 million per year paid by a publicly held corporation to its principal executive officer, its principal financial officer and its three other highest paid officers. Prior to 2018 there was an exception to this rule for certain “performance-based compensation.” Our policy is to take into account the deduction limits of Section 162(m) of the Code in making compensation decisions. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee expects to authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise if it determines that such compensation is in the best interests of us and our shareholders.

2024 Compensation Decisions

Overview

The following is a summary of each of the elements of our 2024 compensation program, and the final amounts actually paid or awarded for each compensation element.

2024 Base Salary

Base salary decisions are made by the Compensation Committee considering Playa’s salary budget, the position’s scope, individual performance and experience, external competitiveness, internal equity, and any other relevant factors. Base salaries are reviewed annually.

The Compensation Committee, after considering performance, comparison to the market based on information provided by the Compensation Committee’s independent compensation consultant, and other factors, approved the base salary adjustments shown in the following table for the NEOs for 2024.

Name	2023 Base Salary	Percent Increase	2024 Base Salary
Bruce D. Wardinski	$820,000	3.7%	$850,000
Ryan Hymel	$515,000	3.9%	$535,000
Greg Maliassas	$515,000	3.9%	$535,000
Fernando Mulet	$515,000	3.9%	$535,000
Tracy M.J. Colden	$465,000	4.1%	$484,000

2024 Management Incentive Plan (MIP)

MIP Goals

In December 2023, the Compensation Committee discussed and approved the annual adjusted EBITDA performance goal for the 2024 MIP and in May 2024, the Compensation Committee discussed and approved the specific Company performance goals for management to achieve during 2024. Following management’s decision in early 2024 to accelerate the major renovations of the Hyatt Ziva Los Cabos, the Compensation Committee agreed to adjust the annual adjusted EBITDA threshold under the MIP in May 2024 to exclude the Hyatt Ziva Los Cabos’ financial results during the May to December renovation period, resulting in a 7.4% reduction to the annual adjusted EBITDA performance goal for 2024.

For 2024, the NEOs’ MIP payments, other than the CEO’s, were based 75% on the achievement of the annual adjusted EBITDA goal and 25%, split equally, on the achievement of company and individual goals. The CEO’s MIP payment was based 100% on the annual adjusted EBITDA goal. The target amount under the MIP for each NEO was determined as a percentage of base salary, equal to 150% of base salary for our CEO and 100% of base salary for the other NEOs. The target amounts were set by the Compensation Committee taking into consideration peer group benchmark data and the NEO’s target total direct compensation, while ensuring alignment across the executive team.

The performance goals approved by the Compensation Committee in May 2024 included a mix of qualitative and quantitative goals aligned with the Company’s operational strategy and consideration of shareholder value creation. These performance goals are set forth below:

2024 Company Goals
Attain aggregated non-package revenue for 2024 of $123.4 million	Maintain staffing levels within 10% of planned occupancy staffing plans

Streamline and improve the capital project and expenditure process with a focus on cash management and timely delivery	Achieve aggregated employee engagement behavioral index score of 75% on the 2024 annual survey

Develop ready-now successors for key and critical executive leadership and property roles	Implement improved performance management and compensation review processes in the SAP SuccessFactors system

Complete or begin execution of at least 75% of all planned and approved 2024 property improvements

The final annual adjusted EBITDA goal approved by the Compensation Committee in May 2024 for the 2024 MIP was as follows:

2024 Adjusted EBITDA Goals(1)	Threshold
Below $224.9 million	Below Threshold
$224.9 million	Threshold
$249.9 million	Target
$274.9 million	Maximum

(1)	The revised annual adjusted EBITDA target goal does not include any business interruption insurance proceeds received in 2024.

Payments as a percent of target under the MIP for NEOs other than the CEO pay out as follows: 0% of target for below threshold performance; 50% of target for threshold performance; 100% for target performance; and 175% of target for maximum performance. Payments as a percent of target under the MIP for the CEO pay out as follows: 0% of target for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 200% of target for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis.

MIP Performance

In early 2025, the Compensation Committee evaluated the NEOs’ 2024 accomplishments and compared them against the performance goals established by the Compensation Committee in December 2023. The Compensation Committee considered the following factors in its evaluation of management’s performance, and determined that the NEOs had successfully executed key goals established in December 2023:

•	maintained staffing levels within 3% of budgeted guidelines at our owned resorts and under 10% at our managed resorts;

•

executed standardized operating procedures for internal communication on proposed and ongoing capital expenditure projects using the RACI (responsible, accountable, consulted, informed) matrix methodology;

•	achieved an aggregated employee engagement behavioral index score of 78%;

•

transitioned from a paper-based performance review process to an online performance process using the SAP SuccessFactors system and participated in the Hotel Industry Compensation Survey for CALA (Caribbean and Latin America), utilizing market data for compensation decisions;

•	executed succession planning in SAP SuccessFactors, with all of our resorts and regional offices participating in succession planning activities and workshops specific to employee development; and

•	completed or began execution of 91% of our planned and approved property improvements, including renovations of the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta.

Playa’s actual adjusted EBITDA for purposes of the 2024 MIP and percentage of the goal initially established by the Compensation Committee was as follows:

2024 Actual Adjusted EBITDA(2)	Actual Adjusted EBITDA Percent of Target
$245.7 million	98%

(2)

Please refer to the sections “Key Indicators of Financial and Operating Performance” and “Non-U.S. GAAP Financial Measures” contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended December 31, 2024 for a discussion of adjusted EBITDA and a description of how it is calculated. Adjusted EBITDA for purposes of the MIP further excludes $3.2 million of business interruption insurance proceeds received in 2024 and the contributions to Adjusted EBITDA from operations of the Hyatt Ziva Los Cabos during its renovation period in 2024.

After consideration of the CEO’s achievement of the adjusted EBITDA goal, and the other NEOs’ performance against the 2024 performance goals and achievement of the adjusted EBITDA goal, the Compensation Committee awarded bonuses at the following levels under the MIP: 92% of target for our CEO and 94% of target for our other NEOs.

The table below illustrates the MIP payments paid to our NEOs for their 2024 performance:

Name	Target Incentive	Incentive Earned
Bruce D. Wardinski	$1,275,000	$1,166,625
Ryan Hymel	$535,000	$500,894
Greg Maliassas	$535,000	$500,894
Fernando Mulet	$535,000	$500,894
Tracy M.J. Colden	$484,000	$453,145

2024 Equity Awards Pursuant to the Long-Term Incentive Plan (LTIP)

In December 2023, the Compensation Committee, taking into consideration market information and each NEO’s potential contribution to our long-term strategy and success, among other factors, determined a target value of 2024 equity awards to be issued to each of the NEOs in 2024 pursuant to the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). The awards approved by the Compensation Committee were granted on January 17, 2024, with each NEO’s target share award determined based on the average closing price of the Shares for the 10 trading days prior to the grant date, which was $8.34.

Each of the NEO’s awards consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares vest based on achievement of goals established by the Compensation Committee for the performance period of January 1, 2024 through December 31, 2026, which consist of a relative TSR compared to a select peer group of companies and CAGR-derived share price growth goals (with each goal weighted as to 50%).

In February 2024, the Compensation Committee approved a supplemental outperformance award to the NEOs in order to encourage executive retention and incentivize outstanding performance. The performance- based restricted shares vest solely based on the achievement of share price growth goals determined based on a CAGR of Playa’s share price for the performance period of January 1, 2024 through December 31, 2026. This outperformance award was designed to further align the NEOs’ interests with shareholders as the CAGR share price goals established by the Compensation Committee are 33% higher than the comparable goals established for the January 2024 annual award.

Including this supplemental grant, the NEOs’ total 2024 equity awards consist of 33.3% time-based restricted shares and 66.7% performance-based restricted shares. The total number of performance-based restricted shares that are earned based on achievement of the performance goals is based on an achievement factor (expressed as a percentage of the number of target shares) ranging from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 133.3% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis. The TSR component of the performance-based restricted shares may vest between 0% and 200% of target, with the award capped at 100% of target should Playa’s TSR be negative for the performance period. The CAGR share price goal components of the performance-based restricted shares may vest up to 100% of target.

The Compensation Committee, after consultation with AETHOS, approved the following peer group for the TSR component of the performance-based restricted shares: Apple Hospitality REIT, DiamondRock Hospitality, Travel&Leisure, Host Hotels & Resorts, Park Hotels and Resorts, Pebblebrook Hotel Trust, RLJ Lodging Trust, Summit Hotel Properties, Sunstone Hotel Investors and Xenia Hotels & Resorts. The Compensation Committee determined that this peer group represented a group of publicly-traded companies with which the Company competes for business and investment capital as well as executive talent.

The following table summarizes the 2024 equity awards:

		Time-Based Restricted Share Award Annual Grant		Performance-Based Restricted Share Award Annual Grant(1)
Name	Total Long-Term Incentive Annual Target Value	Target Value	Number of Shares	Target Value	Number of Shares
Bruce D. Wardinski	$5,250,000	$1,750,000	209,832	$3,500,000	414,271
Ryan Hymel	$2,520,000	$840,000	100,719	$1,680,000	198,849
Greg Maliassas	$2,362,500	$787,500	94,424	$1,575,000	186,421
Fernando Mulet	$2,520,000	$840,000	100,719	$1,680,000	198,849
Tracy M.J. Colden	$1,500,000	$500,000	59,952	$1,000,000	118,363

(1)	The following table shows the number of performance-based restricted shares granted to the NEOs under each the January 2024 grant and the February 2024 supplemental outperformance grant:

Name	January 2024 Grant	February 2024 Supplemental Outperformance Grant	Total Performance-Based Restricted Share Award Annual Grant
Bruce D. Wardinski	209,832	204,439	414,271
Ryan Hymel	100,719	98,130	198,849
Greg Maliassas	94,424	91,997	186,421
Fernando Mulet	100,719	98,130	198,849
Tracy M.J. Colden	59,952	58,411	118,363

2021 Performance-Based Restricted Shares

The Company’s performance-based restricted shares granted to the NEOs in 2021 were paid out at 125% of target on January 18, 2024, consisting of (i) payout at 150% of target for the relative TSR metric as Playa’s relative TSR for the performance period of January 1, 2021 through December 31, 2023 was greater than the 75th percentile compared to the selected peer group, and (ii) payout at 100% of target for the CAGR metric as the CAGR for the performance period of January 1, 2021 through December 31, 2023 exceeded 12%.

Executive Employment Agreements

In September 2024, a subsidiary of the Company entered into a new employment agreement with each of its NEOs to replace the employment agreements that were scheduled to expire on December 31, 2024. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table— Employment Agreements” for a description of the executive employment agreements.

Severance and Change of Control Benefits

Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreements” and “—Potential Payments Upon a Change of Control”, among other disclosures in this proxy statement, for a description of certain severance payments and benefits payable to our NEOs in the event of a termination of employment, including following a “change of control” of the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Submitted by:

Karl Peterson, Chairperson

Hal Stanley Jones

Elizabeth Lieberman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following summary compensation table (“SCT”) sets forth the annual base salary and other compensation paid to each of our NEOs for 2024, 2023 and 2022.

Name	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Share Awards(2)	All Other Compensation(3)	Total
Bruce D. Wardinski	2024	$850,000	$1,166,625	$4,747,468	$15,144	$6,779,237
Chairman and Chief Executive Officer	2023	$820,000	$2,386,200	$3,673,650	$14,544	$6,894,394
	2022	$775,000	$2,325,000	$2,980,787	$13,544	$6,094,331

Ryan Hymel	2024	$535,000	$500,894	$2,278,775	$14,635	$3,329,304
Executive Vice President and Chief Financial Officer	2023	$515,000	$787,306	$1,574,421	$14,035	$2,890,762
	2022	$495,000	$866,250	$894,237	$13,035	$2,268,522

Greg Maliassas	2024	$535,000	$500,894	$2,136,350	$14,583	$3,186,827
Executive Vice President and Chief Operating Officer	2023	$515,000	$787,306	$1,574,421	$13,983	$2,890,710
	2022	$465,000	$813,750	$844,554	$13,035	$2,136,339

Fernando Mulet	2024	$535,000	$500,894	$2,278,775	$14,583	$3,329,252
Executive Vice President and Chief Investment Officer	2023	$515,000	$787,306	$1,574,421	$13,983	$2,890,710
	2022	$495,000	$866,250	$894,237	$13,035	$2,268,522

Tracy M.J. Colden	2024	$484,000	$453,145	$1,356,418	$14,583	$2,308,146
Executive Vice President and General Counsel	2023	$465,000	$710,869	$892,171	$13,983	$2,082,023
	2022	$440,000	$770,000	$496,795	$13,035	$1,719,830

(1)

As discussed in “Compensation Discussion and Analysis—2024 Compensation Decisions—2024 Management Incentive Plan (MIP),” the Compensation Committee awarded annual MIP bonuses at 92% of target for our CEO and 94% of target for our other NEOs.

(2)

Represents the aggregate grant date fair value of time-based restricted shares and performance-based restricted shares granted to the NEOs on January 4, 2022, January 18, 2023, January 17, 2024 and February 8, 2024 in each case computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of performance-based equity awards, see Note 10 to the Consolidated Financial Statements within our Annual Report on Form 10-K.

The following table shows the fair value of the performance-based restricted shares granted to the NEOs assuming maximum performance, based on the closing price of our Shares of $8.03 and $8.56 on the grant dates of January 17, 2024 and February 8, 2024, respectively:

Maximum Fair Value of Performance-Based Restricted Shares
Year	Wardinski	Hymel	Maliassas	Mulet	Colden
2024	$4,277,424	$2,053,157	$1,924,831	$2,053,157	$1,222,120

(3)

For each NEO, the amount shown in “All Other Compensation” represents our matching contribution to the 401(k) plan for the NEO’s benefit of $13,800, and Company-paid life insurance premiums of $1,344 for Mr. Wardinski, $835 for Mr. Hymel, and $783 for each of Messrs. Maliassas and Mulet, and Ms. Colden.

Grants of Plan Based Awards Table

The following table sets forth information with respect to plan based awards granted in 2024 to our NEOs:

						Share Awards
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Date of Compensation Committee Approval	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Other Stock Awards: Number of Shares(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Bruce D. Wardinski			637,500	1,275,000	2,550,000
	December 6, 2023	January 17, 2024				104,916	209,832	314,748		1,631,444
	December 6, 2023	January 17, 2024							209,832	1,684,951
	February 8, 2024	February 8, 2024				102,219	204,439	204,439		1,431,073
Ryan Hymel			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				50,359	100,719	151,079		783,091
	December 6, 2023	January 17, 2024							100,719	808,774
	February 8, 2024	February 8, 2024				49,065	98,130	98,130		686,910
Greg Maliassas			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				47,212	94,424	141,636		734,146
	December 6, 2023	January 17, 2024							94,424	758,225
	February 8, 2024	February 8, 2024				45,998	91,997	91,997		643,979
Fernando Mulet			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				50,359	100,719	151,079		783,091
	December 6, 2023	January 17, 2024							100,719	808,774
	February 8, 2024	February 8, 2024				49,065	98,130	98,130		686,910
Tracy M.J. Colden			242,000	484,000	847,000
	December 6, 2023	January 17, 2024				29,976	59,952	89,928		466,126
	December 6, 2023	January 17, 2024							59,952	481,415
	February 8, 2024	February 8, 2024				29,205	58,411	58,411		408,877

(1)

Amounts in these columns represent incentive opportunities pursuant to our annual MIP for the 2024 fiscal year. For the actual amounts paid to the NEOs pursuant to the MIP for 2024, see the Summary Compensation Table above.

(2)

Amounts in this column represent grants of performance-based restricted shares, which may vest at the end of a performance period from January 1, 2024 to December 31, 2026 based on the achievement of TSR and CAGR share price growth goals.

(3)	Amounts in this column represent grants of time-based restricted shares, which vest one-third on January 17 of 2025, 2026 and 2027, subject to the NEO’s employment on such dates.
(4)

Amounts in this column represent the grant date fair value of each time-based restricted share award and performance-based restricted share award, as computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of equity awards, see Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements

On September 25, 2024, Playa Resorts Management, LLC, a wholly-owned subsidiary of Playa, entered into a new employment agreement with each of the NEOs. The new employment agreements replaced the executive officers’ prior employment agreements, which were scheduled to expire on December 31, 2024.

Employment Agreement for Mr. Wardinski

The employment agreement for Mr. Wardinski provides for, among other things, an initial three-year term, a minimum annual base salary of $850,000, an annual discretionary bonus opportunity at a target of 150% of base salary (subject to a maximum of 300% of base salary) and eligibility to participate in the Company’s annual equity incentive plans.

In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in his employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment and an amount equal to two times his discretionary annual bonus at the target amount then in effect, paid in 24 monthly installments;

•

payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan; and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement, Mr. Wardinski will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of Mr. Wardinski’s base salary and target bonus, with such payment made in a lump sum.

The definition of “Good Reason” set forth in Mr. Wardinski’s employment agreement includes the following Good Reason triggers: (i) a material reduction of the duties, authority, or responsibilities of Mr. Wardinski; (ii) a material reduction in Mr. Wardinski’s annual base salary or target annual cash incentive opportunity; (iii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom Mr. Wardinski is required to report; (iv) a requirement that Mr. Wardinski change the principal geographic location at which Mr. Wardinski must work by more than 35 miles from Mr. Wardinski’s then-current location; or (v) a breach of any material term of the employment agreement by the Company.

The employment agreement includes confidentiality, non-competition and non-solicitation covenants that are consistent with the covenants included in the Company’s most recently approved equity award agreements.

The description of Mr. Wardinski’s employment agreement set forth above is a summary and is qualified in its entirety by the terms of the employment agreement, which is attached as an exhibit to our Annual Report on Form 10-K.

Employment Agreements for Mr. Hymel, Ms. Colden, Mr. Maliassas and Mr. Mulet

The employment agreements for Mr. Hymel, Ms. Colden, Mr. Maliassas, and Mr. Mulet provide for, among other things, an initial three-year term, minimum annual base salaries of $535,000, $484,000, $535,000 and $535,000, respectively, an annual discretionary bonus opportunity at a target of 100% of base salary (subject to a maximum of 175% of base salary) and eligibility to participate in the Company’s annual equity incentive plans.

In addition, upon termination of any of the above executives’ employment agreement without “Cause” or upon resignation by the executive for “Good Reason,” as those terms are defined in the employment agreements, such executive will, conditioned upon his or her execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to two times his or her base salary at the rate in effect on his or her last day of employment and an amount equal to two times his or her discretionary annual bonus at the target amount then in effect, paid in 24 equal monthly installments;

•

payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan; and

•	a pro rata share of his or her discretionary annual bonus relating to the year in which employment ceases.

In the event the executive is terminated without “Cause” or the executive resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreements, such executive will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of base salary and target bonus, with such payment made in a lump sum.

The definition of “Good Reason” set forth in Mr. Hymel’s, Ms. Colden’s, Mr. Maliassas’, and Mr. Mulet’s employment agreements includes the following Good Reason triggers: (i) a material reduction of the duties, authority, responsibilities, or reporting requirements of such executive; (ii) a material reduction in such executive’s base salary or target annual cash incentive opportunity; (iii) a requirement that such executive change the principal geographic location at which such executive must work by more than thirty-five (35) miles from such executive’s then-current location; or (iv) a breach of any material term of the employment agreement by the Company.

The employment agreements include confidentiality, noncompetition and non-solicitation covenants that are consistent with the covenants included in the Company’s most recently approved equity award agreements.

The description of Mr. Hymel’s, Ms. Colden’s, Mr. Maliassas’, and Mr. Mulet’s employment agreements set forth above is a summary and is qualified in its entirety by the terms of the respective employment agreements, which are attached as exhibits to our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2024. All time-based restricted shares presented in the table below will only vest subject to the executive’s continued employment through the applicable vesting date.

		Stock Awards
		Time-Based Awards			Performance-Based Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
Bruce D. Wardinski	February 8, 2024	—		—	204,439	(5)	2,586,153
	January 17, 2024	209,832	(2)	2,654,375	314,748	(6)	3,981,562
	January 18, 2023	179,488	(3)	2,270,523	336,537	(7)	4,257,193
	January 4, 2022	289,633	(4)	3,663,857	—		—
Ryan Hymel	February 8, 2024	—		—	98,130	(5)	1,241,345
	January 17, 2024	100,719	(2)	1,274,095	151,079	(6)	1,911,149
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	86,890	(4)	1,099,159	—		—
Greg Maliassas	February 8, 2024	—		—	91,997	(5)	1,163,762
	January 17, 2024	94,424	(2)	1,194,464	141,636	(6)	1,791,695
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	82,063	(4)	1,038,097	—		—
Fernando Mulet	February 8, 2024	—		—	98,130	(5)	1,241,345
	January 17, 2024	100,719	(2)	1,274,095	151,079	(6)	1,911,149
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	86,890	(4)	1,099,159	—		—
Tracy M.J. Colden	February 8, 2024	—		—	58,411	(5)	738,899
	January 17, 2024	59,952	(2)	758,393	89,928	(6)	1,137,589
	January 18, 2023	43,590	(3)	551,414	81,730	(7)	1,033,885
	January 4, 2022	48,272	(4)	610,641	—		—

(1)	Pursuant to SEC rules, the market value is calculated by multiplying the number of shares by the closing price of our Shares ($12.65) on December 31, 2024.
(2)

Represents the number of time-based restricted shares that have not vested from initial award. One-third of the award vested on January 17, 2025, and the remainder will vest ratably in January 2026 and 2027.

(3)

Represents the remaining two-thirds of time-based restricted shares that have not vested from initial award. Half of the remaining award vested on January 18, 2025, and the remainder will vest in January 2026.

(4)

Represents the remaining one-third of time-based restricted shares that vested on January 4, 2025, and the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that vested on January 4, 2025 based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2022 and ending on December 31, 2024.

(5)

Represents the target number of CAGR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels.

(6)

Represents the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels and the TSR awards at maximum levels.

(7)

Represents the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2023 and ending on December 31, 2025. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels and the TSR awards at maximum levels.

Option Exercises and Stock Vested

The following table presents the number of Shares that were acquired upon vesting of restricted share awards and the related value realized by each of our NEOs during the year ended December 31, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting of Restricted Share Awards	Value of Shares Acquired on Vesting of Restricted Share Awards(1)
Bruce D. Wardinski	746,284	$6,095,226
Ryan Hymel	318,221	$2,597,640
Greg Maliassas	273,626	$2,233,631
Fernando Mulet	223,803	$1,827,339
Tracy M.J. Colden	184,480	$1,505,856

(1)	Based on the closing market price per Ordinary Share on the vesting date.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and applicable employment agreements, calculated as if a termination of employment had occurred on December 31, 2024.

Name	Qualifying Termination(1)	Change in Control(2)	Death or Disability(3)	Retirement/ Resignation(4)
Bruce D. Wardinski
Cash severance	$4,250,000	$6,375,000	$—	$—
Equity awards(5)	10,135,635	18,086,477	10,135,635	—
Continuation of benefits	72,000	72,000	36,000	54,000

Total	$14,457,635	$24,533,477	$10,171,635	$54,000
Ryan Hymel
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,872,772	7,686,292	3,872,772	—
Continuation of benefits	62,000	62,000	31,000	46,500

Total	$6,074,772	$10,958,292	$3,903,772	$46,500
Greg Maliassas
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,811,711	7,388,384	3,811,711	—
Continuation of benefits	65,000	65,000	32,500	48,750

Total	$6,016,711	$10,663,384	$3,844,211	$48,750
Fernando Mulet
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,872,772	7,686,292	3,872,772	—
Continuation of benefits	65,000	65,000	32,500	48,750

Total	$6,077,772	$10,961,292	$3,905,272	$48,750
Tracy M.J. Colden
Cash severance	$1,936,000	$2,904,000	$—	$—
Equity awards(5)	2,182,353	4,451,624	2,182,353	—
Continuation of benefits	20,000	20,000	9,500	14,250

Total	$4,138,353	$7,375,624	$2,191,853	$14,250

(1)

Upon the termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the NEO’s respective employment agreement, the NEOs are generally entitled to cash severance comprising (i) an aggregate amount equal to two times the NEO’s base salary and two times the NEO’s discretionary annual bonus at the target amount then in effect, paid in 24 equal monthly installments, (ii) additional monthly payments for a period of 24 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination, and (iii) a pro rata share of the NEO’s discretionary annual bonus relating to the year in which employment ends. The amount reported as cash severance in the table above does not include any pro rata annual cash incentive payments, as such payments were fully earned as of December 31, 2024 and are not considered to be accelerated upon termination. The amounts of the annual MIP payments are disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

In addition, pursuant to the terms of the applicable award agreements under the 2017 Plan, upon termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the applicable award agreements, then time-based restricted shares granted at least one-year prior to the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO during the vesting period. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date (at the level of achievement of the applicable performance goals during the performance period). The number of TSR awards granted at least one-year prior to the termination is presented at the maximum level based on performance to date. Performance-based restricted shares with a CAGR component (including the 2024 outperformance awards) that are granted at least one-year prior to the termination and that are earned based on the achievement of the applicable performance goal as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date. The CAGR awards that were granted at least one-year prior to the termination were earned as of the termination date.

(2)

Pursuant to their employment agreements, if our NEOs are terminated without “Cause” or resign for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employments agreements, each NEO is generally entitled to the same cash severance and benefit payments described in Footnote 1, except that the cash severance amount equal to the NEO’s base salary would be an amount equal to three times base salary and discretionary annual bonus at target, paid in a lump sum. The amounts shown for cash severance assume a qualifying termination in connection with a Change in Control as of December 31, 2024. Assuming a termination date of December 31, 2024, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

In addition, pursuant to the applicable award agreements under the 2017 Plan, in the event that outstanding equity awards are not assumed by the surviving entity in connection with a Change in Control, all unvested restricted shares subject only to time-vesting would fully vest. With respect to unvested performance-based restricted shares as of the date of the Change in Control, (i) if at least half of the performance period has elapsed as of the date of the Change in Control, the performance-based restricted shares would vest on such date based on actual performance of the applicable performance goals measured as of the date of the Change in Control as determined by the Compensation Committee, and (ii) if less than half of the performance period has elapsed as of the date of the Change in Control, then the performance-based restricted shares would vest based on target performance on the date of the Change in Control. Notwithstanding the foregoing, the 2024 outperformance award of performance-based restricted shares would vest in full in the event of a Change in Control in which they are not assumed. The amounts shown in this column assume that the outstanding time- based and performance-based restricted share awards are not assumed in the transaction and therefore could be accelerated pursuant to the provisions of the 2017 Plan and the applicable award agreement.

(3)

Pursuant to their employment agreements, in the event of an NEO’s death or if the NEO’s employment terminates as a result of “Disability,” as such term is defined in the employment agreements, then the NEO or his or her estate, as applicable, is entitled to (i) a payment of any unpaid portion of base salary, (ii) a pro rata share of the discretionary annual incentive bonus (at no less than target in the event of death) and (iii) additional monthly payments for a period of 12 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination, subject to cessation in the event of Disability if the executive becomes eligible to obtain insurance coverage from another group insurance plan. Assuming a termination date of December 31, 2024, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

Pursuant to the terms of the applicable award agreements under the 2017 Plan, upon termination of the NEO’s employment for death or Disability, then time-based restricted shares granted at least one-year prior to the termination date will vest pro rata as of the date of termination based on the number of days of service completed by the NEO during the vesting period. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date (at the level of achievement of the applicable performance goals during the performance period). The number of TSR awards granted at least one-year prior to the termination is presented at the maximum level based on performance to date. Performance-based restricted shares with a CAGR component (including the 2024 outperformance awards) that are granted at least one-year prior to the termination and that are earned as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date. The CAGR awards that were granted at least one-year prior to the termination were earned as of the termination date.

(4)

Upon retirement or resignation without “Good Reason,” the NEOs are not entitled to any severance benefits pursuant to their employment agreements or the applicable awards agreements or the 2017 Plan, except for additional monthly payments for a period of 18 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination.

(5)	Share values were calculated at $12.65 per share, the closing market price per Share on December 31, 2024.

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules. For a detailed discussion on the design of our executive compensation program, including how we align Company pay to Company performance, see the “
Compensation Discussion and Analysis
” section of this proxy statement. The Compensation Committee did not consider the pay versus performance data presented below in making its pay decisions for any of the years shown.
The following table sets forth information concerning the compensation paid to our CEO and to our other NEOs compar ed
to company performance for the years ended December 31, 2024, 2023, 2022, 2021, and 2020.

Year	Summary Compensation Table Total Pay for CEO (1)(2)	CAP to CEO (3)(4)	Average Summary Compensation Table Total Pay for Other NEOs (1)(2)	Average CAP to Other NEOs (3)(4)	Value of Initial Fixed $100 Investment Based On:		U.S. GAAP Net Income (Loss) (6)	Adjusted EBITDA (7)
					TSR (5)	Peer Group TSR (5)
2024	$6,779,237	$13,816,269	$3,038,382	$5,805,345	$150.60	$136.97	$73,813	$258,049
2023	$6,894,394	$9,756,769	$2,688,551	$3,640,331	$102.98	$118.87	$53,852	$271,947
2022	$6,094,331	$4,572,696	$2,098,304	$1,608,445	$77.74	$87.82	$56,706	$242,619
2021	$6,634,501	$9,604,526	$2,514,297	$3,527,344	$95.00	$111.22	$(89,682)	$99,171
2020	$4,071,093	$(274,074)	$1,508,630	$192,520	$70.83	$100.52	$(262,370)	$(21,173)

(1)
For each year shown, the CEO was Bruce D. Wardinski. For 2024, 2023 and 2022, the other NEOs were Ryan Hymel, Greg Maliassas, Fernando Mulet, and Tracy M.J. Colden. For 2021, the other NEOs were Ryan Hymel, Kevin Froemming, Greg Maliassas, and Fernando Mulet. For 2020, the other NEOs were Ryan Hymel, Alexander Stadlin, Kevin Froemming, and Tracy M.J. Colden.

(2)	The values reflected in this column reflect the “Total” compensation set forth in the SCT. See the footnotes to the SCT for further detail regarding the amounts in this column.
(3)
Compensation actually paid (“
CAP
”) is defined by the SEC and is computed by subtracting the amounts in the “Stock Awards” column of the SCT for each year from the “Total” column of the SCT and then (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; and (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our CEO and average CAP for our other NEOs for 2024.

CEO
Year	SCT Total Compensation	Minus SCT Equity Awards	Plus Fair Value of New Unvested Awards	Plus (Minus) Change in Fair Value of Prior Years’ Unvested Awards	(Minus) Plus Change in Fair Value of Vested Awards	Minus Fair Value of Forfeited Awards	Equals CAP
2024	$6,779,237	$(4,747,468)	$8,838,833	$3,305,798	$(360,131)	$—	$13,816,269

Other NEOs
Year	SCT Total Compensation	Minus SCT Equity Awards	Plus Fair Value of New Unvested Awards	(Minus) Plus Change in Fair Value of Prior Years’ Unvested Awards	Plus (Minus) Change in Fair Value of Vested Awards	Minus Fair Value of Forfeited Awards	Equals CAP
2024	$3,038,382	$(2,012,580)	$3,747,021	$1,154,186	$(121,665)	$—	$5,805,345

(4)
The fair value of our performance-based restricted shares used to compute CAP was estimated using a Monte-Carlo model, as the TSR and CAGR components are market conditions as defined by ASC 718,
Compensation—Stock Compensation.
The table below summarizes the key inputs used in the Monte-Carlo simulations, based on the year the award was granted:

	2024	2023	2022	2021	2019	2018
Volatility	33.5%	35.5% - 39.2%	31.4% - 43.6%	45.6% - 81.0%	26.6%	26.4%
Interest Rate	4.2%	4.1% - 4.2%	4.4% - 4.7%	0.7% - 4.7%	1.6%	1.6%
Dividend Yield	—	—	—	—	—	—

(5)
Reflects the cumulative TSR of the Company and the Dow Jones United States Travel and Leisure Index (DJUSCG) for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022, the four years ended December 31, 2023, and the five years ended December 31, 2024 assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.

(6)	Amounts in thousands.
(7)
Amounts in thousands. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of adjusted EBITDA for each applicable year and a description of how it is calculated.

The SEC-defined CAP data set forth in the table above does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to cha
n
ges in the values of unearned and/or unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. Specifically, as described in detail in the “
Compensation Discussion and Analysis
” section above, our performance-based restricted shares are subject to multi-year performance conditions tied to relative TSR and share price CAGR. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the–awards fully vest.
Relationship of SEC CAP to Performance
The following graphs illustrate the relationship during 2020—2024 of the CAP to our CEO and the average CAP to our other NEOs (each as set forth
in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the Dow Jones United States Travel and Leisure Index, (ii) our U.S. GAAP net income or loss, and (iii) our Adjusted EBITDA (in each case as set forth in the table above).

Relationship of CEO and Other NEO CAP to TSR
CAP ($ in thousands)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$160
$140
$120
$100
$80
$60
$40
$20
$-
2020
2021
2022
2023
2024
$100.52
$70.83
$111.22
$95.00
$87.82
$77.74
$118.87
$102.98
$150.60
$136.97
CEO CAP
Other NEO CAP
Playa TSR
Peer Group TSR

Relationship of CEO and Other NEO CAP
to U.S. GAAP Net Income
CAP ($ in thousands)
U.S. GAAP net income ($ in thousands)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$80,000
$30,000
$(20,000)
$(70,000)
$(120,000)
$(170,000)
$(220,000)
$(270,000)
$(320,000)
2020
2021
2022
2023
2024
$(262,370)
$(89,682)
$56,706
$53,852
$73,813
CEO CAP
Other NEO CAP
U.S. GAAP Net Income

Relationship of CEO and Other NEO CAP
to Adjusted EBITDA
CAP ($ in thousands)
Adjusted EBITDA ($ in thousands)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$280,000
$230,000
$180,000
$130,000
$80,000
$30,000
$(20,000)
$(70,000)
$(21,173)
$99,171
$242,619
$271,947
$258,049
2020
2021
2022
2023
2024
CEO CAP
Other NEO CAP
Adjusted EBITDA

Financial Performance Measures
The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below. The manner in which these measures, together with certain non-financial performance measures, determine the amounts of incentive compensation paid to our NEOs is described above in the “Compensation Discussion and Analysis” section.

Significant Financial Performance Measures
Adjusted EBITDA
Relative TSR
Share Price Compound Average Growth Rate

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Bruce D. Wardinski, our Chairman and CEO.
For the year ended December 31, 2024, we estimate that the ratio of the annual total compensation of our CEO ($6,779,237) to the annual total compensation of our median employee ($9,763) was 694:1. Our median employee is a member of the laundry staff at one of our resorts in Mexico.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included above.
Determining the Median Employee
As of October 1, 2024, the date chosen for identifying our median employee, we collected data for all employees globally at our corporate offices and our owned resorts in Mexico, Jamaica, and the Dominican Republic, and utilized base pay as our consistently applied compensation measure to identify the median employee. As of this date, approximately 130 employees were located in the United States, 4,900 employees were located in Mexico, 4,000 employees were located in the Dominican Republic and 3,100 employees were located in Jamaica. Employees of our resorts that we manage on behalf of third-party owners were excluded from the population, as their pay is set by a third-party. The base pay of our employees outside of the United States was converted into U.S. dollars using the applicable foreign exchange rates as of October 1, 2024.
The median employee’s annual total compensation includes base pay, holiday pay, paid time-off, bonuses, gratuities, food vouchers and employer-paid profit-sharing and pension plan contributions. The median employee did not receive any share-based compensation awards.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio we reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sublease Agreement

Our subsidiary, Playa USA, entered into a sublease agreement with Barceló Crestline Corporation, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sublease agreement was assigned by Barceló Crestline Corporation to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, our Chairman and Chief Executive Officer. The sublease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sublease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. Playa Management subleases approximately 11,000 square feet of office space.

During the year ended December 31, 2024, we paid $0.6 million related to the sublease agreement to the sub-landlord, which remits the payments to a company controlled by our Chairman and CEO.

Hyatt Agreements

As of February 9, 2025, Hyatt beneficially owned 12,143,621 Shares, or 9.4% of the issued and outstanding Shares, all of which are held in record name by Buyer.

Exclusivity Agreement. On December 20, 2024, Hyatt entered into an Exclusivity Agreement with Playa which granted Hyatt and Buyer a 45-day period during which Playa agreed, among other things, not to, directly or indirectly, initiate, solicit, participate in negotiations with or furnish any confidential information to any person other than Hyatt and Buyer in connection with, or approve or enter into any agreement relating to, any proposal or offer relating to, or that would reasonably be expect to lead to, a transaction involving (a) a disposition of all or a material portion of the assets or business of Playa, (b) issuance or sale of any equity interests of Playa (subject to customary exceptions) or (c) any merger, exchange or similar business combination transaction involving Playa. Such agreement was subsequently extended through February 10, 2025.

Hyatt Subscription Agreement

On July 15, 2013, our Predecessor entered into a subscription agreement with Buyer, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, Buyer purchased from our Predecessor 14,285,714 Shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

We agreed under the Hyatt Subscription Agreement to indemnify Buyer for any breaches of our representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of our Shares and preferred shares, our organization, our capitalization and due authorization of the transactions), for which our indemnification liability is capped at $325 million). The representations and warranties we made and our related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, we have agreed under the Hyatt Subscription Agreement to indemnify Buyer for:

•

losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of our resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•

losses suffered by Buyer resulting from, based upon or related to, in whole or in part, any failure of us or certain of our subsidiaries or any other person that is or has been affiliated with us to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by us or certain of our subsidiaries (or any other person that is or has been affiliated with us) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•

losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by Buyer) contained in the offering memorandum for our Senior Notes due 2020, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of our Senior Notes due 2020 by, or with the approval of, us in connection with the marketing of our Senior Notes due 2020 (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•

losses arising from our obligation to indemnify our prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to Buyer’ percentage ownership of our Shares).

Any indemnity liability owed by us to Buyer under the Hyatt Subscription Agreement shall be payable, at our election, in immediately available funds and/or (so long as the Fair Market Value of our Shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the Shares)) in additional Shares. “Fair Market Value” shall be the amount agreed by us and Buyer or, if no agreement is reached within 15 days of our election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of our subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt Ziva or Hyatt Zilara brands (the “Hyatt All-Inclusive Resort Brands”) has signed a franchise agreement and related services agreements with Hyatt and/or its affiliates governing the operation of that resort. We manage all of those resorts under a management agreement with each of Playa and any third-party owner for whom Playa serves as hotel operator (each a “Resort Owner”).

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and us as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

The Resort Owners (including us) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Under the Hyatt franchise agreements, if any Brand Owner (as defined below) or Restricted Brand Company (as defined below) acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by us in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

If we violate the aforementioned restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by us, of which we are the franchisor, licensor or owner, or for which we are the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and our articles of association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring our shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our general meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our articles of association to transfer excess shares to a foundation until sold to a third party. Our franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all- inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of our Hyatt franchise agreements and the restriction on ownership by a Restricted Brand Company will apply until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of the

Shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require us to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on our activities and limits on the beneficial ownership of our Shares.

In addition to the Hyatt franchise agreement, each Resort Owner (including Playa) has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•

Under the trademark license agreement, Hyatt grants a license to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and us as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s licensing fees.

•

Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.

•

Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales services and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the year ended December 31, 2024, we incurred approximately $36.0 million in fees pursuant to the Hyatt Resort Agreements.

Relationship with Sagicor

We have a relationship with Sagicor through the 2018 Shareholder Agreement and due to Sagicor’s ownership of approximately 8.6% of our total shares outstanding. We pay Sagicor for employee insurance coverage at one of our Jamaica properties. Sagicor is also a part owner of the Jewel Grande Montego Bay Resort & Spa and compensates us as manager of the property.

During the year ended December 31, 2024, we received approximately $3.9 million of cost reimbursements from Sagicor as reimbursement of certain costs incurred by us on behalf of the Jewel Grande Montego Bay Resort & Spa managed by Playa, and paid approximately $1.6 million for employee insurance coverage. All of these transactions were approved by our Board in accordance with our related party transactions policy.

Indemnification Agreements

Our articles of association provide for certain indemnification rights for our directors and executive officers and we entered into an indemnification agreement with each of our directors and executive officers and certain of our significant employees providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Pursuant to our articles of association, Playa will indemnify and hold harmless each of its indemnified officers and directors against any financial losses, costs, fines or other damages incurred by such indemnified officer or director and any expense reasonably paid or incurred by or on behalf of such indemnified officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with Playa and/or a group company and/or his current or former service at the request of Playa as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.

Review, Approval or Ratification of Transactions with Related Persons

Consistent with Dutch law and our articles of association, we adopted a code of business conduct and ethics. The code of business conduct and ethics includes a policy requiring that our Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Board will be obligated to ensure that all such transactions are approved by a majority of our Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties.

MARKET PRICES AND DIVIDEND DATA

The Shares currently trade on the Nasdaq under the ticker symbol “PLYA.” Playa has advised Hyatt and Buyer that, as of the close of business on March 20, 2025, the latest practicable trading date prior to the date of this proxy statement, 128,544,770 Shares were outstanding (not including any treasury shares), including 5,594,288 Shares subject to vesting restrictions under Playa Time-Based Restricted Stock and Playa Performance-Based Restricted Stock.

The following table sets forth, for the periods indicated, the high and low intraday sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on the Nasdaq Global Select Market.

	High	Low
2025
January 1, 2025—March 20, 2025	$13.40	$12.08
2024
Fourth Quarter	$12.72	$7.57
Third quarter	$8.81	$6.95
Second quarter	$9.85	$8.18
First quarter	$9.84	$7.95
2023
Fourth quarter	$8.82	$6.88
Third quarter	$8.52	$7.01
Second quarter	$9.77	$7.80
First quarter	$9.73	$6.13
2022
Fourth quarter	$6.59	$5.34
Third quarter	$7.49	$5.71
Second quarter	$9.70	$6.45
First quarter	$9.81	$6.91

The Offer Consideration represents a premium of approximately 40% over the reported closing price of $9.61 per Share on the Nasdaq on December 20, 2024, the last full trading day prior to the public announcement that Playa had agreed to negotiate exclusively with Hyatt regarding potential strategic options, including a sale of Playa, an approximate 49% premium over the volume weighted average closing price per Share over the 90 trading days prior to and including December 20, 2024. On February 21, 2025, the last full trading date before the commencement of the Offer, the reported closing price of the Shares on the Nasdaq was $13.31 per Share. On March 20, 2025, the last full trading day prior to the date of this proxy statement, the reported closing price of the Shares on the Nasdaq was $13.31 per Share. The Offer Consideration represents a price per Share that is greater than any price at which the Shares have traded. Shareholders are urged to obtain a current market quotation for the Shares.

Playa has not declared or paid any cash dividends on its share capital since its formation transactions and intends to retain future earnings, if any, for use of the operation of its business, and does not currently intend to pay any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Shares as of March 20, 2025 by:

•	each person who is an executive officer of our Company;

•	each person who is a current director of our Company and a director nominee;

•	each person who is the beneficial owner of more than 5% of our outstanding Shares; and

•	all executive officers and directors of our Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, director nominee, executive officer or beneficial owner of more than 5% of our Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. Except as indicated in the table below, to our knowledge, no Shares beneficially owned by any of our executive officers or directors have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V., Keizersgracht 555, 1017 DR Amsterdam, the Netherlands.

Beneficial Ownership
Beneficial Owner	Number of Shares with Voting Rights	Percentage of All Shares with Voting Rights(1)
Named Executive Officers
Bruce D. Wardinski(2)	5,512,013	4.3%
Ryan Hymel(3)	1,155,900	*
Greg Maliassas(4)	952,888	*
Fernando Mulet(5)	1,058,038	*
Tracy M.J. Colden(6)	606,041	*
Non-Executive Directors
Karl Peterson(7)(8)	2,507,464	2.0%
Hal Stanley Jones(8)	123,911	*
Elizabeth Lieberman(8)	98,911	*
Jeanmarie Cooney(8)	38,431	*
Mahmood Khimji(8)(9)	2,050,626	1.6%
Maria Miller(8)	55,876	*
Leticia Navarro(8)	50,626	*
Felicity Black-Roberts	—	—
Noah Hoppe	—	—
James Francque	—	—
5% or greater shareholders:
Davidson Kempner Capital Management LP(10)	11,892,519	9.3%
HG Vora Capital Management, LLC(11)	12,500,000	9.8%
Morgan Stanley(12)	8,125,463	6.4%
HI Holdings Playa B.V.(13)	12,143,621	9.5%
Sagicor Financial Corporation Limited(14)	10,951,451	8.6%
Long Pond Capital, LP(15)	7,941,444	6.2%
Dimensional Fund Advisors, LLP(16)	7,482,718	5.9%
All executive officers, directors and director nominees as a group (15 persons)(17)	14,210,725	11.1%

*	Less than 1.0%
1)

Based on 127,827,581 total Shares outstanding as of March 20, 2025, which consists of 122,988,198 Shares outstanding and 4,839,393 restricted shares granted pursuant to the 2017 Plan. The restricted shares contain voting rights but are restricted from being transferred until their vesting dates.

2)

Includes 1,194,936 restricted shares that Mr. Wardinski has the ability to vote but is restricted from transferring until their vesting dates. Also includes 1,700,000 shares held by the Bruce Wardinski Irrevocable Trust, of which Mr. Wardinski’s spouse is trustee.

3)	Includes 555,106 restricted shares that Mr. Hymel has the ability to vote but is restricted from transferring until their vesting dates.
4)	Includes 530,028 restricted shares that Mr. Maliassas has the ability to vote but is restricted from transferring until their vesting dates.
5)	Includes 555,106 restricted shares that Mr. Mulet has the ability to vote but is restricted from transferring until their vesting dates.
6)	Includes 326,025 restricted shares that Ms. Colden has the ability to vote but is restricted from transferring until their vesting dates.
7)	2,469,033 Shares are held through Peterson Capital Partners, LP.
8)	Includes 9,259 restricted shares that the director has the ability to vote but is restricted from transferring until their vesting date.

9)

2,000,000 Shares are held through KGT Investments, LLC, a limited liability company of which the Mr. Khimji is the sole manager. All 2,000,000 Shares are pledged by Mr. Khimji as collateral for a general- purpose, secured line of credit. See “Hedging and Pledging of Company Securities”.

10)

Based on a Schedule 13D/A filed with the SEC on March 14, 2025. The holder of the Shares is DKLDO V Trading Subsidiary LP (“DKLDO V”). Davidson Kempner Long-Term Distressed Opportunities GP V LLC (“DKLDO GP V”) is the general partner of DKLDO V and Davidson Kempner Drawdown GP Topco LLC is the managing member of DKLDO GP V. Davidson Kempner Capital Management LP (“DKCM”) acts as investment manager to DKLDO V. DKCM GP LLC, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris, Suzanne K. Gibbons, Gregory S. Feldman, Melanie Levine and James Li. Mr. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO V. Each of the above persons expressly disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein. Additionally, certain funds entered into notional principal amount derivative agreements in the form of cash settled swaps (the “Derivative Agreements”) with respect to an aggregate of 4,028,605 Shares (collectively representing economic exposure comparable to 3.2% of the outstanding Shares). The Derivative Agreements provide economic results that are comparable to the economic results of ownership of the Shares but do not provide the power to vote or direct the voting of, or dispose of or direct the disposition of, the shares that are referenced by the Derivative Agreements (such shares, the “Subject Shares”). DKCM disclaims beneficial ownership in the Subject Shares. The counterparties to the Derivative Agreements are unaffiliated third party financial institutions.

11)

Based on a Schedule 13G/A filed with the SEC on February 14, 2025. Parag Vora is the manager of HG Vora Capital Management, LLC that has voting and dispositive power over the Shares. The address of HG Vora Capital Management, LLC and Parag Vora is 330 Madison Avenue, 21st Floor, New York, NY 10017.

12)

Based on a Schedule 13G/A filed with the SEC on February 3, 2025. Morgan Stanley has shared voting power over 8,125,463 Shares and shared dispositive power over 8,130,463 Shares. Of these Shares, Morgan Stanley’s wholly-owned subsidiary, Morgan Stanley Capital Services LLC, has shared voting and dispositive power over 6,407,560 Shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

13)

Based on a Schedule 13D/A filed with the SEC on February 10, 2025. HI Holdings Playa B.V. is an indirect wholly-owned subsidiary of Hyatt Hotels Corporation. Hyatt Hotels Corporation and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly- owned subsidiary of Hyatt, may be deemed to beneficially own Shares held by HI Holdings Playa B.V. The address of HI Holdings Playa B.V. is Herikerbergweg 238, 1101 CM Amsterdam, the Netherlands.

14)

Based on a Form 4 filed with the SEC on June 15, 2022. Sagicor Financial Corporation Limited, the holder of the Shares, is a direct, wholly-owned subsidiary of Sagicor Financial Company Ltd., and shares voting and dispositive power over the Shares with Sagicor Financial Company Ltd. The address of Sagicor Financial Corporation Limited and Sagicor Financial Company Ltd. is Cecil F De Caires Building, Wildey, St. Michael, Barbados, BB15096.

15)

Based on a Schedule 13G/A filed with the SEC on February 13, 2025. Each of Long Pond Capital, LP, Long Pond Capital GP, LLC and John Khoury, as the principal of Long Pond LP, have shared voting and dispositive power of 7,941,444 Shares. The address of Long Pond Capital GP, LLC is 527 Madison Avenue, 15th Floor, New York, NY 10022.

16)

Based on a Schedule 13G filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP is the investment adviser to four investment companies and serves as investment manager, advisor or sub-advisor to certain other commingled funds, group trust and separate accounts investment funds and/or accounts that hold the Shares reported. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

17)	Includes 3,226,014 restricted shares that have the ability to vote but are restricted from being transferred until their vesting dates.

FUTURE SHAREHOLDER PROPOSALS

Because the Company is a Dutch public limited company whose shares are traded on a U.S. securities exchange, certain U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Playa shareholders at the Company’s general meeting. Under Dutch law and the Company’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at a general meeting of the Company, the shareholder must fulfill the requirements set forth in Dutch law and the Company’s articles of association, including satisfying both of the following criteria:

•

the Company must receive the proposed agenda item (supported by reasons) or proposed resolution in writing or by electronic means (to playacorporatesecretary@playaresorts.com) no later than 60 days before the date of the meeting; and

•	the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution represent at least 3% of the Company’s issued share capital.

Under the Dutch Corporate Governance Code, if shareholders intend to request that an item be put on the agenda as described above that may result in a change in the Company’s strategy, for example as a result of the dismissal of one or several Playa Board members, the Playa Board should be given the opportunity to invoke a reasonable period of up to 180 days during which to respond to such request. If invoked, the Playa Board should use the response time for further deliberation and constructive consultation, in any event with the relevant shareholder(s) requesting the agenda item, and the Playa Board should explore the alternatives. At the end of the response time, the Playa Board should report on this consultation and the exploration to the shareholders meeting. A response time may be stipulated only once for any given shareholders meeting and should not apply to an item in respect of which the response time had been previously stipulated, or to meetings where a shareholder holds at least 75% of the issued capital as a consequence of a successful public bid. In addition, the Playa Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more of our directors or to amend any provision in our articles of association dealing with those matters, or when a public offer for the Company is made or announced without the Company’s support, provided, in each case, that the Playa Board believes that such proposal or offer materially conflicts with the interests of the Company and its business. During a cooling-off period, the general meeting cannot dismiss, suspend or appoint our directors nor amend the provisions in our articles of association dealing with those matters, except at the proposal of the Playa Board.

Under Dutch law and the Company’s articles of association, shareholder meetings can be convened at the request of shareholders with due observance of article 2:110 of the Dutch Civil Code, which is the article that addresses this subject under Dutch law. That provision of Dutch law provides that only one or more shareholders representing at least ten percent (10%) of the issued share capital may make a request to the Board to convene a meeting within six weeks and also provides a procedure to approach the Dutch court in preliminary relief proceedings in Amsterdam, if the Board fails to call such a meeting. The provisions under the Dutch Corporate Governance Code relating to invoking a response time and the provision under Dutch law relating to a cooling-off period, as described above, apply mutatis mutandis if shareholders request the convening of a shareholder meeting.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in the Company’s proxy statement for the 2025 annual general meeting of shareholders, which if the transaction contemplated by the Purchase Agreement (including the Back-End Transactions) are not completed would be expected to be held in June 2025, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at our 2025 annual general meeting of shareholders pursuant to Rule 14a-8, your proposal must have been received by us no later than December 23,

2024, and must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order to be considered for inclusion in the 2025 proxy statement and proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under the Company’s articles of association or pursuant to Rule 14a-8 for our 2025 annual general meeting of shareholders should be sent by electronic means (to playacorporatesecretary@playaresorts.com) or to our registered office in the Netherlands at the following address: Keizersgracht 555 1017 DR Amsterdam, the Netherlands.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Playa filings with the SEC are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 25, 2025);

•	our Definitive Proxy Statement filed with the SEC on April 22, 2024; and

•	our Current Report on Form 8-K filed with the SEC on February 10, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Extraordinary General Meeting and the termination of the Purchase Agreement (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials.

Our SEC filings are available on the Internet at the SEC’s website at http://www.sec.gov. We also make our SEC filings accessible on our website at http://www.playaresorts.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this proxy statement and is not incorporated into this proxy statement. We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Playa Hotels & Resorts N.V.

1560 Sawgrass Corporate Parkway,

Suite 140

Fort Lauderdale, FL 33323

Attn: General Counsel

Phone: (954) 453-3100

If you would like to request documents from us, please do so by April 7, 2025 to receive them before the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website. If you have any questions about this proxy statement, the Extraordinary General Meeting, the Offer, the Subsequent Offering Period or the transactions or need assistance with voting procedures, you should contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall St, 22nd Floor

New York, NY 10005

Toll-Free: (800) 207-3158

Email: PLYA@dfking.com

MISCELLANEOUS

Playa has supplied all information relating to Playa, and Buyer and Hyatt have supplied, and Playa has not independently verified, all of the information relating to Buyer and Hyatt contained in the sections of this proxy statement captioned “Summary—Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 1, “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Parties Involved in the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 31 and “The Offer and the Other Transactions Contemplated by the Purchase Agreement—Financing of the Offer and the Other Transactions Contemplated by the Purchase Agreement,” beginning on page 105.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 21, 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Playa or any other securities nor is it a substitute for the tender offer materials filed by Hyatt and Buyer. Buyer, a wholly owned subsidiary of Hyatt, and Hyatt have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC and Playa has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase all of the outstanding ordinary shares of Playa is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF PLAYA ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer materials (including the offer to purchase and the related letter of transmittal and certain other tender offer documents), the solicitation/recommendation statement and this proxy statement and other documents filed with the SEC by Hyatt and/or Buyer or Playa, may be obtained free of charge at the SEC’s website at www.sec.gov or at Playa’s website at investors.playaresorts.com or by contacting Playa’s investor relations department at ir@playaresorts.com or at Hyatt’s website at investors.hyatt.com or by contacting Hyatt’s investor relations department at investorrelations@hyatt.com. In addition, investors and shareholders of Playa may obtain a free copies of the tender offer materials and the solicitation/recommendation statement by contacting Georgeson LLC, the information agent for the tender offer, toll free at (866) 828-4304 (for shareholders) or collect at (210) 664-3693 (for banks and brokers).

Annex A

PURCHASE AGREEMENT

dated as of

February 9, 2025

by and among

HYATT HOTELS CORPORATION,

HI HOLDINGS PLAYA B.V.

and

PLAYA HOTELS & RESORTS N.V.

A-i

A-ii

Annex I – Offer Conditions

Exhibit A – Form of Triangular Merger Deed

Exhibit B-1 – Form of Triangular Merger Proposal

Exhibit B-2 – Form of Triangular Merger Notes

A-iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of February 9, 2025, is made by and among Hyatt Hotels Corporation, a Delaware corporation (“Parent”), HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and a wholly-owned Parent Subsidiary (“Buyer”), and Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”).

WHEREAS, Parent and Buyer desire that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of this Agreement and the Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer and the other Transactions and to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote in favor of approval and adoption of the matters set forth in Section 2.04(a);

WHEREAS, the board of directors of Parent and Buyer have each unanimously determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent and Buyer, respectively, and have approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition) and all of the issued and outstanding ordinary shares, par value €0.10 per share, of the Company (collectively, the “Shares”) in exchange for $13.50 per Share, in cash, without interest (the “Offer Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, the executive officers and certain of the directors of the Company are executing and delivering tender and support agreements to the Company (the “Tender and Support Agreements”) pursuant to which those shareholders, among other things, agree with the Company to tender all Shares beneficially owned by them or their controlled Affiliates to Buyer in response to the Offer; and

WHEREAS, Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“2025 Annual General Meeting” means the General Meeting within the meaning of Section 2:108(1) of the DCC convened for purposes of, among other matters, adopting the Company’s statutory annual accounts over the financial year 2024.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.02(b)(i).

“Acceptance Time” shall have the meaning set forth in Section 2.01(b).

“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether or not brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.02(d).

“Affiliate” means with respect to a Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For the purposes of this definition, the term “control” (including the correlative terms “controls”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.02(d).

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or “group” (as defined in or under Section 13d-3 promulgated under the 1934 Act) (other than Parent or its Subsidiaries or Affiliates) relating to (a) any merger, consolidation, share exchange or similar business combination transaction involving the Company or any Company Subsidiary that would result in any such Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the 1934 Act), after giving effect to the consummation thereof, more than twenty percent (20%) of the outstanding equity securities of the Company, (b) any sale, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture or other transaction having a similar economic effect) to such Person or group of any of the Company’s or any Company Subsidiary’s assets (including stock or other ownership interests of the Company Subsidiaries) representing more than twenty percent (20%) of the assets of the Company and the Company Subsidiaries on a consolidated basis (as determined on a fair market value basis), (c) any issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange, joint venture, or any transaction having a similar economic effect) of securities (or options, rights or warrants to purchase, or other securities convertible into or exercisable or exchangeable for, such securities) to any such Person or group, after giving effect to the consummation thereof, representing more than twenty percent (20%) of the outstanding equity securities of the Company or (d) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) of more than twenty percent (20%) of the outstanding equity securities of the Company, after giving effect to the consummation thereof; provided, however, that the term “Alternative Acquisition Proposal” shall not include the Transactions or the other transactions involving the Parties contemplated by this Agreement.

“Alternative Financing” shall have the meaning set forth in Section 7.07(c).

“Ancillary Agreement” shall mean each of the documents, certificates, instruments, deeds and agreements contemplated as being delivered in connection with this Agreement or the Transactions, but excluding any documents, certificates, instruments, deeds and agreements to the extent delivered, or to be delivered, in connection with any Requested Transactions directed by Parent.

“Anti-Corruption Laws” means all Laws dealing with bribery or corruption, including, to the extent applicable to a Person, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.

“Anti-Takeover Measure” shall have the meaning set forth in Section 3.23.

“Antitrust Investigation” shall have the meaning set forth in Section 7.01(c).

“Antitrust Laws” means the Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico and any other applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including such Laws of any jurisdiction other than Mexico.

“Assumed Awards” shall have the meaning set forth in Section 2.03(b).

“Back-End Threshold” shall have the meaning set forth in Section 2.04(a)(ii).

“Back-End Transaction” shall have the meaning set forth in Section 2.07(b).

“Back-End Transaction Resolutions” means the resolutions described in Section 2.04(a)(ii).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Directors” shall have the meaning set forth in Section 2.05(a).

“Buyer Shares” shall have the meaning set forth in Section 4.07.

“Cancellation” means the cancellation (intrekking) of all New TopCo A Shares issued and outstanding as of the Cancellation Effective Time, subject to the Loan having been made, and cash under such Loan having been made available, by Buyer to New TopCo pursuant to Section 2.07(b), pursuant to a resolution of the general meeting of New TopCo, whereby each such New TopCo A Share is cancelled against repayment of the nominal value of such New TopCo A Share (i.e., $0.01) plus a distribution in the amount of $13.49, such that each holder of New TopCo A Shares (determined as of the Cancellation Effective Time) receives cash in an amount equal to the Offer Consideration multiplied by the number of New TopCo A Shares then held by such holder (without interest, subject to withholding pursuant to Section 2.10).

“Cancellation Effective Time” means 00:30 CET on the Merger Effective Date.

“CapEx Plan” shall have the meaning set forth in Section 5.01(f).

“CET” means Central European Time (or Central European Summer Time, if the Triangular Merger Deed is executed on a date when daylight savings time is in effect in The Netherlands) on the Merger Effective Date.

“Chosen Courts” shall have the meaning set forth in Section 9.07.

“Clarification Request” shall have the meaning set forth in Section 5.02(b).

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Terms” shall have the meaning set forth in Section 7.07(c).

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in Section 3.05(a).

“Company Contracts” shall have the meaning set forth in Section 3.19.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.08(a).

“Company Equity Awards” means the Company Restricted Shares and Company RSUs.

“Company Equity Plan” means the Company’s 2017 Omnibus Incentive Plan, as amended and restated from time to time.

“Company Foreign Benefit Plan” shall have the meaning set forth in Section 3.15(j).

“Company Material Adverse Effect” means an Event that, individually or in the aggregate with other Events, (a) has had a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents or materially impairs the ability of the Company to consummate the Offer; provided, however, that for purposes of prong (a) of this definition, except as provided in the final proviso of this definition, no Event, to the extent relating to or arising from any of the following, shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) the announcement, negotiation, pendency or consummation of the Transactions (including any disruption in supplier, distributor, customer, partner, licensing or similar relationships or any loss of employees) (provided that, the exception in this clause (i) shall not apply for purposes of the representations or warranties contained in Section 3.04 of this Agreement or any condition to Closing in Paragraph (C) of Annex I to the extent related thereto); (ii) general business, economic or political conditions in the United States, The Netherlands, Jamaica, the Dominican Republic, Mexico or any other country or region in the world in which the Company or any Company Subsidiary conducts business or conditions in the global economy in general; (iii) any Event generally affecting any financial, debt, credit, capital, banking or securities markets or conditions, including any disruptions thereof and any decline in the price of any security or any market index and any changes in interest rates or foreign exchange rates; (iv) any Event that generally affects the industries or segments thereof in which the Company or any Company Subsidiary operates, including any change in regulatory conditions or change in applicable Laws or changes in the interpretation of such regulatory conditions or applicable Laws by Governmental Authorities; (v) any action requested by Parent or Buyer in writing or that is otherwise required to be taken by, or the failure to take any action prohibited by, this Agreement (including any disruption in supplier, distributor, customer, partner, licensing or similar relationships, any loss of employees, the Requested Transactions or any other act or Event arising from any action taken under Section 2.09); (vi) any failure to meet projections, forecasts or revenue or earning predictions for any period (it being understood that the underlying facts and circumstances giving rise to any such failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); (vii) any change in accounting requirements or principles required by GAAP, Title 9 of Book 2 of the DCC or International Financial Accounting Standards (or the interpretation of the foregoing) or required by any change in applicable Laws after the date of this Agreement; (viii) any changes in Laws or tariffs issued by any Governmental Authority after the date of this Agreement; (ix) natural disasters or acts of nature; or (x) any national or international political, military or social conditions or changes in social or labor conditions or disruption, destruction or material damage to any material infrastructure, including (A) civil unrest, protests and public demonstrations and any responses thereto, (B) the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, including any ongoing conflict, and in each case, any escalations thereof, acts of armed hostility, sabotage, cyberattacks or other international or national calamity or any material worsening or escalation of such conditions, (C) the occurrence or the escalation of any military or terrorist attack upon the United States, Mexico, the Dominican Republic, Jamaica or any other country, or any of the territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, Mexico, the Dominican Republic or Jamaica or any other country, (D) any declaration by a Governmental Authority of a national emergency, (E) any flood, earthquake, hurricane or other natural disaster, weather-related conditions, explosions or fires in any country or region in the world, (F) any actual or potential sequester, stoppage, shutdown, default or similar Event by or involving any Governmental Authority, (G) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union or (H) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any applicable Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or other similar governmental body or other industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions in response to an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law pronouncement, or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions existing as of the date of this Agreement; provided further, that any Event arising out of or attributable to matters described in any of subclauses (ii)-(iv), (vii), (viii) or (x) (other than (x)(E)) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Event disproportionately affects the Company and the Company Subsidiaries, taken as a whole, as compared with other companies operating in the same industry or industries and markets in which the Company and the Company Subsidiaries operate.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, operating agreements, limited liability or limited company agreements or partnership agreements, or similar organizational agreements, of the Company and the Company Subsidiaries, as applicable, as amended and in effect on the date of this Agreement.

“Company Plan” means (i) each employee benefit plan (as defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), (ii) each employment, consulting or other service agreement or arrangement and (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control, stock option, restricted stock or other incentive or compensatory equity or equity-based, savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/ employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit or other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation, benefits or perquisites to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any liability or obligation (whether fixed or contingent), in each case other than any such plan or agreement that is statutorily mandated and is implemented, administered or operated by any Governmental Authority.

“Company Properties” shall have the meaning set forth in Section 3.12.

“Company Recommendation” shall have the meaning set forth in Section 3.02(b).

“Company Related Party” shall have the meaning set forth in Section 9.13.

“Company Restricted Share” means a restricted share issued by the Company pursuant to the Company

Equity Plan, subject to one or more vesting conditions.

“Company RSU” means a restricted share unit issued by the Company pursuant to the Company Equity Plan, pursuant to which the holder has a contractual right to receive Shares following the vesting of such restricted share unit.

“Company SEC Reports” shall have the meaning set forth in Section 3.07(a).

“Company Service Provider” means an officer, employee, individual consultant or individual independent contractor (including for clarity, any such consultant or independent contractor providing services through a sole proprietorship or engaged through an entity wholly-owned and operated by such individual), leased or temporary employee, manager or director of the Company or any Company Subsidiary.

“Company Shareholder Agreement” means the Shareholders Agreement, dated as of May 31, 2018, by and among the Company, JCSD Trustee Services Limited and X Fund Properties Limited.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Termination Compensation” means an amount in cash equal to $56,323,547.

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information (i) does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading and (ii) otherwise satisfies the requirements in the definition of “Required Financial Information” at the times required by the regulations referred to therein and is sufficient for the delivery of customary comfort letters (including “negative assurance” comfort and change period comfort) in connection with the offerings of debt securities contemplated by the Debt Commitment Letter.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.07.

“Continuing Awards” shall have the meaning set forth in Section 2.03(b).

“Continuing Employee” shall have the meaning set forth in Section 6.02(a).

“Contract” means all contracts, notes, bonds, mortgages, loans, indentures, guarantees, legally binding letters of intent, purchase orders, legally binding memoranda of understanding, legally binding agreements, legally binding arrangements, leases and subleases (including leases and subleases of real property), licenses, legally binding commitments and other legally binding undertakings.

“Covered Company Executive” shall have the meaning set forth in Section 2.03(b).

“Data Partners” shall have the meaning set forth in Section 3.13(e).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.06.

“Debt Documents” shall have the meaning set forth in Section 7.07(c).

“Debt Financing” shall have the meaning assigned to such term in the definition of “Debt Financing Sources.”

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with any debt financing in connection with the Transactions (such financing, the “Debt Financing”), including the lender parties, underwriters, initial purchasers, placement agents or noteholders to any commitment letters, joinder agreements, engagement letters, indentures or credit agreements entered into pursuant or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Designated Director” shall have the meaning set forth in the Company Shareholder Agreement.

“Discharge Resolutions” shall have the meaning set forth in Section 2.04(a)(iii).

“Disclosure Schedules” means the disclosure schedules, dated the date of this Agreement, regarding this Agreement that have been provided by the Company to Parent and Buyer concurrently with the execution of this Agreement.

“DWHT Request” shall have the meaning set forth in Section 7.08.

“Economic Sanctions/Trade Laws” means all Laws relating to the importation of goods, export controls and trade embargoes, and economic and financial sanctions (including those related to Sanctions Targets) administered or enforced by the United States, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom. For the avoidance of doubt, Economic Sanctions/Trade Laws include (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, or regulations of the United States Treasury Department Office of Foreign Assets Controls (“OFAC”), the Export Administration Regulations (“EAR”) maintained by the United States Commerce Department’s Bureau of Industry and Security, or any export control Law applicable to United States-origin goods, or any enabling legislation or executive order relating to any of the above, (ii) any United States sanctions related to or administered by the United States Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union.

“EGM” shall have the meaning set forth in Section 2.04(a).

“EGM Materials” shall have the meaning set forth in Section 2.04(b).

“End Date” shall have the meaning set forth in Section 8.01(b)(i).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means any applicable Laws in effect on or prior to the Closing Date concerning pollution or the protection of the environment, or the Release, treatment, storage, transportation or remediation of any Hazardous Substances, or the exposure of Persons to any Hazardous Substances.

“Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests, partnership units, units of participation or other equity interests or share capital, (ii) any warrants, contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights, compensatory equity or equity-based awards or other similar rights with respect to such Person or its business.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.15(d).

“Event” means an effect, event, state of facts, change, development, circumstance, condition or occurrence.

“Exchange Ratio” means the quotient of (a) the average closing price per share for Company Common Stock, as reported on NASDAQ and by Bloomberg L.P., for the twenty (20) trading dates ending on the trading day immediately preceding the Closing Date, divided by (b) the average closing price per share for Parent Shares, as reported on NYSE and by Bloomberg L.P., for the twenty (20) trading days ending on the trading day immediately preceding the Closing Date.

“Excluded Transactions” means the transactions which require the approval of the Independent Directors pursuant to Section 2.05(f).

“Expense Reimbursement” shall have the meaning set forth in Section 8.03(c).

“Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Franchise Agreement” means each Contract which is a franchise agreement or license agreement entered into by Company or any Company Subsidiary pursuant to which such Company or Company Subsidiary has the right to use a brand and related products owned by a third party, and each amendment and guaranty and other material agreement with respect thereto.

“GAAP” means United States Generally Accepted Accounting Principles, as in effect on the date of this

Agreement.

“General Meeting” means the Company’s general meeting (algemene vergadering).

“Good Reason” shall have the meaning set forth in Section 2.03(b).

“Governance Resolutions” shall have the meaning set forth in Section 2.04(a)(iv).

“Governmental Authority” means any supranational, foreign, domestic, federal, territorial, state, provincial or local governmental authority, instrumentality, court, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing or any arbitral body or arbitrators thereon.

“Hazardous Substance” means any substances, wastes or materials that are listed, regulated or defined under any applicable Environmental Law.

“Indemnification Agreements” shall have the meaning set forth in Section 6.01(a).

“Indemnified Party” shall have the meaning set forth in Section 6.01(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.01(a).

“Independent Director” shall have the meaning set forth in Section 2.05(a).

“Initial Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the world: (i) all issued patents and pending patent applications and invention disclosures, including all amendments, certificates of correction, reissues, re-examinations, divisionals, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part thereof, (ii) published and unpublished works of authorship, copyrights therein and thereto (including copyrights in software, source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for any of the foregoing, including all renewals, extensions, restorations and reversions thereof, (iii) trademarks, service marks, trade dress and trade names and other indicia of origin or source, and applications and registrations for the foregoing, in each case, together with all goodwill associated therewith, (iv) rights in trade secrets and in other proprietary or confidential information, which may include know-how, inventions, discoveries and ideas, including financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (“Trade Secrets”) and (v) rights in internet domain names and social media identifiers and handles and accounts relating to such identifiers and handles.

“Intended Tax Treatment” shall have the meaning set forth in Section 7.08(c).

“Intervening Event” means a material Event occurring or arising after the date of this Agreement and prior to the Expiration Time that was not known to the Company Board as at the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement) and that did not arise as a result of any actions taken by the Company in breach of this Agreement; provided, that in no event shall any of the following constitute an “Intervening Event”: (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any change in the market price or trading volume of the Shares or any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries (it being understood that the underlying causes of such Event shall not be excluded by this clause (2) unless excluded by any of clauses (1), (3) or (4)), (3) the execution and delivery of this Agreement or the announcement or pendency of this Agreement, or the identity of Parent or Buyer (it being understood that the underlying causes of such fact shall not be excluded by this clause (3) unless excluded by any of clauses (1), (2) or (4)), or (4) the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (4) unless excluded by any of the foregoing clauses (1) through (3)).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all computer systems, networks, hardware, software, databases, websites, platforms, firmware, applications and other information technology equipment and related systems or technology owned or operated by the Company or any of the Company Subsidiaries necessary to process, store, maintain and operate data, information, and functions necessary for the operation of the businesses of the Company and the Company Subsidiaries as conducted as of the date of this Agreement.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry of his or her direct reports of the individuals listed on Schedule 1.01(a) as of the date of this Agreement.

“Labor Agreement” shall have the meaning set forth in Section 3.16(a).

“Law” means any applicable federal, state, provincial, local, municipal, supranational or foreign statute, treaty, law (including common law), constitution, resolution, code, edict, decree, proclamation, ruling, convention, binding pronouncement, decision, ordinance, rule, regulation, order, directive, binding opinion or binding interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE or NASDAQ) or Orders.

“Legal Restraints” shall have the meaning set forth in paragraph (B) of Annex I.

“Lien” means with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest, hypothecation, claim, deed of trust, option, right of first offer or refusal by a third party, restriction on transfer, charge, title defect, encroachment or other survey defect, easement, subsidy or other encumbrance of any kind in respect of such asset.

“Management Agreement” means each Contract or agreement entered into by Company or any Company Subsidiary pursuant to which such Company or Company Subsidiary manages or operates the business at any real property that is owned or leased by a third party, and each amendment, guaranty and material agreement with respect thereto.

“Material Company Real Property Lease” has the meaning set forth in Section 3.12(a).

“Merger Effective Date” means the date on which the Triangular Merger becomes effective, being the day after the date that the Triangular Merger Deed is executed (in each case determined by reference to CET). For the avoidance of doubt, the Triangular Merger shall be effective at the Merger Effective Time (i.e., 00:00 CET on the Merger Effective Date).

“Merger Effective Time” means 00:00 CET on the Merger Effective Date.

“Minimum Condition” shall have the meaning set forth in paragraph (A) of Annex I.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period or, following the effectiveness of the Triangular Merger, if applicable, holders of New TopCo A Shares.

“NASDAQ” means The Nasdaq Stock Market LLC.

“New Merger Sub” means Playa Hotels & Resorts Merger Sub B.V. (or such other name as may be selected by the Company), a Company Subsidiary to be newly incorporated under the Laws of The Netherlands and wholly-owned by New TopCo following the date of this Agreement.

“New TopCo” means Playa Hotels & Resorts New TopCo B.V. (or such other name as may be selected by the Company), a Company Subsidiary to be newly incorporated under the Laws of The Netherlands and wholly- owned by the Company following the date of this Agreement.

“New TopCo A Share” means a class A share in the capital of New TopCo.

“New TopCo B Share” means a class B share in the capital of New TopCo.

“NYSE” means the New York Stock Exchange.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 2.01(a).

“Offer Conditions” shall have the meaning set forth in Section 2.01(a).

“Offer Consideration” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.01(h).

“Order” means any order, ruling, stipulation, decision, judgment, writ, injunction, decree, award or other determination of or by, or agreement having similar effect with, any Governmental Authority (or under the authority of NASDAQ or the NYSE).

“ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the Company Board in the course of normal day-to-day operations of the Company and the Company Subsidiaries, subject to any commercially reasonable modifications to past practice made in good faith to respond to any emergency, but only to the extent of such emergency and for no longer than reasonably required by such emergency.

“Paradise USA” means Playa Management USA, LLC, a Delaware limited liability company.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Employee Program” shall have the meaning set forth in Section 6.02(c).

“Parent Material Adverse Effect” means any Event that prevents or materially impairs the ability of Parent or Buyer to consummate the Transactions.

“Parent Shares” means shares of Class A common stock, par value $0.01, of Parent.

“Parent Subsidiary” means any Subsidiary of Parent.

“Parties” means Parent, Buyer and the Company.

“Payor” shall have the meaning set forth in Section 2.10.

“Permits” shall have the meaning set forth in Section 3.10.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments or other governmental charges or levies that (A) are not yet due or delinquent, (B) arise automatically by operation of Law in respect of Tax, including any netting or set-off, as a result of a fiscal unity (fiscale eenheid) for Dutch Tax purposes, or (C) are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the consolidated financial statements of the Company; (ii) statutory Liens or landlords’, carriers’, workmen’s, warehousemen’s, repairmen’s, mechanic’s, suppliers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to amounts not yet due or overdue or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company and the Company Subsidiaries, taken as a whole; (iv) with respect to real property, any Liens that do not materially impair the use of such real property for its current use; (v) rights and licenses granted to others in Intellectual Property Rights; (vi) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances that are not materially interfering with the ordinary conduct of business of the business of the Company and the Company Subsidiaries at each Company Property, taken as a whole, as of the date hereof; (vii) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a

Governmental Authority; (viii) Liens disclosed on Schedule 1.01(c) or in the financial statements included in any Company SEC Reports prior to the date hereof; (ix) Liens incurred in the ordinary course of business securing liabilities that are not, individually or in the aggregate, material to the Company taken as a whole; (x) Liens securing that certain Second Amended and Restated Credit Agreement, dated as of December 16, 2022, among Playa Hotels & Resorts N.V., Playa Resorts Holding B.V., Deutschebank AG New York Branch, as Administrative Agent, and the other lenders and agents party thereto (as amended, modified or supplemented prior to the date hereof, the “Company Credit Agreement”), which Liens shall be released (or submitted for release) substantially contemporaneously with the Closing; (xi) in the case of the Company Properties that are leased by the Company or any Company Subsidiary as tenant or lessee, any matters affecting the fee estate of the owner of such Company Properties; and (xii) any Lien arising out of actions of Buyer, Parent, or a third party through no act or omission of the Company or any Company Subsidiary, or actions taken at the request of, or required by, Buyer or Parent, in each case, in connection with any Requested Transaction.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, an unincorporated association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Personal Information” means all information in any form that is capable, directly or indirectly, of being associated with or related to or linked to, or used to identify, describe, contact, locate or allow the identification of an individual Person and/or any information defined as “personal data”, “personally identifiable information” “personal information,” or any similar term under any applicable Laws and/or Privacy Requirements.

“Pre-Closing Period” shall have the meaning set forth in Section 5.01.

“Premium Cap” shall have the meaning set forth in Section 6.01(c).

“Privacy Laws” means all Laws and binding guidelines applicable to the Company and Company Subsidiaries, relating to privacy, data protection, data security, the Processing of Personal Information, website and mobile application privacy policies and practices, consumer privacy protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, including: the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Electronic Communications Privacy Act; the Computer Fraud and Abuse Act; the California Consumer Privacy Act and any similar Laws enacted and in effect in other U.S. states; the EU General Data Protection Regulation (and any European Union member states’ laws and regulations implementing it, including the Uitvoeringswet Algemene verordening gegevensbescherming); the EU General Data Protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it); and the Payment Card Industry Data Security Standard and other applicable card association rules.

“Privacy Requirements” shall have the meaning set forth in Section 3.13(e).

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Proxy Clearance Date” shall have the meaning set forth in Section 2.04(b).

“Proxy Statement” shall have the meaning set forth in Section 2.04(b).

“Proxy Waiting Period Expiration Date” shall have the meaning set forth in Section 2.04(b).

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi- public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Registered Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Related-Party Agreement” shall have the meaning set forth in Section 3.24.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Representatives” means, with respect to a Person, its Affiliates and each of its and their respective directors, managers, officers, attorneys, accountants, employees, investment bankers, advisors (including financial advisors) or agents.

“Requested Transactions” shall have the meaning set forth in Section 2.09.

“Required Approvals” shall have the meaning set forth in Section 7.01(a).

“Required Financial Information” means (a) the financial statements and historical financial data of the Company and the Company Subsidiaries, in each case (1) prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby and (2) that is required by Regulation S-X under the Securities Act and other accounting rules and regulations of the SEC for inclusion in a registration statement to be filed with the SEC with respect to debt securities of Parent (as of and for the periods required thereby), including applicable comparison periods, which will, in the case of financial statements for any fiscal year, shall have been audited and, in the case of financial statements for any fiscal quarter or year-to-date period, shall have been reviewed as provided in Statement on Auditing Standards 100, in each case by the Company’s independent public accountants (b) any other customary financial information regarding the Company reasonably requested in writing by Buyer in order to permit Buyer to prepare the pro forma financial statements to the extent required by Regulation S-X (without regard to Rule 3-05(b)(4) of Regulation S-X), and (c) such other business and financial statements and data regarding the Company of the type and form customarily included in prospectuses or offering memoranda used in offerings of debt securities pursuant to registered public offerings or Rule 144A under the 1933 Act, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made; provided, that Required Financial Information shall not include any pro forma financial statements or other pro forma financial information of or relating to the Company or require the Company or any of its Affiliates or Subsidiaries to prepare or deliver any such pro forma financial statements or information.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws (a “Sanctioned Country”), including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and North Korea; (ii) a Person that is on a sanctions-related list of designated persons (including, without limitation, the list of Specially Designated Nationals and Blocked Persons published by OFAC); (iii) an individual that is ordinarily resident in, or a Person (excluding individuals) that is located in or organized under the Laws of, a Sanctioned Country; (iv) any Governmental Authority of a Sanctioned Country or of Venezuela; or (v) a Person owned fifty percent (50%) or more, or where relevant under applicable Economic Sanctions/Trade Laws, controlled by, directly or indirectly, individually or in the aggregate, by one or more Persons identified in clauses (i), (ii), (iii), or (iv) above.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.07(a).

“Schedule 14D-9” shall have the meaning set forth in Section 2.02(b).

“Schedule TO” shall have the meaning set forth in Section 2.01(h).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” shall have the meaning set forth in Section 3.07(a).

“Security Incident” means any (i) unlawful or unauthorized access, use, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information,(ii) accidental, unlawful or unauthorized access occurrence or series or related occurrences on or conducted through the Company or Company Subsidiaries’ IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company or Company Subsidiaries’ IT Systems or any Personal Information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Shares” shall have the meaning set forth in the Recitals.

“Subsequent Closing Date” shall have the meaning set forth in Section 2.01(f).

“Subsequent EGM” shall have the meaning set forth in Section 2.04(e).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.01(f).

“Subsidiary” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held, directly or indirectly, by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a bona fide unsolicited written Alternative Acquisition Proposal that did not result from a violation of Section 5.02 and that the Company Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal (and taking into account any amendment or modification to this Agreement proposed by Parent or Buyer), is (i) reasonably likely to be consummated and (ii) on balance more favorable to the interests of the Company and its shareholders, employees and other stakeholders, than the Transactions; provided, that for purposes of this definition of “Superior Proposal”, the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, assessments, duties, fees or similar charges imposed by any Tax Authority, including any income, gross receipts, gross income, ad valorem, capital stock, production, business and occupation, disability, unemployment, license, payroll, employment, excise, severance, stamp, environmental, customs duties, franchise, profits, gain, withholding, social security, real property, personal property, sales, use, transfer, registration or value added tax or other similar taxes and all additional amounts, penalties and interest relating thereto.

“Tax Authority” means any Governmental Authority competent to impose a liability in respect of Tax or responsible for the administration or collection of Tax.

“Tax Return” means any report, return, document, declaration, statement, schedule, form or other information or filing, together with any supplements or attachments thereto, in each case with respect to Taxes and filed or required to be filed with any Tax Authority, including information returns and any amendment to any of the foregoing.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Terminating Awards” shall have the meaning set forth in Section 2.03(a).

“Terminating Employee” shall have the meaning set forth in Section 2.03(a).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Litigation” shall have the meaning set forth in Section 7.06.

“Transactions” means the transactions contemplated by this Agreement, excluding the Excluded

Transactions and any Requested Transactions directed by Parent.

“Triangular Merger” means a legal triangular merger (juridische driehoeksfusie) of the Company (as disappearing company) with and into New Merger Sub (as acquiring company), with New TopCo allotting New TopCo A Shares to the Minority Shareholders and New TopCo B Shares to Buyer, in accordance with Sections

2:309 et seq. and 2:333a of the DCC.

“Triangular Merger Deed” means the deed of merger to effect the Triangular Merger in accordance with the terms of the Triangular Merger Proposal and Notes, substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer and the Company.

“Triangular Merger Proposal and Notes” means (i) the merger proposal between the Company, New TopCo and New Merger Sub and (ii) the explanatory notes to such merger proposal, substantially in the forms set forth in Exhibit B attached hereto, with such changes as may be agreed by Buyer and the Company.

“Union” means any trade or labor union or labor organization, works council, employee association, or other bargaining unit representative.

“WARN Act” shall have the meaning set forth in Section 3.16(f).

“Willful Breach” means, with respect to any breaches of or failure to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act by the breaching party with actual knowledge that such party’s act or failure to act would or would reasonably be expected to, and which does in fact, result in or constitute a material breach of this Agreement.

Section 1.02. Other Definitional and Interpretative Provisions. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly indicated. Unless the context otherwise requires, references in this Agreement to “Recitals”, “Articles”, “Sections”, “Exhibits” and “Schedules” shall be deemed references to Recitals, Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. The words “violate”, “violated”, “violation” and “violating” when used in this Agreement shall be deemed and construed to have the same meaning as “breach”, “breached” or “breaching”, as the context requires, and vice versa. Except where otherwise expressly indicated, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. (New York City time) to 11:59 p.m. (New York City time) on such day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to “as of the date of this Agreement”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” All references in this Agreement to the terms “Dollars” and “$” mean United States dollars and references to “€” or “Euros” refer to European Union Euros. References in this Agreement to any particular Laws shall be deemed to include all amendments, restatements and modifications thereto, and all rules and regulations promulgated thereunder. For purposes of any references in this Agreement to notices required to be delivered by Parent, Buyer or both Parent and Buyer, delivery shall be deemed satisfied if made by either Parent or Buyer in accordance with the notice requirements contained in Section 9.01.

ARTICLE II

THE OFFER

Section 2.01. The Offer.

(a) Provided that no event shall have occurred that gives rise to a right to terminate this Agreement pursuant to Article VIII, Buyer shall (and Parent shall cause Buyer to) commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer to purchase all of the issued and outstanding Shares at a price per share equal to the Offer Consideration as promptly as reasonably practicable after the date of this Agreement but in no event later than the tenth (10th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to), at or promptly following the Expiration Time (but in any event within three (3)

Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, promptly following the Expiration Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.01(b) shall be paid (via the depositary for the Offer) to the seller of such Share in cash, without interest, net of any applicable withholding Tax pursuant to Section 2.10, on the terms and subject to the conditions of this Agreement.

(c) Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer; provided, that, without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer not to):

(i) waive or change the Minimum Condition (except to the extent permitted in paragraph (A) of Annex I);

(ii) decrease the Offer Consideration;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the maximum number of Shares sought to be purchased in the Offer;

(v) extend or otherwise change the Expiration Time, except as otherwise expressly provided in this Agreement; or

(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the

Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d) The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) twenty-one (21) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e) Subject to Article VIII, Buyer may or shall (in which case Parent shall cause Buyer to), as applicable, extend the Offer from time to time as follows:

(i) Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NASDAQ applicable to the Offer;

(ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is not prohibited under this Agreement and applicable Law), then Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time), on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph (B) or paragraph (I) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided further, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as the End Date may be extended by mutual written consent of Parent and the Company pursuant to Section 8.01(b)(i)) and (y) if the

Minimum Condition is then-unsatisfied, but all other Offer Conditions are then-satisfied or waived (other than any Offer Condition set forth in paragraph (F), (G) or (H) of Annex I, which do not need to be then- satisfied or waived in order for this clause (y) to be triggered), Buyer shall not be required to (but may elect to) extend the Offer on more than three (3) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company); or

(iii) Buyer may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing.

(f) Following the Expiration Time, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of five (5) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act), in which event Buyer shall (and Parent shall cause Buyer to) (A) give the required notice of such Subsequent Offering Period and (B) immediately accept for payment and promptly pay for all Shares validly tendered during such Subsequent Offering Period (in each case, within three (3) Business Days of tender thereof (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act)). The final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for shall be referred to herein as the “Subsequent Closing Date.”

(g) The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to (and subject to the limits on required extensions contained in) Section 2.01(e)) unless this Agreement is validly terminated pursuant to Article VIII. If this Agreement is validly terminated pursuant to Article VIII, Buyer shall (and Parent shall cause Buyer to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Buyer prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article VIII.

(h) As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Parent and Buyer all information concerning the Company required by the 1934 Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other substantive communications, whether written or oral, that Parent and

Buyer or their counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Buyer to those comments and to provide comments on that response (and Parent and Buyer shall consider in good faith including all comments reasonably proposed by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. In the event that Parent or Buyer receives any comments from the SEC or its staff with respect to the Schedule TO or the Offer Documents, such Party shall use its reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights, to the Company with respect to such response.

Section 2.02. Company Action.

(a) The Company hereby approves and consents to the Offer and the other Transactions. The Company shall promptly (and in any event within five (5) Business Days prior to the Offer Commencement Date) furnish Parent and Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer and (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article II, neither Parent nor Buyer shall have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, prior to the Closing, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, (ii) Parent and its Affiliates and Representatives shall use such information only in connection with the Transactions and (iii) if this Agreement is terminated, Parent and Buyer shall return or destroy, or cause to be returned or destroyed, copies of all such information, in each case, subject to and in accordance with the Confidentiality Agreement.

(b) On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.02(d), shall reflect the Company Recommendation. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the 1934 Act and applicable Law to be set forth in the Schedule 14D-9, or as reasonably requested by the Company. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, Parent, Buyer and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Parent, Buyer and their counsel. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, the Company shall provide Parent, Buyer and their counsel with (i) any comments or other substantive communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, the Company shall use its reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of Parent and Buyer with respect to such response. The rights of Parent and Buyer and their respective Affiliates and Representatives under this Section 2.02(b) shall terminate with respect to any matter reflecting the Company Recommendation at such time as the Company Board makes an Adverse Recommendation Change in accordance with this Agreement in connection with a Superior Proposal or Intervening Event.

Section 2.03. Outstanding Equity Awards.

(a) Effective as of the Closing and without any further action on the part of the Company, Parent, Buyer or any holder of Company Equity Awards, each award of Company Restricted Shares and each award of Company RSUs which remains issued and outstanding as of immediately prior to the Closing and in each case that is held by a Terminating Employee (collectively, “Terminating Awards”) shall become fully vested (and any restrictions thereon shall lapse) and shall be converted automatically into, and shall thereafter represent solely the right to receive, an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Consideration by (ii) the total number of Shares subject to such Terminating Award as of immediately prior to the Closing. Notwithstanding the above, for any Terminating Awards which vest (or for which any restrictions lapse) upon the achievement of one or more performance goals either (i) such Terminating Awards shall vest (or any restrictions shall lapse) as though the greater of target performance or actual performance has been achieved as of the Closing or (ii) such Terminating Awards shall vest (or any restrictions shall lapse) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Terminating Awards consistent with the relevant provisions in such award agreement applicable in contexts in which the Terminating Award is not assumed; provided, however, that any such Terminating Awards granted in 2024 shall vest at the applicable maximum performance level. For purposes of this Agreement a “Terminating Employee” shall mean each of (1) any non-executive director of the Company as of immediately prior to the Closing, (2) any Covered Company Executive designated by Parent or Buyer as a “Terminating Employee” in a written notice delivered by Parent or Buyer to the Company no later than forty-five (45) days following the date hereof and (3) any additional Company Service Provider terminated at or immediately following the Closing as designated by Parent, Buyer or their respective Affiliates; provided, however, Parent and Buyer shall use reasonable best efforts to include all Company Service Providers who will be Terminating Employees on the written notice contemplated by this Section 2.03(a)(i) at the time of delivery and shall provide notice to the Company of the planned designation of any additional Terminating Employees as soon as reasonably practicable. For any Terminating Employee who is not a non-executive director of the Company, Parent shall, or shall cause its applicable Affiliate (which shall include, following the Closing, the Company and the Company Subsidiaries) to, terminate the employment and service of each Terminating Employee effective as of immediately following the Closing (or, if such termination of one or more Terminating Employees would not be permitted under applicable Laws or the employment or service agreement with such Terminating Employee(s) to take effect as of immediately following the Closing, then Parent shall, or shall cause its applicable Affiliate (which shall include, following the Closing, the Company and the Company Subsidiaries) to, terminate the employment and service of such Terminating Employee(s) effective as soon as such termination would be permitted). No Terminating Employee shall constitute a Continuing Employee for purposes of this Agreement.

(b) Effective as of the Closing and without any further action on the part of the Company, Parent, Buyer or any holder of Company Equity Awards, each award of Company Restricted Shares and each award of Company RSUs, in each case, that remains issued and outstanding as of immediately prior to the Closing and that is not covered by Section 2.03(a) (collectively, “Continuing Awards”) shall be assumed by Parent or Buyer and exchanged for a corresponding award of restricted stock units covering a number of shares of Parent Shares (rounded up to the nearest whole number of shares) equal to the product obtained by multiplying (i) (A) for each time-based Continuing Award, the number of Shares subject to such Continuing Award as of immediately prior to the Closing or (B) for each performance-based Continuing Award, the number of Shares subject to such Continuing Award determined either (1) as though the greater of target performance or actual performance has been achieved as of the Closing, or (2) as though target performance has been achieved, in each case, as determined by and in accordance with the award agreement evidencing such Continuing Award consistent with the relevant provisions in such award agreement applicable in contexts in which the Continuing Award is not assumed (provided, however, that the number of Shares subject to any such Continuing Awards granted in 2024 shall be the applicable maximum number of Shares available under such award) by (ii) the Exchange Ratio (collectively, the “Assumed Awards”). Except as otherwise provided in this Section 2.03(b), each Assumed Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Continuing Award as of immediately prior to the Closing (including dividend or dividend equivalent rights, as applicable but excluding any performance criteria); provided, however, that upon the termination of employment or service of an Assumed Award holder either on the initiative of Parent or an Affiliate thereof (including, following the Closing, the Company and the Company Subsidiaries) without “cause” or upon a termination of employment by the Assumed Award holder for Good Reason, either (i) within twelve (12) months following the Closing for any such Assumed Award holder who is not a Covered Company Executive or (ii) within twenty-four (24) months following the Closing for any such Assumed Award holder who is a Covered Company Executive, in either case such holder’s Assumed Awards will, upon effectiveness of a customary release and waiver of claims in a form prescribed by Parent (or, in the case of a Covered Company Executive with a form of release attached to such Covered Company Executive’s employment or service agreement as in effect prior to the date hereof, in such form of release) timely delivered by such holder, immediately vest in full and all restrictions thereupon (including any post-vesting or other contractual holding periods) shall lapse. For purposes of this Agreement (1) a “Covered Company Executive” means any executive of the Company who is listed in Schedule 2.03(b) and (2) “Good Reason” for termination shall mean, except as otherwise provided in an employment or service agreement between the Assumed Award holder and the Company or the applicable Company Subsidiary as in effect on the date hereof, without the written consent of the Assumed Award holder a requirement that the Assumed Award holder change the principal geographic location at which such Assumed Award holder must work by more than thirty-five (35) miles from the Assumed Award holder’s then-current location.

(c) Prior to the Closing, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions, provide such notices and take such other actions as may be required to effectuate the actions required by this Section 2.03 including such actions as may be required by applicable Law outside the United States to effectuate this Section 2.03 for holders of Company Restricted Shares and Company RSUs residing outside the United States. Parent shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably withheld, conditioned or delayed.

(d) As soon as practicable following the Closing (but in no event later than five (5) Business Days following the Closing), the Company shall pay through its payroll systems all amounts payable pursuant to Section 2.03(a) to the former holders of Company Restricted Shares and Company RSUs without interest and less any applicable Tax withholding and other applicable deductions; provided, however, that, to the extent any such amounts relate to a Company Restricted Share or Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time permitted under the terms of the applicable agreement or Company Equity Plan relating to such Company Restricted Shares or Company RSUs that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.04. Extraordinary General Meeting.

(a) The Company shall hold an extraordinary General Meeting (the “EGM”) as promptly as practicable, but in any event within forty (40) days of the Proxy Clearance Date or the Proxy Waiting Period Expiration Date (as applicable), to:

(i) provide information regarding the Offer;

(ii) adopt resolutions to, subject to (A) the Acceptance Time having occurred and the Subsequent Offering Period having expired and (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Shares owned by Parent or any of its Affiliates, representing at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding, for the avoidance of doubt, any Shares held by the Company in treasury (or, if Buyer has amended the Minimum Condition in accordance with the proviso in Paragraph A of Annex I, then seventy-five percent (75%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding, for the avoidance of doubt, any Shares held by the Company in treasury) (the “Back-End Threshold”): (1) enter into the Triangular Merger as contemplated by and in accordance with the terms of the Triangular Merger Proposal and Notes; and (2) approve, to the extent required under applicable Law, also within the meaning of Section 2:107a of the DCC, the Cancellation;

(iii) adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable Law (the “Discharge Resolutions”);

(iv) adopt one or more resolutions effective upon the Closing (A) to appoint the Buyer Directors to replace the resigning members of the Company Board as contemplated by Section 2.05 and (B) if and to the extent that any member of the Company Board (excluding the Independent Directors) has not irrevocably tendered his or her resignation therefrom (effective as of or prior to Closing) in accordance with and subject to the terms of the last sentence of Section 2.05(a) prior to the convocation of the EGM, dismissing each such member of the Company Board as of the Closing (the “Governance Resolutions”);

(v) Reserved.

(vi) if Parent has directed the Company to effect one or more Requested Transactions in accordance with Section 2.09 reasonably prior, and at least three (3) Business Days prior to the convening of the EGM and filing of the EGM Materials in accordance with Section 2.04(b), adopt one or more resolutions approving such Requested Transaction(s) within the meaning of Section 2:107a of the DCC to the extent required under applicable Law; and

(vii) conduct such other business as may properly come before the meeting.

(b) As promptly as practicable after the date of this Agreement (but, with respect to the Proxy Statement, in no event more than fifteen (15) Business Days following the date of this Agreement), the Company shall (1) prepare and file with the SEC a preliminary proxy statement to be sent to the Company’s shareholders in connection with the EGM (the “Proxy Statement”) and any other appropriate materials for the EGM and (2) prepare a convening notice for the EGM in a form as required by the Laws of The Netherlands and in a manner consistent with the Proxy Statement (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required, the “EGM Materials”) in each case relating to the matters set forth in Section 2.04(a). Subject to Section 5.02(e), the Company shall include the Company

Recommendation in any EGM Materials that are required to include such Company Recommendation under applicable Law (and in any event, subject to Section 5.02(e), the Company shall include the Company Recommendation in the Proxy Statement). Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer and any of their Affiliates reasonably required to be set forth in the EGM Materials. The Company shall provide Parent, Buyer and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to their filing with the SEC and/or dissemination to the Company’s shareholders, as applicable, and the Company shall consider in good faith including in the EGM Materials all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel, to the extent not prohibited under applicable Law, (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including in such response all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or any other Governmental Authorities to the extent such participation is not prohibited by the SEC or the applicable Governmental Authority. The Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders as promptly as practicable following the expiration date of the ten (10) day waiting period contemplated by Rule 14a-6(a) (the “Proxy Waiting Period Expiration Date”), unless the SEC requests additional time to assess the Proxy Statement or the SEC notifies the Company that it intends to comment on the Proxy Statement, in which case mailing of the Proxy Statement to the Company’s shareholders shall occur as promptly as practicable following the date on which the SEC confirms that it has no comments (or no further comments) on the Proxy Statement (the “Proxy Clearance Date”).

(c) The Company shall consult with Parent and Buyer regarding the date of the EGM (and, if applicable, any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not cancel, postpone or adjourn the EGM (or, if applicable, any Subsequent EGM) without the prior written consent of Parent and Buyer; provided, that the Company may following reasonable consultation with Parent and Buyer, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (or, if applicable, any Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in Section 2.04(a) in the event that (i) there are holders of an insufficient number of Shares present or represented by a proxy at the EGM (or, if applicable, the relevant Subsequent EGM) to constitute a quorum thereat or (ii) the Company Board, after consultation with outside counsel and Parent, reasonably determines such additional time is necessary to obtain approval of the Back-End Transaction Resolutions and the Governance Resolutions. In the event the EGM (or any Subsequent EGM) is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM (or such Subsequent EGM) on a date scheduled by mutual agreement of the Company, on the one hand, and Parent and Buyer, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur).

(d) The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. The approval of the matters set forth in Section 2.04(a)(i)-Section 2.04(a)(vi) shall be the only matters that the Company shall propose to be acted on by the Company’s shareholders at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent and Buyer (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the Company shall not, without

Parent’s prior written consent, (i) consolidate the EGM with the Company’s 2025 Annual General Meeting, or (ii) schedule its 2025 Annual General Meeting for a date prior to the date on which the Company and Parent (each, acting reasonably) expect the Back-End Transaction to be completed, unless required by applicable Law; provided, that neither the Company nor the Company Board shall propose any matter for adoption at the 2025 Annual General Meeting that would reasonably be expected to result in any of the Governance Resolutions or the Back-End Transaction Resolutions, if adopted at that time, being revoked, modified or amended in any way.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional shareholders resolutions should be adopted in order to approve any of the Transactions, or if any of the Governance Resolutions and/or the Back-End Transaction Resolutions have not been adopted at the EGM, then, in each case, the Company shall, following consultation with Parent and Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place at a date reasonably acceptable to Parent and Buyer and not later than a date that shall be prior to the date of the Expiration Time, at which the relevant Governance Resolutions and/or the Back-End Transaction Resolutions, or the additional resolutions as referred to above shall be considered or reconsidered, as the case may be; provided that, for the avoidance of doubt, nothing in this Agreement shall (i) require the Company or the Company Board to call and give notice of the Subsequent EGM and (ii) require the Company or the Company Board to hold the Subsequent EGM (once called and duly convened), in either case if, prior to such moment, Parent has terminated the Agreement pursuant to Section 8.01(c)(iii).

(f) At least one (1) month prior to the EGM, the Company shall cause the filing and announcement of the Triangular Merger Proposal and Notes in accordance with the Laws of the Netherlands, together with such related materials and other related documents as may be required by applicable Law. As soon as reasonably practicable after the commencement of the Offer, the Company shall deliver drafts of the deed of incorporation of New TopCo and New Merger Sub (which shall each, inter alia, include the appointment of the members of the management boards of New TopCo and New Merger Sub, respectively) and the IRS Form 8832 described in Section 7.08(b), each prepared in the manner described on Schedule 2.04(f), to Parent and Buyer for their reasonable review and approval (not to be unreasonably withheld, conditioned or delayed). The Company shall file final versions of such documents with the appropriate Governmental Authorities as further described on Schedule 2.04(f).

(g) Subject to Section 5.02(e), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 2.04(a).

Section 2.05. Directors.

(a) Parent, Buyer and the Company shall use their respective reasonable best efforts to ensure that the Company Board will, upon the Closing, be comprised of no more than seven (7) directors, (i) all of whom, other than those contemplated by the following clause (ii), shall be designated in writing by Parent and Buyer (the “Buyer Directors”), in their sole discretion, as soon as reasonably practicable and in any event prior to filing the preliminary (or definitive) Proxy Statement, and (ii) two of whom shall initially be current non-executive directors of the Company designated by the Company and Buyer by mutual written agreement (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and who (x) shall at all times be independent from Parent and Buyer, (y) shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code and (z) shall not, for the avoidance of doubt, include any Designated Director; provided, that, if and to the extent that the current non-executive directors of the Company do not agree to serve on the Company Board after the Closing, Buyer shall (and Parent shall cause Buyer to) designate replacement directors who shall at all times be independent from Parent and Buyer and who shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, as promptly as reasonably practicable and in any event prior to convening the EGM (the directors so designated, together with any replacements designated pursuant to Section 2.05(c), “Independent Directors”). The Company shall (I) use reasonable best efforts to cause each member of the Company Board, other than the Independent Directors, to resign from the Company Board as of or prior to Closing, and (II) take such other actions as may be necessary to ensure that each such member of the Company Board ceases to be a director on the Company Board no later than the Closing.

(b) Each Independent Director shall resign from, and the Company shall take such other action reasonably necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earlier to occur of (i) such time after the Acceptance Time as Buyer and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Shares and (ii) the Triangular Merger, having become effective.

(c) If, at any time after the Closing, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, or ceases to be independent from Parent or Buyer, in each case, prior to the date of resignation contemplated by Section 2.05(b), Parent shall procure that the respective Independent Director shall be replaced by a new director that is independent from Parent and Buyer and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code.

(d) Parent and Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as is required by applicable Laws in connection with the appointment of the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, to the Company Board, and Parent and Buyer shall be solely responsible for any such information.

(e) In addition to the discharge contemplated by Section 2.04(a)(iii), Buyer shall, (i) at the first annual or extraordinary General Meeting (or, if the Triangular Merger has occurred, at the first annual or extraordinary general meeting of New Merger Sub or its legal successor) held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable and (ii) at the first annual or extraordinary General Meeting (or, if the Triangular Merger has occurred, at the first annual or extraordinary general meeting of New Merger Sub or its legal successor) held after the resignation of an Independent Director, cause each Independent Director to be fully and finally discharged for his or her acts of supervision to the fullest extent permitted by applicable Law.

(f) Notwithstanding any other required vote of the Company Board, prior to the date of resignation of each Independent Director as is contemplated by Section 2.05(b), the affirmative vote of the Independent Directors shall also be required for approving:

(i) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht) or (B) the Back-End Transaction and any Requested Transaction directed by Parent in accordance with Section 2.09; and

(ii) any other form of unequal treatment of Minority Shareholders (for the avoidance of doubt, excluding Parent, Buyer and their respective Affiliates) relative to Parent, Buyer and their respective Affiliates holding Shares (a) that prejudices or (b) would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders (and for clarity, excluding for such purpose any prejudice or affect in value solely resulting from different amounts of Shares held by the Minority Shareholders as compared to Shares held by other Person(s) or from the delisting or deregistration contemplated by Section 5.04), but in any event not including the Back-End Transaction.

Section 2.06. Further Actions. If requested, the Company, on the one hand, or Parent and Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Back-End Transaction:

(a) in the case of the Company, (i) the convening of the necessary General Meetings and meetings of the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced and to the extent required by, in Section 2.04, in each case as set forth in Section 2.04, subject to Section 2.07; and

(b) in the case of Parent, Buyer and the Company, subject to Section 2.07, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate the Back-End Transaction, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07. Back-End Transaction.

(a) Beginning on the final date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for, Parent and Buyer shall be required to effectuate, or cause to be effectuated, and the Company and the Company Subsidiaries shall effectuate, if permissible under applicable Law, including Sections 2:316(4) and 2:318(1) of the DCC, the Back-End Transaction, subject to the conditions of this Section 2.07.

(b) If (i) the Back-End Transaction Resolutions have been adopted at the EGM or any Subsequent EGM, (ii) the Back-End Threshold has been achieved, and (iii) the Subsequent Offering Period has expired, the Parties shall, as applicable, take the following steps to implement the Back-End Transaction: (1) prior to the Triangular Merger becoming effective, the Company shall, in its capacity as sole shareholder of New TopCo, resolve to, effectuate the Cancellation; (2) the Company, New TopCo and New Merger Sub shall execute the Triangular Merger Deed no later than 23:59 CET on the Subsequent Closing Date, which shall automatically effect the Triangular Merger on the Merger Effective Date in accordance with the provisions set forth in the Triangular Merger Proposal and Notes; (3) promptly after the Merger Effective Time but prior to the Cancellation Effective Time, Buyer shall grant a loan to New TopCo for an amount in cash made available to New TopCo as immediately available funds equal to the product of (A) the number of New TopCo A Shares that will be issued and outstanding as at the Cancellation Effective Time and (B) the Offer Consideration (such product being the amount needed for New TopCo to make the repayment and distribution to the holders of New TopCo A Shares as part of the Cancellation) (the “Loan”); (4) after the granting of the Loan described in clause (3) but prior to the Cancellation Effective Time, the management board of New TopCo shall resolve on approving the Cancellation in accordance with Section 2:208 paragraph 6 DCC in conjunction with Section 2:216 paragraph 2 DCC, provided that the management board of New TopCo at such time does not know nor reasonably foresees that following the Cancellation New TopCo cannot continue to pay its due and payable debts, and (5) at the Cancellation Effective Time, subject to the condition that is part of the definition of “Cancellation” having been satisfied, the Cancellation shall become effective (the Triangular Merger, the Loan, and the Cancellation collectively, the “Back-End Transaction”). All documentation required to effectuate the Back-End Transaction shall be subject to the review and approval of Buyer, not to be unreasonably withheld, conditioned or delayed, with the Company being required to consider in good faith and, where relevant, incorporate reasonable comments made by Buyer.

(c) The rights attached to the New TopCo A Shares and the rights attached to the New TopCo B Shares (in each case, as will be included in the articles of association of New TopCo) shall be identical; provided that, for the avoidance of doubt, New TopCo may effectuate the Cancellation without a contemporaneous cancellation of the New TopCo B Shares.

(d) Notwithstanding anything to the contrary contained in this Section 2.07, the Back-End Transaction shall ultimately result in all Minority Shareholders receiving in the Back-End Transaction, for each New TopCo A Share held on the Cancellation Effective Time cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), as soon as reasonably practicable after the expiration of the Subsequent Offering Period.

(e) Upon completion of the Triangular Merger, the Buyer Directors shall serve as the director(s) of New Merger Sub. The Company shall cause, and shall cause New TopCo to cause, each member of the management board of New TopCo to resign as of acceptance of their resignation by the general meeting of New TopCo after the Cancellation Effective Time. Buyer shall, promptly after the Cancellation Effective Time, in its capacity as sole shareholder of New TopCo, resolve to (1) accept the resignation of any member of the management board of New TopCo that has tendered his or her resignation prior to the Cancellation Effective Time, (2) dismiss such members of the management board of New TopCo that have not tendered their resignation prior to the Cancellation Effective Time as contemplated by this Section 2.07(e), (3) grant full and final discharge to all members of the management board of New TopCo for their management of New TopCo up to the date of their resignation/dismissal, and (4) appoint such persons as members of the management board of New TopCo as have been designated by Parent or Buyer at such time.

(f) Notwithstanding anything to the contrary in this Agreement, prior to the effectiveness of the Triangular Merger, the Company shall cause (i) New TopCo (A) not to hold any assets other than the Equity Securities of New Merger Sub and (B) not to incur any liabilities, (ii) New Merger Sub (A) not to hold any assets other than cash or cash equivalents not exceeding the aggregate nominal value of its respective issued and outstanding share and (B) not to incur any liabilities and (iii) neither New TopCo nor New Merger Sub to have any employees, conduct any activities or business, or issue any Equity Securities other than the single share of New TopCo and New Merger Sub issued upon the incorporation of such Persons.

Section 2.08. Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided, that, in any case, nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09. Requested Transactions. Subject to the terms of this Section 2.09, Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or its shareholders, in each case except for any consent, approval or other action required by applicable Laws, upon reasonable notice to the Company, to direct that the Company, on the Closing Date (but subject to actual consummation of the Closing), (a) sell or cause to be sold all or any portion of the Equity Securities owned, directly or indirectly, by the Company in one or more Company Subsidiaries at a price designated by Parent, and/or (b) sell or cause to be sold all or any portion of the assets of the Company or one or more Company Subsidiaries at a price designated by Parent (clauses (a) and (b) being “Requested Transactions”); provided, however, that: (i) none of the Requested Transactions shall delay or prevent the Closing or the expiration of the Subsequent Offering Period; (ii) the Requested Transactions shall be implemented as close as possible to the Closing (but after Parent and Buyer shall have confirmed in writing that all of the Offer Conditions have been satisfied or waived (to the extent permissible) and that Parent and Buyer are prepared to proceed with the Closing on the scheduled Closing Date and irrevocably waiving any right to claim that the conditions to Parent’s or Buyer’s obligations to complete the Closing have not been satisfied) (it being understood that in any event the Requested Transactions may, at Parent’s or Buyer’s election, be deemed to have occurred immediately prior to the consummation of such Closing); (iii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any applicable Laws, the Company Organizational Documents or any Company Contract; (iv) the consummation of any such Requested Transactions shall be contingent upon the other Offer Conditions having been satisfied (or at the option of Parent or Buyer, waived), the Closing having occurred and the Back-End Threshold having been achieved; and (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent or Buyer under this Agreement, including the obligations to complete the Closing and pay the Offer Consideration promptly following the Expiration Time in accordance with the terms and conditions of this Agreement (without giving effect to this Section 2.09). The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter into an Alternative Acquisition Agreement or otherwise breached its obligations in this Agreement solely to the extent of any actions taken in accordance with Parent’s request or direction to effect the Requested Transactions. In the event that this Agreement is terminated prior to the Closing in accordance with its terms, Parent shall, upon request by the Company, reimburse the Company for all reasonable documented out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with any actions taken by the Company in accordance with this Section 2.09 (including reasonable fees and expenses of their Representatives). Parent and Buyer, on a joint and several basis, hereby agree to indemnify and hold harmless the Company and all Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking any such actions, in each case prior to the Closing and except to the extent arising from any willful misconduct, gross negligence, bad faith or fraud by any of the Company or the Company Subsidiaries. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed breached or violated solely as a result of any of the Requested Transactions.

Section 2.10. Withholding. Each of Parent, Buyer, Company, New TopCo, and New Merger Sub and their Affiliates, agents and assigns (each, a “Payor”) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts it is required to deduct and withhold with respect to the making of such payment under applicable Law (including, for the avoidance of doubt, withholding Taxes imposed by the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965)). All amounts that are so deducted and withheld as required by applicable Law (i) shall be remitted by the Payor to the applicable Tax Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in publicly-available Company SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2022 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), or (b) as set forth in the applicable section of the Disclosure Schedules delivered concurrently with the execution of this Agreement by the Company to Parent and Buyer (it being acknowledged and agreed that disclosure of any item in any Section of the Disclosure Schedules shall (i) shall not be deemed to be a breach by the Company of any representations and warranties (and no claims shall lie in respect thereof) in respect of any matter disclosed in the Disclosure Schedules and (ii) qualify or modify the Section of this Article III to which it expressly corresponds and any other Section of this Article III to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced) and where only brief particulars of a matter are set out or reference to in the Disclosure Schedules or a reference is made only to a particular part of a disclosed document, such disclosures are qualified by the specific terms of such document with respect to the referenced item);

provided, that for purposes of this subsection (b) above, (x) nothing in the Disclosure Schedules is intended to broaden the scope of any representation, warranty, covenant or agreement of the Company made herein and (y) no reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed, in and of itself, as an admission or indication that (1) such item or other matter (or any item or matter of comparable or greater significance not referred to or disclosed in the Disclosure Schedules) is material, (2) where there is a specification of any dollar amount in the Disclosure Schedules, that the amounts, or higher or lower amounts, are required to be disclosed (including whether such amounts are required to be disclosed as material), (3) such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or that any other item or matter of similar significance not referred to or disclosed in the Disclosure Schedules is required to be referred to or disclosed in the Disclosure Schedules or (4) any breach or violation of applicable Laws or any Contract, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party exists or has actually occurred, the Company represents and warrants to Parent and Buyer as follows:

Section 3.01. Corporate Existence and Power.

(a) The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, where applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent and Buyer true, correct and complete copies of the Company Organizational Documents and the Company Shareholder Agreement prior to the date hereof and the Company and the Company Subsidiaries are not in violation of any provisions of the Company Organizational Documents or the Company Shareholder Agreement, except in each case as would not be, and which would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries (a) is currently or is reasonably expected to become subject to any form of insolvency, bankruptcy, suspension of payments, dissolution, agreement with creditors or any other form of loss of free management or forced disposal or liquidation of property in any jurisdiction or (b) has at any time since December 31, 2024 been, is currently or is expected to become, a party to a legal merger (juridische fusie) or demerger (splitsing) other than in connection with the Back-End Transaction.

Section 3.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement, and the consummation by the Company and the applicable Company Subsidiaries of the Transactions, including the Offer and the Back-End Transaction, are, subject to (i) the adoption of the Back-End Transaction Resolutions at the EGM (or any Subsequent EGM), (ii) the adoption of resolutions of the general meeting of New TopCo to effect the Triangular Merger and the Cancellation and (iii) the adoption of a resolution of the general meeting of New Merger Sub to effect the Triangular Merger, within the corporate powers of the Company and the applicable Company Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Company Subsidiaries and no other corporate proceedings on the part of the Company or such Company Subsidiaries and, except for (i) the resolutions approvals to be sought at the EGM (or any Subsequent EGM) as described in Section 2.04(a)(i)-Section 2.04(a)(v), (ii) the adoption of resolutions of the general meeting of New TopCo to effect the Triangular Merger and the Cancellation and (iii) the adoption of a resolution of the general meeting of New Merger Sub to effect the Triangular Merger, no votes (by shareholders or otherwise) are necessary for the Company or any Company Subsidiary to authorize this Agreement or the Ancillary Agreements or to consummate the Transactions. This

Agreement has been, and each Ancillary Agreement to which the Company or any Company Subsidiary is or will be a party has been or will be, duly executed and delivered by the Company or such Company Subsidiary, as applicable, and assuming due authorization, execution and delivery hereof and thereof by Parent and Buyer or any other party thereto, as applicable, this Agreement and each such Ancillary Agreement constitutes or will constitute a valid and binding agreement of the Company or such Company Subsidiary, as applicable, subject only to the Enforceability Exceptions.

(b) At a meeting duly called and held on or prior to the date hereof, the Company Board (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) approved the execution of this Agreement by the Company and the performance by the Company of the Transactions, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to support the Offer and the other Transactions and to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote for approval and adoption of the matters set forth in Section 2.04(a) (such recommendations, the “Company Recommendation”), and (iv) resolved that the Company shall pursue the Transactions on the terms of subject to the provisions of this Agreement.

Section 3.03. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement, any Ancillary Agreement or the consummation of the Transactions, other than (a) compliance with any applicable requirements of the Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with the rules and regulations of NASDAQ, (d) filings with the Trade Register of the Chamber of Commerce of The Netherlands and (e) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement, or by the Company or any Company Subsidiary of the Ancillary Agreements, as applicable, and the consummation of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Organizational Documents or the Company Shareholder Agreement, (b) assuming compliance with the matters referred to in Section 3.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification, or acceleration of any obligation or the loss of a benefit or right under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Company or any Company Subsidiary (or any Affiliate or successor thereof), or require any consent, waiver or approval of or notice to any Person, or result in the triggering of any rights that the counterparty would not otherwise have or any liabilities that the Company and the Company Subsidiaries would not otherwise have pursuant to, any provision of any Company Contract, (c) result in the revocation, invalidation or termination of any Permit or (d) assuming compliance with the matters referred to in Section 3.03, violate or conflict with (i) any Law or Order applicable to the Company or any Company Subsidiary or by which the Company or the Company Subsidiaries, or any of their respective properties or assets, may be subject or otherwise bound or (ii) any rule or regulation of the NASDAQ applicable to the Company, other than, in the case of clauses (b), (c) and (d) above, any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05. Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 ordinary shares of Company (“Company Common Stock”), with a par value of €0.10 per share. As of the close of business on February 7,

2025, (i) 128,544,770 shares of Company Common Stock were issued and outstanding, including 5,556,572 Company Restricted Shares (with any such performance-based Company Restricted Shares reflected at the maximum level of performance), (ii) 8,365,235 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, (iii) 37,716 shares of Company Common Stock were subject to Company RSUs and (iv) 50,829,125 shares of Company Common Stock were held in treasury. There are no warrants, rights, options, calls, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other Equity Securities or ownership interests in the Company or any Company Subsidiary other than the awards and entitlements disclosed in the foregoing clause (iii), and the Company does not have any shares of capital stock or other equity or voting interests issued or outstanding or other Equity Securities except as set forth in this or the preceding sentence. The Company has no contractual obligation to issue or agree to issue any shares of capital stock or voting securities of, or other Equity Securities in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other Equity Securities in, the Company, other than Company Common Stock issued pursuant to the vesting and payment of Company Restricted Shares or Company RSUs outstanding as of the date hereof in accordance with their terms. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable (meaning that a holder of a share of Company Common Stock shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share). None of the issued and outstanding shares of Company Common Stock are subject to any preemptive rights, purchase option, call option, right of first refusal or any kind of similar right of any kind that obligate the Company to issue of sell any shares of Company Common Stock, or give any Person a right to subscribe for or acquire any Company Common Stock, and no securities or obligations evidencing such rights are authorized, issued or outstanding. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any securities Laws, except as would not be, any which would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. All shares of Company Common Stock held in treasury by the Company are free and clear of all material Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under applicable Securities Laws.

(b) There are no outstanding bonds, debentures, notes or other obligations, indebtedness or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Company’s shareholders on any matter (whether together with such shareholders or as a separate class).

(c) Section 3.05(c) of the Disclosure Schedules sets forth a true and complete list of all outstanding Company Equity Awards as of February 8, 2025, including the name of the Person to whom such Company Equity Awards have been granted, the number of shares of Company Common Stock subject to each Company Equity Award (for performance-based Company Restricted Shares, reflected at target level but also indicating maximum level), the vesting schedule and the date on which such Company Equity Award was granted. All shares of Company Common Stock to be issued pursuant to, or in respect of, any Company Equity Award shall be (or were, as applicable), when issued, duly authorized, validly issued, fully paid, nonassessable (meaning that a holder of a share of Company Common Stock shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share) and free of preemptive rights. Other than the Company Equity Awards set forth in Section 3.05(c) of the Disclosure Schedules, there are no other equity or equity-based awards or other rights with respect to the Company Common Stock, issued and outstanding or promised but ungranted under the Company Equity Plan or otherwise as of the date of this Agreement. All Company Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Company Equity Plan and all applicable Laws. Each Company Equity Award may, by its terms, be treated at the Closing as set forth in Section 2.03.

(d) There are no voting trusts, voting agreements or other agreements, commitments, understandings or other obligations of the Company or any Company Subsidiary, or to which the Company or any Company

Subsidiary (or, to the Company’s Knowledge, any shareholder of the Company or Affiliate thereof) is otherwise bound, to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock or any other Equity Securities of the Company (other than pursuant to the terms of the Company Equity Awards) or any Company Subsidiary.

(e) Except as set forth on Section 3.05(e) of the Disclosure Schedules or under a Company Plan, there are no (i) obligations, arrangements, understandings or commitments of any character to which the Company is a party or by which the Company is bound restricting the transfer of, or requiring the registration for the sale of, any shares of capital stock or other Equity Securities or voting interests of the Company or (ii) stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or other rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of capital stock or other equity or voting interests of the Company. The Company has not granted, nor is the Company party to or bound by any Contract providing for, any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of capital stock or other Equity Securities of the Company or any Company Subsidiary.

(f) All dividends or other distributions on the shares of Company Common Stock which have been authorized and declared prior to the date of this Agreement have been paid in full (and there are no such dividends that have been publicly announced but which are not yet due and payable).

Section 3.06. Subsidiaries.

(a) Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, where applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.06(a) of the Disclosure Schedules sets forth a true and complete list of all of the Company Subsidiaries and the record owner(s) of the authorized, issued and outstanding Equity Securities of each such Subsidiary, and none of the Company or any Company Subsidiary holds any other Equity Securities in any other Person.

(b) All issued and outstanding shares of capital stock or other Equity Securities of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable (meaning, in respect of Company Subsidiaries incorporated under the Laws of The Netherlands, that a holder of a share shall not by reason of merely being such a holder be subject to assessment or calls by the relevant Company Subsidiary or its creditors for further payment on such share). All Equity Securities in each of the Company Subsidiaries are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Company Subsidiary to issue, transfer or sell any Equity Securities or other interests with respect to any Company Subsidiary. All issued and outstanding shares or other Equity Securities or voting interests of each Company Subsidiary are beneficially owned directly or indirectly by the Company, free and clear of preemptive rights and all Liens, other than Permitted Liens. There are no options, warrants, or other rights, agreements, arrangements or commitments of any character in favor of any Person (other than the Company or a wholly owned Company Subsidiary) to which the Company or any Company Subsidiary is a party or bound (i) relating to the issued or unissued capital stock or other Equity Securities of any Company Subsidiary, (ii) obligating any Company Subsidiary to issue or sell any shares of its Equity Securities or (iii) redeem or otherwise acquire any Equity Securities of any Company Subsidiary.

(c) There are no outstanding bonds, debentures, notes, debt securities or other indebtedness or obligations in favor of any Person (other than the Company or a wholly owned Company Subsidiary), the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with any Company Subsidiary’s shareholders or other applicable equityholders on any matter (whether together with such shareholders or as a separate class).

(d) All dividends or other distributions on the shares, units, membership interests or other Equity Securities of each Company Subsidiary, as applicable, which have been authorized and declared and are payable to any Person other than the Company or any other Company Subsidiary prior to the date of this Agreement have been paid in full (and there are no such dividends that have been publicly announced but which are not yet due and payable).

Section 3.07. SEC Reports, Financial Statements; Internal Controls.

(a) During the past three (3) years, the Company has filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the 1933 Act or the 1934 Act (the “Securities Laws”) (including all Contracts and amendments thereto required to be filed as an exhibit of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (collectively, the “Company SEC Reports”).

(b) As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing or furnishing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document (i) was prepared in all material respects in accordance with the requirements of the Securities Laws in effect as of such date, (ii) complied at such time in all material respects with the requirements of the Securities Laws and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of Parent or Buyer. The Company has no material outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. No Company Subsidiary is required to file any periodic report with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed during the past three (3) years (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries for the period set forth therein and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports filed during the past three (3) years (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case as of its date in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except (i) to the extent disclosed in later Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement, (ii) as may be indicated in the notes thereto and (iii) in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the 1934 Act and pursuant to Sections 13 or 15(d) of the 1934 Act, subject in the case of any financial statements filed on Form 10-Q to normal year-end audit adjustments which would not be material in amount or effect.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(e) As of the date hereof, there are no liabilities of the Company or any Company Subsidiary of a nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required under GAAP to be reserved against, reflected or set forth on the consolidated financial statements of the Company and the Company Subsidiaries or the notes thereto, other than liabilities (i) disclosed, reflected or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries dated as of September 30, 2024 (including the notes thereto) included in the Company SEC Reports publicly available prior to the date of this Agreement, (ii) incurred pursuant to this Agreement in connection with the Transactions, (iii) incurred in their ordinary course of business subsequent to September 30, 2024, (iv) solely between or among the Company and the Company Subsidiaries, (v) which have been discharged or paid in full prior to the date of this Agreement and (vi) that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company has established, and the Company and the Company Subsidiaries maintain, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the 1934 Act) which is designed to provide reasonable assurance as to the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. There have been no changes in the Company’s internal control over financial reporting since September 30, 2024 that have materially and adversely affected, or are reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(g) The Company has established disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the 1934 Act that are designed to ensure that material information required to be publicly disclosed is recorded and reported on a timely basis in the Company SEC Reports and to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the 1934 Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud known to the Company that involves management or other Company Service Providers who have a significant role in the Company’s internal controls over financial reporting, whether or not material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of all material reports regarding internal controls made by management to the Company’s independent auditors or to the Audit Committee of the Company Board since December 31, 2023. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023 and has made all certifications required pursuant to the applicable provisions of the Sarbanes-Oxley Act.

Section 3.08. Disclosure Documents; Information Supplied.

(a) Each document required to be filed by the Company with or to the SEC or required to be distributed or otherwise published or disseminated by the Company to the Company’s shareholders, in each case, in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, (i) will comply as to form in all material respects with the applicable requirements of the 1934 Act and other applicable Law governing the preparation, distribution and dissemination of such documents in each case as in effect as of such time and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company or the Company Subsidiaries for inclusion in the Offer Documents (including Schedule TO) or in the Company Disclosure Documents will (i) in the case of the Offer Documents, at the time of the filing or the filing of any amendment or supplement thereto, at the time of any distribution or dissemination thereof, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) in the case of the Company Disclosure Documents, on the date EGM Materials are first mailed to the Company’s shareholders or at the time of the EGM, or at the time of filing the Schedule 14D-9 or any amendment or supplement thereto, at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Offer Documents (including the Schedule TO) based upon information supplied by Parent, Buyer or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.09. Absence of Certain Changes. From September 30, 2024 through the date of this Agreement, the Company and each of the Company Subsidiaries has conducted its business in the ordinary course of business in all material respects (except with respect to the negotiation of this Agreement) and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Company Subsidiary; (b) any material change in the Company’s accounting principles, practices or methods that would be required to be disclosed in the Company’s financial statements in accordance with GAAP except insofar as may have been required by a change in GAAP or as described in the notes to the Company’s financial statements; or (c) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10. Compliance with Laws; Regulatory Matters. (i) The Company and each of the Company Subsidiaries is, and in the past three (3) years has been, in compliance with all applicable Laws, and (ii) during the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation or failure to comply with applicable Law, except in the case of each of clause (i) and (ii) for non-compliance or violations which have not had and would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there is no investigation, examination, audit or review by any Governmental Authority pending or threatened in writing with respect to the Company or any Company Subsidiary. The Company and each Company Subsidiary has all permits, licenses, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances of any Governmental Authority necessary to conduct the Company’s or a Company Subsidiary’s business, as applicable, substantially as it is being conducted as of the date of this Agreement (each, a “Permit”), except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice or other written communication that any Permit will be terminated, revoked, suspended, cancelled or modified or cannot or will not be renewed, except which would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there are no pending Actions or, to the Company’s Knowledge, Actions threatened in writing that would reasonably be expected to result in modification, termination, suspension, cancellation or revocation thereof, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. To the Company’s Knowledge, in the past three (3) years, the Company and each Company Subsidiary has been in compliance with the terms and requirements of such Permits except for non-compliance or violations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Litigation. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Action pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or other Person and (ii) neither the Company nor any Company Subsidiary nor any of the Company Properties or other properties or assets of the Company or any Company Subsidiary is subject to or bound by any outstanding Order of any Governmental Authority specifically imposed upon the Company or any Company Subsidiary. As of the date hereof, there is no Action pending against, or to the Company’s Knowledge, threatened in writing, to which the Company or any Company Subsidiary is a party (or of which they have received notice) seeking to prevent, hinder, modify, delay or challenge any of the Transactions.

Section 3.12. Properties.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries owns marketable fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) to, or has a valid leasehold interest in, each of the real properties identified as owned or leased by the Company in the Company SEC Reports (collectively, the “Company Properties”). Section 3.12(a)(i) of the Disclosure Schedules sets forth a true and complete list of all Company Properties and the Company Subsidiary which owns such Company Property. Section 3.12(a)(ii) of the Disclosure Schedules sets forth a true and complete list of all leases pursuant to which the Company or any Company Subsidiary is a tenant of real property as of the date of this Agreement and the Company Subsidiary which is the tenant under each such lease (each, a “Material Company Real Property Lease”). In each case, such Company Properties are owned or leased, as the case may be, free and clear of Liens, except for Permitted Liens. Neither the Company nor any Company Subsidiary is a tenant of real property pursuant to a ground lease. Except as would not be material to any Company Property, no Person or tenant other than the Company or Company Subsidiary, as applicable, has any right to use or occupy all or any portion of such Company Properties. True, correct and complete copies of each Material Company Real Property Lease have been made available to Buyer prior to the date hereof. All Material Company Real Property Leases are in full force and effect and are enforceable against each of the Company or the Company Subsidiary that is a party thereto, and to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) neither the Company nor any Company Subsidiary has received any written claim or notice of material breach or material default under any such Material Company Real Property Lease or any written notice of any party’s intent to cancel or terminate any Material Company Real Property Lease, and (B) to the Company’s Knowledge, no Event has occurred which individually or together with other Events would reasonably be expected to result in a material breach or a material default under any Material Company Real Property Lease by the Company or any Company Subsidiary as party thereto (in each case, with or without notice or lapse of time or both).

(b) Section 3.12(b) of the Disclosure Schedules sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding Contract to be sold, leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. There are no written agreements to which either the Company or any Company Subsidiary is a party pursuant to which either the Company or any Company Subsidiary is obligated to buy or lease or sublease as a tenant any real properties at some future date, or pursuant to which either the Company or any Company Subsidiary is obligated to lease as landlord any Company Property to any third party (other than hotel guests in the ordinary course of the Company’s and the Company Subsidiaries’ business and retail leases that are not material to any Company Property).

(c) Neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of the Company Properties, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming its continued use in the manner it is currently operated) or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Company Property (other than violations (A) of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Company Property legally non-conforming pursuant to such zoning regulations or ordinances or (B) that would not be material to the operation of such Company Property), which have not been cured or contested in good faith.

(d) Except for any statutory rights or statutory options to occupy or purchase any Company Property, in either case in favor of a Governmental Authority, neither the Company nor any Company Subsidiary has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any Contract for sale or letter of intent to sell any Company Property or any portion thereof.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, free and clear of all Liens, other than Permitted Liens, and all such property is in good operating condition and repair (ordinary wear and tear expected) and is suitable for its present use.

Section 3.13. Intellectual Property; Privacy & Data Security.

(a) Section 3.13(a) of the Disclosure Schedules sets forth a list of all Intellectual Property Rights owned by the Company or any Company Subsidiary that is registered or is the subject of an application for registration by any Governmental Authority or domain name registrar as of the date of this Agreement (the “Registered Intellectual Property”). To the Company’s Knowledge, (i) all material Registered Intellectual Property is exclusively owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens), except as disclosed in Section 3.13(a) of the Disclosure Schedules, (ii) all material Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees and (iii) all material Registered Intellectual Property is valid, subsisting and enforceable. No material Registered Intellectual Property (A) has been abandoned, cancelled or adjudicated invalid, or (B) is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting the rights of the Company or the applicable Company Subsidiary in such Intellectual Property Rights.

(b) To the Company’s Knowledge (i) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party and (ii) in the last three (3) years, neither the Company nor any Company Subsidiary has received any written notice, charge, complaint, claim, other written assertion or, to the Company’s Knowledge, oral notice of any infringement, violation, misappropriation of any Intellectual Property Rights of any Person, or allegations to that effect, except in each of (i)-(ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the last three (3) years, no suit, action, reissue, reexamination, inter-party review, public protest, interference, arbitration, mediation, opposition, cancellation, internet domain name dispute resolution or other proceeding that is material to the Company and the Company Subsidiaries, taken as a whole, has been threatened in writing or asserted, is pending or, to the Company’s Knowledge, as of the date of this Agreement, has otherwise been threatened in writing concerning any claim or position that the Company or any Company Subsidiary has violated any Intellectual Property Rights. To the Company’s Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Intellectual Property Rights that are material to the operation of the business of the Company or any Company Subsidiary.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess rights to use, all Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted provided, however, that the foregoing representation and warranty in this Section 3.13(c) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property Rights (which is addressed in Section 3.13(b)).

(d) To the Company’s Knowledge, as of the date of this Agreement, the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets of the Company and the Company Subsidiaries. To the Company’s Knowledge, no such material Trade Secrets have been disclosed by the Company or any Company Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets by such Person.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, the Company, each Company Subsidiary, and to the Company’s Knowledge, all its Affiliates and/or third parties Processing Personal Information on behalf of or jointly with the Company or any Company Subsidiary (collectively, “Data Partners”), have complied with all (i) Privacy Laws, (ii) published privacy policies, statements, and privacy notices with respect to privacy, security, or the Company’s or any Company Subsidiary’s Processing of Personal Information and (iii) contractual commitments with respect to privacy, security or the Company’s or any Company Subsidiary’s Processing of Personal Information (collectively, the “Privacy Requirements”). The Company has caused Paradise USA to post a privacy notice on its website governing the Processing of Personal Information by the applicable Company Subsidiaries, and such privacy notice is and has been materially accurate, consistent and complete and not misleading or deceptive in any material respect, including by material omission, and posted in a manner reasonably accessible to individuals whose Personal Information is being collected, used, or Processed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the last three (3) years, neither the Company nor any Company Subsidiary has (x) notified or been required to notify any Person regarding a Security Incident, or (y) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from a Person, or been the subject of any investigation or legal proceeding by, any Governmental Authority alleging that the Company or any of the Company Subsidiaries has violated any Privacy Laws through the date of this Agreement. To the Company’s Knowledge, the execution, delivery, and performance of this Agreement and Transactions do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; or (ii) otherwise prohibit the transfer of Personal Information to the Buyer or Parent.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, the Company and each Company Subsidiary has implemented commercially reasonable technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, designed to (i) maintain the confidentiality, integrity and security of the IT Systems and all Personal Information and confidential information Processed by the Company or any Subsidiary, and protect the same against a Security Incident and

(ii) identify and address internal and external risks to the privacy and security of Personal Information and confidential information. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, neither the Company, any of the Company Subsidiaries, nor to the Company’s Knowledge, any of its Data Partners, have suffered any Security Incidents.

Section 3.14. Taxes.

(a) Each of the Company and the Company Subsidiaries (i) has duly and timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Tax Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all material Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Company SEC Reports. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency, other than automatic extensions to file a Tax Return granted in the ordinary course of business.

(b) (i) There are no audits, examinations, claims, investigations by any Tax Authority or other proceedings ongoing, pending or threatened in writing with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary, including claims by any Tax Authority in a jurisdiction where the Company or a Company Subsidiary does not file a particular type of Tax Return or a particular Tax that the Company or such Company Subsidiary are required to file such Tax Returns or pay such Taxes and (ii) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement (including any “closing agreement” under Section 7121 of the Code or any advanced pricing agreement) with, the IRS or other Tax Authorities relating to Taxes.

(c) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens described in clauses (i)(A) and (i)(B) of the definition thereof.

(d) There is no Tax allocation or Tax sharing agreement or similar Tax arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial Contracts or borrowings entered into in the ordinary course of business the primary subject matter of which is not Taxes, or any customary arrangements or sharing agreements solely among the Company or Company Subsidiaries as a result of the existence of a fiscal unity (fiscale eenheid) in The Netherlands).

(e) In the past three (3) years, neither the Company nor any Company Subsidiary (i) has had a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident. To the Company’s Knowledge, in the past three (3) years, the Company is not and has not been a “controlled foreign corporation” under Section 957 of the Code. To the Company’s Knowledge, in the past three (3) years, the Company does not have and has never earned any “effectively connected earnings and profits” within the meaning of Section 884(d) of the Code. Neither the Company nor any Company Subsidiary organized or incorporated outside the United States has elected under Section 897(i) of the Code to be treated as a “domestic corporation,” is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code. Neither the Company nor any Company Subsidiary owns any real property located in the United States or the Virgin Islands.

(f) The Company and the Company Subsidiaries have no liability for Taxes of any Person (other than the Company or Company Subsidiaries) (i) as a result of being a member of a fiscal unity (fiscale eenheid) in The

Netherlands or under Treasury Regulation Section 1.1502-6 (or any similar or analogous provision of Law), (ii) as a transferee or successor or (iii) by operation of Law.

(g) During the last three (3) years, each of the Company and the Company Subsidiaries has duly and timely withheld, paid and remitted all material Taxes required to have been withheld, paid and remitted in connection with any amounts paid by the Company and the Company Subsidiaries to any vendor, employee, independent contractor, creditor, stockholder or other third party.

(h) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any transaction reportable under a similar or analogous provision of state, local or non-U.S. Law.

(i) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(j) Section 3.14(j) of the Disclosure Schedules sets forth if an election was made pursuant to IRS Form 8832 for each of the Company and the Company Subsidiary and the effective date of such election, if applicable.

(k) Neither the Company nor any Company Subsidiary is or has ever been part of a value-added Tax or similar group for indirect Tax purposes.

(l) Neither the Company nor any Company Subsidiary has any material liability in respect of escheat or unclaimed property.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a true and complete list of each Company Plan (other than (x) offer letters on substantially the form provided to Buyer prior to the date hereof that are “at will,” terminable without advance notice, severance or any other liability greater than that required under applicable Law (if any), and that do not contain any transaction, retention or similar incentives, in each case, provided that the form of such offer letter is set forth in the Disclosure Schedule and any such offer letter that materially deviates from the scheduled form is separately scheduled and (y) any immaterial non-cash benefits provided to employees at worksites) with each material Company Foreign Benefit Plan designated as such. The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto and descriptions of all material terms of any such plan that is not in writing), (ii) the three most recent annual reports with accompanying schedules and attachments, (iii) the most recent summary plan description (and any summary of material modifications), (iv) the most recently received determination or opinion letter issued by the Internal Revenue Service and each currently pending application for a determination letter, (v) the three most recently prepared annual reports, actuarial reports, financial statements and trustee reports, and (vi) all material non-routine records, notices, filings and written communications concerning Internal Revenue Service or U.S. Department of Labor audits or investigations, of any Company Plan and any proposed Company Plan.

(b) Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s Knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been established, maintained, operated and administered in accordance with its terms and in accordance with the requirements of applicable Law, including ERISA and the Code, and (ii) each of the Company and the Company Subsidiaries has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Company Plan.

(d) Except as set forth on Section 3.15(d) of the Disclosure Schedules, no Company Plan is, and none of the Company, any Company Subsidiary or any other entity (whether or not incorporated) that, together with the Company or any Company Subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA (each an “ERISA Affiliate”), maintains, contributes to, or participates in, or has at any time within the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability, whether fixed or contingent, with respect to, (i) any employee benefit plan subject to Title IV of ERISA, (ii) any multiemployer plan (within the meaning of ERISA Section 3(37) or ERISA Section 4001(a)(3)), (iii) any multiple employer pension plan or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all payments, benefits, premiums and/or contributions required to have been made with respect to all Company Plans either have been made or have been accrued in accordance with the terms of the applicable Company Plan and applicable Law, (ii) no Action has been made, commenced, is pending or, to the Company’s Knowledge, is threatened (including, without limitation, any audit or investigation by any Governmental Authority) with respect to any Company Plan or the assets or administrators thereof (other than for benefits payable in the ordinary course of business), (iii) there have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan, and neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, in any case that have not been corrected in full without further liability, and (iv) with respect to each Company Plan, (A) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, and (B) no Lien has been imposed under the Code, ERISA or any other applicable Law, and (C) neither the Company nor any of the Company Subsidiaries has made any application in respect of such Company Plan under the Employee Plans Compliance Resolution System, the Department of Labor Voluntary Fiduciary Correction Program or any other voluntary correction program.

(f) No Company Plan provides for, and neither the Company nor any Company Subsidiary has any obligation to provide (whether pursuant to any Company Plan or otherwise), post-termination or retiree medical benefits (other than under Section 4980B of the Code or similar state Law or pursuant to subsidized coverage for a fixed period of time following certain qualifying terminations of employment) to any current or future retiree or former employee.

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the Closing will (either alone or together with any other event) (i) except as expressly provided in this Agreement, (A) result in, or cause, the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former Company Service Provider, or (B) increase any benefits payable to any Company Service Provider or trigger any other obligation under any Company Plan or (ii) result in any payment or benefit to any current or former Company Service Provider which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(h) No compensation has been or would reasonably be expected to be includable in the gross income of any Company Service Provider as a result of the operation of Section 409A of the Code. No Company Plan provides for, and neither the Company nor any Company Subsidiary is otherwise obligated to provide, the gross-up or reimbursement of Taxes under Section 409A, Section 280G or Section 4999 of the Code or otherwise.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, the Company Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state Law, and the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and, without limiting the foregoing, neither the Company nor any of the Company Subsidiaries owes any amount under Sections 4980H, 6671 or 6672 of the Code. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of Company Plans that provide health, welfare or similar insurance are fully insured by third-party insurers. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. Company Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Plan meets the applicable requirements of the Code.

(j) With respect to any Company Plan that is governed by the Laws of any jurisdiction outside of the United States or maintained primarily for the benefit of individuals regularly employed outside the United States (each, a “Company Foreign Benefit Plan”), (i) all such Company Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable Laws of any controlling Governmental Authority and the requirements of such Company Foreign Benefit Plan’s governing documents and any applicable Labor Agreements, (ii) such Company Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Company Foreign Benefit Plan any required determinations, if any, that such Company Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Company Foreign Benefit Plan, (iii) neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Company Foreign Benefit Plan, (iv) no material liability exists or could reasonably be expected to be imposed on Parent, Buyer or any of their respective Affiliates by reason of such Company Foreign Benefit Plan, and (v) all such Company Foreign Benefit Plans that are required to be funded are funded in accordance with the applicable funding requirements, in each case except as has not resulted in, or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16. Employee and Labor Matters

(a) The Company has provided a true and complete list, as of the date of this Agreement, of all employees of the Company or any Company Subsidiary and each such employee’s job title whether paid on an hourly or salary basis, current annual salary rates or current hourly wages, as applicable, employing entity, hire date, principal work location (city, state and country), if classified as an employee status as exempt or non-exempt under the Fair Labor Standards Act of 1938, as amended, and any other applicable wage and hour Law, and Union affiliation (if any). The Company has also provided a true and complete list of all individuals engaged on an independent contractor basis (including sole proprietorships and those providing services through an entity wholly owned and operated by them) by the Company or any of the Company Subsidiaries as of the date hereof, by name, position or job function, date of retention, and rate of renumeration. For each Company Property, the Company and the Company Subsidiaries do not engage any third-party management company or similar Person to employ employees of such Company Property. The Company and the Company Subsidiaries do not engage temporary or leased employees in any material manner.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedules: (i) neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, Contract or other written agreement or understanding with a Union (including any side letter agreements, exhibits, or amendments thereto or any memoranda of understanding with any Union or any neutrality agreements) (a “Labor Agreement”), (ii) there are no negotiations or discussions currently pending or occurring between the Company, or any of the

Company Subsidiaries, and any Union regarding any Labor Agreement, (iii) in the last three (3) years there have been no decertification proceedings, and (iv) no Union represents, to the Company’s Knowledge purports to represent, or has filed a petition to represent any Company Service Provider. Except with respect to the Labor Agreements set forth on Section 3.16(b) of the Disclosure Schedule, to the Company’s Knowledge, there are, and in the past three years have been, no material organizing activities by or of any Company Service Providers with respect to their employment or engagement with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is required to notify or consult with any Union or Company Service Provider relating to the Transactions. To the Company’s Knowledge, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and in the last three (3) years has been, no unfair labor practice charge, labor arbitration, material grievance, strike, work stoppage, picketing, lockout, or other organized work disruption or material dispute pending, threatened in writing, or, to the Company’s Knowledge, threatened orally against or affecting the Company or any Company Subsidiary relating to their business.

(c) There are no, and in the past three (3) years there have not been any, Actions pending, threatened in writing or, to the Company’s Knowledge, threatened orally against the Company or any of the Company Subsidiaries in any forum, by any Governmental Authority or by or on behalf of any present or former Company Service Provider or any applicant for employment of the Company or any of the Company Subsidiaries, concerning or alleging breach of any express or implied employment Contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship or otherwise arising out of or relating to any labor or employment-related practices of the Company or any of the Company Subsidiaries, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three (3) years, the Company and the Company Subsidiaries have investigated all allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegations (if any) of sexual or discriminatory harassment would result in any material loss to the Company or any Company Subsidiary or bring the Company or any Company Subsidiary into material disrepute.

(d) The Company and the Company Subsidiaries, have been and are in compliance with (i) all applicable Laws respecting labor, employment and labor or employment practices, joint employment, and terms and conditions of employment, including without limitation as relates to hiring, testing, background checks, training, collective bargaining, disability, accommodations, worker classification, immigration, health and safety, wages, hours, benefits, harassment, non-discrimination, retaliation, whistleblowing, leaves of absence, discipline, privacy, notice, records, termination, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes in respect thereof, and any other employment or labor related matters and (ii) all obligations of the Company and the Company Subsidiaries under any Contract relating to employment, including any employment agreement, consulting agreement, severance agreement or Labor Agreement, except in each case in subsections (i) and (ii), any such noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All current and former Company Service Providers have been properly classified for purposes of all Laws and the Company has made all appropriate filings in connection with services provided by, and compensation paid to, such Company Service Providers, and all employees of the Company and the Company Subsidiaries have been properly classified under all wage and hour Laws, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to any Company Service Providers or other employees or otherwise relating to any labor or employment practices. With respect to any employees based in the United States, the Company and the Company Subsidiaries maintain accurate and complete, in all material respects, Form I-9s with respect to each of their former and current employees in accordance in all material respects with applicable Laws concerning immigration and employment eligibility verification obligations.

(e) (i) The Company and the Company Subsidiaries have paid in full to all of their respective Company Service Providers or adequately accrued for in accordance with applicable laws and accounting standards all compensation and benefits due to or on behalf of such Company Service Providers; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending, threatened in writing or, to the Company’s Knowledge, threatened orally by or before any Governmental Authority with respect to any Company Service Providers against the Company or Company Subsidiaries, except in each case in subsections (i) and (ii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules, within the three (3) years prior to the date of this Agreement, the Company and the Company Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act or other similar foreign, state or local Law (a “WARN Act”) regarding facility closings, mass layoffs, redundancies or reductions-in-forces in all material respects. As of the date hereof, no employees of the Company or any of the Company Subsidiaries are involuntarily on temporary layoff or working hours that have been reduced by fifty percent (50%) or more.

Section 3.17. Environmental Matters.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and in the past three (3) years, have been, in compliance with all Environmental Laws.

(ii) The Company and each of the Company Subsidiaries has obtained and are in compliance with all Permits required under applicable Environmental Laws with respect to the operation of the Company’s and the Company Subsidiaries’ business as currently conducted, each of which is valid, binding and in full force and effect, with no Actions pending or, to the Company’s Knowledge, threatened in writing that seek the revocation, cancellation, suspension or materially adverse modification of any such Permit.

(iii) In the past three (3) years, except for matters that have since been fully and finally resolved, neither the Company nor any Company Subsidiary has received (i) any written request for information from any Person, or (ii) any Action, claim, order or notice from any Person that relates to any failure to comply with, violation of or liability under Environmental Laws or any applicable Permit required under applicable Environmental Laws.

(iv) No Action or claim is pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary under any Environmental Laws.

(v) To the Company’s Knowledge, there are no Hazardous Substances present at the Company Properties or at any location to which the Company or any Company Subsidiary has arranged, by Contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances, except in compliance with all applicable Environmental Laws.

(b) The Company has made available to Buyer copies of all material assessments, studies, and reports in its possession related to the environmental condition of the Company Properties or to the Company’s and Company Subsidiaries’ compliance with Environmental Laws in the past three (3) years, including all Phase I and Phase II environmental site assessments.

Section 3.18. Economic Sanctions/Trade Laws. The Company and the Company Subsidiaries, and their respective officers and directors, and, to the Company’s Knowledge, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiaries, are currently, and have been since April 24, 2019, in compliance with all applicable Economic Sanctions/Trade Laws and have not been a

Sanctions Target. Neither the Company nor any Company Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the Company’s Knowledge, any agents or other third-party representatives acting on behalf of the Company or any of the Company Subsidiaries, are currently, or have been since April 24, 2019 operating or conducting business in or with a Sanctioned Country, or participating in any transaction or otherwise engaging in dealings with any Sanctions Target to the extent such activities violate applicable Economic Sanctions/Trade Laws.

Section 3.19. Company Contracts.

(a) Section 3.19 of the Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts (together with any amendments, supplements or modifications thereto) to which the Company or any of the Company Subsidiaries or their respective assets or businesses are bound, other than any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and the Company Subsidiaries, taken as a whole, included in the exhibits to the Company SEC Reports filed with the SEC and publicly available prior to the date of this Agreement (each Contract required to be listed in Section 3.19 of the Disclosure Schedules or which is a “material contract” described above, collectively, the “Company Contracts”):

(i) any Contract that purports to limit the localities in which the Company’s or the Company Subsidiaries’ businesses are conducted in any manner, or the ability of the Company or the Company Subsidiaries to compete with any Person or in any business, including any non-compete agreements or agreements limiting the ability of the Company or any of the Company Subsidiaries from soliciting customers or employees or other Persons, in each case of the foregoing, in any material respect;

(ii) any Contract that contains any exclusivity, “most favored nation”, “take or pay”, minimum requirements, right of first refusal or offer or other similar provisions, which is material to the Company and the Company Subsidiaries taken as a whole;

(iii) any Contract providing for franchising, membership, rewards or management of the business of the Company or the Company Subsidiaries which is material to the Company and the Company Subsidiaries taken as a whole, and, to the extent not included in the foregoing, any Franchise Agreements to which the Company or any Company Subsidiary is a party;

(iv) any Contract (A) which contemplates consideration in excess of $30 million with respect to the acquisition or disposition of any Person, or any of its assets or Equity Securities, or any line of business, directly or indirectly and whether by way of merger, acquisition of Equity Securities or acquisition of assets, (B) that is for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other Equity Securities of any Person, pursuant to which the Company or any of the Company Subsidiaries has continuing “earn out” or other contingent payment or performance obligations, indemnification or other obligations outstanding, or (C) that obligates the Company or any Company Subsidiary to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution, subscription or similar transaction) any Person in excess of $5 million;

(v) any Contract with respect to the settlement of any litigation, proceeding or claim or other Action (A) involving non-monetary relief or monetary relief payable by the Company (and not including any amounts payable by any insurer) in excess of $5 million that remain unpaid as of the date of this Agreement or (B) that materially restricts or imposes material continuing obligations (aside from confidentiality obligations) upon the Company or the Company Subsidiaries;

(vi) any Contract or agreement (i) under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed any indebtedness in an amount exceeding $10 million or (ii) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens (except for leases and Contracts relating to indebtedness disclosed pursuant to clause (i)) on any property or asset of the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole;

(vii) any Contract that is related to the governance or operation of (or establishing) any joint venture, partnership, profit sharing, strategic alliance or similar arrangement, other than such Contract solely between or among any of the Company and the Company Subsidiaries;

(viii) all license agreements or other Contracts (A) pursuant to which third-party Intellectual Property Rights that are material to the operation of the business of the Company or any Company Subsidiary is licensed to the Company or a Company Subsidiary (excluding any licenses for generally commercially available software) or (B) in which the Company or any Company Subsidiary has granted any license under any Intellectual Property Rights owned by the Company or any Company Subsidiary that is material to the operation of the business of the Company or a Company Subsidiary to any third party (other than non-exclusive licenses granted in the Company’s and the Company Subsidiaries’ ordinary course of business, including to customers, suppliers, distributors and other vendors);

(ix) any Contract between the Company or a Company Subsidiary and a third party that provides for or relates to any currency, interest, hedging, derivatives or similar arrangement (other than non-speculative hedges or forward Contracts entered into in the Company’s and the Company Subsidiaries’ ordinary course of business);

(x) any Contract for the employment or engagement of any Company Service Provider, which, for the avoidance of doubt, shall not include standard offer letters on substantially the form provided to Buyer that are “at will,” terminable without advance notice, severance or any other liability greater than that required under applicable Law (if any), and that do not contain any transaction, retention or similar incentives, in each case, provided that the form of such offer letter is set forth on Section 3.15(a) of the Disclosure Schedule, (A) providing target annual cash compensation at or above $300,000, (B) providing for the payment of any compensation or benefits upon or in connection with the consummation of the Transactions or (C) to the extent such Company Service Provider in located in the United States, providing for any severance, termination or notice payments or benefits upon a termination of the applicable Company Service Provider’s employment or other service with the Company or any Company Subsidiary unless such payments or benefits are required by applicable Law or Labor Agreement;

(xi) any Labor Agreement;

(xii) any Contract between the Company or any of the Company Subsidiaries, on the one hand, and any of the Company’s or the Company Subsidiaries’ respective directors, officers, employees or shareholders who in each case, to the Company’s Knowledge, own five percent (5%) or more of the Shares, on the other hand;

(xiii) any indemnification agreement with any director or officer of the Company or any Company Subsidiary, other than to the extent on substantially the same form as the Company’s standard forms previously made available to Parent; and

(xiv) any Contract containing a put, call, right of first refusal or offer or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell Equity Securities of another Person.

(b) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of Company Subsidiary has received any written claim or notice of breach of or default under any such Company Contract or any written notice of intent to cancel or terminate any Company Contract, and (ii) the Company and each Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Company Contract and no Event has occurred which individually or together with other Events, would reasonably be expected to result in a breach of or a default under any Company Contract by the Company or any Company Subsidiary as party thereto (in each case, with or without notice or lapse of time or both). True, correct and complete copies of each Company Contract have been made available to Buyer and Parent. All Company Contracts are valid, binding and in full force and effect against the Company or such Company Subsidiary that is a party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject only to the Enforceability Exceptions.

(c) True, correct and complete copies of each Management Agreement have been made available to Buyer and Parent. Neither the Company nor any Company Subsidiary that is party to a Management Agreement has received a notice of performance test failure that is currently uncured.

Section 3.20. Financial Advisor Fees. Except for PJT Partners LP, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary in connection with the Transactions or who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 3.21. Opinion of Company Financial Advisor. The Company Board has received the opinion of PJT Partners LP to the effect that, as of the date of such opinion and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken, and other matters set forth therein, the Offer Consideration to be received by holders of Shares (other than Parent and its Affiliates) provided for pursuant to this Agreement is fair, from a financial point of view, to such holders. A true and complete copy of such opinion will be provided to Parent by the Company solely for informational purposes promptly following execution of this Agreement.

Section 3.22. Insurance. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain insurance policies as required by applicable Law, (ii) there is no claim by the Company or any Company Subsidiary pending under any such insurance policies which has been denied or disputed by the insurer, (iii) all such insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in accordance with the terms of such policies, (iv) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals and (v) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder.

Section 3.23. Anti-Takeover Measures. No anti-takeover or similar provision, measure or Law (including any that would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to applicable Law or a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company or any of its Affiliates in relation to the Offer or the Transactions, nor will any Anti-Takeover Measure apply with respect to or as a result of execution of this Agreement or the Tender and Support Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 3.24. Related Party Transactions. There have been no transactions or Contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (any such transaction or Contract, a “Related-Party Agreement”), which have not been so reported, in the past three (3) years.

Section 3.25. Anti-Corruption Compliance. Since April 28, 2019, (a) the Company and the Company Subsidiaries have complied in all material respects with all applicable Anti-Corruption Laws, and (b) neither the Company nor any Company Subsidiary or Person acting on the Company’s or any Company Subsidiary’s behalf has offered, given, authorized, or promised, anything of value, directly or indirectly, to any Person, including to any Public Official, for the purpose of (i) improperly influencing any official act or decision of such Person,

(ii) inducing such Person to do or omit to do any act in violation of a lawful duty or (iii) securing any improper benefit or favor for the Company or the Company Subsidiaries or in connection with this Agreement. The Company has implemented, and the Company and the Company Subsidiaries maintain, policies and procedures designed to ensure compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental entity or agency (including but not limited to the U.S. Department of Justice, SEC, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law. To the Company’s Knowledge, since April 28, 2019, neither the Company nor any Company Subsidiary or Person acting on its or any Company Subsidiary’s behalf has received any written notice, request, or citation from a Governmental Authority for non-compliance with any of the foregoing of this Section 3.25.

Section 3.26. No Other Representations and Warranties. Except for the representations and warranties set forth in Article IV, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Buyer to the Company, and Parent and Buyer hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Buyer, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Buyer or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to the Company that:

Section 4.01. Corporate Existence and Power. Each of Parent and Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of Buyer have been validly issued and are fully paid and are beneficially owned by, and at the Acceptance Time will be beneficially owned by, Parent, free and clear of all Liens.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and each Ancillary Agreement to which Parent or Buyer is or will be a party, and the consummation by Parent and Buyer of the Transactions, including the Offer, are within Parent’s and Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent, Buyer or any of their Subsidiaries are necessary. This Agreement has been, and each Ancillary Agreement to which Parent and Buyer are or will be a party has been or will be, duly executed and delivered by Parent and/or Buyer, as applicable, and assuming due authorization, execution and delivery hereof and thereof by the Company, this Agreement and each such Ancillary Agreement constitutes or will constitute a valid and binding agreement of each of Parent and Buyer, as applicable, subject only to the Enforceability Exceptions.

Section 4.03. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to Parent, Buyer or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement, any Ancillary Agreement or the consummation of the Transactions, other than (a) compliance with any applicable requirements of the Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with any applicable rules of the NYSE or NASDAQ, and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04. Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Parent and Buyer of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or the loss of a benefit or right under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Parent, Buyer or any of their Subsidiaries under, or require any consent, waiver or approval of or notice to any Person, or result in the triggering of any rights that the counterparty would not otherwise have or any liabilities that Buyer and Parent would not otherwise have pursuant to, any provision of any Contract or (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with (i) any Law or Order applicable to Parent, Buyer or any of their Subsidiaries or by which Parent, Buyer or any of their Subsidiaries, or any of their respective properties or assets, may be subject or otherwise bound, or (ii) any rule or regulation of the NYSE applicable to Parent, other than, in the case of each of clauses (b), and (c) above, as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05. Disclosure Documents; Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Parent, Buyer or any of their Affiliates for inclusion in the Offer Documents (including the Schedule TO) or in the Company Disclosure Documents will, as applicable, (i) in the case of the Offer Documents, at the time of the filing of the Offer Documents or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) in the case of the Company Disclosure Documents, on the date EGM Materials are first mailed to the Company’s shareholders or at the time of the EGM, or at the time of filing the Schedule 14D-9 or any amendment or supplement thereto, at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Offer Documents (including the Schedule TO), when filed and when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination, and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Offer Documents (including the Schedule TO) or the Company Disclosure Documents based upon information supplied to Parent or Buyer by the Company or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.06. Sufficient Funds and Financing.

(a) Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, Parent and its Subsidiaries will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to consummate the Offer and the other Transactions contemplated hereby and pay all amounts required to consummate the Transactions on the Closing Date. Parent and Buyer have delivered to the Company a true, complete and correct copy of an executed commitment letter in effect as of the date of this Agreement (the “Debt Commitment Letter”) from Bank of America, N.A., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, to provide Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. Parent and Buyer acknowledge and agree that the obtaining of any Debt Financing is not a condition to the Closing.

(b) The Debt Commitment Letter has not been amended or modified in any manner as of the date of this Agreement, and, as of the date of this Agreement, no such amendment or modification is contemplated or the subject of current discussions (other than as set forth in the fee letter with respect to market flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, or to effectuate the exercise of other placement rights described therein). As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and as of the date of this Agreement, no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, by any other party thereto. As of the date of this Agreement, the Debt Commitment Letter is (a) in full force and effect and (b) the valid, binding and enforceable obligation of Parent or its Affiliates and, to the knowledge of Parent, the other parties thereto, in each case subject to Enforceability Exceptions. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or its Affiliates or, to the knowledge of Parent, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date of this Agreement have been paid in full.

(c) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other Contracts entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Debt Financing (except for (i) customary fee or fee credit letters relating to the Debt Financing, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex”, pricing terms and pricing caps redacted; provided that Parent represents and warrants that the market flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion or any existing conditions) or provide for a reduction in the quantum of financing available to consummate the Transaction and (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or quantum of the Debt Financing). As of the date of this Agreement, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Transaction, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Parent on the Closing Date.

Section 4.07. Ownership of Shares; Investment. As of the date of this Agreement, except as set forth on Schedule 4.07 (the Shares set forth on such Schedule, the “Buyer Shares”), neither Parent, Buyer nor any of their Subsidiaries beneficially own any Shares. Except as contemplated by the Tender and Support Agreements, there are no voting trusts or other agreements or understandings to which Parent, Buyer or any Person controlling or controlled by Parent or Buyer is a party, with respect to the voting of the Shares.

Section 4.08. Litigation. There is no Action pending against, or, to the knowledge of Parent and Buyer, threatened in writing against, Parent or Buyer or any of their Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09. Absence of Certain Agreements. Neither Parent, Buyer nor any of their Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer, other than the Tender and Support Agreements.

Section 4.10. Brokers Fees. Other than BDT & MSD Partners, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or any of their respective Affiliates in connection with the Transactions or who is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission from Parent or Buyer or any of their respective Affiliates in connection with the Transactions.

Section 4.11. Foreign Ownership. Parent is not a “foreign person” as defined at 31 C.F.R. § 800.224.

Section 4.12. No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in Article III, each of Parent and Buyer acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company and notwithstanding the delivery or disclosure to Parent or Buyer, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Parent and Buyer also acknowledge and agree that, except for the representations and warranties set forth in Article III, the Company makes no representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business, operations or affairs of the Company or any Company Subsidiary heretofore or hereafter delivered to or made available to Parent, Buyer or their Representatives or Affiliates or (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Buyer or any of their respective Affiliates or representatives, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01. Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except to the extent required by applicable Law or the regulations or requirements of NASDAQ, as otherwise expressly required by this Agreement or as may be consented to in advance in writing by Parent or Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or as may be directed by Parent in accordance with and subject to the terms of Section 2.09, the Company shall, and shall cause each of the Company Subsidiaries to (x) carry on its business in all material respects in the ordinary course, and (y) use commercially reasonable efforts to preserve intact in all material respects its business organizations, ongoing businesses and material business relationships with suppliers, vendors, Governmental Authorities and other Persons with which the Company has material business relationships and keep available the services of its present officers and key employees; provided, that none of the Company or any Company Subsidiary shall be required to make any payments to business relationship counterparties beyond that paid in the ordinary course of business in order to maintain such business relationships. Without limiting the foregoing, neither the Company nor any Company

Subsidiary shall (and the Company shall cause the Company Subsidiaries not to), during the Pre-Closing Period, except (A) to the extent required by Law or the regulations or requirements of NASDAQ, (B) as otherwise expressly required by this Agreement, (C) as may be consented to in advance in writing by Parent or Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned) or as may be directed by Parent in accordance with and subject to the terms of Section 2.09 or (D) as set forth in Schedule 5.01:

(a) amend, adopt any amendment, or otherwise change (whether by merger, consolidation or otherwise) any of the Company Organizational Documents;

(b) except as otherwise expressly permitted by Section 5.01(h), (i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any Lien), deliver, redeem, repurchase or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any Lien), delivery, redemption, repurchase of or sale of, any shares of capital stock or any other Equity Securities of the Company or any Company Subsidiary, other than the settlement of Company RSUs and the removal of restrictions for Company Restricted Shares that are outstanding on the date of this Agreement in each case, in accordance with the terms of such Company RSUs and Company Restricted Shares, as applicable, as of the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Closing, such determination shall be made in the ordinary course of business, or (ii) adjust or amend the rights of, or any term of, any shares of capital stock or any other Equity Securities of the Company or any Company Subsidiary (including Company Equity Awards);

(c) (i) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other Person or business or Equity Securities of any other Person, (ii) make any investment in any other Person by purchase of stock or Equity Securities, contributions to capital or property transfers, except in each case of the foregoing clauses (i)-(ii), for acquisitions by the Company or any Company Subsidiary from the Company Subsidiaries, or (iii) enter into any joint venture, partnership or profit sharing arrangement with any Third Party;

(d) sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to, any owned Company Property, or place or permit any Lien thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except for Permitted Liens;

(e) (i) amend, renew, extend, modify, terminate or waive any rights under, in each case, in any material respect, any Material Company Real Property Lease, any Company Contract required to be listed in Section 3.19 of the Disclosure Schedules, any Management Agreement or any Related-Party Agreement; provided, that the foregoing shall not restrict (i) the exercise of any renewal or extension set forth in a Material Company Real Property Lease or Company Contract (other than a Franchise Agreement) expiring between the date of this Agreement and the Closing to the extent such renewal or extension is for no more than one (1) year from the date of such expiration and does not include any other material modifications; or (ii) the entering into of any Material Company Real Property Lease, any Company Contract that if entered into prior to the date of this Agreement would be required to be listed in Section 3.19(i), (ii), (iii), (vii), or (xiii) of the Disclosure Schedules, any Management Agreement or any Related-Party Agreement;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) solely among the Company and any of the wholly-owned Company Subsidiaries or between any wholly- owned Company Subsidiaries in each case in the ordinary course of business or (B) payment in respect of any key money or guarantee set forth on Schedule 5.01(f)(i) in accordance with the terms of the applicable Management Agreement in effect as of the date hereof, or (ii) make, authorize or enter into any commitment for or incur any capital expenditures in excess of $5 million individually or $10 million in the aggregate; provided, however, that the foregoing clause (ii) shall in no way prohibit the Company from making any necessary capital expenditures (a) in connection with an emergency or casualty at any Company Property, provided that such expenditures do not exceed $10 million with respect to such emergency or casualty event and are reasonably required in order to protect life, health, safety or property in the case of such emergency or casualty, or (b) subject to the terms of Section 5.09, as described in the Company’s current capital expenditure plan as set forth in Schedule 5.01(f)(ii) (such plan, the “CapEx Plan”);

(g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (i) indebtedness incurred between the Company and any wholly-owned Company Subsidiary or between any of such wholly-owned Company Subsidiaries or guarantees by the Company of indebtedness of any Company Subsidiary, in each case in the ordinary course of business, and (ii) indebtedness in the ordinary course of business pursuant to the Company Credit Agreement as in effect as of the date hereof, in an amount not to exceed such indebtedness currently outstanding thereunder (which indebtedness, in the case of this clause (ii), shall be repaid by Parent at the Closing);

(h) except as required or expressly permitted by the terms of a Company Plan (each as in existence as of the date of this Agreement) or applicable Law or the terms of a Labor Agreement (as in existence as of the date of this Agreement) (i) increase the annualized compensation, benefits or perquisites of any current or former Company Service Provider (other than annual increases in base salary or hourly wage rate, as applicable, (x) for any Company Service Provider with a title below the level of Senior Vice President, Regional Vice President or General Manager, (y) for Company Service Providers with a title at or above the level of Senior Vice President, Regional Vice President or General Manager who are located in the United States, so long as such increases do not to exceed four (4%) percent individually or in the aggregate and (z) for Company Service Providers with a title at or above the level of Senior Vice President, Regional Vice President or General Manager who are located outside of the United States, so long as such increases do not to exceed six (6%) percent individually or in the aggregate; provided that, for each of clauses (x)-(z) of this Section 5.01(h), such increases are in the ordinary course of business of the Company and Company Subsidiaries, which shall include, for the avoidance of doubt, any such increases associated with promotions or market-based adjustments that occur in the ordinary course of business of the Company and Company Subsidiaries), (ii) grant any equity (or equity-based) award to any current or former Company Service Provider, (iii) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current or former Company Service Provider, (iv) establish, adopt, enter into, amend or terminate any Company Plan (or any plan, program or arrangement that would constitute a material Company Plan if in effect on the date of this Agreement) or Labor Agreement (or agree to do any of the foregoing) except in order to comply with a duty to engage in collective bargaining and with notice to Buyer, (v) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former Company Service Provider, (viii) hire or terminate (other than terminations for “cause”) any Company Service Provider who is at the Senior Vice President, Regional Vice President or general manager level or promote or appoint any Person to a position with a title of Senior Vice President, Regional Vice President, or general manager or higher, or (ix) loan or advance any money or other property to any current or former Company Service Provider;

(i) effectuate, engage in or provide notice of a “plant closing” or “mass layoff” as those terms are defined in a WARN Act or other similar material reduction in force or redundancy, except as provided for in Schedule 5.01(i);

(j) (i) cancel any material indebtedness (other than intercompany indebtedness cancelled in compliance with applicable Law), (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value or (iii) commence any Action seeking an amount in excess of $5 million, except in connection with a breach of this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions;

(k) waive, release, assign, settle, pay, discharge, satisfy or compromise any claims, liabilities, indebtedness or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and including as it relates to any Action other than Tax audits, which are addressed in Section 5.01(n)), directly or indirectly, other than waivers, releases, assignments, settlements or compromises in respect of Actions (excluding any Transaction Litigation) that (i) with respect to the payment of monetary damages, involve payment of monetary damages (excluding any portion of such payment payable under an insurance policy) that do not exceed $5 million individually or $10 million in the aggregate, (ii) do not involve the imposition of any injunctive relief against the Company or any Subsidiary thereof, and (iii) do not provide for any admission of liability by the Company or any Subsidiary thereof, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct or (iv) with respect to any Transaction Litigation involving any present, former or purported holder or group of holders of shares of Company Common Stock in accordance with, and as permitted by, Section 7.06;

(l) convene any General Meeting other than the EGM, any Subsequent EGM pursuant to Section 2.04, the Company’s annual General Meeting or pursuant to Parent’s or Buyer’s request as set forth in Section 2.06(a) (unless the Company determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable Law);

(m) (i) make any material change to its methods of accounting in effect on the date hereof, except as required by a change in GAAP, Title 9 of Book 2 of the DCC or International Financial Accounting Standards, or (ii) make any change to its accounting policies, principles or practices unless required by GAAP or the rules and regulations of the SEC;

(n) (i) adopt (other than consistent with past practice or required by applicable Law) or change any material method of Tax accounting, except as required by applicable Law, (ii) settle or compromise any Tax audit or other proceeding relating to a material amount of Tax or enter into a closing agreement (within the meaning of Section 7121 of the Code) or any similar or analogous agreement for U.S. state, local or non-U.S. Tax purposes with any Tax Authority, (iii) make any entity classification election or make, change or revoke any other material Tax election or file any material amended Tax Return, (iv) agree or consent to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, or (v) except as described in Section 7.08, request a ruling from any Tax Authority relating to Taxes;

(o) (i) form any Subsidiary (except, for the avoidance of doubt, New TopCo, and New Merger Sub), (ii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of the Company or any Company Subsidiary (other than as contemplated by Section 2.07 or Section 2.09), as applicable, (iii) adjust, split, combine, subdivide, exchange or reclassify any Equity Securities of the Company or any Company Subsidiary, (iv) declare, set aside or pay or make any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities of the Company or any Company Subsidiary (except for dividends or distributions paid by any of its wholly-owned Subsidiaries to the Company or other wholly-owned Company Subsidiaries, in compliance with applicable Law), (v) enter into any Contract with respect to the voting or registration of its share capital or any other Equity Securities of the Company or any Company Subsidiary or (vi) register the offer or sale of any class of debt or equity securities pursuant to the 1933 Act or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the 1934 Act;

(p) (i) enter into a new line of business outside of the business of the Company and the Company Subsidiaries conducted as of the date of this Agreement, (ii) discontinue or abandon or materially change any existing line of business of the Company and the Company Subsidiaries or (iii) operate, manage or provide services under any brand other than those brands used in the Company’s and the Company Subsidiaries’ business existing as of the date hereof;

(q) fail to maintain in full force and effect, or fail to renew or replace with a comparable insurance policy (to the extent available on substantially the same terms, including price), any existing material insurance policy of the Company or any Company Subsidiary; or

(r) agree, resolve or commit to do any of the foregoing.

Section 5.02. No Solicitation; Adverse Recommendation Change.

(a) Except as permitted by, and subject to, Section 5.02(b), Section 5.02(c), and Section 5.02(e), from the date of this Agreement until the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees with the title of Senior Vice President or above, financial advisors and investment bankers not to, and shall instruct its and the Company Subsidiaries’ other Representatives not to, and shall not authorize and shall use its reasonable best efforts to cause such other Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage (including by providing or making available personnel, non-public information or cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal, (ii) other than directing Persons to the provisions contained in this Section 5.02, enter into, continue or otherwise participate or engage in any discussions or negotiations, or otherwise knowingly cooperate or knowingly facilitate in any way any effort by any Third Party regarding or in furtherance of any Alternative Acquisition Proposal or (iii) authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, purchase agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Section 5.02). Subject to the provisions of this Section 5.02, from and after the date of this Agreement, the Company agrees that it shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees with the title of Senior Vice President or above, financial advisors and investment bankers to, and shall direct its and the Company Subsidiaries’ other Representatives (and in any event use its reasonable best efforts to cause such other Representatives) to, immediately cease or terminate, as applicable, any solicitations, discussions, negotiations or communications with any Person that may be ongoing or which were conducted prior to the date hereof with respect to any Alternative Acquisition Proposal; provided, that the Company shall not be permitted to release or waive any standstill obligations in any existing confidentiality agreements (other than in accordance with the terms of any standstill provision in effect as of the date hereof). The Company shall promptly (and in any event within three (3) Business Days of the date of this Agreement) (I) request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished to or for the benefit of such Person or its Representatives prior to delivery of such request and (II) terminate, or cause to be terminated, any data room or other diligence access of each such Person and its Representatives.

(b) Notwithstanding anything to the contrary contained in Section 5.02(a), prior to the Expiration Time, in the event that the Company receives an unsolicited bona fide written Alternative Acquisition Proposal following the date hereof, the Company may, subject to the notice requirements in Section 5.02(c), directly or indirectly, including through any Representative, take the following actions (but only if (x) the Company Board, or a duly authorized committee thereof, determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under the Laws of the Netherlands and (y) the submission of such Alternative Acquisition Proposal did not result or arise from a violation of this Section 5.02 (provided that the Company and the Company Board, or a duly authorized committee thereof, may correspond in writing with a Person who has actually submitted an Alternative Acquisition Proposal (and its Representative), following receipt thereof, to notify such Person that it requires clarification of the terms and conditions thereof and to request such clarification (but not, for the avoidance of doubt, to negotiate or counter such terms and conditions) so as to determine whether such Alternative Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (any such correspondence, a “Clarification Request”)), so long as the Company provides Parent with a copy of such Clarification Request within thirty-six (36) hours of delivery):

(i) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person or group making such Alternative Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (A) prior to furnishing or providing access to any such non-public information, it receives from such Person or group an executed confidentiality agreement from the Person or group containing terms not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure or other obligations to Parent or Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”); provided, however, that such confidentiality agreement is not required to contain any “standstill” or similar provision that would prohibit the making or amendment of an Alternative Acquisition Proposal to the Company Board and (B) upon furnishing or providing access to such Person or group (or its Representatives), or as promptly as practicable after it is provided to such Person or group (or its Representatives) (but in any event within thirty-six (36) hours thereafter), the Company or its Representatives shall have furnished to Parent or Buyer any such non-public information to the extent not previously furnished or provided to Parent or Buyer; or

(ii) engage in, enter into or otherwise participate in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Acquisition Proposal.

(c) As promptly as practicable (and in any event within thirty-six (36) hours) after receipt of (w) any response to a Clarification Request, (x) any Alternative Acquisition Proposal, (y) any request for non-public information from a Person under facts and circumstances that make it reasonably apparent that such Person is considering making, has made or intends to make an Alternative Acquisition Proposal or (z) any request for non-public information from a Person that informs the Company that it is considering making, has made, or intends to make, an Alternative Acquisition Proposal, the Company shall provide Parent and Buyer with, in the case of clause (w), a copy of such response to the Clarification Request, and in all other cases, written notice of the material terms and conditions of such Alternative Acquisition Proposal or request (which may be redacted to the extent necessary to avoid disclosure of confidential information regarding the business or operations of the Person making such Alternative Acquisition Proposal, so long as such redaction does not extend to the identity of such Person or any material terms or conditions of such Alternative Acquisition Proposal) and, the identity of the Person or group making any such response, Alternative Acquisition Proposal or request if not previously provided pursuant to Section 5.02(b). Commencing upon the provision of any notice referred to above and continuing until such response, Alternative Acquisition Proposal or request is withdrawn, (i) the Company (or its outside legal counsel or financial advisor(s)) shall keep Parent and Buyer (or their outside legal counsel or financial advisor(s)) reasonably apprised, on a reasonably current basis, of any material developments with respect to discussions and negotiations concerning any such Alternative Acquisition Proposal or request or inquiry (and within thirty-six (36) hours of any change to the material terms thereof), and (ii) the Company shall, as promptly as practicable (and in any event within thirty-six (36) hours following the receipt or delivery thereof), provide Parent and Buyer (or their outside legal counsel or financial advisors) with copies of all written proposals or proposed transaction agreements (including any schedules, exhibits or attachments thereto), and all amendments thereto, in respect of such Alternative Acquisition Proposal (which may be redacted to the extent necessary to avoid disclosure of confidential information regarding the business or operations of the Person making such Alternative Acquisition Proposal, so long as such redaction does not extend to the identity of such Person or any material terms or conditions of such Alternative Acquisition Proposal).

(d) Except as provided in Section 5.02(e) or Section 5.02(f), the Company Board shall not, nor shall any committee thereof, directly or indirectly:

(i) (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, the Company Recommendation or fail to make, or include in the Proxy Statement and other Company Disclosure Documents, as applicable, the Company Recommendation or, if applicable, any other approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the Transactions, or make any public statement inconsistent with the Company Recommendation; (B) recommend, adopt, declare advisable, submit to a vote of the Company’s shareholders or approve, or propose publicly to recommend, adopt, declare advisable, submit to a vote of the Company’s shareholders or approve, any Alternative Acquisition Proposal; (C) publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal; or (D) fail to publicly recommend against any Alternative Acquisition Proposal or fail to reaffirm the Company Recommendation, in either case of this clause (D) within ten (10) Business Days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Parent to do so (or, if earlier, by the third (3rd) Business Day prior to the then-scheduled Expiration Time, the EGM or any Subsequent EGM, as applicable) (any of the foregoing described in this clause (i) being referred to as an “Adverse Recommendation Change”);

(ii) approve, authorize, adopt or recommend, or enter into, or permit the Company or any Company Subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, purchase agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement as provided in Section 5.02(b)) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”); or

(iii) publicly propose to approve, recommend or permit any of the foregoing matters in clauses (i) or (ii).

(e) Notwithstanding anything to the contrary set forth in Section 5.02(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, and thereafter validly terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i), only if all of the following conditions are met:

(i) the Company has not violated any of the Company’s obligations under this Section 5.02 in any material respect with respect to such Superior Proposal;

(ii) (A) the Company shall have provided to Parent and Buyer at least four (4) Business Days’ prior written notice, which notice shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall append (or the Company shall have contemporaneously provided) an unredacted copy of the most current version of the Alternative Acquisition Agreement (and all ancillary agreements thereto), and other material terms and conditions of such Superior Proposal (it being understood and agreed that in the case of any amendment to the financial terms or any other material term or condition of such Superior Proposal, the Company shall be required to comply again with this Section 5.02(e) and deliver a new notice hereunder, except that the notice period in respect thereof shall be at least two (2) Business Days instead of at least four (4) Business Days), and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, (B) the Company Board has determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement to enter into a definitive agreement in respect of such Superior Proposal in accordance with Section 8.01(d)(i), as applicable, would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (C) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, unless otherwise requested in writing by Parent and Buyer, the Company shall have engaged in good faith negotiations with Parent and Buyer during such notice period specified under this Section 5.02(e)(ii), as applicable, to amend this Agreement in such a manner such that the relevant Alternative Acquisition Proposal ceases to constitute a Superior Proposal; and

(iii) no earlier than the end of the notice period or periods specified under Section 5.02(e)(ii), as applicable, the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, taking into account any revised terms of this Agreement proposed by Parent and Buyer, such Alternative Acquisition Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement to enter into a definitive agreement in respect of such Superior Proposal in accordance with Section 8.01(d)(i) would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands.

(f) Notwithstanding anything to the contrary set forth in Section 5.02(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, only if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent and Buyer at least four (4) Business Days’ prior written notice, which notice shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to the terms hereof (including clause (ii) below), the Company Board has determined to effect an Adverse Recommendation Change, (B) the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (C) prior to making such an Adverse Recommendation Change, unless otherwise requested in writing by Parent and Buyer, the Company shall have engaged in good faith negotiations with Parent and Buyer during such notice period specified in this Section 5.02(f)(i) to amend this Agreement in response to the Intervening Event in such a manner that the failure of the Company Board to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; and

(ii) no earlier than the end of the at least four (4) Business Day period specified in Section 5.02(f)(i), the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Intervening Event and taking into account any revised terms proposed by Parent and Buyer, the failure to effect an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (A) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, or by Rule 14e-2(a) promulgated under the 1934 Act or (B) making any disclosure to the Company’s shareholders that is required by applicable Law or if the Company Board determines in good faith that the failure to make such disclosure would reasonably be expected to be inconsistent with its duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated under Rule 14d-9 or 14e-2(a) promulgated under the 1934 Act shall not constitute an Adverse Recommendation Change or change in Company Recommendation, as applicable); provided, however, that neither the Company nor Company Board shall be permitted to recommend that the Company’s shareholders tender any securities in connection with any tender offer or exchange offer that is an Alternative Acquisition Proposal or otherwise effect an Adverse Recommendation Change, except as permitted in Section 5.02(e).

Section 5.03. Compensation Arrangements. Prior to the Acceptance Time, the Company (acting through the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the 1934 Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this Agreement will be, entered into by the Company with current or future Company Service Providers and to ensure that any such arrangements fall within the safe harbor provisions of such rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any current or future Company Service Provider, Parent will provide to the Company all information concerning such arrangements as may reasonably be needed by the Company to comply with this Section 5.03.

Section 5.04. Delisting. Prior to the Acceptance Time, the Company shall cooperate with Parent and Buyer and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the delisting of the Company and the Shares from NASDAQ as promptly as practicable after the Closing and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.05. Rule 16b-3. Prior to the Acceptance Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of any shares of capital stock or any other securities of the Company (including derivative securities) pursuant to the Transactions by each individual who is, or may become (as a result of the Transactions), subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act, in each case subject to applicable Law.

Section 5.06. Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is applicable or invoked in such a manner that it would prevent, materially delay or impair any of the Transactions.

Section 5.07. Access to Information.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries to, (i) afford Parent, Buyer and their Representatives reasonable access on reasonable advance notice and in a manner not unreasonably disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours, to the officers, senior employees, Representatives, auditors, and properties and the books and records of the Company and the Company Subsidiaries, and (ii) use reasonable best efforts to promptly furnish or cause to be furnished (including in electronic form) books, records and other financial, operating and other data and information as Parent or Buyer may reasonably request in writing (including, without limitation, the information set forth on Schedule 5.07(a)). Notwithstanding the foregoing, the Company shall not be obligated to disclose any information (A) of a Third Party that is subject to the terms of a confidentiality agreement with such third party entered into prior to the date of this Agreement (if the Company has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) if providing such access or disclosing such information would violate any applicable Law (including antitrust and Privacy Laws) or legal duty of the Company or any Company Subsidiary or (C) that would, in the reasonable judgment of the Company (following consultation with its outside legal counsel), result in the loss of attorney- client privilege with respect to such information or would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary; provided, that, the Company shall use commercially reasonable efforts to utilize or develop an alternative manner of providing such information in each case of the foregoing clauses (A)-(C) that addresses such matters and is reasonably acceptable to the other Parties. The Company shall be entitled to have Representatives (at the Company’s expense) present at all times during any inspection by Parent, Buyer or their Representatives pursuant to this Section 5.07(a). No notice, access or review or investigation pursuant to this Section 5.07(a) or information provided, made available or delivered to Parent, Buyer or their Representatives pursuant to this Section 5.07(a) shall be deemed to modify or supplement any representations or warranties of the Company or of Parent or Buyer contained in this Agreement.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement dated as of August 22, 2024, and amended as of December 20, 2024, by and between the Company and Parent (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination hereof.

(c) Nothing contained in this Agreement is intended to give Parent or Buyer, directly or indirectly, rights to control the Company or any Company Subsidiary before the Closing.

Section 5.08. Tender and Support Agreements. The Company has entered into the Tender and Support Agreements. As to each Tender and Support Agreement, the Company shall not amend or waive any provision of such Tender and Support Agreements (other than ministerial amendments in a manner not adverse to Buyer or Parent) or agree to any termination of such Tender and Support Agreements. The Company also agrees to use reasonable best efforts to enforce the obligations of the directors and executive officers of the Company under such Tender and Support Agreements; provided, however, in no event shall this Section 5.08, including the exercise of reasonable best efforts by the Company hereunder, obligate the Company to commence, pursue or participate in any Action against any director or executive officer that is a party to any of the Tender and Support Agreements to enforce the obligations of such director or executive officer thereunder. Notwithstanding anything to the contrary herein, Parent and Buyer acknowledge and agree that (i) the failure of any director or executive officer to comply with its obligations pursuant to its Tender and Support Agreement shall not, in and of itself, constitute or be deemed to constitute a breach by the Company of its obligations under this Agreement, including this Section 5.08, and (ii) nothing in this Section 5.08 shall, or be deemed to, modify, affect, impact or otherwise limit the rights or obligations of the Company under Section 5.02 of this Agreement.

Section 5.09. Capital Expenditures. During the Pre-Closing Period, the Company shall, within ten (10) Business Days following each calendar month and calendar quarter, deliver to Buyer and Parent (a) a report setting forth in reasonable detail the capital expenditures made by the Company or any Company Subsidiary in the prior calendar month or quarter, as applicable (it being understood that the Company’s historical practice regarding such capital expenditure reports shall be considered “reasonable detail” consistent with the terms of this Section 5.09), (b) a report setting forth in reasonable detail the material capital expenditures incurred during the prior calendar month or quarter, as applicable, at the Company Property operating under the name “Hyatt Zilara Cancun,” and (c) the latest calendar year and calendar quarter reforecasts for capital expenditures of the Company and the Company Subsidiaries after giving effect to the amount of capital expenditures made in the most recent calendar month or quarter, as applicable. Notwithstanding anything set forth in Section 5.01(f) to the contrary, the prior written consent of Parent or Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required with respect to (i) any deferral or acceleration of capital expenditures that, individually or in the aggregate, would reasonably be expected to result in the capital expenditures in any particular calendar quarter to be greater than 110% percent, or less than 90%, of the amount designated for such calendar quarter in the CapEx Plan, (ii) any re-allocation of capital expenditures among two or more Company Properties set forth in the CapEx Plan that, individually or in the aggregate, would result reasonably be expected to result in the capital expenditures for any particular Company Property to be greater than 110% percent, or less than 90%, of the amount set forth opposite any such Company Property’s name in the CapEx Plan and/or (iii) any incurrence of or commitment for any capital expenditures that, individually or in the aggregate, would reasonably be expected to result in the capital expenditures of the Company and the Company Subsidiaries for calendar year 2025 exceeding the aggregate amount set forth in the CapEx Plan for calendar year 2025 by ten percent (10%) or more, taking into consideration any capital expenditures made pursuant to Section 5.01(f)(ii) (other than Section 5.01(f)(ii)(a)).

ARTICLE VI

COVENANTS OF PARENT AND BUYER

Parent and Buyer jointly and severally agree that:

Section 6.01. Director and Officer Liability.

(a) From and after the Closing, Parent and Buyer (the “Indemnifying Party”) shall, for a period of six (6) years from the Closing Date: (i) indemnify and hold harmless each person who is at the date of this Agreement, was previously, or is during any of the period from the date of this Agreement until the Closing Date, serving as a manager, director, officer, or fiduciary under benefit plans of the Company or any Company Subsidiary and acting in such capacity (each, an “Indemnified Party”) to the fullest extent permitted under the Company Organizational Documents, any applicable Indemnification Agreement and applicable Law, as now or hereafter in effect, in connection with any claim with respect to matters occurring on or before the Closing Date (in their capacity as a manager, director, officer or fiduciary) and any losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such claim but excluding any such amounts exclusively incurred by such Indemnified Party in his, her or their capacity as a holder of Shares, including, without limitation, any Tax, including any Dutch dividend withholding Tax, on any distributions to such Indemnified Party as part of the Cancellation; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, to the fullest extent permitted under the Company Organizational Documents, any applicable Indemnification Agreement and applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any such claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such expenses if it is ultimately determined under applicable Laws or any of the Company Organizational Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Closing Date, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 6.01 with respect to a claim, then the provisions for indemnification contained in this Section 6.01 with respect to such claim shall survive the sixth (6th) anniversary of the Closing Date and shall continue to apply until such time as such claim is fully and finally resolved. For a period of six (6) years following the Closing, Parent shall cause the Company and the Company Subsidiaries to honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements substantially in the form provided to Parent prior to the date hereof which are in effect as of the date hereof between the Company or any of the Company Subsidiaries and former or current director or officer of the Company that is an any Indemnified Party (the “Indemnification Agreements”).

(b) Without limiting the foregoing, each of Parent and Buyer agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the Indemnified Parties as provided in the Company Organizational Documents and the Indemnification Agreements of the Company shall survive Closing and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or modified in a manner adverse to the Indemnified Parties, for a period of six (6) years following the Closing Date; provided, that if, at any time prior to the sixth (6th) anniversary of the Closing Date, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 6.01 with respect to a claim, then the provisions for indemnification contained in this Section 6.01 with respect to such claim shall survive the sixth (6th) anniversary of the Closing Date and shall continue to apply until such time as such claim is fully and finally resolved.

(c) Prior to the Closing, the Company shall obtain and fully pay the premium for, and Parent shall maintain in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the Closing Date, a “tail” prepaid directors’ and officers’ liability insurance policy or policies (which policy or policies by their respective express terms shall survive the Closing) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability policy or policies for the benefit of the Indemnified Parties with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Closing. Notwithstanding the foregoing, in no event shall the Company expend, in the aggregate, an amount in excess of 250% of the annual premium paid by the Company for the existing directors’ and officers’ liability insurance policy of the Company for the 2024 fiscal year (the “Premium Cap”), and if the Company is unable to obtain the insurance called for by this Section 6.01(c) for an amount equal to or less than the Premium Cap, then the Company shall instead obtain, or cause to be obtained (and Parent shall only be required to maintain), a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap.

(d) If any of Parent or Buyer or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.01.

(e) The provisions of this Section 6.01 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.01 (who are intended to be third party beneficiaries of this Section 6.01), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Company and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including any such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.01 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Party and other Person referred to in this Section 6.01 is entitled, whether pursuant to applicable Law, Contract (including the Indemnification Agreements), the Company Organizational Documents or otherwise.

Section 6.02. Employee Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing, Parent shall, and shall cause each Parent Affiliate, as applicable, to, provide each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Closing and who remains employed by Parent or any Parent Affiliate (including, following the Closing, the Company) as of immediately following the Closing (each, a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual incentive opportunity (which may be in the form of cash and/or equity incentives as determined by Parent in its sole discretion) that is not less than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing and (iii) health, welfare and retirement benefits (excluding for clarity all defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control or similar plans, policies or agreements) that are no less favorable, in the aggregate, than either those provided to (a) such Continuing Employee by the Company or one of the Company Subsidiaries immediately prior to the Closing or (b) similarly situated employees of Parent, as determined by Parent in its sole discretion. For the avoidance of doubt, nothing in this Agreement shall require Parent or any Parent Affiliates to employ any Person after the Closing for any period of time, nor shall it alter the at-will employment status of any Continuing Employee.

(b) From and after the Closing, Parent shall, and shall cause each Parent Affiliate, as applicable, to honor, in accordance with their terms (for clarity, subject to modification and/or termination in accordance with their applicable terms), all Company Plans providing for severance or separation pay, employment terms, incentive, change in control or similar benefits, in any case, applicable to Continuing Employees to the extent in effect immediately prior to the Closing (disregarding for clarity any such Company Plans established, modified or entered into in violation of Section 5.01 of this Agreement).

(c) Parent shall, and shall cause the Parent Affiliates to, provide credit for each Continuing Employee’s length of service with the Company and the Company Subsidiaries (as well as service with any predecessor employer of the Company or any Company Subsidiary) for purposes of eligibility, vesting and benefit level under any employee vacation, severance or paid time off benefit plan, program, policy, agreement or arrangement, or any retirement or savings plan (excluding for clarity benefit accrual under any defined benefit pension or similar arrangement), maintained by Parent and the Parent Affiliates in which such Continuing Employee is eligible to participate following the Closing (each a “Parent Employee Program”) to the same extent that such service was recognized under a corresponding Company Plan, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Plan.

(d) Parent shall, and shall cause the Parent Affiliates to, use commercially reasonably efforts to cause each Parent Employee Program in which any Continuing Employee participates that provides health or welfare benefits (if applicable) to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Employee Program providing medical, dental, hospital, pharmaceutical or vision benefits, other than limitations applicable under the corresponding Company Plan or to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Plan and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments prior to the Closing under a corresponding Parent Employee Program, in each case, during the calendar year in which the Closing occurs.

(e) Effective no later than the day immediately prior to the Closing Date, the Company shall (or shall cause the applicable Company Subsidiary to) take all actions necessary to terminate any and all Company Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code. Parent shall be entitled to advance review and approval all documentation effectuating the foregoing, which review and approval shall not be unreasonably delayed or withheld.

(f) Buyer shall be solely responsible for compliance with the WARN Act (including any liabilities associated with the WARN Act) resulting from Buyer’s actions with respect to the termination of any Continuing Employees on or after the Closing Date; provided that the Company shall be required to provide a list no later than three (3) days before Closing indicating all employees of the Company or any Company Subsidiary who are or shall be terminated in the ninety (90) day period prior to Closing by employment site and termination date.

(g) During the Pre-Closing Period, the Parties shall, and agree to cause their applicable Affiliates to, cooperate with each other in good faith to accomplish the matters addressed by this Section 6.02.

(h) Nothing in this Agreement shall or shall be construed so as to (i) confer any rights upon any Person, including any Continuing Employee or any current or former Company Service Provider (or any dependent or beneficiary thereof), other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee, any current or former Company Service Provider or any other Person to any continued employment or service with or for, or to receive any compensation or benefits from, the Company, the Company Subsidiaries, Parent or the Parent Affiliates, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any Company Plan or any Parent Employee Program or other employee benefit plan or program, or (iv) alter or limit the ability of the Company, the Company Subsidiaries, Parent or the Parent Affiliates to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, consistent with the terms of such plan, program, policy, agreement or arrangement.

Section 6.03. Buyer Shares. Until the earlier of the Closing and the valid termination of this Agreement pursuant to Section 8.01, Parent and Buyer agree that Parent, Buyer and each of Parent’s other Affiliates shall, and Parent shall and shall cause Buyer and each of Parent’s other Affiliates to, (a) not “Transfer” (as such term is defined in the Tender and Support Agreements) the Shares beneficially owned by such Person (except to another Affiliate of Parent, so long as such Affiliate agrees to be bound in writing duly executed by such Affiliate and delivered to the Company to a covenant identical to this Section 6.03), and (b) cause the Shares beneficially owned by such Person to be present for quorum purposes at the EGM (and, if applicable, any Subsequent EGM) and vote for the adoption of each resolution (and proposal in respect thereof) described in or contemplated by Sections 2.04(a)(ii)-(vi) and any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the request of Parent or Buyer.

ARTICLE VII

COVENANTS OF THE PARTIES

The Parties agree that:

Section 7.01. Regulatory Approvals; Efforts.

(a) During the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof and subject to Section 7.01(f). Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals, subject to Section 7.01(f) and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties shall cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make all required filings with respect to the Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico and any other applicable Antitrust Laws promptly (and consistent with market practice) (the “Required Approvals”) within fifteen (15) Business Days of the date of this Agreement, and (B) to respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Authority in connection with antitrust or related matters.

(b) The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Parties in advance, any material written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, that each Party may limit disclosure of commercially sensitive portions of such materials to the outside legal counsel and consultants of the other Parties or may be redacted as necessary to address reasonable privilege concerns.

(c) Without limiting the generality of the foregoing, each Party shall give the other Parties prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any such request, inquiry, or Action, (ii) promptly inform the other Parties of any communication (excluding non-material communications) to or from any Governmental Authority, in connection with any such request, inquiry or Action (and, if in writing, furnish the other Parties with a copy of such communication), (iii) give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any Governmental Authority in connection with any such request, inquiry or Action and (iv) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with (including providing reasonable opportunity for the other Parties to comment upon) any material analysis, presentation, memorandum, brief or proposal to be made or submitted to any such Governmental Authority.

(d) The Company, Parent and Buyer shall promptly furnish to each other all information required or requested to be included in any application, filing or submission to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. The Parties shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to Parent, Buyer or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and shall consider in good faith comments proposed by Buyer or the Company, as the case may be; provided, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information (i) that is commercially sensitive or (ii) the provision of which would infringe Antitrust Laws, such information may be provided solely to those individuals acting as outside legal counsel for the other Parties; provided further, that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement in customary form with outside legal counsel for the providing Party, if requested.

(e) Each Party further agrees to cooperate with the others in order to resolve any investigation or other inquiry concerning the Transactions initiated by any Governmental Authority. Each Party shall promptly notify the others of any material written notice or other communication received by such Party from any Governmental Authority in connection with the Transactions and, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the Transactions shall include the Representatives of the Company, on the one hand, and Parent and Buyer, on the other hand.

(f) Notwithstanding anything in this Agreement to the contrary, none of Parent, Buyer or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Company Subsidiary to, without the prior written consent of Parent, (i) agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Parent’s, Buyer’s or any of their respective Subsidiaries’ or the Company’s or any of the Company Subsidiaries’ ability to own or operate any assets, properties, businesses or product lines of Parent, Buyer or their respective Subsidiaries (including, for the avoidance of doubt, any equity or other interests of the Company or the Company Subsidiaries) or any assets, properties, businesses or product lines of the Company or any of the Company Subsidiaries, (ii) agree to other structural, behavioral or conduct relief with respect to the behavior of Parent, Buyer or the Company and any of their Subsidiaries or (iii) otherwise take any action, which, in the case of each of clauses (i) through (iii), would or would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), Parent and its Subsidiaries (taken as a whole) or the Company, Parent and their respective Subsidiaries (taken as a whole).

(g) During the Pre-Closing Period, Parent and Buyer, on the one hand, and the Company, on the other hand, shall refrain from, and cause each of their respective Subsidiaries to refrain from, acquiring or agreeing to acquire or invest in any assets or businesses which transaction would independently require consent, approval or authorization of Ley Federal de Competencia Económica – Economic Competition Federal Law of Mexico and which would reasonably be expected to prevent, materially delay or materially impede receipt of any Required Approval.

Section 7.02. Certain Filings. The Parties shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents in accordance with Section 2.01 and Section 2.02, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are reasonably required to be obtained from parties to any Contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Further Assurances. If, at any time before or after the Acceptance Time, the Company or Buyer reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall, and Buyer shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.04. Public Announcements. Parent and Buyer, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the rules and regulations of or listing requirements of the NYSE, NASDAQ or the SEC, in which event Parent and Buyer, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent and Buyer or the Company, as applicable, to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, that (a) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or public announcements made by Parent, Buyer and/or the Company in compliance with this Section 7.04 and (b) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made by Parent, Buyer and/or the Company in compliance with this Section 7.04.

Section 7.05. Notices of Certain Events; Certain Coordination.

(a) The Company shall give prompt notice to Parent and Buyer, and Parent and Buyer shall give prompt notice to the Company, of any material written notice or other material communication received by such Party from any Governmental Authority during the Pre-Closing Period in connection with this Agreement and the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and the Transactions.

(b) Each of the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt notice to the other Party or Parties, as applicable, of (i) any Action commenced or, to such Party’s knowledge, threatened in writing, against the Company or any of its Affiliates or Parent or any of its Affiliates, that purports to prevent, materially impede or materially delay the consummation of the Offer, the Back-End Transaction or any of the other Transactions or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in this Agreement or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) or paragraph (E) of Annex I or (B) in the case of Parent and Buyer, the knowledge of Parent or Buyer of any breach of, or inaccuracy in, the representations or warranties of Parent and Buyer set forth in this Agreement or failure to perform the covenants or agreements of Parent and Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

(c) Subject to applicable Law, during the Pre-Closing Period, the Company, Parent and Buyer shall cooperate with each other to develop mutually acceptable commercial strategies in connection with communications to, and ongoing discussions and negotiations with, various mutually agreed business relationships of the Company and the Company Subsidiaries, including for purposes of managing the impact of the Transactions on such business relationships, and addressing questions, requests and outreach received from such business relationships.

Section 7.06. Transaction Litigation. The Company shall promptly notify Parent and Buyer of any Action brought, or, to the Company’s Knowledge, threatened in writing, against the Company or any of its executive officers, the Company Board or any member thereof, or any Company Subsidiary relating to this Agreement or the Transactions (“Transaction Litigation”) and shall keep Parent and Buyer informed on a reasonably current basis with respect to the status thereof. Except as otherwise set forth in Section 7.01, the Company shall control any Transaction Litigation brought against the Company or any Company Subsidiary or their directors or officers relating in any way to this Agreement or the Transactions; provided, that (i) the Company shall give Parent and Buyer the right to reasonably participate in the defense and settlement of any such Transaction Litigation against the Company, its directors or its officers relating to this Agreement or the Transactions and (ii) no such settlement shall be agreed to without Parent’s prior written consent; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give prompt notice to the Company of any Action commenced against Parent or Buyer relating to or involving such Party that relates to this Agreement or the Transactions.

Section 7.07. Financing Cooperation.

(a) The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their respective officers, employees and advisors to, reasonably cooperate in connection with the arrangement of the Debt Financing; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries. Such cooperation by the Company, the Company Subsidiaries and its and their respective officers, employees and advisors shall include, at the reasonable request of Parent, using their reasonable best efforts to:

(i) (A) at reasonable times, upon reasonable advanced notice and at reasonable locations, cause appropriate members of the management team of the Company and the Company Subsidiaries to participate in a reasonable number of meetings, due diligence sessions, “roadshow” presentations and similar presentations to and with prospective lenders, investors and rating agencies and (B) cooperate with prospective lenders and investors in performing their due diligence;

(ii) (A) furnish Parent and Buyer and the Debt Financing Sources, as applicable, with the Required Financial Information and (B) periodically update any Required Financial Information provided to Parent and Buyer as may be necessary so such Required Financial Information is Compliant; provided, that the Company’s public filings with the SEC under the 1934 Act of any such financial statements shall satisfy the requirements of this clause (ii) to the extent containing the information described therein;

(iii) provide other financial and other pertinent information related to the Company and the Company Subsidiaries reasonably necessary to assist Parent or any of its Affiliates in the preparation of one or more confidential information memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency presentations, other similar documents and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates (including confirming the absence of material non-public information relating to the Company and the Company Subsidiaries or their securities contained therein);

(iv) cause the Company’s independent accountants to provide, consistent with customary practice or the requirements of Regulation S-X: (A) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Debt Financing), (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or the Debt Financing Sources and as customary for financings similar to the Debt Financing, and (C) participation in a reasonable number of accounting due diligence sessions and drafting sessions at times and at locations reasonably acceptable to the Company and its independent accounting firm;

(v) otherwise reasonably cooperate with the Debt Financing sources’ documentary due diligence and provide information in support of the completion of customary definitive financing documentation, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and the Company Subsidiaries, to the extent customarily and reasonably required to be delivered under such definitive financing documentation;

(vi) provide, at least three (3) Business Days prior to the Acceptance Time, all documentation and other information about the Company and the Company Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested by any Debt Financing source at least seven (7) Business Days prior to the anticipated Acceptance Time;

(vii) cooperate in satisfying the conditions precedent to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and the Company Subsidiaries;

(viii) deliver to Parent the audited financial statements of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2023 and unaudited financial statements relating to the Company and the Company Subsidiaries for any quarterly interim period or periods thereafter (other than the fourth fiscal quarter) promptly following the completion thereof; and

(ix) deliver, at least one (1) Business Day prior to the Acceptance Time, payoff letters with respect to any outstanding indebtedness that is not permitted hereunder to remain in place following the Acceptance Time of the Company and the Company Subsidiaries and provide for the release of related Liens and termination of security interests in respect of such indebtedness (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering payoff letters contemplated by this Agreement and UCC-3 or equivalent financing statements or termination notices).

Notwithstanding the foregoing, nothing in clause (a) above shall require the Company or any Company Subsidiary or any of their respective Affiliates or Representatives to (i) pay any commitment or other fees or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date, (ii) give any indemnities in connection with any Debt Financing or execute any agreement, certificate, document, or instrument pursuant to Section 7.07(a) with respect to any Debt Financing that is not contingent on the Closing, (iii) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any Company Subsidiary, (iv) approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties with respect to the Debt Financing or to consent to the pre-filing of UCC-1s or the grant of Liens on assets of the Company or any Company Subsidiary that would be effective prior to the Closing Date, (v) waive or amend any terms of this Agreement, (vi) prepare or deliver any projections or pro forma financial information or deliver any financial statements that is not expressly required under this Agreement or that is not readily available, prepared or able to be generated, in the ordinary course of business of the Company at the time requested by Parent, (vii) except as expressly provided in clause (iv) above, deliver any legal opinions or accountants’ cold comfort letters or reliance letters or (viii) provide cooperation that would in the good faith judgment of the Company: (A) conflict with or result in a violation of any material contract, organizational document or any Law, (B) result in the loss of attorney-client privilege or other similar legal privilege or (C) cause any of Company’s representations, warranties, covenants or other obligations in this Agreement to be breached or any condition to the obligations of Parent and Buyer to fail to be satisfied. The Company consents to the reasonable use of its and any of the Company Subsidiaries’ logos in connection with the Debt Financing in a manner usual and customary for financings of a type similar to the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.

(b) Parent and Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to this Section 7.07. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with any Debt Financing and any information utilized in connection therewith, in each case prior to the Closing, except for any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arising out of or with respect to (i) any willful misconduct, gross negligence, bad faith or fraud by any of the Company or the Company Subsidiaries or its or their respective Representatives or (ii) any material misstatement or omission in information provided hereunder by any of the foregoing persons.

(c) Each of Parent and Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to, as promptly as possible, (a) satisfy on a timely basis all conditions that are within Parent’s and Buyer’s control applicable to Parent and Buyer obtaining the Debt Financing set forth therein, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Parent and Buyer, (c) timely prepare the necessary prospectuses, offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, and (d) in the event that all conditions in the Debt Commitment Letter have been satisfied, direct the applicable Debt Financing Sources to consummate the Debt Financing at or prior to the Closing to the extent required to consummate the Transaction. Parent and Buyer shall give Company prompt notice of (i) any breach of obligations under the Debt Commitment Letter by any party to the Debt Commitment Letter of which Parent or Buyer becomes aware, (ii) if Parent or Buyer becomes aware that the Debt Financing contemplated by the Debt Commitment Letter may not be available to consummate the Transaction and (iii) receipt by Parent of written notice or other written communication of any termination of the Debt Commitment Letter. To the extent reasonably requested by the Company from time to time, Parent and Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing or Alternative Financing and provide to Company executed copies of the material definitive documents related to the Debt Financing or Alternative Financing. If any portion of the Debt Financing required to consummate the Transaction becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use reasonable best efforts to obtain alternative financing, including from alternative sources, on Commercially Reasonable Terms (“Alternative Financing”) in an amount sufficient to consummate the Transaction as promptly as practicable following the occurrence of such event and the provisions of this Section 7.07 shall be applicable to the Alternative Financing. Parent shall (A) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), (B) enforce in all material respects their rights under each Debt Document and (C) not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter without the prior written consent of the Company if such amendment or modification (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required to consummate the Transaction (together with other reasonably available financial resources of Parent and Buyer), (2) imposes new or additional conditions in each case which would reasonably be expected to prevent, delay or impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date or (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter; provided that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Commitment Letter solely (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a lender) or (ii) to implement or exercise any “flex” provisions provided in the fee letter as in effect as of the date hereof. “Commercially Reasonable Terms” means, in the good faith determination of Parent, debt financing terms available in the market from major international financing institutions to borrowers or issuers with credit ratings comparable to Parent (determined giving pro forma effect to the Transaction) for financing comparable to the type of financing contemplated by the Debt Commitment Letter at the time the Alternative Financing is sought.

(d) Parent and Buyer acknowledge and agree that the obtaining of any Debt financing is not a condition to the Closing, and compliance by Parent and Buyer with this Section 7.07 shall not relieve Parent and Buyer of their obligation to consummate the Transaction, whether or not the Debt Financing or the Alternative Financing is available. For the avoidance of doubt, if any Debt Financing has not been obtained, Parent and Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 8.01, and subject to the fulfillment or waiver of the Offer Conditions set forth in Annex I, to complete the Offer and consummate the Transactions.

(e) All non-public or otherwise confidential information regarding the Company obtained by Parent or Buyer pursuant to this Section 7.07 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Buyer shall be permitted to disclose such information (a) to rating agencies, the lenders and potential lenders, underwriters and potential underwriters, participants, prospective participants, hedging counterparties or prospective hedging counterparties in accordance with the terms of the Debt Commitment Letter on a confidential basis, subject only to customary exceptions in no event more extensive than those set forth in the confidentiality provisions of the Debt Commitment Letter or customary engagement letter relating to the Transactions as in effect as of the date hereof (including, without limitation, as agreed in any confidential information memorandum or other marketing materials, which may be by “clickthrough” agreement or other affirmative action on the part of the recipient to access such information) in accordance with standard syndication processes or customary market standards for dissemination of such type of information and (b) in any prospectus or offering memorandum, provided, in the case of this clause (b) that (i) Parent or Buyer provides to the Company a draft of such prospectus or offering memorandum reasonably in advance of the distribution thereof, (ii) confidential information of the type included in such draft prospectus or offering memorandum is customarily disclosed in prospectuses or offering memoranda for offerings of debt securities to that being arranged by Parent and Buyer and (iii) to the extent the Company determines that it is necessary or desirable for the Company to file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, that contains material non-public information with respect to the Company contained in any such prospectus or offering memorandum, Parent and Buyer shall give the Company an opportunity to file such Current Report on Form 8-K before Parent and Buyer distributes such prospectus or offering memorandum.

Section 7.08. Tax Matters.

(a) As soon as reasonably possible after the date of this Agreement, the Company shall prepare and file a request with the Dutch Tax Authority (the “DWHT Request”) to seek advance Tax clearance on the amount of recognized paid-up share capital and share premium per share (fiscaal erkend kapitaal) for Dutch dividend withholding Tax purposes pursuant to Article 13 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). The Company shall submit a draft of the DWHT Request to Buyer for review and shall consider such amendments as reasonably and timely proposed by Buyer in good faith. The Company and the Buyer, where applicable, shall also reasonably cooperate in evaluating, and if applicable, obtaining advance Tax clearance on other Tax aspects of the Transactions.

(b) At the written direction of Buyer, the Company shall cause New Merger Sub to timely make an election on IRS Form 8832 to be classified as an entity disregarded as separate from New TopCo for U.S. federal income Tax purposes, effective as of the date of incorporation of New Merger Sub.

(c) For U.S. income Tax purposes, Parent, Buyer and the Company intend to treat (i) the Triangular Merger as a reorganization of the Company and New Merger Sub pursuant to Section 368(a)(1)(F) in which (x) the Company is the “transferor corporation” and New Merger Sub is the “resulting corporation” (each within the meaning of Treasury Regulations Section 1.368-2(m)) (the “Intended Tax Treatment”) and (y) this Agreement is adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and (ii) the Cancellation as a distribution in exchange for the New TopCo A Shares pursuant to Section 302(a) of the Code. The Company shall not, and shall not permit the Company Subsidiaries to, take any action inconsistent with the terms of this Agreement which, to the Company’s Knowledge of U.S. federal income tax Law, is reasonably expected to prevent the Triangular Merger from qualifying for the Intended Tax Treatment. If, prior to the execution of the Triangular Merger Deed, Parent, Buyer or the Company becomes aware of any fact or circumstance that is reasonably expected to prevent the Triangular Merger from qualifying for the Intended Tax Treatment, they shall notify the other Parties, and Parent, Buyer, the Company and the Company Subsidiaries shall work together in good faith to take remedial actions consistent with the terms of this Agreement as may be reasonably requested by Buyer in writing in connection therewith; provided that none of Parent, Buyer or Company shall, or shall be required to, take any actions that are reasonably expected to materially impede or delay the Closing or the timely satisfaction of any of the Offer Conditions.

(d) Buyer and the Company acknowledge and agree that Buyer may (but is not obligated to) make an election under Section 338(g) of the Code with respect to the Transactions to the extent so permitted under the Code.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on October 9, 2025 (as such date may be extended pursuant to the mutual written consent of the Company and

Parent, the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii) if the Offer Condition set forth in paragraph (B) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final, permanent and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 7.01;

(iii) if the Offer shall have expired in accordance with its terms without all of the Offer Conditions having been satisfied and shall have not been extended by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party if such Party is in breach of, or has breached, this Agreement where such breach proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Parent if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement; or

(c) by Parent:

(i) if, prior to the purchase of any Shares pursuant to the Offer, the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement (other than a Willful Breach of the obligations contained in Section 5.02, as to which Section 8.01(c)(ii) shall apply), which breach or failure to perform, individually or in the aggregate, (A) would result in any Offer Condition not being satisfied and (B) such breach or failure to perform by its nature cannot be cured or has not been cured by the Company by the earlier of (1) the second (2nd) Business Day immediately prior to the End Date and (2) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement;

(ii) following (A) an Adverse Recommendation Change or (B) a Willful Breach of any of the Company’s obligations under Section 5.02;

(iii) if the EGM has been held and been concluded and (A) the Governance Resolutions have not been adopted or (B) the Back-End Transaction Resolutions have not been adopted, in each case at such EGM (or any adjournment or postponement thereof) at which a vote on such approval was taken; provided that, Parent shall not be entitled to terminate the Agreement pursuant to this Section 8.01(c)(iii) if a Subsequent EGM has been held and been concluded at which the Governance Resolutions and the Back-End Transaction Resolutions (or whichever of the Governance Resolutions and the Back-End

Transaction Resolutions was not approved at the EGM) have been adopted; or

(d) by the Company:

(i) in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.02(e); provided, that (A) substantially concurrently with such termination, the Company pays the Company Termination Compensation pursuant to Section 8.03(b)(i) and (B) the Company shall not have breached any of its obligations under Section 5.02 in any material respect with respect to such Superior Proposal;

(ii) if Parent or Buyer breaches any of their representations or warranties, or fails to perform any of their covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by Parent or Buyer, as applicable, by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement; or

(iii) if (A) the Acceptance Time has occurred, (B) Parent and Buyer have failed to pay or cause to be paid (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (and excluding any Shares that may have been tendered as of such time pursuant to the Subsequent Offering Period) to the extent required by Section 2.01(b), (C) the Company delivers written notice to Parent demanding that Parent or Buyer make (or cause to be made) such payment and (D) Parent or Buyer fail to make (or cause to be made) such payment within three (3) Business Days of receiving such notice.

Section 8.02. Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article VIII, notice thereof shall be given to the other Party or Parties, as applicable, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no effect, without any liability on the part of any Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided, that, subject in all respects to this Section 8.02 and Section 9.12 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 7.04, Section 7.07(b), this Section 8.02, Section 8.03 and Article IX (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof, and (b) nothing herein shall relieve any Party of any liability for damages resulting from fraud in the event another Party is finally determined by a court of competent jurisdiction to have committed fraud against such Party, or Willful Breach prior to such valid termination, subject only to Section 8.03(c) (including, with respect to the Company, damage to the Company’s shareholders resulting from the failure of the Closing to occur as a result of such fraud or Willful Breach of Parent or Buyer). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.03. Expenses; Termination Compensation.

(a) Except as set forth in this Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs and expenses, whether or not the Transactions are consummated.

(b) Company Termination Compensation. The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Compensation:

(i) if this Agreement is validly terminated by the Company pursuant to Section 8.01(d)(i), in which case payment shall be made substantially concurrently with such termination;

(ii) if this Agreement is validly terminated by Parent pursuant to Section 8.01(c)(ii), in which case payment shall be made within five (5) Business Days following such termination; or

(iii) if (A) an Alternative Acquisition Proposal shall have been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) this Agreement is thereafter validly terminated (1) by the Company or Parent pursuant to Section 8.01(b)(i) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by the proviso set forth in Section 8.01(b)(i)), (2) by the Company or Parent pursuant to Section 8.01(b)(iii) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by either proviso in Section 8.01(b)(iii)) and the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, that the Offer Conditions set forth in paragraphs (B) and (I) of Annex I have been satisfied as of such date) or (3) by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Alternative Acquisition Proposal” or any such transaction is consummated, in each case, whether or not involving the same Alternative Acquisition Proposal or the Person making the Alternative Acquisition Proposal referred to in clause (A), in which case payment shall be made to Parent concurrently with the date on which such transaction is consummated. For purposes of the foregoing clause (C), references in the definition of the term “Alternative Acquisition Proposal” to the figure “twenty percent (20%)” shall be deemed to be replaced by “fifty percent (50%).”

(c) In the event that this Agreement is terminated pursuant to (i) Section 8.01(b)(i) or 8.01(b)(iii) (in each case, in the event that the Minimum Condition and/or the condition set forth in paragraph (G) of Annex I has not been satisfied at the time of such termination) or (ii) Section 8.01(c)(iii), the Company shall pay, or cause to be paid, to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of Parent or Buyer up to $8,000,000 in connection with the transactions contemplated by this Agreement, with such payment being made by wire transfer of immediately available funds within five (5) Business Days of such termination (such payment, the “Expense Reimbursement”).

(d) The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.03(b) or Section 8.03(c) and, in order to obtain such payment, Parent commences an Action that results in an Order in its favor for such payment, the Company shall pay to Parent its reasonable and documented costs and expenses in connection with such Action, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. In the event this Agreement is terminated and Parent is entitled to receive the Company Termination Compensation pursuant to Section 8.03(b), the Company Termination Compensation shall, subject to Section 9.12 and except with respect to claims for fraud as finally determined by a court of competent jurisdiction, solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article III, and Willful Breach, be the sole and exclusive remedy of Parent and its Affiliates against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions; provided that, for the avoidance of doubt, the foregoing shall have no effect on any rights or claims that Parent, Buyer or their Affiliates may have against any such persons pursuant to the Tender and Support Agreements, to the extent provided therein, following the valid termination of this Agreement. Upon such payment of the Company Termination Compensation by the Company, neither the Company nor any of its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability relating to or arising out of this Agreement or the Transactions, except with respect to fraud as finally determined by a court of competent jurisdiction, solely as it relates to the representations and warranties expressly made in Article III or Willful Breach. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Compensation on more than one occasion.

(e) The Company Termination Compensation shall be exclusive of any value added tax, if applicable. Buyer, Parent and the Company shall take the position that the Company Termination Compensation is (i) not treated as a supply of goods or a supply of services under the Law governing value added tax of any applicable European Union member state or (ii) otherwise exempt from value added tax. Each Party shall act in a manner consistent with the foregoing (including filing Tax Returns consistent therewith) and shall contest any contrary position in a Tax audit or similar proceeding.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given (a) by hand, (b) by overnight courier service, (c) by certified or registered mail, return receipt requested or (d) by email (which shall also be sent the subsequent Business Day via overnight courier service):

if to Parent or Buyer:

Hyatt Hotels Corporation 150 North Riverside Plaza 8th Floor
Chicago, IL 60606
Attention: General Counsel
Email: [***] with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:	Jonathan Solomon
Emily Stegich
Email:	jonathan.solomon@lw.com
emily.stegich@lw.com

Loyens & Loeff N.V. Parnassusweg 300 1081 LC Amsterdam, the Netherlands
Attention:	Michel van Agt
Email:	michel.van.agt@loyensloeff.com

if to the Company:

Playa Hotels & Resorts N.V. 1560 Sawgrass Corporate Parkway, Suite 140
Ft. Lauderdale, Florida 33323
Attention: Tracy M.J. Colden, General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP 555 13th St. NW
Washington, DC 20004
Attention:	Michael E. McTiernan
Paul D. Manca
Katherine Keeley
Email:	michael.mctiernan@hoganlovells.com paul.manca@hoganlovells.com
katherine.keeley@hoganlovells.com

NautaDutilh N.V.
Beethovenstraat 400
1082 PR Amsterdam, the Netherlands
Attention:	Paul C.S. van der Bijl
Email:	paul.vanderbijl@nautadutilh.com

or to such other address or email address and with such other copies, as a Party may hereafter specify for such purpose by notice in writing to the other Parties. Each such notice, request or other communication shall be effective (A) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (1) delivered personally, (2) sent by overnight courier, or (3) sent by email transmission (provided that, in the case of email transmission, (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) no automatic reply notice of delivery failure is received by the sender), and (B) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 9.01.

Section 9.02. Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement, and any covenants and agreements that by their terms contemplate performance prior to the Acceptance Time, shall, in each case, not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time shall survive the Acceptance Time in accordance with their terms.

Section 9.03. Amendments and Waivers.

(a) This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Buyer, Parent and the Company.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereunder.

Section 9.04. Rules of Construction. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Parent and Buyer, on the one hand, or the Company, on the other hand; provided that Parent and Buyer may, without consent of the Company but with prior written notice to the Company, assign any of its rights or obligations hereunder to another wholly-owned Subsidiary of Parent prior to the mailing of the EGM Materials (provided that no such assignment shall relieve Parent or Buyer of its obligations hereunder, or otherwise materially impede or delay the Closing or the timely satisfaction of any of the Offer Conditions). Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.06. Governing Law. This Agreement and all and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware

(without regard to the conflicts of law provisions thereof that would require the application of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

Section 9.07. Jurisdiction; Forum. Each Party (a) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such.

Section 9.08. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08. A COPY OF THIS SECTION 9.08 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

Section 9.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes, Schedules and Exhibits hereto, the Disclosure Schedules and the Confidentiality Agreement, and the other documents delivered in connection with this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to, and shall not, confer upon any Person other than the Parties any rights or remedies; provided, that (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and representatives and (b) the provisions of Section 2.04(a)(iii) and Section 2.05(e) are intended to be for the benefit of, and shall be enforceable by, the Company directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 2.05 and all members of the Company Board resigning at the Acceptance Time.

Section 9.11. Severability. Any provision of this Agreement that is deemed or determined to be invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.12. Specific Performance. The Parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, each other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, Parent or Buyer. The Parties hereby irrevocably waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.13. Debt Financing Sources.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Company on behalf of itself and its controlled Affiliates (each, a “Company Related Party” and collectively, the “Company Related Parties”) agrees that it shall not bring or support any Action (whether based in contract, tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions or the consummation or performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The Company further agrees that all of the provisions set forth in Section 9.08 shall apply to any Action referenced in this Section 9.13(a). Notwithstanding anything to the contrary contained in this Agreement, the Company Related Parties agree that service of process upon any Company Related Party in any claim, action, suit, investigation or other proceeding of any kind of description shall be effective if notice is given in accordance with Section 9.01.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company on behalf of itself and the Company Related Parties, agrees that all Actions (whether based in contract, tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or the performance thereof, shall be governed by and construed in accordance with the Laws of the State of New York; provided, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the Transactions, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company on behalf of itself and the Company Related Parties, agrees that neither it nor any of its Representatives (for the avoidance of doubt, which shall not include Parent and its Affiliates) shall have any rights or claims against any Debt Financing Source in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or any alternate financing in connection therewith. In addition, no Debt Financing Source shall have any liability or obligation to the Company Related Parties (for the avoidance of doubt, which shall not include Parent and its Affiliates) or representatives in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing set forth in this Section 9.13 shall modify or alter the rights of Parent or Buyer under any commitment letter, engagement letter or definitive financing document in connection with the Transactions or between or among Parent or Buyer or their respective Subsidiaries, on the one hand, and any Debt Financing Source, on the other hand, entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.

(d) In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent and the Company are acting in their corporate or similar capacities and are not assuming personal liability in connection therewith.

(e) Notwithstanding anything to the contrary herein, (i) the Debt Financing Sources shall be express third party beneficiaries of this Section 9.13, which shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions thereof and (ii) this Section 9.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 9.13 or the definition of “Debt Financing Sources”) may not be amended, supplement, waived or otherwise modified in any material respect in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HYATT HOTELS CORPORATION

By:	/s/ Margaret C. Egan
Name: Margaret C. Egan
Title: EVP, General Counsel and Secretary

[Signature Page to Purchase Agreement]

HI HOLDINGS PLAYA B.V.

By:	/s/ Peter Sears
Name: Peter Sears
Title: Managing Director A

By:	/s/ Paulus Cornelis Gerhardus van Duuren
Name: Paulus Cornelis Gerhardus van Duuren
Title: Managing Director B

[Signature Page to Purchase Agreement]

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Bruce D. Wardinski
Name: Bruce D. Wardinski
Title: Chairman and Chief Executive Officer

[Signature Page to Purchase Agreement]

Annex I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Parent’s and Buyer’s right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, neither Parent nor Buyer shall be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A.

there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding for the avoidance of doubt, any Shares held by the Company in treasury, immediately prior to the Expiration Time (the “Minimum Condition”); provided, that if the Minimum Condition is then-unsatisfied, but all other Offer Conditions are then-satisfied or waived (other than any Offer Condition set forth in paragraph (F), (G) or (H) of this Annex I, which does not need to be then-satisfied or waived in order for this proviso to be triggered), and Buyer has extended the Offer on three (3) (or more) occasions in consecutive periods of ten (10) Business Days each in accordance with Section 2.01(e)(ii) of the Agreement, Buyer may in its sole discretion, by written notice to the Company, amend the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition shall for all purposes be deemed to be a reference to “seventy-five percent (75%)”;

B.

no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Back-End Transaction (or any component thereof, being the Triangular Merger, the Loan or the Cancellation) or the other Transactions or that imposes a condition or requires a remedy that Buyer is not required to accept or agree to after giving effect to Section 2.04 or Section 7.01 of the Agreement;

C.

the representations and warranties of the Company contained in (i) Section 3.09(c) of this Agreement shall be true and correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) Section 3.02 (other than in respect of Ancillary Agreements) and the first two sentences of Section 3.05(a) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (iii) Section 3.01(a), Section 3.02 (solely in respect of Ancillary Agreements), Section 3.05 (other than the first two sentences of Section 3.05(a) and Section 3.05(c)), Section 3.06, Section 3.20 and Section 3.21 shall be true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time and (iv) each other section of Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time except (x), in each case, those representations and warranties that by their express terms are made as of a specific earlier date shall be required to be true and correct only as of such earlier date; and (y) in the case of this clause (iv), where the failure of such representations and warranties to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

D.

the Company shall have performed and complied with, in all material respects, those covenants and obligations under this Agreement that are required to be performed by it at or prior to the Expiration Time;

E.	since the date of the Agreement, there shall not have occurred any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

F.	the resignations or dismissal, by a General Meeting, of the members of the Company Board as contemplated by Section 2.05(a) of the Agreement, shall have been obtained;

G.

the Governance Resolutions and the Back-End Transaction Resolutions shall have been adopted at the EGM or a Subsequent EGM, and in each case, shall not have been revoked, modified or amended in any way at any General Meeting held after the date of the EGM or the relevant Subsequent EGM, as applicable;

H.

the Company shall have delivered to Buyer a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (C), (D) and (E) have been satisfied;

I.	the Required Approvals shall have been received and be in full force and effect or their relevant waiting periods (and any extension thereof) shall have expired or been terminated; and

J.	the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable Law, by Parent or Buyer in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent or Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Purchase Agreement, dated as of February 9, 2025, by and among Hyatt Hotels Corporation, HI Holdings Playa B.V. and Playa Hotels & Resorts N.V.

Annex B

February 9, 2025

Board of Directors

Playa Hotels & Resorts N.V.

Keizersgracht 555

1017 DR Amsterdam, the Netherlands

Members of the Board of Directors:

We understand that Playa Hotels & Resorts N.V. (the “Company”) proposes to enter into a Purchase Agreement (the “Agreement”), by and among Hyatt Hotels Corporation (“Parent”), HI Holdings Playa B.V., a wholly-owned subsidiary of Parent (“Buyer”), and the Company pursuant to which, among other matters, (i) Buyer will agree to make a tender offer (the “Offer”) to purchase all issued and outstanding ordinary shares in the capital of the Company, with a par value of €0.10 each (the “Company Ordinary Shares”), in exchange for U.S. $13.50 per Company Ordinary Share, in cash, without interest (the “Offer Consideration”) and (ii) Buyer has agreed to provide a subsequent offering period with respect to such tender offer (the “Subsequent Offering Period”). In addition, the Agreement (together with the Exhibits thereto, collectively the “Exhibits”) provides that, as promptly as practicable following the expiration of the Subsequent Offering Period, the parties to the Agreement will effectuate a series of transactions defined collectively in the Agreement as the Back-End Transaction, pursuant to which Buyer (together with Parent and its affiliates, as relevant) shall be required to effectuate, or cause to be effectuated, and the Company and its subsidiaries shall effectuate, if permissible under applicable law, a sequence of acts including (i) the entering by the Company into a Dutch statutory merger, pursuant to which the Company will merge with and into a newly incorporated wholly-owned indirect subsidiary of the Company (“New Merger Sub”) and pursuant to which a newly incorporated wholly-owned subsidiary of the Company (“New TopCo”) will allot class A shares in the capital of New TopCo (“New TopCo A Shares”) to the former Company shareholders in a 1:1 ratio (the “Paradise Merger”), (ii) after the moment when the Paradise Merger becomes effective, Buyer shall grant a loan to New TopCo for an amount in cash equal to the product of (A) the number of New TopCo A Shares that will be issued and outstanding as at the Cancellation Effective Time (as defined below) and (B) the Offer Consideration (the “Loan”) and (iii) subject to the Loan having been made, and cash under such Loan having been made available by Buyer to New TopCo, the subsequent cancellation of all then-issued and outstanding New TopCo A Shares pursuant to which holders of New TopCo A Shares will receive in respect of each New TopCo A Share aggregate cash consideration equal to the Offer Consideration (subject to withholding taxes) (such cancellation, the “Cancellation” and the date and effectiveness of the Cancellation, the “Cancellation Effective Time”), in each case on the terms and subject to the conditions set forth in the Agreement and the Exhibits (the “Back-End Transaction” and the Back-End Transaction together with the Offer, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement and the Exhibits.

You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of the Company Ordinary Shares (other than Parent and its Affiliates) of the Offer Consideration to be received by such holders in the Transaction. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2025 through 2029 that were prepared by or at the direction of and approved for our use by the management of the Company (collectively, the “Projections”);

(iv)

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v)	reviewed the historical market prices and trading activity for the Company Ordinary Shares;

(vi)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

(vii)	reviewed drafts, dated February 8, 2025, of the Agreement and Exhibits A, B-1 and B-2 thereto; and

(viii)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or any of its subsidiaries under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement and each of the Exhibits will not differ in any material respects from the drafts reviewed by us and that the consummation of the Transaction (including the completion of Back-End Transaction), will be effected in accordance with the terms and conditions of the Agreement and such Exhibits, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material effect on our analysis or this opinion. We have also assumed that the representations and warranties made by the Company, Parent and Buyer in the Agreement, the Exhibits and the related agreements are and will be true and correct in all respects material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of the Company Ordinary Shares (other than Parent and its affiliates) of the Offer Consideration to be received by such holders in the Transaction, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, the Exhibits or any other agreement or understanding entered into or to be entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Offer Consideration to be received by the holders of the Company Ordinary Shares or otherwise.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Company Ordinary Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.

This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Board of Directors of the Company (the “Board of Directors”), in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Company Ordinary Shares as to whether to tender such shares in the Offer or as to how any holder of the Company Ordinary Shares should vote or otherwise act with respect to the Transaction or any other matter. In this regard, we note that management of the Company has advised us that holders of Company Ordinary Shares who do not tender in the Offer will generally be subject to Dutch dividend withholding tax in connection with their receipt of Offer Consideration in the Back-End Transaction and we express no opinion with respect to such withholding tax.

This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the United States Securities and Exchange Commission and distribute to its shareholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliates have provided certain investment banking and other financial services to the Company and Parent for which we have received fees, including having advised (i) the Company in connection with a refinancing transaction and (ii) Parent in connection with the sale of its vacation rental management business, Destination Residences.

¬   ¬   ¬

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Offer Consideration to be received by the holders of Company Ordinary Shares (other than Parent and its Affiliates) in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Annex C

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2025, is entered into by and among [●] (“Shareholder”) and Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Amsterdam, the Netherlands (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Hyatt Hotels Corporation, a Delaware corporation (“Parent”), HI Holdings Playa B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Amsterdam, the Netherlands, and wholly owned subsidiary of Parent (“Buyer”), and the Company, are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, the “Purchase Agreement”), providing for, among other things, (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any (subject to the Minimum Condition) and all of the issued and outstanding ordinary shares, par value €0.10 per share, of the Company (the “Shares”) and (b) subject to the terms of the Purchase Agreement, the Back-End Transaction (as defined in the Purchase Agreement) following the Offer; and

WHEREAS, as an inducement to the Company’s, Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Section 1 or elsewhere in this Agreement shall have their meanings set forth in the Purchase Agreement.

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates, or for which such Person is the record owner, which are acquired after the date hereof and prior to the termination of this Agreement (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such shares).

“Affiliate” has the meaning set forth in the Purchase Agreement.

“beneficial ownership” (and correlative terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Equity Interests” means any Equity Securities of the Company.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates, or for which any Person is the record owner, as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the vesting, exercise or settlement of any Company Equity Awards, (b) a Transfer of Covered Shares with the Company’s prior written consent, (c) if the Shareholder is an individual, a Transfer of Covered Shares (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession, or (d) a Transfer of Covered Shares to a direct or indirect wholly owned Subsidiary of Shareholder, and, provided that, for purpose of clause (c)(i) and clause (d), prior to the effectiveness of such Transfer, such transferee executes and delivers to the Company a written agreement, in form and substance reasonably acceptable to the Company, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).

“Transfer” means, with respect to a Covered Share, the transfer, gift, pledge, hypothecation, encumbrance, granting of a usufruct, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including the tendering in any tender or exchange offer) of such Covered Share or the beneficial ownership thereof or any of the economic consequences of ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

Section 2. Tender of the Covered Shares.

(a) Shareholder hereby irrevocably (subject to Section 8) undertakes to, and agrees that it shall, tender, or cause to be tendered, all of the Covered Shares (excluding, for the avoidance of doubt, any Company Restricted Shares) into the Offer, in each case free and clear of all Liens (other than transfer restrictions of general applicability as may be provided under applicable securities Laws) (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event no later than ten (10) Business Days after such Shares are obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event of the foregoing clauses (i) or (ii) (and regardless of when Shareholder has received the Offer Documents), prior to the Expiration Time. Subject to Section 8, Shareholder agrees that it will not withdraw such Covered Shares, or cause or permit such Covered Shares to be withdrawn, from the Offer at any time.

(b) Shareholder hereby agrees that Shareholder will not, and shall cause each other holder of record on any applicable record dates not to, (x) tender any Covered Shares in connection with any Alternative Acquisition Proposal, (y) vote (or cause to be voted) any Covered Shares at any Company Shareholders Meeting or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of the following clauses (i) or (ii):

(i) for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or

(ii) for any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement, the Back-End Transaction and/or any documentation and transactions related thereto); or

(iii) propose, agree or commit to take any of the foregoing actions or publicly support, approve, endorse or recommend any of the foregoing, subject to Section 4(b).

(c) If the Offer is terminated or withdrawn by Buyer pursuant to the Purchase Agreement, or this Agreement is terminated pursuant to Section 8, in each case prior to the Closing, the Company shall instruct

Buyer and Parent to return promptly (and in any event within no more than five (5) Business Days), and to cause any depository acting on behalf of Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.

(d) Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Equity Award or require Shareholder to purchase any Shares, and Shareholder will not be deemed in breach of this Section 2 as a result of Shareholder’s failure to tender Company Restricted Shares into the Offer.

Section 3. Voting Agreement. At any General Meeting, including the EGM and, if necessary, any Subsequent EGM (and at every adjournment or postponement thereof), however called, and in any other circumstance in which the vote, consent, resolution or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (e) below (each, a “Company Shareholders Meeting”), Shareholder shall, and shall cause each other holder of record of any Covered Shares on any applicable record date to (including, if applicable, by delivering to the Company a duly executed proxy card): (i) appear at such Company Shareholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the relevant record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) timely vote (or cause to be voted), by proxy or in person, all Covered Shares as of the relevant record date and entitled to be voted:

(a) for the adoption of each resolution (and proposal in respect thereof) described in or contemplated by Section 2.04(a)(ii)-(vi) of the Purchase Agreement;

(b) against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(c) against any Alternative Acquisition Agreement (or any transactions contemplated thereby), or any merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than any Requested Transaction or as contemplated by the Purchase Agreement or any Ancillary Agreement, including the Back-End Transaction documentation and transactions);

(d) against any proposal, action or agreement that would, or would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled, (iii) result in a material breach of any covenant, representation, warranty or any other obligation or agreement contained in the Purchase Agreement or (iv) prevent or materially delay, frustrate or impede the implementation or consummation of the Offer, the Back-End Transaction, or any of the documentation or transactions included in, contemplated by, or in furtherance of any of the foregoing; and

(e) to approve any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the request of Parent or Buyer and related to any of the Transactions; provided, however, that with respect to such other matter (i) the Company Board has recommended that the shareholders of the Company vote to approve such matter at the EGM or such Subsequent EGM (and such recommendation has been supported in writing by Parent) and (ii) nothing in this Agreement shall be interpreted as creating an independent obligation of the Company or of any of its directors to submit any such matter for shareholder approval or to recommend that the shareholders of the Company vote to approve any such matter.

Shareholder shall not, and shall cause its controlled Affiliates not to, propose, commit or agree to take, or publicly affirmatively support, any action inconsistent with any of the foregoing clauses (a) through (e). For the avoidance of doubt, no obligation pursuant to any of the foregoing clauses (c) through (e) shall be read to affect, reduce or eliminate the obligation of Shareholder pursuant to the foregoing clauses (a) through (b).

Section 4. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated or permitted by this Agreement, Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, without the prior written consent of the Company (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to the Company a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates which is inconsistent with, or which is not bound to comply with, Shareholder’s obligations in Section 3 or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or other Equity Interests which is inconsistent with, or which is not bound to comply with, Shareholder’s obligations in Section 3. Any attempted Transfer of Covered Shares, other Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b) Non-Solicitation. The first and second sentences of Section 5.02(a) of the Purchase Agreement applicable to the Company shall apply to Shareholder mutatis mutandis hereunder; provided that, any exceptions to such obligations contained in Section 5.02(a) of the Purchase Agreement (including pursuant Section 5.02(b), Section 5.02(c) or Section 5.02(e) of the Purchase Agreement) shall not be deemed incorporated herein for purposes of the foregoing or applicable in respect of the Shareholder’s obligations under this Section 4(b), and Shareholder shall not, for the avoidance of doubt, be entitled to rely on any such exceptions for purposes of this Section 4(b) unless (i) Shareholder is a member of the Company Board or an applicable committee thereof, acting in Shareholder’s capacity thereof, and (ii) Shareholder’s actions are pursuant to and permitted by the terms of the Purchase Agreement (including pursuant Section 5.02(b), Section 5.02(c) or Section 5.02(e) of the Purchase Agreement).

Section 5. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests, this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of its controlled Affiliates.

(b) Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent or counsel) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares. Shareholder hereby authorizes and instructs the Company to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(c) Waiver of Certain Matters. To the extent applicable, Shareholder hereby waives and agrees not to exercise any rights to object to or challenge, or any right of appraisal or right to dissent in respect of, the consummation of the Offer, any Requested Transaction, the Back-End Transaction or any other Transaction.

Section 6. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to the Company as follows:

(a) Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests, in each case, set forth on Shareholder’s signature page hereto (the

“Disclosed Owned Shares”). The Disclosed Owned Shares are Owned Shares, are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates as of the date hereof, and neither Shareholder nor any of its controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder or its relevant controlled Affiliate has sole voting power and sole power of disposition, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Shareholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement or any Permitted Transfer). Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder or its relevant controlled Affiliate, or by a nominee or custodian for the benefit of Shareholder or such controlled Affiliate, free and clear of any Liens (other than Liens of general applicability as may be provided under applicable Securities Laws). Further, none of Shareholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares that would reasonably be expected to prevent or materially impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise materially impair such Shareholder’s ability to perform its obligations hereunder, except as provided hereunder.

(b) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery the Company, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the Enforceability Exceptions.

(c) No Conflict or Default. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Shareholder and its controlled Affiliates, as applicable, does not and will not constitute nor will it result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any rights or obligations under, or the creation of any Lien on any of the properties, rights or assets (including the Covered Shares) of Shareholder or its controlled Affiliates, or pursuant to any Contract to which Shareholder or its controlled Affiliates are party or otherwise bound or violate, conflict with any applicable Law or Order or require any consent or waiver of or notice to or approval of any Governmental Authority to which such Shareholder is subject, except, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Offer or the other Transactions contemplated by the Purchase Agreement.

(d) No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder or its properties or assets at law or in equity before or by any Governmental Authority that could reasonably be expected to materially impair or delay the ability of Shareholder to timely tender or cause to be tendered the Covered Shares into the Offer as contemplated by Section 2(a) or otherwise perform timely its obligations under this Agreement. Shareholder has not and will not, and will cause its controlled Affiliates not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding that (i) challenges the validity, or seeks to enjoin the operation, of any provision of this Agreement or the Purchase Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder breaches any fiduciary duty of any member of the Company Board.

Section 7. Representations and Warranties of the Company. The Company hereby represents and warrants to Shareholder that:

(a) Organization and Qualification. The Company is duly organized and validly existing in good standing (or its equivalent) under the Laws of the jurisdiction in which it is incorporated or constituted.

(b) Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company, as applicable, in accordance with its terms, subject only to the Enforceability Exceptions.

(c) No Conflict or Default. Neither the execution and delivery of this Agreement and the transactions contemplated hereby by the Company and its controlled Affiliates nor the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any provision herein will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Company is a party or by which each of the Company or any of the Company’s properties or assets may be bound, (ii) require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority on the part of the Company, except for the filing of such reports as may be required under Section 13(d) and Section 14(d) of the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (iii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to the Company or any of the Company’s properties or assets, (iv) constitute a violation by the Company of any applicable Law or regulation of any jurisdiction or (v) conflict with the Company’s articles of association or other organizational documents, if applicable, and in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) Other Tender Agreements. The Company represents and warrants that it has not entered into any agreement with another shareholder of the Company covering the matters contemplated hereby which contains terms more favorable to such shareholder than are provided to Shareholder in this Agreement.

Section 8. Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of the Company and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms and (d) the date of any modification, waiver or amendment of the Purchase Agreement, without Shareholder’s prior written consent, in a manner that (x) is material and adverse to such Shareholder with respect to the timing or certainty of Closing, (y) decreases the Offer Consideration or (z) changes the form of the Offer Consideration (for the avoidance of doubt, other than additions to or increases thereof); provided, that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination, and (ii) this Section 8 and Section 9 (excluding clause (c) thereof) shall survive any termination of this Agreement. For the avoidance of doubt, (A) with respect to any provisions of this Agreement that survive termination of this Agreement in accordance with this Section 8, any defined terms used in such provisions (including any terms defined in the Purchase Agreement, which shall have the meanings set forth therein notwithstanding any termination of the Purchase Agreement) shall continue to have the same meanings as such defined terms had prior to such termination and (B) in the event that this Agreement is terminated pursuant to this Section 8, Shareholder shall have no further obligations under, nor be restricted by, anything contained in, Section 2, Section 3 or Section 4, except to the extent any obligations thereunder survive termination hereof in accordance with clause (iii) of this Section 8.

Section 9. Miscellaneous.

(a) No Limitation. Shareholder is entering into this Agreement solely in his or her capacity as a shareholder of the Company and/or a beneficial owner of Shares, as applicable, and not in Shareholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Accordingly, nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) solely in his or her capacity as an officer of the Company or member of the Company Board, including under the Purchase Agreement or with respect to any Alternative Acquisition Proposal or Alternative Acquisition Agreement solely in his or her capacity as such an officer or director and (ii) exercising his or her fiduciary duties as an officer or director of the Company.

(b) Entire Agreement; Third-Party Beneficiaries; Reasonable Efforts. The Purchase Agreement and this Agreement, taken together with any other documents delivered in connection with this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever. Promptly following the Company’s reasonable written request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(c) No Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, that, without the consent of Shareholder, the Company may assign any or all of its rights, interests and obligations under this Agreement to Parent or Buyer. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(d) Amendments and Waivers.

(i) This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties hereto, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

(ii) No provision of this Agreement may be waived or extended except by a written instrument signed by the party hereto against whom the waiver or extension is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(e) Rules of Construction. The parties agree that the terms and language of this Agreement are the result of negotiations between such parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either such party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(f) Notice. All notices, requests and other communications hereunder shall be in writing and shall be given be given (a) by hand, (b) by overnight courier service, (c) by certified or registered mail, return receipt requested or (d) by email (which shall also be sent the subsequent Business Day via overnight courier service):

(i) if to the Company, to:

Playa Hotels & Resorts N.V. 1560 Sawgrass Corporate Parkway, Suite 140 Ft. Lauderdale, Florida 33323 Attention: Tracy M.J. Colden, General Counsel Email: [*personally identifiable information*]
with copies, which shall not constitute notice, to:	Hogan Lovells US LLP 555 13th Street, NW Washington, DC 20004 Attention: Michael E. McTiernan; Paul D. Manca; Katherine Keely Email: [*personally identifiable information*]

(ii) if to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.

Each such notice, request or other communication shall be effective (A) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (1) delivered personally, (2) sent by overnight courier, or (3) sent by email transmission (provided that, in the case of email transmission, (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) no automatic reply notice of delivery failure is received by the sender), and (B) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 9.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(h) Specific Performance and Other Remedies. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9(h) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(i) Governing Law. This Agreement and all and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the application of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s members’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

(j) Jurisdiction; Forum. Each Party (a) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(K). A COPY OF THIS SECTION 9(K) MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

(l) Interpretation. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” or “Party” when used in this Agreement means a party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly indicated. Unless the context otherwise requires, references in this Agreement to “Sections” shall be deemed references to Sections of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. The words “violate”, “violated”, “violation” and “violating” when used in this Agreement shall be deemed and construed to have the same meaning as “breach”, “breached”

or “breaching”, as the context requires, and vice versa. Except where otherwise expressly indicated, the term “or” has the inclusive meaning represented by the phrase “and/or”. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. (New York City time) to 11:59 p.m. (New York City time) on such day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to “as of the date of this Agreement”, “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” References in this Agreement to any particular Laws shall be deemed to include all amendments, restatements and modifications thereto, and all rules and regulations promulgated thereunder, whether or not specified in the definition thereof (provided that for purposes of the representations and warranties contained in this Agreement, references to any Law shall be deemed to refer to such Law as in effect on the date of this Agreement). For purposes of any references in this Agreement to notices required to be delivered by the Company, delivery shall be deemed satisfied if made by the Company in accordance with the notice requirements contained in this Section 9.

(m) Counterparts. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

(n) Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement shall be borne by the party hereto incurring such fees, costs or expenses, whether or not the transactions contemplated hereby are consummated.

(o) No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and the Company shall not exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, Buyer, and the Company, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Parent, Buyer or the Company beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Company and Shareholder have each signed this Agreement as of the date first written above.

PLAYA HOTELS & RESORTS N.V.

By:

[Signature Page to Tender and Support Agreement]

[SHAREHOLDER]

ADDRESS

DISCLOSED OWNED SHARES

PLAYA HOTELS & RESORTS N.V. KEIZERSGRACHT 555 1017 DR AMSTERDAM, THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 a.m. Central European Summer Time on April 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 a.m. Central European Summer Time on April 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 5:59 a.m. Central European Summer Time on April 16, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66754-S11861	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAYA HOTELS & RESORTS N.V.

The Board of Directors recommends you vote "FOR" each of the directors listed in proposal 1 and "FOR" proposals 2, 3 and 4.

1.	Appointment of directors:	For	Against	Abstain

	1a. Conditional appointment of Felicity Black-Roberts as executive director of the Company	☐	☐	☐

	1b. Conditional appointment of Noah Hoppe as non-executive director of the Company	☐	☐	☐

	1c. Conditional appointment of James Francque as non-executive director of the Company	☐	☐	☐

2.	Conditional granting of full and final discharge to each member of the Company’s Board of Directors for his or her acts of management or supervision, as applicable, up to and including the date of the Extraordinary General Meeting	☐	☐	☐

3.	Entering into of a triangular merger and approval of cancellation:

3a.    Conditional resolution to enter into a statutory triangular merger of the Company (as disappearing company) with and into Playa Hotels & Resorts Merger Sub B.V. (as acquiring company), with Playa Hotels & Resorts New TopCo B.V. (“New TopCo”) allotting class A shares of New TopCo to Playa’s shareholders (other than HI Holdings Playa B.V.) and class B shares of New TopCo to HI Holdings Playa B.V. in accordance with Sections 2:309 et seq. and 2:333a of the Dutch Civil Code (the “Triangular Merger”)

		☐	☐	☐

3b.   Conditional approval, to the extent required under applicable law, also within the meaning of Section 2:107a of the Dutch Civil Code, the cancellation of all outstanding class A shares of New TopCo following the effective time of the Triangular Merger

		☐	☐	☐

4.	Non-binding advisory vote to approve the compensation that will or may become payable by the Company to its named executive officers in connection with the completion of the Offer	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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V66755-S11861

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF PLAYA HOTELS & RESORTS N.V.

The undersigned hereby appoints Paul van der Bijl, independent civil law notary, and Daan Hagelstein, independent deputy civil law notary, working with NautaDutilh N.V., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Playa Hotels & Resorts N.V. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Extraordinary General Meeting of Shareholders of the Company to be held on April 17, 2025 or any adjournment thereof, with all powers which the undersigned would possess if present at the Extraordinary General Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side